UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
Check the appropriate box:
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Preliminary Information Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

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Definitive Information Statement

Laureate Education, Inc.

(Name of Registrant as Specified in Its Charter)
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Fee computed below per Exchange Act Rules 14c-5(g) and 0-11

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
Proposed maximum aggregate value of transaction:
$1,480,000,000. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001091 by the foregoing amount.

(5)
Total fee paid:
$161,468

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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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PRELIMINARY COPY — SUBJECT TO COMPLETION
Laureate Education, Inc.
650 South Exeter Street
Baltimore, Maryland 21202
NOTICE OF WRITTEN CONSENT
AND
INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
To our Stockholders:
This notice of written consent and information statement is being furnished to the stockholders of Laureate Education, Inc., a Delaware public benefit corporation(“Laureate”), in connection with the Membership Interest Purchase Agreement, dated as of September 11, 2020, by and among Adtalem Global Education Inc., a Delaware corporation (“Adtalem”) and Laureate (the “Purchase Agreement”), a copy of which is attached as Annex A to this information statement. Pursuant to the terms, and subject to the conditions, of the Purchase Agreement, Laureate agreed to sell all of the issued and outstanding limited liability company interests of Walden e-Learning, LLC, a Delaware limited liability company (“Walden”) and a wholly owned subsidiary of Laureate, to Adtalem (the “Contemplated Transaction”) for an aggregate base consideration of $1,480,000,000, subject to certain adjustments as set forth in the Purchase Agreement (the “Transaction Consideration”), all as described in the attached information statement. The proceeds from the Contemplated Transaction are payable solely to Laureate. You, as a common stockholder, will not receive any Transaction Consideration directly if the Contemplated Transaction is consummated.
On January 27, 2020, Laureate issued a press release in which it announced that (i) Laureate’s board of directors (the “Board”) had authorized Laureate to explore strategic alternatives for each of its businesses in order to maximize stockholder value (the “Strategic Alternative Process”) and (ii) as part of the Strategic Alternative Process, Laureate sought to evaluate all potential options for its businesses, including sales, spin-offs or business combinations.
On September 10, 2020, after consideration of and balancing the pecuniary interests of the stockholders of Laureate, those materially affected by Laureate’s conduct and the specific public benefits identified in Laureate’s amended and restated certificate of incorporation (the “Certificate of Incorporation”), the Board unanimously (i) determined that the Purchase Agreement and the consummation of the Contemplated Transaction are in the best interests of Laureate, Laureate’s stockholders, those materially affected by Laureate’s conduct and the specific public benefits identified in the Certificate of Incorporation, (ii) approved and adopted in all respects the Purchase Agreement and the Contemplated Transaction, (iii) determined that the Contemplated Transaction, taken together with other asset sales approved by the Board following Laureate’s January 27, 2020 announcement and up to and including the September 10, 2020 meeting of the Board, constituted a sale of substantially all of Laureate’s assets under Section 271 of the Delaware General Corporation Law (the “DGCL”), (iv) resolved that that the Contemplated Transaction, taken together with the aforementioned asset sales, and the Purchase Agreement be submitted to the stockholders of Laureate for approval, adoption and ratification thereof pursuant to Section 271 of the DGCL, (v) resolved to recommend that the stockholders of Laureate approve, adopt and ratify the Contemplated Transaction, taken together with the aforementioned asset sales, and the Purchase Agreement pursuant to a written consent in lieu of a meeting of the stockholders, and (vi) approved and authorized in all respects the approval, adoption and ratification of the Contemplated Transaction, taken together with the aforementioned asset sales, and the Purchase Agreement by stockholders of Laureate pursuant to a written consent in lieu of a meeting of the stockholders holding a majority of the voting power represented by the outstanding shares of Class A common stock and Class B common stock of Laureate, voting as a single class.
Under Section 271 of the DGCL and our organizational documents, the approval of the Contemplated Transaction, taken together with other asset sales approved by the Board following Laureate’s January 27,

2020 announcement and up to and including the September 10, 2020 meeting of the Board, required approval by the holders of a majority of the voting power represented by the outstanding shares of Class A common stock and Class B common stock of Laureate, voting together as a single class.
On September 11, 2020, prior to the execution and delivery of the Purchase Agreement, Wengen Alberta, Limited Partnership (“Wengen”) and certain investment funds and other investors affiliated with or managed by Kohlberg Kravis Roberts & Co. L.P. and Snow Phipps Group, LLC, being the holders of a number of shares of Class A common stock and Class B common stock constituting a majority in voting power of the outstanding shares of Class A common stock and Class B common stock of Laureate, voting together as a single class, executed and delivered a written consent (the “Written Consent”), irrevocably approving the Purchase Agreement (as it may be amended from time to time), the ancillary documents and the transactions contemplated thereby, and the Contemplated Transaction, together with other asset sales approved by the Board following Laureate’s January 27, 2020 announcement and up to and including the September 10, 2020 meeting of the Board, for purposes of Section 271 of the DGCL. The Written Consent became effective (a) immediately after the effectiveness of the approval by the Board of the Purchase Agreement and of the Written Consent; and (b) prior to the execution of the Purchase Agreement, in accordance with Section 228(c) of the DGCL. As a result, no further action by any Laureate stockholder is required under applicable law or under the Purchase Agreement (or otherwise) to adopt the Purchase Agreement or approve the Contemplated Transaction, and Laureate will not be soliciting your vote for or consent to the adoption of the Purchase Agreement or the approval of the Contemplated Transaction and will not call a stockholders’ meeting for purposes of voting on the adoption of the Purchase Agreement or the approval of the Contemplated Transaction. This notice and the accompanying information statement shall constitute notice from Laureate to you of the Written Consent contemplated by Section 228(e) of the DGCL.
BY ORDER OF THE BOARD OF DIRECTORS,
Kenneth W. Freeman Chairman of the Board of Directors	Eilif Serck-Hanssen President and Chief Executive Officer
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Contemplated Transaction, passed upon the fairness of the Contemplated Transaction or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.
This information statement is dated [      ], 2020 and is first being mailed to stockholders on or about [      ], 2020.

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SUMMARY
This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To fully understand the Contemplated Transaction (as defined herein) contemplated by the Purchase Agreement (as defined herein) and for a more complete description of the legal terms of the Purchase Agreement, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “Laureate,” “we,” “us” and “our” refer to Laureate Education, Inc. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. This information statement is dated [      ], 2020 and is first being mailed to our stockholders on or about [      ], 2020.
All references in this information statement to:
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“Board” mean “Board” as defined in the notice to which this information statement is attached;

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“Certificate of Incorporation” mean “Certificate of Incorporation” as defined in the notice to which this information statement is attached;

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“Contemplated Transaction” mean “Contemplated Transaction” as defined in the notice to which this information statement is attached;

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“DGCL” mean “DGCL” as defined in the notice to which this information statement is attached;

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“DOE” mean the United States Department of Education and any successor agency administering student financial assistance under Title IV of the U.S. Higher Education Act;

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“DOE Preacquisition Response” mean a response issued by the DOE to Walden University (defined below) following the DOE’s comprehensive review of the DOE preacquisition application, which shall not indicate, as a condition to the issuance of the PPA following the closing, that the DOE intends to: (a) require Walden University to post a letter of credit in an amount in excess of 25% of the Title IV program funding received by Walden University in its most recently completed fiscal year; (b) restrict the ability of Walden University to add new locations, add new educational programs or modify its existing educational programs for a period that is longer than required for the DOE to review and accept Walden University’s financial statements and Title IV compliance audit covering one complete fiscal year of Walden University’s uninterrupted Title IV program participation, with such fiscal year being the first full fiscal year following the date of the issuance by the DOE of the temporary PPA; (c) require Walden University to limit enrollment levels for Title IV eligible students of Walden University programs for a period that is longer than required for the DOE to review and accept Walden University’s financial statements and Title IV compliance audit covering one complete fiscal year of Walden University’s uninterrupted Title IV program participation, with such fiscal year being the first full fiscal year following the date of the issuance by the DOE of the temporary PPA; (d) impose conditions on Adtalem’s existing Title IV eligible institutions (which, for purposes of this part (d) and (e) of this definition, excludes Walden University) (the “Adtalem Legacy Group”), as a consequence of the acquisition of Walden University, such as restrictions on the ability to add new locations, new educational programs, or modify existing educational programs, limit enrollment levels for Title IV eligible students of the Adtalem Legacy Group Title IV eligible programs; or (e) post a letter(s) of credit in excess of 15% of the Title IV program funding received by the Adtalem Legacy Group, in its most recently completed fiscal year;

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“Educational Approval” mean any material license, permit, consent, authorization, certification, written formal grant of exemption, accreditation, registration, or similar approval, issued or required to be issued by an educational agency, including any such approval necessary for: (a) Walden University to operate and offer its educational programs in all states in which it operates or is required to be authorized, including through online or distance education delivery method; and (b) for Walden University to participate in any program of student financial assistance offered by such educational agency, but excluding any license for persons engaged in recruiting or similar approval issued with respect to Walden University’s employees;

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“Educational Consents” mean any consent required to be made with or obtained from, or, in the case of a notice, delivered to, any educational agency with regard to the Contemplated Transaction, whether required to be obtained, made or, in the case of a notice, delivered prior to or after the closing, which is necessary under applicable educational laws in order to maintain or continue any educational approval presently held by Walden University;

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“Laureate” mean “Laureate” as defined in the notice to which this information statement is attached;

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“Laureate Disclosure Schedule” mean the disclosure schedule delivered by Laureate in connection with the Purchase Agreement;

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“PPA” mean a program participation agreement issued to Walden University and countersigned by or on behalf of the Secretary of the DOE evidencing the DOE’s certification of Walden University to participate in the Title IV programs, which may include on a temporary or provisional basis;

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“Pre-Closing Educational Consents” mean those Educational Consents which, pursuant to applicable educational law, shall be effectuated, obtained, made or, in the case of a notice, delivered, as applicable, prior to the closing, identified as such on the Laureate Disclosure Schedule;

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“Purchase Agreement” mean “Purchase Agreement” as defined in the notice to which this information statement is attached;

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“Transaction Consideration” mean “Transaction Consideration” as defined in the notice to which this information statement is attached;

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“Walden” mean Walden e-Learning, LLC, a Delaware limited liability company;

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“Walden Business” mean the business conducted by the Walden Group;

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“Walden Group” mean Walden and any subsidiary of Walden;

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“Walden University” mean Walden University, LLC, a Florida limited liability company, and the institution of higher education owned and operated by the Walden Group as Walden University; and

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“Written Consent” mean “Written Consent” as defined in the notice to which this information statement is attached.

The Parties to the Purchase Agreement (page 13)
Laureate.   Laureate and its subsidiaries provide higher education programs and services to students through an international portfolio of universities and higher education institutions. Laureate’s programs are provided through institutions that are campus-based and internet-based, or through electronically distributed educational programs (online). In response to the COVID-19 pandemic, Laureate has temporarily transitioned the educational delivery method at most of its campus-based institutions to be online and is leveraging its existing technologies and learning platforms to serve students outside of the traditional classroom setting. Laureate is domiciled in Delaware as a public benefit corporation, a demonstration of its long-term commitment to its mission to benefit its students and society. Laureate completed its initial public offering (IPO) on February 6, 2017 and its shares are listed on the Nasdaq Global Select Market under the symbol “LAUR.” Laureate’s executive offices are located at 650 South Exeter Street, Baltimore, Maryland, 21202, and the telephone number is (410) 843-6100.
Laureate directly owns all of the issued and outstanding limited liability interests (the “Interests”) of Walden. Walden owns all of the issued and outstanding limited liability company interests of Walden University, which is a regionally accredited higher education institution in the United States offering online doctoral, master’s, bachelor’s, and graduate certificate programs.
Adtalem.   Adtalem Global Education Inc., together with its subsidiaries (collectively referred to herein as “Adtalem”), is a leading workforce solutions provider. The purpose of Adtalem is to empower students and members to achieve their goals, find success, and make inspiring contributions to the global community. Adtalem’s institutions and companies offer a wide array of programs across medical and healthcare and financial services. Adtalem’s vision is to create a dynamic global community of lifelong learners who improve the world. Adtalem aims to create value for society and its stakeholders by offering responsive educational programs that are supported by exceptional services to its students and delivered with integrity and accountability. Adtalem is the parent organization of Chamberlain University, Ross University School of Medicine and Ross University School of Veterinary Medicine, American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, EduPristine and OnCourse Learning. Adtalem’s executive offices are located at 500 West Monroe Street, Chicago, Illinois, 60661, and the telephone number is (866) 374-2678.
The Contemplated Transaction (page 14)
On September 11, 2020, Laureate entered into the Purchase Agreement with Adtalem, pursuant to which Laureate agreed to sell all of the Interests to Adtalem for an aggregate base consideration of $1,480,000,000 in cash, subject to certain adjustments as set forth in the Purchase Agreement.
The boards of directors of Laureate, Walden and Adtalem have unanimously approved the Contemplated Transaction. The closing of the Contemplated Transaction is expected to occur towards the end of 2021. The Contemplated Transaction is subject to certain closing conditions, including regulatory approval by the DOE and the Higher Learning Commission (the “HLC”), as discussed in “The Purchase Agreement — Conditions to Consummation of the Contemplated Transaction” beginning on page 61.
Reasons for the Contemplated Transaction (page 31)
After consideration of various factors as discussed in “The Contemplated Transaction — Reasons for the Contemplated Transaction” beginning on page 31, the Board, after consultation with its financial advisors and its legal counsel, unanimously determined that the Purchase Agreement and the Contemplated Transaction is advisable and in the best interests of Laureate, its stockholders, those materially affected by Laureate’s conduct and the specific public benefits identified in the Certificate of Incorporation, and approved the Purchase Agreement and the Contemplated Transaction.
Required Stockholder Approval for the Contemplated Transaction (page 35)
Under Section 271 of the DGCL and our organizational documents, the approval of the Contemplated Transaction, taken together with other asset sales approved by the Board following Laureate’s January 27, 2020 announcement that Laureate was seeking to evaluate all potential options for its businesses, including sales, spin-offs or business combinations, and up to and including the September 10, 2020 meeting of the Board, required the affirmative vote or written consent of the holders of a majority of the voting power represented by the outstanding shares of Class A common stock and Class B common stock of Laureate, voting together as a single class. Prior to the execution of the Purchase Agreement, Wengen and certain investment funds and other investors affiliated with or managed by Kohlberg Kravis Roberts & Co. L.P. and Snow Phipps Group, LLC (collectively, the “Majority Stockholders”), which together on such date beneficially owned 10,356,650 shares of Class A common stock and 56,861,333 shares of Class B common stock, representing a majority in voting power of the outstanding shares of Class A common stock and Class B common stock of Laureate, voting together as a single class, executed and delivered the Written Consent, irrevocably approving the Purchase Agreement (as it may be amended from time to time), the ancillary documents and the transactions contemplated thereby, and the Contemplated Transaction, together with other asset sales approved by the Board following Laureate’s January 27, 2020 announcement and up to and including the September 10, 2020 meeting of the Board, for purposes of Section 271 of the DGCL. No further action by any Laureate stockholder is required under applicable law or under the Purchase Agreement (or otherwise) to adopt the Purchase Agreement or approve the Contemplated Transaction. As a result, Laureate is not soliciting your vote for the adoption of the Purchase Agreement or the approval of the Contemplated Transaction and will not call a stockholders’ meeting for purposes of voting on the adoption of the Purchase Agreement or the approval of the Contemplated Transaction. No action by the stockholders of Adtalem is required to consummate the Contemplated Transaction.
When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto shall constitute notice from Laureate to you of the Written Consent as required by Section 228(e) of the DGCL.

In accordance with Rule 14c-2 of the Exchange Act of 1934, as amended (the “Exchange Act”), the Contemplated Transaction may not be completed until 20 calendar days after the date of mailing this information statement to Laureate’s stockholders. Therefore, notwithstanding the execution and delivery of the Written Consent, the Contemplated Transaction will not occur until that time has elapsed. However, there can be no assurance that the Contemplated Transaction will be consummated at that time, or at all.
Use of Proceeds (page 35)
Assuming that the Contemplated Transaction is consummated in accordance with the terms of the Purchase Agreement, Laureate intends to use substantially all of the after-tax proceeds for general corporate purposes, which may include repayment of certain indebtedness and return of capital to stockholders.
Opinion of Goldman Sachs & Co. LLC (page 35)
At a meeting of the Board, Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered its oral opinion to the Board, subsequently confirmed in writing by delivery of a written opinion to the Board dated September 11, 2020, that, as of the date of the written opinion, and based upon and subject to the factors and assumptions set forth therein, the Transaction Consideration to be paid to Laureate for all of the issued and outstanding Interests pursuant to the Purchase Agreement was fair from a financial point of view to Laureate.
The full text of the written opinion of Goldman Sachs, dated September 11, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this information statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Contemplated Transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Laureate’s capital stock should vote with respect to the Contemplated Transaction or any other matter. Pursuant to an engagement letter between Laureate and Goldman Sachs, Laureate has agreed to pay Goldman Sachs for its services in connection with the Contemplated Transaction a transaction fee currently estimated to be $10,360,000, which is contingent upon consummation of the Contemplated Transaction. In connection with the engagement, Laureate also engaged Goldman Sachs with respect to sales of the ANZ business, the Brazil business and the Chile institutions (as defined and discussed in “The Contemplated Transaction — Background of the Contemplated Transaction” beginning on page 14). Laureate has paid Goldman Sachs a transaction fee for its services in connection with the sale of the Chile institutions and has agreed to pay Goldman Sachs a transaction fee for its services in connection with each of the sales of the ANZ business and the Brazil business, which are contingent on the consummation of each of the sales. The aggregate amount of the transaction fee for all three sales is currently estimated to be $14,360,000. Goldman Sachs is also entitled to a potential incentive transaction fee ranging from 0.00% to 0.60% of the aggregate consideration paid in connection with certain completed transactions, including the Contemplated Transaction. However, the payment of the incentive fee is subject to various quantitative factors and contingencies, and as of [      ], Goldman Sachs is not entitled to any such incentive transaction fee. In connection with the consummation of the transaction involving the Brazil business, Laureate is evaluating one or more contingent derivative transactions to hedge all or a portion of the currency risk associated with such transaction, which Laureate may enter into with Goldman Sachs or with another counterparty. In the event that Laureate enters into such derivative transactions with Goldman Sachs, Goldman Sachs may receive certain compensation from Laureate and have other economics in connection with acting as counterparty.
Financing (page 43)
In connection with its entry into the Purchase Agreement, Adtalem entered into a commitment letter, dated September 11, 2020 (the “Commitment Letter”), with Morgan Stanley Senior Funding, Inc. (“MSSF”), Barclays Bank PLC (“Barclays”), Credit Suisse AG, Cayman Islands Branch (“CS”) and Credit Suisse Loan Funding LLC (“CSLF” and, together with CS and their respective affiliates, “Credit Suisse”) and MUFG Bank, Ltd. (“MUFG,” together with MSSF, Barclays and Credit Suisse, the “Commitment Parties”), pursuant to which and subject to the terms and conditions set forth therein, the Commitment Parties have agreed to provide (i)(A) a senior secured term loan facility in an aggregate principal amount of $1,000,000,000

(the “Term Facility”) and (B) a senior secured revolving loan facility in an aggregate commitment amount of $400,000,000 (the “Revolving Facility”) and (ii) a senior secured bridge term loan credit facility in an aggregate principal amount of up to $650,000,000 (the “Bridge Facility” and, together with the Term Facility and the Revolving Facility, the “Facilities”) to the extent one or more series of senior secured notes pursuant to a Rule 144A offering or other private placement in an aggregate principal amount of $650,000,000 are not issued (in escrow or otherwise) prior to the consummation of the Contemplated Transaction. The proceeds from the Facilities will be used, among other things, to finance the Contemplated Transaction, refinance Adtalem’s existing credit agreement, pay fees and expenses related to the Contemplated Transaction and, in the case of the Revolving Facility, to finance ongoing working capital and general corporate purposes. The commitments under the Commitment Letter are subject to customary closing conditions. The obligation of Adtalem to complete the Contemplated Transaction is not subject to any financing condition.
The Purchase Agreement (page 50)
Conditions to Consummation of the Contemplated Transaction (page 61)
The obligation of each party to consummate the Contemplated Transaction is subject to the satisfaction or, to the extent not prohibited by applicable law, waiver, as of the closing of the Contemplated Transaction of the following conditions:
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the termination or expiration of any applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) relating to the consummation of the Contemplated Transaction and a specified foreign filing;

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receipt of the DOE Preacquisition Response and certain Pre-Closing Educational Consents;

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the absence of any order, injunction or judgment by a court of competent jurisdiction or any governmental entity having jurisdiction over any party thereto and the absence of any applicable law or other legal restraint, injunction or prohibition that makes consummation of the Contemplated Transaction illegal or otherwise prohibited; and

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the mailing of this information statement to Laureate stockholders at least twenty (20) days prior to the date of the closing of the Contemplated Transaction.

The obligation of Adtalem to consummate the Contemplated Transaction is further subject to satisfaction or, to the extent not prohibited by applicable law, waiver, as of the closing of the Contemplated Transaction of, among other things, the following additional conditions:
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the representations and warranties of Laureate are true and correct as of the date of the Purchase Agreement and as of the Effective Time in the manner described under “The Purchase Agreement — Conditions to Consummation of the Contemplated Transaction” beginning on page  61;

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Laureate has performed and complied with, in all material respects, all agreements, covenants and obligations required by the Purchase Agreement to be performed or complied with by it prior to or at the time of the consummation of the Contemplated Transaction;

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the absence of, since the date of the Purchase Agreement, a Material Adverse Effect (as defined in “The Purchase Agreement — Representations and Warranties” beginning on page 51 and in the Purchase Agreement);

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the receipt by Adtalem of a certificate signed by an executive officer of Laureate on behalf of Laureate stating that each of the conditions specified above has been satisfied;

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(i) Walden University will not have lost or withdrawn from its participation in Title IV programs; and (ii) certain Pre-Closing Educational Consents will have been obtained or made; and

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each member of the Walden Group and all assets held by the Walden Group will be irrevocably released from any and all obligations (including guarantees) and liens under certain existing indebtedness of Laureate.

The obligation of Laureate to consummate the Contemplated Transaction is further subject to satisfaction or, to the extent not prohibited by applicable law, waiver, as of the closing of the Contemplated Transaction of, among other things, the following additional conditions:
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each of the fundamental representations of Adtalem relating to the organization, authority, execution and delivery, enforceability and brokers of Adtalem will be true and correct in all respects as of the date of the Purchase Agreement and as of the closing as though made on and as of the closing (except that those representations and warranties that expressly relate to a particular date need only be so true and correct as of such date), except for any failure to be so true and correct that is de minimis in nature;

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the representations and warranties of Adtalem contained in the Purchase Agreement that are not described in the bullet point above will be true and correct (without giving effect to any limitation as to “materiality”) as of the date of the Purchase Agreement and as of the closing as though made on and as of the closing (except that those representations and warranties that expressly relate to a particular date need only be so true and correct as of such date), except, in the case of this bullet point, to the extent that the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially and adversely affect Adtalem’s ability to perform its obligations under the Purchase Agreement or consummate the Contemplated Transaction;

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Adtalem will have performed and complied with, in all material respects, all agreements, covenants and obligations required by the Purchase Agreement to be performed or complied with by it prior to or at the time of the consummation of the Contemplated Transaction; and

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the receipt by Laureate of a certificate signed by an executive officer of Adtalem on behalf of Adtalem stating that each of the conditions specified above has been satisfied.

Termination (page 62)
The Purchase Agreement may be terminated at any time prior to the consummation of the Contemplated Transaction by the mutual written consent of Adtalem and Laureate.
In addition, the Purchase Agreement may be terminated by either Laureate or Adtalem:
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if the closing has not occurred on or prior to March 11, 2022;

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if consummation of the Contemplated Transaction would violate any non-appealable final law or judgment of any governmental authority; or

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if the DOE issues a written response to the DOE preacquisition application following the completion of the DOE’s comprehensive review, which written response affirmatively states that the PPA approving the change of ownership will not be issued following the closing and such statement is not qualified or conditions and such written response has not been withdrawn or superseded by a subsequent written response that does not contains such statement.

The Purchase Agreement also may be terminated by Adtalem:
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if Laureate has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Purchase Agreement in a manner such that the conditions to Adtalem’s obligations to consummate the closing would not be satisfied and is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by Adtalem (or, if earlier, by March 11, 2022); provided that Adtalem is not in breach of any representations, warranties, covenants or other agreements contained in the Purchase Agreement in a manner such that the conditions to Laureate’s obligations to consummate the closing would not be satisfied; or

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if the DOE issues a written response to the DOE preacquisition application following the completion of the DOE’s comprehensive review setting forth any terms or conditions to the issuance of the PPA approving the change of ownership following the closing, which contains a burdensome condition; provided that Adtalem has used reasonable best efforts to resolve, eliminate, mitigate or reduce the impact of such condition prior to March 11, 2022.

The Purchase Agreement also may be terminated by Laureate:
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if Adtalem has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Purchase Agreement in a manner such that the conditions to Laureate’s obligations to consummate the closing would not be satisfied and is not curable or, if curable, is not cured within thirty (30) calendar days after written notice thereof is given by Laureate (or, if earlier, by March 11, 2022); provided that Laureate is not in breach of any representations, warranties, covenants or other agreements contained in the Purchase Agreement in a manner such that the conditions to Laureate’s obligations to consummate the closing would not be satisfied; or

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if all of the conditions to Adtalem’s and Laureate’s obligations to consummate the closing have been satisfied or waived and Adtalem fails to consummate the closing within two business days following the date the closing should have occurred; provided that Laureate has irrevocably confirmed by written notice to Adtalem that all conditions have been satisfied or waived and Laureate is ready, willing and able to consummate the closing and Adtalem fails to consummate the closing by the later of five business days after delivery of such notice and the earliest date the closing would have occurred.

Termination Fee (page 64)
Adtalem will pay Laureate (or its designee) a non-refundable termination fee of $88,800,000 in cash by wire transfer of immediately available funds (the “Termination Fee”) under the following circumstances:
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termination by Laureate for a material uncured breach by Adtalem that causes the failure of the closing conditions, subject to certain exceptions;

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termination by Laureate because Adtalem fails to close when conditions to closing have been satisfied, including if Adtalem’s financing sources fail to fund when Adtalem is required to close, subject to certain exceptions;

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termination by Adtalem on March 11, 2022 when obtaining the DOE Preacquisition Response is the only outstanding condition and the DOE has responded but not rejected the Contemplated Transaction (although no Termination Fee is payable if the DOE fails to respond by March 11, 2022 or affirmatively rejects the Contemplated Transaction), subject to certain exceptions; or

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termination by Adtalem if the DOE’s response to the comprehensive review imposes regulatory conditions in excess of specified thresholds that Adtalem is obligated to accept, subject to certain exceptions.

A more detailed description of the Termination Fee is provided in “The Purchase Agreement — Termination Fee and Expenses” beginning on page 64.
Interests of Our Directors and Executive Officers in the Contemplated Transaction (page 43)
You should be aware that executive officers and directors of Laureate have interests in the Contemplated Transaction that may be different from, or in addition to, the interests of Laureate stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Contemplated Transaction. These interests are described below in “The Contemplated Transaction —Interests of Our Directors and Executive Officers in the Contemplated Transaction” beginning on page 43.
United States Federal Income Tax Consequences of the Contemplated Transaction (page 48)
The Contemplated Transaction is not expected to result in any U.S. federal income tax consequences to Laureate’s stockholders. The Contemplated Transaction is expected to be treated as a taxable sale by Laureate, and Laureate is expected to recognize taxable gain on the sale. See “The Contemplated Transaction — Material U.S. Federal Income Tax Consequences of the Contemplated Transaction” beginning on page 48.
Educational and Regulatory Approvals (page 48)
Adtalem and Laureate are also required to use reasonable best efforts to obtain certain Pre-Closing Educational Consents necessary for the Contemplated Transaction. Under the HSR Act and related rules,

certain transactions, including the Contemplated Transaction, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies.
A more detailed description of the Regulatory and Educational Approvals is provided in “The Purchase Agreement — Regulatory Filings; Educational Approvals; Efforts” beginning on page 57.

QUESTIONS AND ANSWERS ABOUT THE CONTEMPLATED TRANSACTION
The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Purchase Agreement and the Contemplated Transaction. These questions and answers may not address all questions that may be important to you as a Laureate stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this information statement, without charge by following the instructions in “Where You Can Find More Information” beginning on page 75.
Q:
What is the Contemplated Transaction and what effects will it have on Laureate?

A:
The Contemplated Transaction is the sale of Walden by Laureate to Adtalem pursuant to the Purchase Agreement, including the transactions contemplated thereby. Once the closing conditions under the Purchase Agreement have been satisfied or waived and subject to the other terms and conditions in the Purchase Agreement, Adtalem will acquire Walden.

Q:
What will I receive in the Contemplated Transaction?

A:
The proceeds from the Contemplated Transaction are payable solely to Laureate as the seller of Walden. You, as a common stockholder, will not receive any proceeds directly if the Contemplated Transaction is consummated. Assuming that the Contemplated Transaction is consummated in accordance with the terms of the Purchase Agreement, Laureate intends to use substantially all of the after-tax proceeds for general corporate purposes, which may include repayment of certain indebtedness and return of capital to stockholders.

Q:
When do you expect the Contemplated Transaction to be completed?

A:
The closing of the Contemplated Transaction is expected to occur towards the end of 2021. The Contemplated Transaction is subject to customary closing conditions, including regulatory approval by the DOE and the HLC, as described under “The Purchase Agreement — Conditions to Consummation of the Contemplated Transaction” beginning on page 61.

Q:
Why am I not being asked to vote on the Contemplated Transaction?

A:
Applicable Delaware law and the Purchase Agreement require that the sale of all or substantially all of Laureate’s assets and the adoption of the Purchase Agreement be approved by the affirmative vote or written consent of the holders of a majority of the voting power represented by the outstanding shares of Class A common stock and Class B common stock of Laureate, voting together as a single class. Laureate’s Certificate of Incorporation permits stockholders to act by written consent in certain circumstances, including in connection with the approval of transactions such as the Contemplated Transaction that have been previously approved by the affirmative vote of directors constituting a majority of the entire Board. The requisite stockholder approval was obtained immediately prior to the execution of the Purchase Agreement on September 11, 2020, when the Written Consent was delivered by the Majority Stockholders, who collectively constitute the holders of a majority of the voting power represented by the outstanding shares of Class A common stock and Class B common stock of Laureate, voting together as a single class, which consent approved the Purchase Agreement, the ancillary documents and the transactions contemplated thereby, the Contemplated Transaction and, together with other asset sales approved by the Board following Laureate’s January 27, 2020 announcement and up to and including the September 10, 2020 meeting, the sale of all or substantially all of Laureate’s assets for purposes of Section 271 of the DGCL. Therefore, your vote or consent is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:
Why did I receive this information statement?

A:
Applicable laws and securities regulations require us to provide you with notice of the Written Consent that was delivered by the Majority Stockholders, as well as other information regarding the

Contemplated Transaction, even though your vote or consent is neither required nor requested to adopt or authorize the Purchase Agreement or the Contemplated Transaction.
Q:
Did the Board approve and recommend the Purchase Agreement?

A:
Yes. After careful consideration, the Board unanimously (i) determined and resolved that the Purchase Agreement and the consummation of the Contemplated Transaction, are in the best interests of Laureate, its stockholders, those materially affected by Laureate’s conduct and the specific public benefits identified in Laureate’s Certificate of Incorporation, (ii) approved and adopted in all respects the Purchase Agreement and the Contemplated Transaction, (iii) determined that the Contemplated Transaction, taken together with other asset sales approved by the Board following Laureate’s January 27, 2020 announcement that Laureate was seeking to evaluate all potential options for its businesses, including sales, spin-offs or business combinations, and up to and including the September 10, 2020 meeting of the Board, constituted a sale of substantially all of Laureate’s assets under Section 271 of the DGCL, and (iv) determined and resolved to recommend that the holders of a majority of Laureate’s voting power represented by the outstanding shares of Class A common stock and Class B common stock of Laureate, voting as a single class, by written consent in lieu of a meeting of the stockholders, approve the Purchase Agreement, the Contemplated Transaction and the sale of all or substantially all of Laureate’s assets for purposes of the DGCL.

Q:
Is the Contemplated Transaction subject to the fulfillment of certain conditions?

A:
Yes. Before the Contemplated Transaction can be completed, several closing conditions must be satisfied or waived. If these conditions are not satisfied or waived, the Contemplated Transaction will not be completed. See “The Purchase Agreement — Conditions to Consummation of the Contemplated Transaction” beginning on page 61.

Q:
Am I entitled to exercise appraisal rights?

A:
No. Appraisal rights are not available to Laureate stockholders under Delaware law or its organizational documents in connection with the Contemplated Transaction.

Q:
What is householding and how does it affect me?

A:
The Securities and Exchange Commission (the “SEC”) permits companies to send a single set of certain disclosure documents to stockholders who share the same address and have the same last name, unless such stockholders have notified Laureate of their desire to receive multiple copies of this information statement. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies of this information statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to Laureate by phone at (866) 452-8732 or by mail to Laureate Education, Inc., 650 South Exeter Street, Baltimore, Maryland 21202-4382. We will promptly send additional copies of this information statement upon receipt of such request.
Q:
Where can I find more information about Laureate?

A:
We file periodic reports and other information with the SEC. This information is available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to “Where You Can Find More Information” beginning on page 75.

Q:
Who can help answer my other questions?

A:
If you have more questions about the Contemplated Transaction, please contact our Investor Relations Department at (866) 452-8732.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This information statement, and the documents to which we refer you in this information statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including, without limitation, statements regarding projections as described in “The Contemplated Transaction — Walden Forecasts” beginning on page 40, which are subject to the “safe harbor” created by those sections. These statements may be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “would,” “seeks,” “predicts,” “intends,” “plans,” “projects,” “estimates,” “anticipates” or the negative version of these words or other comparable words.
These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Accordingly, there are, or will be, important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. The forecasts by Laureate’s management and Walden’s management included in this information statement reflect assumptions and estimates by management of Laureate and Walden, many of which are driven by factors beyond the control of Laureate, and it can be expected that one or more of them will not materialize as expected or will vary significantly from actual results. Accordingly, you should not place undue reliance on these forecasts or any other forward-looking statements in this information statement, which are likewise subject to numerous uncertainties. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:
•
risks associated with transactions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation or regulations, education legislation or regulations, and other regulatory and third party consents and approvals;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Purchase Agreement;

•
the amount of the costs, fees, expenses and charges related to the Contemplated Transaction;

•
the risk that the Contemplated Transaction may not be completed in a timely manner or at all, which may adversely affect our business and the price of Laureate’s Class A common stock, being listed with and traded on Nasdaq (the “Laureate Common Stock”);

•
the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Purchase Agreement;

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the risk that we may be subject to litigation in connection with the Contemplated Transaction and the outcome thereof;

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the effect of the announcement of the Contemplated Transaction on our business relationships, operating results and business generally, including our ability to retain key employees;

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risks related to diverting management’s attention from our ongoing business operations;

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potential volatility in the capital markets and the impact on Adtalem’s ability to complete the financing necessary to consummate the Contemplated Transaction;

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failure or inability to implement growth strategies in a timely manner;

•
future levels of revenues being lower than expected and costs being higher than expected;

•
conditions affecting the industry generally, local and global political and economic conditions, conditions in the securities market that are less favorable than expected, and changes in the level of capital investment;

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certain presently unknown or unforeseen factors;

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the inability to obtain, renew or modify permits in a timely manner or comply with government regulations;

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failure or inability to satisfy the applicable standards or requirements to remain or become eligible to participate in U.S. federal and state student financial aid programs, particularly Title IV programs;

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the impact of any reduction in financial aid available to students, including active and retired military personnel, due to the U.S. government deficit reduction proposals, debt ceiling limitations, budget sequestration or otherwise;

•
changes in regulation of the U.S. education industry and eligibility of proprietary schools to participate in U.S. Federal student financial aid programs;

•
changes in Walden University’s enrollment or student mix;

•
the impact on student enrollments of the announcement of the proposed sale and general economic conditions;

•
failure to attract and retain key talent needed to achieve Walden’s business objectives; and

•
the impact of legislative, regulatory and competitive changes and other risk factors relating to the industry in which Laureate operates and other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2019, as updated in Part II, “Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q filed for our quarters ended March 31, 2020 and June 30, 2020.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments that we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the Contemplated Transaction or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE PARTIES TO THE PURCHASE AGREEMENT
Seller
Laureate Education, Inc.
650 South Exeter Street
Baltimore, Maryland 21202
Phone: (410) 843-6100
Laureate provides higher education programs and services to students through an international portfolio of universities and higher education institutions. Laureate’s programs are provided through institutions that are campus-based and internet-based, or through electronically distributed educational programs (online). In response to the COVID-19 pandemic, Laureate has temporarily transitioned the educational delivery method at most of its campus-based institutions to be online and is leveraging its existing technologies and learning platforms to serve students outside of the traditional classroom setting. Laureate is domiciled in Delaware as a public benefit corporation, a demonstration of its long-term commitment to its mission to benefit its students and society. Pursuant to the terms and subject to the conditions of the Purchase Agreement, Laureate will sell its subsidiary Walden University, which is a regionally accredited higher education institution in the United States offering online doctoral, master’s, bachelor’s, and graduate certificate programs. Additional information regarding Laureate is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 75.
Laureate Common Stock is listed with, and trades on, the Nasdaq Global Select Market under the symbol “LAUR.”
Purchaser
Adtalem Global Education Inc.
500 West Monroe Street
Chicago, Illinois 60661
Phone: (866) 374-2678
Adtalem is a leading workforce solutions provider. The purpose of Adtalem is to empower students and members to achieve their goals, find success, and make inspiring contributions to the global community. Adtalem’s institutions and companies offer a wide array of programs across medical and healthcare and financial services. Adtalem’s vision is to create a dynamic global community of lifelong learners who improve the world. Adtalem aims to create value for society and its stakeholders by offering responsive educational programs that are supported by exceptional services to its students and delivered with integrity and accountability. Adtalem is the parent organization of Chamberlain University, Ross University School of Medicine and Ross University School of Veterinary Medicine, American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, EduPristine and OnCourse Learning.
Shares of Adtalem’s common stock are listed with, and trade on, the NYSE under the symbol “ATGE.”

THE CONTEMPLATED TRANSACTION
Background of the Contemplated Transaction
The Board regularly reviews Laureate’s performance and evaluates strategic opportunities and alternatives available to Laureate and each of its businesses to maximize stockholder value.
On June 20, 2018, the Board held a special meeting with members of Laureate’s management in attendance to review and discuss, among other matters, Laureate’s asset portfolio. During that meeting, Mr. Eilif Serck-Hanssen, President and Chief Executive Officer, discussed, among other things, Laureate’s current and historical stock price levels and noted that, based on the analyses that Laureate’s management had conducted to date, Laureate’s stock price traded at a significant discount to the values that Laureate’s management attributed to Laureate’s individual business units and assets. Mr. Serck-Hanssen presented potential strategies and preliminary analyses to optimize Laureate’s portfolio that Laureate’s management believed would result in an increase of Laureate’s stock price over time and that were consistent with Laureate’s educational mission as a public benefit corporation. Such potential strategies included the potential sale of Laureate’s business units in Europe, the Middle East, Africa and Australia (referred to herein as “EMEAA”) and Central America, the continuation of Laureate’s businesses in Latin America and the evaluation of potential alternatives for the portion of Laureate’s business operating in the United States through its online education program division known as Walden University (referred to herein as “Walden University”). Following discussion, the Board directed Laureate’s management to, among other things, select and retain an investment bank as financial advisor to assist Laureate in connection with potential sale processes and accelerate the strategic analysis with respect to Walden University.
On September 11 and 12, 2018, the Board held regularly scheduled meetings with members of Laureate’s management, representatives of Laureate’s financial advisor and other outside consultants in attendance and established a special Divestiture Transaction Committee (referred to herein as the “Special Transaction Committee”) to advise Laureate’s management in connection with the evaluation of potential asset or equity divestitures by Laureate or its subsidiaries and to approve potential transactions involving Laureate’s EMEAA and Central American businesses subject to certain conditions, including to the extent the final terms and conditions of such divestitures were not inconsistent with information previously reviewed by the Board. Since its formation, the Special Transaction Committee has held numerous meetings, with members of Laureate’s management and representatives of Laureate’s financial and legal advisors and other outside consultants in attendance from time to time at the invitation of the Special Transaction Committee, to consider and discuss potential transactions involving Laureate’s businesses and assets and to evaluate other potential strategic alternatives available to Laureate regarding its business portfolio.
Over the following months in 2018, Laureate’s management developed strategies to exit its EMEAA and Central American businesses and, with the assistance of an outside consultant and financial advisor, considered potential strategies for Walden University, including a potential sale, a spin-off, a conversion into an online program management for a not-for-profit college, a taxable or tax-free reverse Morris trust or Morris trust transaction, a merger with other entities and maintenance of the status quo. During this time, Laureate’s management regularly updated the Board, including discussing the various strategies regarding Walden University and the universe of potentially interested partners for a transaction involving Walden University. Laureate, through its financial advisor, held preliminary discussions with a select group of parties who might potentially be interested in exploring a transaction with Laureate regarding Walden University, including one strategic partner (referred to herein as “Party A”).
On January 16, 2019, the Board held a meeting with management and representatives of Laureate’s financial advisor and other outside consultants in attendance to continue to discuss, among other matters, strategic alternatives with respect to Walden University. Mr. Serck-Hanssen first reviewed with the Board the performance and results of operations of Walden University in 2017 and 2018 and compared Walden University’s performance with the performance of U.S. online education institutions more generally. Mr. Serck-Hanssen noted that Walden University had generally performed better than the broader for-profit online education industry. Mr. Serck-Hanssen reminded the Board that Laureate’s management, with the assistance of an outside consultant, had begun evaluating potential strategic alternatives with respect to Walden University because of, among other reasons, a potential decline in the for-profit online education market due, in part, to increased competition from not-for-profit institutions and online program management providers and the perceived uncertainty regarding the federal regulatory environment in the coming years. Following discussion, Mr. Serck-Hanssen reviewed with the Board certain strategic alternatives, including a potential sale to a strategic partner or financial sponsor, a possible business combination with Party A or a spin-off of Walden University. Mr. Serck-Hanssen noted that, for various reasons, a potential spin-off of Walden University and subsequent business combination with Party A appeared preferable because of its potential to create meaningful cost and revenue synergies that could provide attractive value for stockholders of Laureate and Party A and that were consistent with Laureate’s educational mission as a public benefit corporation. After engaging in a discussion of the matters presented by Mr. Serck-Hanssen, the Board determined that it would not be in the best interest of Laureate or its stockholders to engage in a divestiture or business combination transaction involving Walden University at that time and directed Mr. Serck-Hanssen and Laureate’s management to continue to monitor any changes in market or other conditions that might lead to a different conclusion.
On May 21 and 22, 2019, the Board held regularly scheduled meetings with members of Laureate’s management and representatives of Goldman Sachs, which had acted as a financial advisor to Laureate in connection with sale of certain institutions in Spain and Portugal, and Laureate’s outside counsel in attendance. During this meeting, the Board discussed with the representatives of Goldman Sachs and Laureate’s management, among other matters, certain potential near-term actions and strategic alternatives regarding Laureate’s business portfolio that could be available. Among certain other near-term actions, the Board discussed that a potential sale of Laureate’s business operations in Australia and New Zealand (referred to herein as the “ANZ business”) could, in addition to previous and pending divestitures, further simplify and optimize Laureate’s asset portfolio. The Board also discussed the financial merits of owning both Walden University and the Latin American business and the potential benefits of divesting each, noting, among other things, that Adtalem could potentially be interested in acquiring Walden University. After the representatives of Goldman Sachs and Laureate’s outside counsel left the meeting, the Board continued to discuss the foregoing and other matters. Following discussion, the Board determined to explore the possible sale of some assets in Latin America and to seek further analyses on various strategic matters, including related to Walden University and the ANZ and Latin American businesses.
On July 9, 2019, Laureate formally engaged Goldman Sachs as its financial advisor in connection with evaluating possible strategic alternatives.
On July 17, 2019, the Board held a regularly scheduled meeting with members of Laureate’s management and representatives of Goldman Sachs in attendance. The Board discussed with the Goldman Sachs representatives and Laureate’s management potential sales by Laureate of the ANZ business and Laureate’s business operations in a Latin American country, including Laureate’s key objectives in such sales, certain preliminary valuation-related matters, the impact of such sales on Laureate’s stakeholders, the universe of potential acquirors for each of the ANZ business and such Latin American business and, regarding a potential sale of the ANZ business, certain regulatory considerations and a potential strategy for communications with certain key stakeholders. After discussing the foregoing matters, the Board directed Goldman Sachs and Laureate’s management to prepare for the possibility of potential transactions, including by preparing for due diligence and engaging with potential purchasers at the appropriate time. The Goldman Sachs representatives then reviewed with the Board certain strategic alternatives for Walden University, including an expression of interest by Adtalem to explore the possibility of acquiring Walden University in an all-stock transaction. Goldman Sachs noted, among other things, that in its expression of interest, Adtalem had indicated that it was interested in an acquisition only of Walden University, and the Board discussed that, to facilitate such a transaction, Laureate would likely have to divest its other business operations through a spin-off, sale or other transactions. The Board then discussed, among other things, potential transaction structures, the impact on stakeholders, the possible tax consequences, the universe of potentially interested acquirors and certain valuation-related considerations. Following further discussion, the Board directed Goldman Sachs and Laureate’s management to engage in preliminary discussions with Adtalem regarding a potential transaction involving Walden University and to conduct an analysis of possible transaction structures, including a spin-off of Laureate’s Latin American businesses.
On August 6, 2019, HOPE Education Group Co., Ltd. (referred to herein as “HOPE”) submitted a non-binding offer for the acquisition of Laureate’s assets in Malaysia (referred to herein as the “Malaysia business”) for $160 million.

On August 23, 2019, another party (referred to herein as “Party B”) submitted a non-binding offer for the acquisition of the Malaysia business at a purchase price in the range between $112 million and $140 million. On the same day, a financial sponsor submitted a non-binding offer for the acquisition of the Malaysia business at a purchase price of $107 million.
On September 10 and 11, 2019, the Board held regularly scheduled meetings with members of Laureate’s management, representatives of Goldman Sachs and Laureate’s outside counsel in attendance. Mr. Serck-Hanssen and another member of Laureate’s management provided an overview of a possible sale of Laureate’s ANZ business and discussed certain regulatory considerations and an illustrative timeline for a potential transaction. The Board discussed the foregoing and other matters, as well as the possible implications of the potential sale of the ANZ business for students and stakeholders. Following discussion, the Board directed Laureate’s management, with the assistance of Goldman Sachs, to continue preparations for a possible transaction, including engaging with regulators at the appropriate time. The Goldman Sachs representatives then discussed various matters relating to a potential transaction involving Walden University and reviewed a preliminary financial analysis of Walden University and potential transaction structures and timelines. Members of Laureate’s management then discussed, among other matters, certain financial projections for Laureate’s businesses in Latin America for each jurisdiction separately and on a combined basis. Mr. Serck-Hanssen discussed the strategic alternatives for Laureate’s asset portfolio, including projected valuations and possible financial implications resulting from different scenarios. After the Goldman Sachs representatives and management left the meeting, the Board, in an executive session with outside counsel present, continued to discuss Laureate’s various strategic alternatives. Each of the directors present at the meeting expressed his or her views regarding the various strategic alternatives for Laureate’s business portfolio that had been discussed with management and the representatives of Goldman Sachs during the earlier portions of the meetings, including whether to pursue potential transactions involving Walden University and the ANZ business. Following these discussions, the Board’s consensus was that Laureate should proceed opportunistically to realize the value of its assets by exploring all potential avenues to create value, including by continuing to explore possible transactions for Walden University and the ANZ business.
On October 14, 2019, the Board held a special meeting with members of Laureate’s management and representatives of Goldman Sachs in attendance to discuss, among other matters, certain strategic initiatives. Mr. Serck-Hanssen provided an update regarding certain processes relating to potential sales of Laureate’s ANZ business and Walden University and preparations for possible transactions involving Laureate’s business operations in, among other Latin American jurisdictions, Brazil (referred to herein as the “Brazil business”) and Chile (referred to herein as the “Chile institutions”). Mr. Serck-Hanssen outlined how each process could potentially unfold and different transaction structures and sequences, discussed certain milestones to complete each transaction and provided an overview of the potential tax implications of each transaction for Laureate. In that context, Mr. Serck-Hanssen described the regulatory requirements for each potential transaction and possible timing and sequence of each transaction and noted, among other matters, that the sale process for Laureate’s ANZ business would be launched in early November and that a meeting with Adtalem’s chief executive officer had been scheduled for October 16, 2019. The representatives of Goldman Sachs discussed certain matters relating to potential transactions involving, among other businesses, Walden University and the ANZ business, and reviewed with the Board the status of preliminary discussions with certain interested parties regarding possible transactions. The representatives of Goldman Sachs then presented a preliminary financial analysis of Laureate assuming the successful completion of the various proposed transactions for each of Laureate’s businesses. After the representatives of Goldman Sachs left the meeting, Mr. Serck-Hanssen reported on the process involving the potential divestiture of, among others, the Malaysia business and Central America, including by describing potentially interested parties and applicable regulatory requirements.
On October 16, 2019, Mr. Serck-Hanssen and other members of Laureate’s management met with Adtalem’s chief executive officer and other representatives of Adtalem’s management to discuss certain preliminary due diligence matters.
Over the course of November 2019, among other interested parties, representatives of Ser Educacional S.A. (referred to herein as “SER”) and its financial advisor contacted Goldman Sachs and expressed interest in exploring a possible transaction involving the Brazil business.

On November 8, 2019, Goldman Sachs, at the direction of Laureate, began contacting approximately 81 parties, including Strategic Education, Inc. (referred to herein as “SEI”), to see if they were potentially interested in exploring a transaction involving the ANZ business.
On November 13, 2019, the Board held a special meeting with members of Laureate’s management and representatives of Goldman Sachs in attendance to discuss, among other matters, the possible transactions involving Walden University and the ANZ business. The Goldman Sachs representatives updated the Board on the status and recent developments regarding potential transactions involving, among others, Walden University and the ANZ business, reporting on, among other matters, outreach to potentially interested parties. Regarding a potential transaction involving the ANZ business, Goldman Sachs reported that, among the parties who were potentially interested in an acquisition of the ANZ business were two parties who were affiliated with investors in Wengen and certain members of the Board. The Board discussed the implication of the related parties’ participation in the ANZ business sale process. A member of Laureate’s management then provided a divestiture status update, reporting on the processes involving, among others, the Malaysia business. A representative of Walden University then reviewed with the Board the historical performance of Walden University, discussed a market analysis of U.S. online education institutions and summarized investments being made by key competitors of Walden University. The representative then outlined the investments required to accelerate Walden University’s growth, including investments in brand marketing, new products and student experience and learning innovation.
On November 18, 2019, the Board held a special meeting with members of Laureate’s management and representatives of Goldman Sachs in attendance to discuss, among other things, developments since the November 13, 2019 Board meeting regarding potential transactions involving Walden University and the ANZ business. Two directors recused themselves from the meeting in light of the matters that would be discussed at the meeting, as further described below. Mr. Kenneth W. Freeman, the chairman of the Board, reported that Laureate could potentially receive a preemptive proposal from SEI to acquire Walden University and the ANZ business together in an all-stock acquisition before the December 16, 2019 deadline set by Laureate for interested parties to submit preliminary indications of interest for the ANZ business, which proposal might provide that certain affiliates of investors of Wengen would participate as minority investors along with SEI. Mr. Serck-Hanssen summarized his discussions with the chief executive officer of SEI regarding its possible proposal, the potential structure and timeline for a potential transaction and the participation of affiliates of Wengen investors in such a transaction. Mr. George Muñoz, the chairman of the audit committee, then reported on the meeting of the audit committee held the day before to discuss the potential preemptive proposal from SEI, including the participation of affiliates of Wengen investors. He reported that the audit committee had determined that for so long as such parties were potentially involved in a potential transaction involving the ANZ business or any other transaction involving the acquisition of assets from Laureate, the directors affiliated with such Wengen investors should recuse themselves from the Board’s consideration of all potential divestitures. The representatives of Goldman Sachs then joined the meeting and discussed with the Board, among other matters, potential next steps and a timeline to facilitate the submission of a proposal from SEI prior to the December 16 deadline for other interested parties to submit preliminary indications of interest for the ANZ business, potential transaction structures and certain financial information comparing Laureate, Adtalem and SEI. The Board discussed the matters presented at the meeting and, after taking into account the conclusions of the audit committee from the day before and other considerations, authorized Laureate’s management to consider a potential proposal from SEI, if one were to be made, for Walden University and the ANZ business with the involvement of affiliates of Wengen investors, subject to the recusal requirements discussed above.
Beginning in December 2019, Laureate furnished due diligence information regarding the Malaysia business to the parties who had expressed interest in exploring a potential acquisition of such business.
On December 11 and 12, 2019, the Board held regularly scheduled meetings with members of Laureate’s management and representatives of Goldman Sachs in attendance, during which the Board discussed, among other matters, the status and developments regarding potential transactions involving Walden University and ANZ business. Mr. Freeman reported that the Special Transaction Committee had held numerous meetings since June 2019 to review with Laureate’s management various divestiture opportunities, as well as certain other matters. Members of Laureate’s management provided a status update regarding Laureate’s potential divestitures, including the sale processes involving Laureate’s assets in

Malaysia and certain Central American jurisdictions. Representatives of Goldman Sachs provided the Board with a status update regarding the potential transaction involving the ANZ business, noting that the preliminary indications of interest were due on December 16, 2019 and SEI was now exploring a potential acquisition of the ANZ business and Walden University without the involvement of affiliates of Wengen investors. The Goldman Sachs representatives also provided a status update regarding the potential transaction involving Walden University.
The Goldman Sachs representatives then presented certain preliminary financial analyses prepared by Goldman Sachs, certain other financial information regarding Laureate and certain alternative strategies involving, among other possibilities, the potential divestiture of all of Laureate’s businesses and assets. The Board discussed with the representatives of Goldman Sachs different scenarios relating to a separation of Laureate’s Latin American business from Walden University and the subsequent sale of one or more of Laureate’s businesses, certain decision milestones, the preliminary financial analyses presented by Goldman Sachs and illustrative transaction timelines. Following such discussion, the Goldman Sachs representatives left the meeting. The Board then continued to discuss the possible strategy of divesting all of Laureate’s businesses and assets, and the members of Laureate’s management shared their perspectives regarding the proposed strategy. After the members of Laureate’s management left the meeting, the Board continued to discuss the merits of initiating a process to explore Laureate’s strategic alternatives, including the potential strategy discussed with the Goldman Sachs representatives during the earlier portion of the meeting. Following such discussions, a consensus emerged that Laureate should, with the assistance of Laureate’s financial and legal advisors, explore Laureate’s strategic alternatives for each of its businesses and that management should report back to the Board at its next meeting as to its considerations and progress in that regard.
On December 12, 2019, another party submitted a non-binding offer for the acquisition of the Malaysia business at a purchase price of $140 million.
On December 16, 2019, approximately 11 parties submitted initial expressions of interest to Goldman Sachs regarding a potential transaction involving the ANZ business. This included a non-binding indication of interest from SEI for the acquisition of the ANZ business at a purchase price of AUD$1.029 billion.
On December 17, 2019, HOPE submitted a binding offer for the potential acquisition of the Malaysia business at a purchase price of $140 million.
On December 26, 2019, an interested party (“Party C”) submitted a non-binding indication of interest for the acquisition of assets of Laureate in certain Latin American jurisdictions, including the control of the Chile institutions, at a purchase price of $3.2 – 3.3 billion in cash.
Over the course of December 2019, Laureate responded to certain due diligence information and document requests from Adtalem and SEI.
Beginning in January 2020, Laureate furnished due diligence information regarding the ANZ business to six interested parties, including SEI, who had been invited to continue exploring a potential acquisition of that business.
On January 13, 2020, SEI submitted a non-binding indication of interest for an all-cash acquisition of Walden University and the ANZ business for a purchase price of $1.65 billion, which, in light of the expression of interest in the ANZ business received from SEI, implied a $940 million allocation for Walden University.
On January 20, 2020, the Special Transaction Committee held a meeting with members of Laureate’s management and representatives of Goldman Sachs in attendance. The representatives of Goldman Sachs discussed with the Board the status of the transaction processes relating to, among others, Walden University (noting that Laureate had received the January 13 proposal from SEI), the ANZ business (noting that Laureate had ongoing discussions with several potentially interested parties, including SEI) and the Brazil business. The representatives of Goldman Sachs also presented a preliminary financial analysis for Laureate assuming that Laureate sold Walden University and all of its other businesses and assets.
On January 21, 2020, the Board held a special meeting with members of Laureate’s management and representatives of Goldman Sachs in attendance to consider the matters discussed at the Board’s December 11 and 12 meeting. The Goldman Sachs representatives provided the Board with a status update regarding the various ongoing divestiture processes. The Goldman Sachs representatives then reviewed with the Board SEI’s January 13 proposal and discussed certain preliminary financial analyses prepared by Goldman Sachs with respect to such proposal. Following discussion, the Board directed management and Goldman Sachs to inform SEI that the value implied by its January 13 proposal was insufficient. The Goldman Sachs representatives then presented an updated preliminary financial analysis for Laureate assuming that Laureate sold Walden University and all of its other businesses and assets. The Board discussed Goldman Sachs’s analysis, considered the matters discussed at prior Board meetings and concluded that the values that could potentially be realized for its assets in the private market or through other transactions were likely greater than the value that the public markets currently ascribed to Laureate’s portfolio of assets and that was reflected in Laureate’s then-current stock price. Mr. Freeman then reported that Laureate’s management, with the assistance of Laureate’s legal and financial advisors, had prepared a draft press release announcing Laureate’s initiation of a process to explore strategic alternatives for each of its businesses. Mr. Serck-Hanssen presented the draft press release and reviewed the proposed internal communications strategy. The Board then discussed the draft announcement and, following such discussion, directed Laureate’s management, with the assistance of Laureate’s legal and financial advisors, to continue to refine such draft and related internal communications.
On January 22, 2020, as directed by the Board, representatives of Goldman Sachs informed SEI that the value implied by its January 13 proposal was insufficient. SEI indicated that it remained interested in acquiring the ANZ business and it would consider potentially improving its bid for Walden University and the ANZ business.
On January 24, 2020, Party B submitted a binding proposal for the potential acquisition of the Malaysia business at a purchase price of $92 million.
On January 26, 2020, Adtalem submitted a non-binding indication of interest to acquire Walden University in a cash-and-stock transaction with an implied value of approximately $1.2 billion.
On January 27, 2020, the Board, by written consent and reflecting the determination made at the January 21, 2020 Board meeting, determined to initiate a process to explore and evaluate strategic alternatives for each of Laureate’s businesses to unlock additional value for Laureate’s stockholders, students and other key stakeholders, including through sales, spin-offs and other business combination transactions.
Later that same day, Laureate issued a press release announcing that the Board had authorized Laureate to explore strategic alternatives for each of its businesses and evaluate all potential options for its businesses, including sales, spin-offs or business combinations.
On January 30, 2020, Goldman Sachs and Laureate’s outside counsel had initial discussions with the financial and outside legal advisors for Adtalem about potential transaction structures for the Walden University.
On February 3, 2020, Party C submitted a revised indication of interest for the acquisition of assets of Laureate in certain Latin American jurisdictions, including the control of the Chile institutions, at a purchase price of $3.3 – 3.6 billion in cash.
Also, on February 3, 2020, the Special Transaction Committee held a meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance. The representatives of Goldman Sachs reviewed with the Special Transaction Committee the January 26 proposal from Adtalem and summarized the feedback they had received from SEI. Following the Special Transaction Committee’s discussion of these matters, including a potential response to Adtalem, the representatives of Goldman Sachs provided an update regarding other transaction processes, including with respect to those involving the Brazil business, the ANZ business and certain Central American businesses.
On February 12, 2020, Party A contacted Goldman Sachs and expressed an interest in exploring the possibility of a transaction involving Walden University for mostly cash.
On February 17, 2020, Mr. Jorge Selume (referred to herein as “Mr. Selume”), a member of the board of directors of a Laureate-controlled Chilean business unit and former member of Universidad Andrés

Bello, a not-for-profit Chilean educational institution (referred to herein as “UNAB”), as a representative of an educational group, sent a letter with an expression of interest to explore taking control of an educational services company to be spun out of Education Trademark B.V., a wholly owned subsidiary of Laureate — dedicated to serving the Chilean educational market — for a purchase price of $60 million in cash.
Also, in February 2020, Laureate, with the assistance of Goldman Sachs, selectively reached out to certain parties who could be interested in exploring a transaction involving the Chile institutions, including certain Chilean funds, families and private equity firms. During that time, Party C sent a letter reiterating its interest in exploring a transaction involving Laureate’s Chile institutions and other Central American and Latin American businesses.
On February 25, 2020, SEI informed Goldman Sachs that it was prepared to potentially increase its combined acquisition proposal for Walden University and the ANZ business to $1.75 billion, of which approximately $1.15 billion would be attributed to Walden University.
On February 27, 2020, the Special Transaction Committee, based on the authority previously delegated to it by the Board and after considering the proposed terms and conditions of a potential sale of the Malaysia business to HOPE and other matters, approved the sale of the Malaysia business to HOPE by written consent.
On February 28, 2020, certain wholly owned subsidiaries of Laureate entered into a share sale and purchase agreement with HOPE, pursuant to which HOPE agreed to purchase the Malaysia business, including INTI University and Colleges, a higher education institution with five campuses in Malaysia, for a purchase price, including a payment to the current minority owner of the Malaysia business, of $140 million.
Also on February 28, 2020, Goldman Sachs received final proposals from SEI and another interested party (referred to herein as “Party D”) for an acquisition of the ANZ business for a purchase price of AUD$900 million and AUD$859 million, respectively.
By the end of February 2020, Laureate’s management had held several meetings with Mr. Selume, who was still considering various structures, including the formation of a non-profit entity, to discuss how to return control of Laureate’s Chilean not-for-profit institutions to Chilean national interests, and in March 2020, the parties verbally agreed to explore the transfer of Laureate's Chilean for-profit operations and transferring control of the not-for-profit Chile institutions subject to completion of due diligence and agreeing on an acceptable transaction structure. One of the structural considerations was to explore with the UNAB directorate and management regarding the possibility of a combination of the operations of UNAB and the technical-vocational institution, Instituto Profesional AIEP (referred to herein as “AIEP”), through UNAB’s acquisition of AIEP, increasing synergies and deepening the long relationship between the two institutions.
On March 10, 2020, the Board held a regularly scheduled meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance. During the meeting, Mr. Freeman provided a report of certain previously held meetings of the Special Transaction Committee, including the consideration and approval of the sale of the Malaysia business. Following discussion, the Board determined that it was no longer necessary for two directors to recuse themselves from the Board’s divestiture discussions, as the Wengen investors with whom they are affiliated were no longer participating in transaction processes involving Laureate’s assets. Members of Laureate’s management discussed, among other matters, the COVID-19 pandemic and management’s plans to protect the health and safety of students, faculty, staff and employees, as well as the actions taken or planned by management and local teams to understand, prepare for and respond to potential business disruption. Laureate’s management also summarized certain organizational initiatives, communications and employee contingency planning related to the Board’s strategic review process. The Goldman Sachs representatives then joined the meeting. The Goldman Sachs representatives updated the Board on the status of each divestiture under consideration and noted that Laureate was currently working with SEI and Party D regarding the sale of the ANZ business and that Laureate’s management continued to prepare for transactions involving the Brazil business and the Chile institutions. Regarding a potential transaction involving Walden University, Goldman Sachs reported that the ongoing discussions with Adtalem primarily revolved around structure. The Board discussed, among other matters, the potential impact of the COVID-19 pandemic and the related market volatility and the resulting impact on Laureate’s ability to consummate any of the potential transactions. Members of Laureate’s management then discussed certain potential tax considerations in connection with some of the potential transactions under consideration by the Board, noting that these considerations had also been discussed with the Special Transaction Committee and the audit committee. Laureate’s management continued to review certain projected corporate wind down costs and potential additional ongoing obligations of Laureate following the sale of all of its assets and business operations and discussed the potential uses of proceeds generated from potential divestitures, including repayment of debt and tax-efficient return of capital to stockholders.
On March 18, 2020, the Board held a special meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance to discuss, among other matters, a status update regarding several potential transactions involving Laureate’s businesses. The Goldman Sachs representatives reviewed with the Board Laureate’s historical stock price performance since December 2019 as compared to certain of its U.S. peers and other competitors in Latin America and compared certain financial metrics of Laureate with those of its peers. The Goldman Sachs representatives then updated the Board on the status of each potential divestiture process. The Board discussed the impact of the COVID-19 pandemic and related market volatility on Laureate’s ability to consummate transactions.
Later that day, SEI informed Laureate that it had suspended all potential acquisition activity in light of uncertainty brought about by the COVID-19 pandemic.
On March 19, 2020, Party A informed Laureate that, while it would not be able to proceed with a cash offer for Walden University due to COVID-19-related uncertainty, it was interested in exploring a potential all-stock merger with Walden University.
Over the course of March 2020, the COVID-19 pandemic slowed down or halted discussions regarding potential transactions involving certain of Laureate’s assets and businesses.
Also, during March 2020, Party C informed Goldman Sachs that, due to the COVID-19 pandemic, it was no longer pursuing a transaction involving the Chile institutions and Laureate’s other Central American and Latin American businesses.
On April 1, 2020, Adtalem contacted Goldman Sachs and expressed an interest in continuing with mutual business due diligence to explore the feasibility of acquiring Walden University.
On April 7, 2020, SER’s financial advisor informed Goldman Sachs that SER was prepared to resume exploratory discussions regarding a potential transaction for the Brazil business.
On April 8, 2020, the Board held a special meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance. The Goldman Sachs representatives updated the Board on the status of the transaction processes relating to the ANZ business, the Brazil business, the Chile institutions and Walden University, and the Board discussed with its advisors how the COVID-19 pandemic and related market volatility was affecting each process.
At the direction of Laureate, Goldman Sachs communicated on April 20, 2020 to Adtalem’s financial advisor that, in a potential stock-and-cash transaction involving Walden University, Laureate expected to receive 30 – 31% pro forma ownership in the combined company and at least $500 million in cash.
Over the course of May 2020, at the direction of Laureate, Goldman Sachs launched a sale process for the Brazil business and reached out to four parties, including Ânima Holding S.A. (referred to herein after as “Ânima”) and a party referred to below as Party E.
On May 12, 2020, the Board held a regularly scheduled meeting with members of Laureate’s management and representatives of Goldman Sachs, for portions of the meeting, and Laureate’s outside counsel in attendance. Mr. Serck-Hanssen and the representatives of Goldman Sachs provided an update regarding the status of ongoing discussions with respect to potential transactions involving the Chile institutions, the Brazil business and Walden University. They reported that Laureate continued to discuss with Mr. Selume a structure for the divestiture of the Chile institutions and planned to work with SER and Adtalem to conduct mutual due diligence. The Board discussed the foregoing matters. The representatives of Goldman Sachs noted that parties who had previously expressed an interest in a potential transaction involving the ANZ business and the business in one Central American jurisdiction remained interested, but were not ready to engage at this time due to concerns regarding the COVID-19 pandemic and related market volatility.
On May 17, 2020, SER submitted an indication of interest for a transaction involving the Brazil business in which Laureate would have a 36.5% pro forma ownership in the post-merger company and receive an amount in cash as additional consideration and requested that Laureate agree to a 30-day exclusivity period.
On May 20, 2020, the Special Transaction Committee held a meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance. The representatives of Goldman Sachs reviewed the terms of SER’s May 17 indication of interest for the Brazil business. The Special Transaction Committee discussed the SER proposal, including SER’s request for exclusivity, and other parties who had expressed an interest in exploring a transaction involving the Brazil business. Following discussion, the Special Transaction Committee directed Laureate’s management, with the assistance of Goldman Sachs, to continue discussions with SER without agreeing to exclusivity. The Goldman Sachs representatives also provided a status update regarding potential transactions involving the ANZ business and Walden University.
On May 22, 2020, SEI indicated to Laureate that it was willing to re-engage on a combined all-stock acquisition of Walden University and the ANZ business.
On May 27, 2020, SER submitted a revised indication of interest for a transaction involving the Brazil business in which Laureate would have a 41.0% pro forma ownership in the post-merger company and receive an amount in cash as additional consideration, and requested that Laureate agree to a 30-day exclusivity period.
On June 1, 2020, the Special Transaction Committee held a meeting with members of Laureate’s management and representatives of Goldman Sachs in attendance. The representatives of Goldman Sachs reported on the ongoing discussions regarding potential transactions involving, among other businesses, the Chile institutions, the Brazil business and Walden University. Regarding the potential transaction involving the Brazil business, the Special Transaction Committee discussed a potential counterproposal to be made by Laureate to SER, as well as informing SER that Laureate was prepared to potentially start an auction process if no meaningful progress was made. The Special Transaction Committee also discussed with the Goldman Sachs representatives the other potentially interested parties, including where each of them stood in the process. Regarding Walden University, the Goldman Sachs representatives summarized discussions with Adtalem to date, noting that, at the time, Adtalem was prepared to pay up to $500 million in cash, and reported that Laureate and Adtalem were conducting mutual due diligence and engaging in structuring discussions. Goldman Sachs also indicated that SEI remained interested in an all-stock acquisition of Walden University and the ANZ business, but had not given an updated indication of value. The Special Transaction Committee also discussed certain structuring considerations relating to a transaction involving Walden University and discussed potential next steps regarding the various potential transaction processes, including conveying feedback to SEI regarding some amount of cash consideration being required.
On June 2, 2020, Mr. Selume submitted a proposal that would result in the return of control of all of Laureate’s educational operations in Chile to Chilean nationals through a change of control of Laureate’s not-for-profit Chile institutions and several smaller educational institutions in Chile to an educational foundation to be formed, Fundación Educación y Cultura (referred to herein as “FEC”), to be led by Mr. Selume himself and Juan Antonio Guzman, a former Minister of Education, along with an all-cash acquisition of AIEP, by UNAB for a purchase price of $200 million in cash, subject to due diligence and the independent review and approval of the UNAB board of directors.
On June 3, 2020, SEI conveyed to Goldman Sachs that, due to regulatory concerns, SEI likely would not pursue a transaction involving Walden University until after the U.S. presidential election in November 2020.
On June 5, 2020, SEI contacted Goldman Sachs to convey that SEI would be prepared to explore a transaction involving Walden University prior to the U.S. presidential election, but that any such transaction would be subject to certain regulatory conditions.

On June 8, 2020, the Special Transaction Committee held a meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance. The Special Transaction Committee discussed the June 2 proposal involving the Chile institutions and potential next steps. Following discussion, the Special Transaction Committee directed Laureate’s management and advisors to negotiate a definitive transaction agreement and commence the process to segregate the institutions and assets to allow for the return and consolidation of control within the defined economic group to be ultimately controlled by FEC. The Special Transaction Committee then discussed a potential response to SER’s May 27 proposal, which involved getting back to SER with a transaction in which Laureate would own approximately 47.7% of the combined company post-closing and receive a to-be-agreed-upon amount in cash as additional consideration, as well as potential next steps for the Brazil business, including rejecting SER’s request for exclusivity in order for Laureate to retain flexibility to continue discussions with other interested parties, but conceding to SER that Laureate would not enter into another transaction for 30 days so that SER could conduct its due diligence and negotiate a definitive transaction agreement with Laureate. The Goldman Sachs representatives also provided an update as to the status of discussions with other parties who were potentially interested in exploring an acquisition of the Brazil business. The Goldman Sachs representatives then reported that Laureate and Adtalem had made progress with their mutual due diligence investigation and continued to analyze the potential transaction structure for the sale of Walden University. The Goldman Sachs representatives also reported that, while SEI was more focused on a potential transaction involving the ANZ business, SEI had communicated to Goldman Sachs that it would be prepared to explore a transaction involving Walden University prior to the U.S. presidential election, except any such transaction would be subject to certain regulatory conditions. The Special Transaction Committee reviewed the status of ongoing discussions with SEI regarding a potential transaction involving the ANZ business and also discussed potentially re-engaging with certain other potentially interested parties.
On June 9, 2020, at the direction of Laureate, Goldman Sachs communicated Laureate’s response to SER’s May 27 proposal.
Also on June 9, 2020, at the direction of Laureate, Goldman Sachs conveyed to SEI that any transaction involving Walden University would have to provide ways for Laureate to sell the SEI shares to be received in the transaction and include at least $500 million as cash consideration to compensate Laureate for certain adverse tax consequences associated with such a transaction.
On June 12, 2020, SER preliminarily agreed to Laureate’s June 9 counterproposal, and Laureate and SER agreed that, while Laureate would retain flexibility to continue discussions with other potentially interested parties, Laureate would not enter into a transaction relating to the Brazil business for 45 days to permit SER to conduct its due diligence and negotiate a definitive transaction agreement with Laureate. Thereafter, Laureate and SER continued to conduct mutual due diligence investigations, and from mid-June through the date of the announcement of the transaction, Laureate and SER, with the assistance of their respective legal and financial advisors, negotiated definitive transaction documents.
On June 14, 2020, Adtalem submitted a proposal for an all-cash acquisition of Walden University for approximately $1.3 billion.
On June 17, 2020, the Board held a special meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance to discuss, among other matters, the status of potential transactions involving the Chile institutions, the Brazil business and Walden University. With respect to the potential transaction involving the Chile institutions, the representatives of Goldman Sachs summarized the key financial terms of the June 2 proposal involving the Chile institutions and described, among other matters, key business issues that needed to be resolved. The Goldman Sachs representatives and Mr. Serck-Hanssen discussed with the Board what they perceived as Mr. Selume’s and UNAB’s motivation for engaging in a potential transaction involving the Chile institutions, and Goldman Sachs reported on other parties who could potentially be interested in such a transaction. Following discussion, the Goldman Sachs representatives described the key financial terms of a transaction with SER as discussed with SER on June 12, including the synergies that could potentially be achieved in such a transaction and how they would affect the terms of a potential transaction. Laureate’s management noted that further due diligence would have to be conducted to validate the synergies estimate. The Goldman Sachs representatives reported on next steps, including the agreement by Laureate not to enter into a transaction with respect to the Brazil business for 45 days while retaining the flexibility to continue discussions with other potentially interested parties. The representatives of Goldman Sachs summarized the key financial terms of the June 14 all-cash proposal from Adtalem for Walden University, and the Board discussed potential next steps and certain timing considerations. Following discussion, the Board directed Goldman Sachs to communicate to Adtalem that the June 14 proposal was still insufficient, but that Laureate was prepared to facilitate Adtalem’s due diligence and start negotiating transaction documents. The Goldman Sachs representatives also provided an update regarding the status of discussions with SEI regarding a transaction involving both Walden University and the ANZ business, noting that SEI’s May 22 offer included certain regulatory conditions if a transaction were to be entered into prior to the U.S. presidential election. The Goldman Sachs representatives also reported on Laureate’s discussions with Party D to explore a potential acquisition of the ANZ business. Following further discussion, the Goldman Sachs representatives presented an updated preliminary financial analysis of Laureate assuming the successful completion of the divestitures of Laureate’s businesses at then-current or assumed price levels and certain updated preliminary financial analyses for the various businesses. The Board discussed Goldman Sachs’s analysis, and following such discussion, the consensus of the Board members was that Laureate should continue to explore such transactions.
Shortly after the meeting, Goldman Sachs communicated Laureate’s position to Adtalem’s financial advisor. From that date through the announcement of the transaction, Adtalem conducted due diligence with respect to Walden University.
On June 26, 2020, Ânima submitted a proposal for an acquisition of the Brazil business in an all-stock transaction. Ânima also requested that Laureate agree to a 4-week exclusivity period during which Ânima could complete its due diligence investigation and negotiate definitive transaction agreements.
On July 1, 2020, members of management of Laureate and Adtalem had a meeting with representatives of Laureate’s and Adtalem’s financial advisors in attendance to discuss certain due diligence matters and the ongoing due diligence investigation by Adtalem.
On the same day, SEI requested a meeting among principals to discuss, among other things, potential transaction structures for a transaction involving both Walden University and the ANZ business.
On July 2, 2020, the Special Transaction Committee held a meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance to discuss, among other matters, the status of Laureate’s ongoing discussions regarding potential transactions involving the Brazil business and Walden University. The Goldman Sachs representatives reviewed with the Special Transaction Committee, among other things, the key financial terms of Ânima’s June 26 proposal for a potential transaction involving the Brazil business. The Special Transaction Committee discussed that Ânima’s offer was not sufficiently attractive and that Ânima’s shareholders would benefit disproportionately from the synergies that could be achieved in a transaction on the terms proposed. Following discussion, the Special Transaction Committee directed Goldman Sachs to inform Ânima that its June 26 offer was not sufficiently attractive for Laureate to continue to engage in discussions. The Goldman Sachs representatives then discussed with the Special Transaction Committee the status of ongoing discussions with SER and other potentially interested parties regarding a potential transaction for the Brazil business. A representative of Laureate’s outside counsel then reviewed with the Special Transaction Committee a proposal regarding certain governance matters for the combined post-closing company in a potential transaction with SER and the manner in which Laureate and its stockholders would be able to sell the shares of the combined company following completion of a transaction with SER. The Goldman Sachs representatives then reported on the July 1 meeting among members of management of Laureate and Adtalem. The Goldman Sachs representatives also reported that, on July 1, 2020, SEI had requested a meeting among principals to discuss, among other things, potential transaction structures.
On July 2, 2020, representatives of Goldman Sachs and representatives of SEI met telephonically to discuss, among other things, certain structure-related matters. During that discussion, SEI informed Goldman Sachs that it would no longer pursue an acquisition of Walden University, but would continue to explore a potential all-cash acquisition of the ANZ business.
On July 8, 2020, Adtalem’s outside counsel sent a draft membership interest purchase agreement for the acquisition of Walden University to Laureate’s outside counsel. Until the date of the announcement of the transaction, Laureate and Adtalem, with the assistance of their respective legal and financial advisors, negotiated the membership interest purchase agreement and related transaction documents.
On July 10, 2020, at the direction of Laureate, Goldman Sachs requested that Adtalem submit a revised proposal by July 16 that would allow Laureate to determine if an agreement could be reached by the end of July.
On July 15, 2020, SEI’s outside counsel sent a draft sale and purchase agreement for the acquisition of the ANZ business to Laureate’s outside counsel. Over the following days, the parties continued to discuss certain key terms, including SEI’s proposed purchase price adjustments based on the aggregate working capital and indebtedness and the forecasted performance in relation to uncertainties stemming from the COVID-19 pandemic.
On July 16, 2020, Adtalem submitted a proposal for an acquisition of Walden University that valued Walden University at an overall value of $1.461 billion in cash.
Also on July 16, 2020, an interested party (referred to herein as “Party E”) submitted an indication of interest for an acquisition of the Brazil business in a cash-and-stock transaction. In its proposal, Party E requested that Laureate agree to a 30-day exclusivity period.
Also on July 16, 2020, the Special Transaction Committee held a meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance. During the meeting, the Special Transaction Committee discussed, among other matters, status updates regarding the ongoing discussions with interested parties regarding potential transactions involving the Chile institutions, the Brazil business and Walden University. The Special Transaction Committee further discussed whether Adtalem was compensating Laureate sufficiently for anticipated tax benefits to result from the transaction and the Special Transaction Committee’s consensus was to ask for another $50 million in cash.
On July 17, 2020, the Board held a regularly scheduled meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance. One of the directors recused himself in the beginning of the meeting due to a potential conflict of interest described below. Mr. Muñoz then reviewed with the Board a potential conflict of interest affecting one of Laureate’s directors who was designated by a significant shareholder of Laureate who served as an advisor to a potential bidder for the ANZ business. Following discussion, the Board determined that, for so long as the circumstances that gave rise to such potential conflict of interest continued, such director would have to recuse himself from Board deliberations regarding a potential transaction involving the ANZ business. After the conflicted director joined the meeting, Mr. Serck-Hanssen summarized recent developments regarding potential transactions involving Walden University, the Brazil business and the Chile institutions and discussed the possible timing for each. With respect to the potential transaction regarding the Chile institutions, the Goldman Sachs representatives reviewed with the Board remaining open business issues, including with respect to the consideration offered by Mr. Selume. The Board discussed that, given the number of remaining open points with Mr. Selume, the volatile political and regulatory environment in Chile and the ongoing COVID-19 pandemic, it was uncertain if it was possible to finalize negotiations with Mr. Selume. With respect to a potential transaction involving the Brazil business, the Goldman Sachs representatives reported on the due diligence process with SER, described SER’s counterproposal regarding certain governance matters for the combined post-closing company and updated the Board on the status of discussions with other potentially interested parties. With respect to a potential transaction involving Walden University, the Goldman Sachs representatives reviewed, among other matters, certain key business issues that were being negotiated between the parties and certain timing considerations. The Goldman Sachs representatives then reviewed a revised timeline for potential divestitures. After the conflicted director left the meeting, the Goldman Sachs representatives updated the Board on the status of discussions with the two parties who continued to explore a potential transaction involving the ANZ business and described SEI’s proposed purchase price adjustment.
On July 19 and 20, 2020, certain media outlets reported that SER was engaged in discussions with Laureate regarding a potential transaction involving the Brazil business. The same day, SER publicly confirmed that it was considering a potential acquisition of Laureate’s Brazilian assets, but that no deal had been signed yet. Laureate did not comment on the reports.

On July 20, 2020, Mr. Serck-Hanssen informed the chief executive officer of Adtalem that Adtalem’s July 16 proposal fell short by $50 million. Following discussion, Adtalem’s chief executive officer indicated that she would discuss Laureate’s request internally.
On July 21, 2020, at the direction of Laureate, Goldman Sachs requested Party E to clarify its July 16 proposal for the acquisition of the Brazil business, including the scope of remaining due diligence that Party E needed to conduct to confirm the value of its indicative offer and Party E’s analysis regarding regulatory matters. Goldman Sachs also communicated to Party E that Laureate would expect a consideration mix reflecting a more equal split between cash and stock.
On July 23, 2020, the Special Transaction Committee held a meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance to discuss, among other matters, the ongoing discussions regarding potential transactions involving the ANZ business, Walden University and the Brazil business. With respect to a potential transaction involving the ANZ business, the Goldman Sachs representatives and Laureate’s outside counsel reviewed the status of negotiations with SEI on certain key terms, including the proposed purchase price adjustment relating to the forecasted performance of the ANZ business, which had been proposed by SEI in light of uncertainties stemming from the COVID-19 pandemic. Following discussion and after taking into account the matters discussed at the meeting and prior meetings and other considerations, the Special Transaction Committee recommended that the Board approve the transaction with SEI. The Goldman Sachs representatives then reported on the status of negotiations with Adtalem, Adtalem’s July 16 proposal and the key business issues that needed to be resolved, including the $50 million shortfall of the July 16 proposal relative to Laureate’s valuation expectations. Following further discussion, with respect to the Brazil business, the representatives of Goldman Sachs reported on the interactions with Party E, including Laureate’s July 21 response to Party E’s July 16 proposal, and on the status of the due diligence investigation with SER. Following discussion and after taking into account the matters discussed at the meeting and prior meetings and other considerations, the Special Transaction Committee determined to recommend that the Board approve the execution of a definitive agreement with SER for the ANZ business.
On July 24, 2020, Laureate received a revised indication of interest from Ânima for a potential acquisition of the Brazil business in a cash-and-stock transaction.
On July 27, 2020, the Board held a special meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance. The representatives of Laureate’s outside counsel reviewed with the Board certain legal matters, including the directors’ fiduciary duties as they applied to Laureate as a public benefit corporation and the stockholder approval requirement in connection with a sale of all or substantially all assets of Laureate. Following discussion, Mr. Serck-Hanssen presented the proposed fees that would become payable to Goldman Sachs in connection with a transaction involving the ANZ business and any other divestitures in connection with the strategic review process. Laureate’s outside counsel reported that, based on the disclosure letter that Goldman Sachs had submitted previously, no relationships existed between Goldman Sachs and SEI. Following discussion, including questions from the directors and responses of Laureate’s outside counsel about what the Board should consider regarding its duties as directors of a public benefit corporation, the Board approved the proposed fees for Goldman Sachs and the execution of the related engagement letter between Laureate and Goldman Sachs. Mr. Serck-Hanssen presented an overview of the proposed sale of the ANZ business and the sale process and noted that, although Party D had re-engaged in discussions in mid-June, Party D had not made a proposal regarding the financial or other terms for a transaction. Regarding the proposed transaction with SEI, the Goldman Sachs representatives reviewed with the Board the financial terms of the proposed acquisition of the ANZ business by SEI, compared the terms of the proposed transaction with SEI with the indicative proposals that Goldman Sachs had received on December 16, 2019 and February 28, 2020 and summarized the material financial terms of the proposed purchase agreement, noting that the purchase price adjustment related to the forecasted performance of the ANZ business. A member of management then summarized the material legal terms of the proposed purchase agreement. Following discussion, Mr. Freeman reported that the Special Transaction Committee had, at its July 23 meeting, recommended that the Board approve the transaction with SEI. Following discussion, the Board unanimously approved the sale of the ANZ business to SEI and the proposed purchase agreement. The Goldman Sachs representatives then updated the Board on the status of negotiations with Adtalem regarding the potential sale of Walden University and discussed, among other things, the issues that needed to be resolved, including the shortfall of the proposed purchase price relative to Laureate’s expectations.
On July 28, 2020, Adtalem informed Laureate that based upon its diligence conducted to date, it was revising its proposed purchase price for Walden University down from an overall value of $1.461 billion to an overall value of $1.445 billion.
On July 29, 2020, Laureate and SEI entered into a sale and purchase agreement, pursuant to which Laureate agreed to sell to SEI Laureate’s equity interests in the ANZ business for a purchase price of $642.7 million, subject to certain closing adjustments based on the aggregate working capital and indebtedness of the ANZ business and the forecasted performance of the ANZ business.
On August 10, 2020, the Special Transaction Committee held a meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance to discuss recent developments regarding a potential transaction for the Brazil business and the strategic review process generally. Members of Laureate’s management summarized the results of the due diligence conducted by Laureate on SER and provided an update regarding the status of negotiations with SER, including SER’s positions regarding certain financial, legal and governance matters. Following discussion, the representatives of Goldman Sachs reviewed and compared the key financial terms of SER’s then-current proposal with the proposals received from Ânima and Party E. The Goldman Sachs representatives then reported on and discussed with the Board the ongoing discussions regarding the potential transactions relating to, among others, the Chile institutions and Walden University.
On August 12, 2020, Laureate received a revised offer from SER for the acquisition of the Brazil business in a cash-and-stock transaction with an implied enterprise value of $611 million, consisting of $195 million (including $12 million in unused real estate) in cash, $134 million in net debt and the remaining purchase price to be paid in the form of shares of SER.
On August 14, 2020, Laureate received a proposal from an interested party (referred to herein as “Party F”) for a potential all-cash acquisition of the Brazil business.
On August 19, 2020, the Special Transaction Committee held a meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance to report, among other matters, on developments regarding the potential transaction involving the Brazil business and to provide updates regarding the potential transactions involving the Chile institutions and Walden University. The representatives of Goldman Sachs reviewed the process with respect to a potential transaction involving the Brazil business. The Goldman Sachs representatives then reviewed the key financial terms of the proposals received from SER, Ânima, Party E and Party F. The Special Transaction Committee directed management and Goldman Sachs to continue to engage in discussions with each interested party for the Brazil business. The representatives of Goldman Sachs then provided an update regarding the ongoing discussions with Adtalem and Mr. Selume regarding the potential transactions involving Walden University and the Chile institutions, respectively, and the Special Transaction Committee discussed remaining open issues and timing as well as the potential impact of certain regulatory changes on the Chile institutions.
On August 19, 2020, Party E sent Laureate a letter with a revised proposal for a potential acquisition of the Brazil business in a cash-and-stock transaction.
On August 20, 2020, Ânima sent a letter with a revised proposal for a potential acquisition of the Brazil business in a cash-and-stock transaction.
On August 21, 2020, the Board held a regularly scheduled meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance. In connection with Mr. Serck-Hanssen’s update regarding Laureate performance, members of Laureate’s management provided an overview of the potentially material negative impact of the anticipated Chilean constitutional reform on Laureate’s Chilean operations. Laureate’s management described the Chilean electoral process and reported that the regulatory uncertainty regarding a new constitution likely would remain until late 2022. The members of management then discussed the potential risks of constitutional reform for operating higher education institutions in Chile, which included the loss of Laureate’s ability to control its not-for-profit institutions. Following discussion of the foregoing matters, the Goldman Sachs representatives joined the meeting. Mr. Serck-Hanssen summarized recent progress with respect to the potential transactions involving the Brazil business, the Chile institutions and Walden University. The Goldman Sachs representatives compared the enterprise values implied by SER’s revised August 12 offer with those implied by the offers received from Ânima, Party E and Party F. Laureate’s outside counsel noted that, while the purchase prices proposed by Ânima, Party E and Party F were more attractive than that proposed by SER, their proposals were still subject to confirmation by due diligence and carried greater execution risk. Mr. Freeman reported that, at the August 19 meeting, the Special Transaction Committee had directed Laureate’s management, with the assistance of Laureate’s advisors, to continue discussions with each interested party. Following discussion, the Board concurred with the Special Transaction Committee’s conclusions and directed Laureate’s management, with the assistance of the Goldman Sachs and Laureate’s outside counsel, to continue discussions with each of the interested parties and seek to obtain an improved offer from SER. The Goldman Sachs representatives then reported on the progress made on the due diligence with Mr. Selume and the Board discussed, among other matters, potential next steps, certain timing considerations and the challenges presented by the current regulatory and political environment. Members of Laureate’s management expressed their view that, in light of these challenges, it would be in Laureate’s interest to divest the Chile institutions. Representatives of Laureate’s outside counsel answered questions regarding the exercise of directors’ fiduciary duties when evaluating potential transactions. Goldman Sachs then updated the Board regarding the status of negotiations with Adtalem and discussed remaining open business issues, including the shortfall of Adtalem’s last proposal relative to Laureate’s expectations. Mr. Serck-Hanssen summarized the recent discussions between the representatives of Laureate and Adtalem. The Board discussed the foregoing matters, including potential alternative structures for Walden University should Laureate and Adtalem not reach agreement.
On August 22, 2020, Mr. Serck-Hanssen informed the president of SER that Laureate had received offers for the Brazil business that on their face, but still subject to confirmatory due diligence, were more attractive than that of SER, but that the Board would likely approve a transaction with SER if SER were to improve its offer and agree to a 45-day “go shop” provision providing for Laureate’s right to terminate the transaction with SER if it received a competing proposal that was superior to the transaction with SER, subject to Laureate paying SER a break-up fee.
On August 22, 2020, the Special Transaction Committee held a meeting with members of Laureate’s management and representatives of Goldman Sachs in attendance to discuss, among other matters, a “go-shop” process if Laureate were to enter into a definitive agreement with SER regarding the acquisition of the Brazil business and next steps with respect to the proposal from SER.
On August 23, 2020, representatives of SER communicated to Laureate that SER was prepared to enter into a transaction to acquire the Brazil business in a cash-and-stock transaction with an enterprise value of $724 million and to agree to a 30-day “go-shop” period.
On September 3, 2020, representatives of Laureate and Adtalem met to discuss and resolve the remaining outstanding issues in the draft membership interest purchase agreement for the acquisition of Walden University. Laureate and Adtalem agreed, subject to approval by their respective boards of directors, to a purchase price of $1.48 billion in cash for Walden University.
On September 7, 2020, the Special Transaction Committee held a meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance to review, among other matters, the status of discussions regarding potential transactions with respect to the Chile institutions, the Brazil business and Walden University. The representatives of Goldman Sachs reviewed SER’s August 23 offer and noted that SER had increased its proposed purchase price by approximately $80 million and that, with such increase, its proposal represented the highest proposal received to date. The Special Transaction Committee discussed certain considerations regarding the offers received from Ânima, Party E and Party F, including the potential execution risk associated with each proposal and the status of due diligence by each party. The Goldman Sachs representatives then reviewed the material financial terms of the potential transaction with SER. Representatives of Laureate’s outside counsel discussed the material legal terms of the potential transaction with SER, including that SER had agreed to a 30-day “go-shop” provision. The Special Transaction Committee discussed various aspects of the proposed transaction with SER, including the “go-shop” provision (and fee payable to terminate a definitive agreement with SER), the potential use of proceeds to be received in the transaction with SER, the ability of Laureate and, in case the stock consideration were distributed in-kind, its stockholders to sell the SER shares to be received in the potential transaction and the proposed governance of the combined post-closing company. The Goldman Sachs representatives then reviewed the structure and material financial terms of the proposed transaction with FEC and UNAB, including that Laureate would receive a total purchase price of $218.2 million. With assistance from its outside counsel, Laureate’s management reviewed the material legal terms of the proposed transaction involving the Chile institutions (including the transfer of control of the not-for-profit institutions and the UNAB acquisition of AIEP). The Special Transaction Committee discussed, among other things, the challenging political and regulatory considerations as one of the factors underlying the decision to proceed with the proposed transaction regarding the Chile institutions. The Goldman Sachs representatives reviewed the material financial terms, and a member of Laureate’s management reviewed the material legal terms, of the potential sale of Walden University in a transaction with Adtalem. Following discussion, the representatives of Laureate’s outside counsel reviewed certain legal matters, including the stockholder approval requirement in connection with a sale of all or substantially all of the assets of Laureate. Following further discussion, the Special Transaction Committee determined to recommend that the Board approve the transaction agreements on the terms summarized to the Special Transaction Committee for the proposed transactions involving the Chile institutions, the Brazil business and Walden University. Mr. Serck-Hanssen then reviewed the communication plan and tentative timeline for the potential announcement for each of the transactions.
On September 10, 2020, the Board held a regularly scheduled meeting with members of Laureate’s management and representatives of Goldman Sachs and Laureate’s outside counsel in attendance. The representatives of Laureate’s outside counsel reviewed with the Board the directors’ fiduciary duties (including as directors of a public benefit corporation) as they applied in the context of the Board’s consideration of the proposed transactions with respect to the Chile institutions, Brazil business and Walden University and certain other legal matters, including the stockholder approval requirement in connection with a sale of all or substantially all assets. The representatives of Laureate’s outside counsel then reviewed with the Board Goldman Sachs’s updated relationship disclosure for the prior two years set forth in the letter previously provided to the Board and noted the fees that Laureate would have to pay under its engagement letter with Goldman Sachs for the transactions involving Walden University, the Chile institutions and the Brazil business. After the representatives of Goldman Sachs joined the meeting, Mr. Serck-Hanssen presented an overview of the divestiture and sales processes for, and the current status and timing of, the transactions for each of the Brazil business, the Chile institutions and Walden University.
The Goldman Sachs representatives then reviewed the process regarding a potential sale of the Brazil business and compared the offer received from SER with the proposals received by the other interested parties. The Board discussed certain considerations relating to the proposals received from Ânima, Party E and Party F, including the execution risks associated with their proposals and the status of due diligence activities. The Goldman Sachs representatives then summarized the material financial terms of the proposed transaction with SER, and the representatives of Laureate’s outside counsel summarized the material legal terms of the draft transaction agreement, including the mechanics of the 30-day “go-shop” provision, the amount of the fee Laureate would pay to terminate the SER agreement to take a superior proposal, the governance arrangements of SER post-closing and the restrictions on Laureate’s ability to vote and transfer any SER stock it would receive in the proposed transaction. The Board discussed Laureate’s and its stockholders’ ability to sell any SER stock they would receive in the proposed transaction. Following further discussion, Mr. Freeman reported that the Special Transaction Committee, at its September 7, 2020 meeting, had recommended that the Board approve the proposed transaction with SER.
The Goldman Sachs representatives summarized the process leading up to the potential transaction involving the Chile institutions and noted that, in light of the challenging political and regulatory environment in Chile, the Board had previously determined not to conduct a broader sale process. The Goldman Sachs representatives then reviewed with the Board the material financial terms of the proposed transaction with Mr. Selume. A member of Laureate’s management summarized the material legal terms of the draft of the definitive agreement for the transaction involving the Chile institutions, including the transaction structure, closing conditions and post-closing indemnities. Mr. Freeman reported that the Special Transaction Committee, at its September 7, 2020 meeting, had recommended that the Board approve the proposed transaction with Mr. Selume.

The Goldman Sachs representatives then summarized the process relating to the potential sale of Walden University, including the various inquiries and proposals received by Laureate regarding a potential transaction. The Goldman Sachs representatives reviewed the material financial terms of the proposed transaction with Adtalem, and a member of Laureate’s management summarized the material legal terms of the draft membership interest purchase agreement, including the post-closing indemnities by Laureate for the benefit of Adtalem. The representatives of Laureate’s outside counsel then reviewed the closing conditions set forth in the draft membership interest purchase agreement, including the regulatory approval and “Material Adverse Effect” conditions. Following the discussion, the Goldman Sachs representatives reviewed the financial analyses of Goldman Sachs regarding the transaction with Adtalem for Walden University. Following discussion, the Goldman Sachs representatives rendered Goldman Sachs’s oral opinion to the Board, which was subsequently confirmed in writing by delivery of a written opinion to the Board dated September 11, 2020, that, as of the date of the written opinion, and based upon and subject to the factors and assumptions set forth therein, the $1.48 billion in cash, subject to the adjustments set forth in the membership interest purchase agreement with Adtalem, to be paid to Laureate for all of the issued and outstanding limited liability company interests of Walden pursuant to the membership interest purchase agreement with Adtalem was fair from a financial point of view to Laureate. Mr. Freeman reported that the Special Transaction Committee, at its September 7, 2020 meeting, had recommended that the Board approve the proposed transaction with Adtalem.
Laureate’s management reported on the external and internal communication plans for each of the proposed transactions, assuming each received Board approval at the meeting. Following discussion and after taking into account the matters presented at the meeting and prior meetings, and after considering the interests of Laureate’s stockholders and other stakeholders and stated public benefit, the Board unanimously determined that entering into the proposed transactions would, when taken together with the previously signed transactions for the Malaysia business and the ANZ business, and potential future sales of Laureate’s remaining businesses and assets, constitute a sale of all or substantially all of the assets of Laureate and it was in the best interests of Laureate and its stockholders and other stakeholders and stated public benefit to enter into the proposed transactions, approved each of the proposed transactions and directed that the proposed transaction with Adtalem for Walden University, taken together with the aforementioned asset sales, and the Purchase Agreement be submitted for approval of the holders of a majority of the voting power represented by the outstanding shares of Class A common stock and Class B common stock of Laureate, voting as a single class.
Later that same day, Laureate and FEC entered into a definitive agreement for the transfer of control of Laureate’s Chilean not-for-profit institutions and other assets, and UNAB’s board of directors authorized the acquisition of AIEP.
On September 11, 2020, Wengen and certain other stockholders of Laureate delivered a written consent irrevocably approving the Purchase Agreement (as it may be amended from time to time), the ancillary documents and the transactions contemplated thereby, and the Contemplated Transaction, together with the previously signed transactions for the Malaysia business and the ANZ business, the proposed transaction involving the Chile institutions and the Brazil business, respectively, and potential future sales of Laureate’s remaining businesses and assets, for the purposes of Section 271 of the DGCL, which consent became effective prior to the execution of the membership interest purchase agreement by Laureate and Adtalem.
Early in the morning of September 11, 2020, Laureate and Adtalem entered into a membership interest purchase agreement for the Contemplated Transaction and, before the opening of the U.S. stock exchanges, Laureate and Adtalem issued press releases announcing the transaction.
Also as of September 11, 2020, the divestiture of the Chile institutions (including the transfer of control of Laureate’s Chilean not-for-profit institutions and UNAB’s acquisition of AIEP pursuant to the authorization of its board of directors) was completed and, after the closing of the U.S. stock exchanges on September 11, 2020, Laureate issued a press release announcing the transaction.
Later on September 11, 2020, Laureate and SER entered into a transaction agreement for the sale of the Brazil business.

After September 11, 2020, as permitted under the transaction agreement with SER, Laureate, with the assistance of its advisors, continued to negotiate with Ânima and Party E and received revised proposals for a potential acquisition of the Brazil business in an all-cash transaction from each of Party E and Ânima, respectively. The revised proposal from Party E implied an enterprise value of approximately $751 million, and the revised proposal from Ânima implied an enterprise value of approximately $765 million and that Ânima would pay SER the R$180 million go shop termination fee on behalf of Laureate and pay Laureate additional cash consideration if certain metrics were achieved following the closing of the transaction.
On October 12, 2020, the Board held a special meeting with members of management and representatives of Goldman Sachs and outside counsel in attendance. The representatives of Goldman Sachs reviewed with the Board, among other matters, the financial terms of Ânima’s and Party E’s revised proposals and compared Ânima’s and Party E’s revised proposals with the financial terms of the transaction agreed to with SER. The representatives of outside counsel reviewed with the Board certain legal considerations related to its evaluation of Ânima’s revised proposal. Following discussion and consideration of, among other matters, the financial, regulatory, legal and other aspects of the revised proposals from Party E and Ânima, the Board determined that Ânima’s revised proposal constituted a superior proposal (as such term is defined in the transaction agreement with SER) and directed management to notify SER of the Board’s determination.
On October 13, 2020, Laureate notified SER of Ânima’s revised proposal and its intention to terminate the transaction agreement with SER unless SER, within the time period specified in the transaction agreement with SER, improved the terms of its agreed transaction with Laureate so that Ânima’s revised proposal ceased to constitute a superior proposal.
On October 20, 2020, at the request of SER, the Courts of São Paolo issued a temporary injunction enjoining Laureate from terminating its transaction agreement with SER.
On October 21, 2020, Laureate issued a press release announcing, among other matters, the receipt of Ânima’s revised proposal.
On October 23, 2020, the Board held a special meeting with representatives of management and representatives of Goldman Sachs and outside counsel in attendance to consider, among other matters, Ânima’s revised proposal. The Board noted, among other things, that SER had not requested to discuss the terms of its transaction agreement with Laureate and had not submitted a proposal to revise the terms of its agreed transaction with Laureate. The representatives of Goldman Sachs reviewed with the Board the financial terms of Ânima’s revised proposal and compared it with the financial terms of the transaction agreed to with SER. Laureate’s outside counsel then discussed with the Board certain legal considerations, including certain legal aspects of the transaction agreement with SER. Following discussion and consideration of, among other matters, the financial, regulatory, legal and other aspects of Ânima’s revised proposal, the Board determined that Ânima’s revised proposal continued to constitute a superior proposal under the transaction agreement with SER and approved and authorized the termination of the transaction agreement with SER, the payment of the R$180 million go shop termination fee that would become payable upon such termination and the execution and delivery of the transaction agreement with Ânima.
On October 27, 2020, at the request of Laureate, the Courts of São Paolo vacated the October 20 injunction. Over the following days, representatives of Laureate and SER discussed the possibility of settling all legal proceedings between them relating to the transaction agreement between Laureate and SER.
On October 29, 2020, Laureate and SER reached an agreement to terminate the transaction agreement for the Brazil business and settle all related legal proceedings.
On October 30, 2020, Laureate and Ânima entered into a transaction agreement for the Brazil business.
Reasons for the Contemplated Transaction
In the course of making the determinations described above in “The Contemplated Transaction — Background of the Contemplated Transaction” beginning on page 14, the Board consulted with Laureate’s management, as well as Laureate’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
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Strategic Considerations:   The Board considered a number of factors pertaining to the strategic rationale for the Contemplated Transaction, including the following:

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Laureate’s and Walden’s business, current and historical financial conditions and results of operations and management’s future projections, and the risk of uncertainties involved in achieving these projections;

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the view that the Contemplated Transaction with Adtalem was consistent with, and also a result of, Laureate’s focus on large markets where Laureate had scale and established in-country networks, which the Board had determined could potentially lead to better outcomes for all of Laureate’s stakeholders;

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regulatory and political risk heightened by the proximity to the U.S. presidential election in November 2020;

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since the fourth quarter of 2019, Laureate had engaged in discussions and due diligence with two other potentially interested strategic parties regarding a transaction involving a sale of Walden, and the proposal received from Adtalem was the only proposal received for a transaction that the Board determined to be in the best interests of Laureate, its stockholders and those materially affected by Laureate’s conduct and the specific public benefits identified in Laureate’s organizational documents relative to the alternative of continuing to operate Walden as a subsidiary of Laureate;

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the Transaction Consideration payable under the Purchase Agreement;

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Adtalem has delivered evidence to Laureate that Adtalem has sufficient financing commitments to pay the Transaction Consideration at the closing of the Contemplated Transaction as required by the Purchase Agreement; and

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Adtalem’s purpose of empowering students and members to achieve their goals, find success, and make inspiring contributions to the global community.

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Cash consideration:   The Board considered the fact that the Transaction Consideration is all cash, which provides certainty and immediate liquidity and value to Laureate, enabling Laureate to realize value that has been created while eliminating long-term business risk. Laureate intends to use substantially all of the after-tax proceeds for general corporate purposes, which may include repayment of certain indebtedness and return of capital to stockholders.

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Majority Stockholders’ support:   The Board considered the support of the Majority Stockholders, who collectively owned a majority of Laureate’s voting power represented by the outstanding shares of Class A common stock and Class B common stock of Laureate, voting together as a single class, in approving the Purchase Agreement (as it may be amended from time to time), the ancillary documents and the transactions contemplated thereby and the Contemplated Transaction and, taken together with other asset sales approved by the Board following Laureate’s January 27, 2020 announcement and up to and including the September 10, 2020 meeting of the Board, the sale of all or substantially all of Laureate’s assets for purposes of Section 271 of the DGCL and who, as common stockholders, will not receive any Transaction Consideration directly.

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Fairness opinion:   The Board considered the oral opinion of Goldman Sachs, rendered to the Board, subsequently confirmed in writing by delivery of a written opinion to the Board dated September 11, 2020, that, as of the date of the written opinion, and based upon and subject to the factors and assumptions set forth therein, the Transaction Consideration to be paid to Laureate for all of the issued and outstanding Interests pursuant to the Purchase Agreement was fair, from a financial point of view to Laureate. The Goldman Sachs opinion is more fully described below under the captions “The Contemplated Transaction — Opinion of Goldman Sachs & Co. LLC” beginning on page 35 and the full text of the Goldman Sachs opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this information statement as Annex B.

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Purchase Agreement:   The Board considered, in consultation with its outside legal counsel, the terms of the Purchase Agreement, which were the product of arm’s-length negotiations and contained terms and conditions that were, in the Board’s view, advisable and favorable to Laureate, including:

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the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Contemplated Transaction and their respective ability to terminate the Purchase Agreement in certain specified circumstances;

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the limited number and nature of the conditions to Adtalem’s obligation to consummate the Contemplated Transaction;

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the fact that the definition of “Material Adverse Effect” has a number of customary exceptions;

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the fact that, subject to certain specified limitations, Laureate has certain operating flexibility to conduct its business in the ordinary course between execution of the Purchase Agreement and consummation of the Contemplated Transaction;

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the fact that the Contemplated Transaction is not subject to a financing condition, the limited number and nature of the conditions to funding set forth in Adtalem’s financing commitment letter and the obligation of Adtalem to use its reasonable best efforts to obtain the financing;

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the ability of Laureate to seek specific performance in the event that Adtalem breaches the Purchase Agreement, subject to limited and customary exceptions;

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the fact that, while the Purchase Agreement restricts Laureate’s ability to directly or indirectly solicit, initiate or encourage certain competing transactions involving the sale of Walden, such restrictions do not apply to certain transactions involving a sale or business combination of Laureate, as long as the purchaser or surviving party in such transaction will be bound by the Purchase Agreement and certain ancillary documents and obligated to consummate the Contemplated Transaction subject to the terms and conditions thereof; and

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the requirement that the parties use their respective reasonable best efforts to complete the transactions contemplated by the Purchase Agreement as promptly as practicable, including obtaining all necessary Educational Consents and antitrust approvals (including pursuant to the HSR Act and a specified foreign filing).

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Likelihood of consummation:   The Board considered the likelihood that the Contemplated Transaction would be completed, in light of, among other things, the conditions to the Contemplated Transaction, the absence of a financing condition, the covenants by the parties to use their respective reasonable best efforts to file and obtain all necessary Educational Consents and antitrust approvals (including pursuant to the HSR Act and a specified foreign filing). The Board also considered the possibility of the $88,800,000 Termination Fee payable in certain circumstances by Adtalem to Laureate.

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Financing:   The Board considered that Adtalem obtained committed debt financing for the Contemplated Transaction from certain financial institutions, as well as the fact that Adtalem must use its reasonable best efforts to consummate the debt financing or other permanent financing in lieu thereof, and Adtalem has represented that such financing, together with Adtalem’s cash available on hand, provides for sufficient funds to consummate the transactions contemplated by the Purchase Agreement, including related fees and expenses required to be paid as of the consummation of the Contemplated Transaction.

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Strategic Alternative Process:   The Contemplated Transaction is one component of the Strategic Alternative Process announced on January 27, 2020, and in connection with such process, Laureate sought to evaluate all potential options for its businesses and engaged with multiple potential interested bidders in a disciplined sales process to create a competitive environment to maximize the stockholder value. The Board considered a number of factors pertaining to the rationale for various strategic alternatives considered in the Strategic Alternative Process, including those for the ANZ business, Brazil business, Chile institutions and Malaysia business, including the following:

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Whether the values that could potentially be realized for Laureate’s assets in the private market or through other transactions would likely be greater than the value that the public markets currently ascribed to Laureate’s portfolio of assets;

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Volatile political and regulatory environments in various jurisdictions, including Chile; and

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Acquirers’ experience in and commitment to higher education, which is aligned with Laureate’s overall education mission.

The Board also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the Purchase Agreement, including the following factors:
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Risks associated with announcement of the Purchase Agreement:   The Board considered the possibility of disruption to Laureate’s or Walden’s business that could result from the announcement of the Contemplated Transaction on Laureate’s stock price, Laureate’s or Walden’s operations, business ventures, employees, distributors, customers, suppliers and other business partners and the resulting distraction of management’s attention from day-to-day operations of Laureate’s or Walden’s business and Laureate’s or Walden’s ability to attract and retain key employees during the pendency of the Contemplated Transaction.

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Risks associated with a failure to consummate the Contemplated Transaction:   The Board considered the fact that, while the Contemplated Transaction is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Contemplated Transaction will be satisfied or waived, and, as a result, it is possible that the Contemplated Transaction may not be completed, as described under “The Purchase Agreement — Conditions to Consummation of the Contemplated Transaction” beginning on page 61. The Board noted the fact that, if the Contemplated Transaction is not completed, (i) Laureate will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to Laureate’s or Walden’s operations, diversion of management and employee attention, employee attrition and a potentially negative effect on Laureate’s or Walden’s business and relationships, (ii) depending on the circumstances that caused the Purchase Agreement not to be completed, it is likely that the trading price of the Laureate Common Stock will decline, potentially significantly, and (iii) the market’s perception of Laureate’s or Walden’s prospects could be adversely affected.

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Restrictions on the operation of Laureate’s business:   The Board considered the fact that the Purchase Agreement prohibits Laureate and Walden from taking a number of actions relating to the conduct of Walden’s business prior to the closing without the prior written consent of Adtalem, which may delay or prevent Laureate or Walden from undertaking business opportunities that may arise during the pendency of the Contemplated Transaction, whether or not the Contemplated Transaction is completed.

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Exclusivity Provision:   The Purchase Agreement restricts Laureate’s ability to directly or indirectly solicit, initiate or encourage a competing transaction involving the sale of Walden.

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Appraisal rights:   No appraisal rights or dissenters’ rights are available to Laureate’s stockholders under Delaware law or its organizational documents in connection with the Contemplated Transaction.

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Tax Treatment:   The Board considered the likely tax treatment to Laureate of the Contemplated Transaction.

After taking into account all of the factors set forth above, as well as others, the Board determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Contemplated Transaction. The Board reached the decision to recommend and approve the Purchase Agreement and the Contemplated Transaction in light of the factors described above and other factors the Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, and individual members of the Board may have given different weights to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, senior management of Laureate and Walden, representatives of Goldman Sachs as financial advisors, and representatives of Simpson Thacher & Bartlett LLP and Jones Day as legal advisors, and considered the factors overall to be favorable to, and to support, its determinations. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 11.
Required Stockholder Approval for the Contemplated Transaction
Under Section 271 of the DGCL and our organizational documents, the approval of the Contemplated Transaction, taken together with other asset sales approved by the Board following Laureate’s January 27, 2020 announcement that Laureate was seeking to evaluate all potential options for its businesses, including sales, spin-offs or business combinations, and up to and including the September 10, 2020 meeting of the Board, required the affirmative vote or written consent of the holders of a majority of the voting power represented by the outstanding shares of Class A common stock and Class B common stock of Laureate, voting together as a single class. Prior to the execution of the Purchase Agreement, the Majority Stockholders, which together on such date beneficially owned 10,356,650 shares of Class A common stock and 56,861,333 shares of Class B common stock, representing a majority in voting power of the outstanding shares of Class A common stock and Class B common stock of Laureate, voting together as a single class, executed and delivered the Written Consent, irrevocably approving the Purchase Agreement (as it may be amended from time to time), the ancillary documents and the transactions contemplated thereby, and the Contemplated Transaction, together with other asset sales approved by the Board following Laureate’s January 27, 2020 announcement and up to and including the September 10, 2020 meeting of the Board, for purposes of Section 271 of the DGCL. No further action by any Laureate stockholder is required under applicable law or under the Purchase Agreement (or otherwise) to adopt the Purchase Agreement or approve the Contemplated Transaction. As a result, Laureate is not soliciting your vote for or consent to the adoption of the Purchase Agreement or the approval of the Contemplated Transaction and will not call a stockholders’ meeting for purposes of voting on the adoption of the Purchase Agreement or the approval of the Contemplated Transaction. No action by the stockholders of Adtalem is required to consummate the Contemplated Transaction.
When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto shall constitute notice from Laureate to you of the Written Consent as required by Section 228(e) of the DGCL.
In accordance with Rule 14c-2 of the Exchange Act, the Contemplated Transaction may not be completed until 20 calendar days after the date of mailing this information statement to Laureate’s stockholders. Therefore, notwithstanding the execution and delivery of the Written Consent, the Contemplated Transaction will not occur until that time has elapsed. However, there can be no assurance that the Contemplated Transaction will be consummated at that time, or at all.
Use of Proceeds
Assuming that the Contemplated Transaction is consummated in accordance with the terms of the Purchase Agreement, Laureate intends to use substantially all of the after-tax proceeds for general corporate purposes, which may include repayment of certain indebtedness and return of capital to stockholders.
Opinion of Goldman Sachs & Co. LLC
At a meeting of the Board, Goldman Sachs rendered its oral opinion to the Board, subsequently confirmed in writing by delivery of a written opinion to the Board dated September 11, 2020, that, as of the date of the written opinion, and based upon and subject to the factors and assumptions set forth therein, the Transaction Consideration to be paid to Laureate for all of the issued and outstanding Interests pursuant to the Purchase Agreement was fair from a financial point of view to Laureate.
The full text of the written opinion of Goldman Sachs, dated September 11, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Contemplated

Transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Laureate’s capital stock should vote with respect to the Contemplated Transaction, or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•
the Purchase Agreement;

•
annual reports to stockholders and Annual Reports on Form 10-K of Laureate for the five years ended December 31, 2019;

•
certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Laureate;

•
certain other communications from Laureate to its stockholders;

•
certain publicly available research analyst reports for Laureate;

•
audited consolidated financial statements for the Walden Group for the years ended December 31, 2018 and December 31, 2019;

•
unaudited consolidated financial statements for the Walden Group for the six month period ended June 30, 2020;

•
certain internal financial analyses and forecasts for the Walden Group prepared by the management of Laureate, as approved for Goldman Sachs’ use by Laureate (the “Walden Forecasts”); and

•
certain estimates of the amount of adjustments contemplated by Sections 2.01 and 2.04 of the Purchase Agreement, as prepared by the management of Laureate and approved for Goldman Sachs’ use by Laureate (the “Adjustment Estimates”).

Goldman Sachs also held discussions with members of the senior managements of Laureate and Walden regarding their assessment of the strategic rationale for, and the potential benefits of, the Contemplated Transaction and the past and current business operations, financial condition, and future prospects of the Walden Group; reviewed the reported price and trading activity for the shares of the Laureate Common Stock, and the shares of common stock, par value $0.01 per share, of Adtalem; compared certain financial information for the Walden Group and certain financial and stock market information for Laureate with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering this opinion, Goldman Sachs, with Laureate’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Laureate’s consent that the Walden Forecasts and the Adjustment Estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Laureate. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Laureate, Walden or any of their respective subsidiaries or the Walden Group and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Contemplated Transaction would be obtained without any adverse effect on Laureate, Walden or on the expected benefits of the Contemplated Transaction in any way meaningful to its analysis. Goldman Sachs also assumed that the Contemplated Transaction would be consummated on the terms set forth in the Purchase Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Laureate to engage in the Contemplated Transaction or the relative merits of the Contemplated Transaction as compared to any strategic alternatives that may be available to Laureate; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to Laureate, as of the date of the written opinion, of the Transaction Consideration to be paid to Laureate for all of the issued and outstanding Interests pursuant to the Purchase Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Purchase Agreement or the Contemplated Transaction or any term or aspect of any other agreement or instrument contemplated by the Purchase Agreement or entered into or amended in connection with the Contemplated Transaction, including any ongoing obligations of Laureate or the Walden Group, any allocation of the Transaction Consideration, the fairness of the Contemplated Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Laureate; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Laureate or Walden, or class of such persons, in connection with the Contemplated Transaction, whether relative to the Transaction Consideration to be paid to Laureate for all of the issued and outstanding Interests pursuant to the Purchase Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of the date of its written opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its written opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of the Laureate Common Stock will trade at any time, or as to the potential effects of volatility in the credit, financial and stock markets on Laureate, Walden, Adtalem, or the Contemplated Transaction, or as to the impact of the Contemplated Transaction on the solvency or viability of Laureate, Walden or Adtalem or the ability of Laureate, Walden or Adtalem to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 4, 2020, and is not necessarily indicative of current market conditions.
Illustrative Discounted Cash Flow Analysis.   Using the Walden Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Walden on a standalone basis. Using discount rates ranging from 8.0% to 9.0%, reflecting estimates of Walden’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2020 (i) estimates of unlevered free cash flow for Walden for the second half of the year 2020 and the years 2021 through 2024 as reflected in the Walden Forecasts and (ii) a range of illustrative terminal values for Walden, which were calculated by applying exit multiples of 6.0x to 8.0x to a terminal year estimate of next twelve month (NTM) EBITDA of Walden, as reflected in the Walden Forecasts (which analysis implied perpetuity growth rates ranging from negative 2.2% to 1.1%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of enterprise value / NTM EBITDA exit multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Walden Forecasts, market expectations regarding long-term real growth of gross domestic product and inflation and the enterprise value / NTM EBITDA multiples for the selected companies as set forth below under “— Selected Companies Analysis.” Goldman Sachs derived ranges of illustrative enterprise values for Walden by adding the ranges of present values it derived above. Goldman Sachs’ analysis derived a range of illustrative enterprise values for Walden of $1,303,000,000 to $1,649,000,000.
Illustrative Present Value of Future Equity Value Analysis.   Goldman Sachs performed an illustrative analysis of the implied present value of the illustrative future equity value of Walden on a standalone basis. For this analysis, Goldman Sachs used the Walden Forecasts for the second half of the year 2020 and each of the years 2021 to 2023. Goldman Sachs first calculated the implied enterprise value of Walden as of December 31, 2021 and as of December 31, 2022 by applying enterprise value to NTM EBITDA multiples of 6.0x to 8.0x to EBITDA estimates for the year 2022 and 2023, respectively. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the enterprise value / NTM EBITDA multiples of the selected companies, as set forth below under “— Selected Companies Analysis”. Using the Walden Forecasts, Goldman Sachs then added cumulative unlevered free cash flow as of December 31, 2021 and December 31, 2022, respectively, to derive the implied equity value of Walden as of such dates and discounted the implied equity values so derived back to June 30, 2020, using a range of illustrative discount rates of 8.0% to 10.0%, reflecting an estimate of Walden’s cost of equity. Goldman Sachs derived such range of discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of the equity value of Walden and, assuming net debt of zero as directed by Walden’s management for purposes of this analysis, a range of implied enterprise values for Walden of $1,043,000,000 to $1,449,000,000.
Selected Companies Analysis.   For reference purposes only and not as part of its fairness analysis, Goldman Sachs reviewed and compared enterprise value / EBITDA multiples based on financial data as of September 4, 2020, information it obtained from SEC filings and Institutional Brokers Estimate System (IBES) estimates for Laureate and for the following publicly traded corporations in the for-profit education industry (collectively, the “selected companies”):
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Adtalem

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American Public Education, Inc.

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Perdoceo Education Corporation

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Strategic Education, Inc.

Although none of the selected companies is directly comparable to Walden, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Walden.
The results of these analyses are summarized as follows:
Enterprise Value as a multiple of:	Selected Companies
	Range	Median
2020 EBITDA	4.1x – 7.2x	6.2x
2021 EBITDA	3.6x – 6.9x	5.9x
For purposes of the enterprise value / EBITDA multiples, (i) the multiples and ratios of Laureate and Strategic Education, Inc. were adjusted pro forma for the pending sale of Laureate’s Australian and New Zealand operations to Strategic Education, Inc. announced in July 2020 and (ii) the enterprise value of Laureate excluded $216,000,000 of cash held by certain variable interest entities.
Average NTM-Time Weighted EBITDA Multiples
Selected Company	3 Month	6 Month	1 Year	2 Year	3 Year
Laureate	5.8x	5.3x	6.1x	6.9x	7.0x
Adtalem	6.5x	6.0x	6.8x	8.1x	8.2x
Strategic Education, Inc.	9.5x	9.6x	9.9x	11.2x	11.3x
American Public Education, Inc.	7.6x	6.6x	5.8x	5.7x	6.0x
Perdoceo Education Corporation	4.8x	4.3x	5.5x	6.6x	6.8x
For purposes of the average NTM-time weighted EBITDA multiples, the multiples and ratios of Laureate and Strategic Education, Inc. were adjusted pro forma for the pending sale of Laureate’s Australian and New Zealand operations to Strategic Education, Inc. announced in July 2020.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Laureate or Walden or the Contemplated Transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view to Laureate, as of the date of the written opinion, of the Transaction Consideration to be paid to Laureate for all of the issued and outstanding Interests pursuant to the Purchase Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon the Walden Forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Laureate, Walden, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted.
The Transaction Consideration was determined through arm’s-length negotiations between Laureate and Adtalem and was approved by the Board. Goldman Sachs provided advice to Laureate during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Laureate or the Board or that any specific amount of consideration constituted the only appropriate consideration for the Contemplated Transaction.
As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Purchase Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Laureate, Adtalem, any of their respective affiliates and third parties, including Wengen, and its affiliates and significant equityholders, including Kohlberg Kravis Roberts & Co. L.P. (together with KKR & Co. Inc., “KKR”) and Cohen Private Ventures, LLC (together with CPV Holdings, LLC and Point 72 Asset Management, L.P., “CPV”) and their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the Contemplated Transaction. Goldman Sachs acted as financial advisor to Laureate in connection with, and participated in certain of the negotiations leading to, the Contemplated Transaction. Goldman Sachs has provided certain financial advisory and/or underwriting services to Laureate and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunning manager with respect to a public offering of 14,087,500 shares of the Laureate Common Stock, on behalf of Wengen, in November 2018; as Laureate’s financial advisor in connection with the sale of Laureate’s institutions in Spain and Portugal in June 2019; as Laureate’s financial advisor in connection with the pending sale of Laureate’s Australian and New Zealand operations announced in July 2020; as Laureate’s financial advisor in connection with the sale of Laureate’s Chile institutions in September 2020; and as Laureate’s financial advisor in connection with the pending sale of Laureate’s Brazil operations announced in September 2020. Goldman Sachs also has provided certain financial advisory and/or underwriting services to KKR and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint lead agent with respect to a bank loan to an affiliate of KKR in connection with its acquisition of Envision Healthcare Corp. (aggregate principal amount $5,350,000,000), in September 2018; as financial advisor to Kohlberg Kravis Roberts & Co. (Asia), an affiliate of KKR, with respect to its acquisition of LCY Chemical Corp. in January 2019; as book manager with respect to the public offering by a fund affiliated with KKR of its 1.625% guaranteed bonds due 2029 (aggregate principal amount €650,000,000), in May 2019; as joint bookrunner with respect to the initial public offering of 20,500,000 shares of common stock of BridgeBio Pharma, Inc., a portfolio company of funds affiliated with KKR, in June 2019; as financial advisor to KKR with respect to the acquisition of OverDrive, Inc. by funds affiliated with KKR, announced in December 2019; as exclusive financial advisor to KKR with respect to the acquisition of Roompot Group by funds affiliated with KKR, announced in June 2020; and as joint bookrunner with respect to the public offering of 23,000,000 shares of 6.00% Series C Mandatory Convertible Preferred Stock issued by an affiliate of KKR in August 2020. Goldman Sachs has also provided certain financial advisory and/or underwriting services to CPV and/or its affiliates and portfolio companies from time to time. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Laureate, Adtalem, Wengen, and their respective affiliates and significant equityholders, including KKR, CPV, and their respective affiliates and portfolio companies, for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Wengen, KKR, CPV and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Wengen, KKR and CPV from time to time and may do so in the future. During the two year period ended September 11, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Laureate and/or its affiliates of approximately $10,100,000 and to KKR and/or its affiliates and portfolio companies (which may include companies that are not controlled by KKR) of approximately $63,200,000. During the two year period ended September 11, 2020, Goldman Sachs has not recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to CPV and/or its affiliates and portfolio companies (which may include companies that are not controlled by CPV). During the two year period ended September 11, 2020, the Investment Banking Division of Goldman Sachs has not been engaged by Adtalem or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation.
The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Contemplated Transaction. Pursuant to an engagement letter dated September 2, 2020, Laureate engaged Goldman Sachs to act as its financial advisor in connection with the Contemplated Transaction. The engagement letter between Laureate and Goldman Sachs provides for a transaction fee currently estimated to be $10,360,000, which is contingent upon consummation of the Contemplated Transaction. In connection with the engagement, Laureate also engaged Goldman Sachs with respect to sales of the ANZ business, the Brazil business and the Chile institutions (as discussed in “The Contemplated Transaction — Background of the Contemplated Transaction” beginning on page 14). Laureate has paid Goldman Sachs a transaction fee for its services in connection with the sale of the Chile institutions and has agreed to pay Goldman Sachs a transaction fee for its services in connection with each of the sales of the ANZ business and the Brazil business, which are contingent on the consummation of each of the sales. The aggregate amount of the transaction fee for all three sales is currently estimated to be $14,360,000. Goldman Sachs is also entitled to a potential incentive transaction fee ranging from 0.00% to 0.60% of the aggregate consideration paid in connection with certain completed transactions, including the Contemplated Transaction. However, the payment of the incentive fee is subject to various quantitative factors and contingencies, and as of [      ], Goldman Sachs is not entitled to any such incentive transaction fee. In addition, Laureate has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. In connection with the consummation of the transaction involving the Brazil business, Laureate is evaluating one or more contingent derivative transactions to hedge all or a portion of the currency risk associated with such transaction, which Laureate may enter into with Goldman Sachs or with another counterparty. In the event that Laureate enters into such derivative transactions with Goldman Sachs, Goldman Sachs may receive certain compensation from Laureate and have other economics in connection with acting as counterparty.
Walden Forecasts
Laureate has historically prepared and provided public guidance as to Laureate’s consolidated projected financial and operational results for its then-current fiscal year in its press releases announcing its financial results for the then-current quarter or year, as applicable. Laureate has not historically provided public guidance by segment or for Walden on a standalone basis. Other than the financial guidance described above, Laureate does not as a matter of course make other public forecasts as to future sales, earnings, or other results, and forecasts for extended periods of time are of particular concern to Laureate due to the unpredictability of the underlying assumptions and estimates. However, in connection with the discussions regarding the Contemplated Transaction, Laureate management, upon consultation with Walden management, prepared certain unaudited prospective financial information for the Walden Business for fiscal years 2020 through 2024 for the Board and Goldman Sachs, which are referred to collectively as the Walden Forecasts. The Walden Forecasts were prepared by treating the Walden Business on a stand-alone basis, without giving effect to the Contemplated Transaction including the impact of negotiating or executing the Contemplated Transaction, the expenses that may be incurred in connection with consummating the Contemplated Transaction, including the effect of any business or strategic decision or action that has been or will be taken as a result of the Purchase Agreement with Adtalem having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the Purchase Agreement with Adtalem had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Contemplated Transaction.
The accompanying Walden Forecasts were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or generally accepted accounting principles, which is referred to as GAAP, but, in the view of Walden’s management and Laureate’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Walden Business on a stand-alone basis as described above and subject to the assumptions and limitations described in this section. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on the Walden Forecasts. Although Walden’s management and Laureate’s management believes there is a reasonable basis for the Walden Forecasts, Laureate cautions stockholders that future results of the Walden Business could be materially different from the Walden Forecasts. This summary of the Walden Forecasts is being included in this information statement because the Walden Forecasts were provided to Goldman Sachs for its use in connection with its financial analyses and fairness opinion and the Board for purposes of considering and evaluating the Contemplated Transaction and the Purchase Agreement. Revenues and Carve-out Adjusted EBITDA forecast figures were also provided to Adtalem. Laureate’s independent registered public accounting firm has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Walden Forecasts and, accordingly, does not express an opinion or any other form of assurance with respect thereto.
The Walden Forecasts are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Walden Forecasts are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Walden’s management and Laureate’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition, and the risks discussed in this information statement under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 11. See also “Where You Can Find More Information” beginning on page 75. The Walden Forecasts also reflect assumptions as to certain business decisions that are subject to change. Because the Walden Forecasts were developed for the Walden Business on a stand-alone basis without giving effect to the Contemplated Transaction, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the Contemplated Transaction or any changes to the operations or strategy of the Walden Business that may be implemented after completion of the Contemplated Transaction. There can be no assurance that the Walden Forecasts will be realized, and actual results of the Walden Business may differ materially from those shown. Generally, the further out the period to which the Walden Forecasts relate, the less predictable and more unreliable the information becomes.
The Walden Forecasts contain certain non-GAAP financial measures that Laureate believes are helpful in understanding its past financial performance and future results. Laureate’s management and Walden’s management regularly uses a variety of financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA (defined below), for forecasting, budgeting and measuring operating performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Laureate believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results of the Walden Business and to analyze the financial and business trends of the Walden Business on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Laureate’s competitors and may not be directly comparable to similarly titled measures of Laureate’s competitors due to potential differences in the exact method of calculation.
Financial measures included in projections provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Walden Forecasts, are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore such financial measures are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Board or Goldman Sachs in connection with the Contemplated Transaction. Accordingly, no reconciliation of the financial measures included in the Walden Forecasts is provided in this information statement.
None of Laureate or any of its affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the Walden Forecasts, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the Walden Forecasts to reflect circumstances existing after the date the Walden Forecasts were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Walden Forecasts, as applicable, are shown to be in error. Except as required by applicable securities laws, Laureate does not intend to make publicly available any update or other revision to the Walden Forecasts, even in the event that any or all assumptions are shown to be in error. Laureate has made publicly available its actual results of operations for the year ended December 31, 2019 on Laureate’s Annual Report on Form 10-K filed with the SEC on February 27, 2020 and for the quarterly periods ended March 31, 2020, June 30, 2020, and September 30, 2020 on Laureate’s Quarterly Reports on Form 10-Q filed with the SEC on May 7, 2020, August 6, 2020 and November 5, 2020, respectively. None of Laureate or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Laureate stockholder or other person regarding Laureate’s or Walden’s ultimate performance compared to the information contained in the Walden Forecasts or that forecasted results will be achieved. Laureate has made no representation to Adtalem, in the Purchase Agreement or otherwise, concerning the Walden Forecasts.
Summary of the Walden Forecasts
The following table presents certain unaudited prospective financial information of the Walden Business prepared by Laureate management, upon consultation with Walden management, for fiscal years 2020 through 2024, and approved for Goldman Sachs’ use by Laureate management.
	Fiscal Year Ended December 31,
($ in millions)	2020E	2121E	2022E	2023E	2024E
Revenues	598	625	659	709	774
Carve-out Adjusted EBITDA(1)	167	173	184	197	215
Standalone Costs(2)	(10)	(10)	(11)	(11)	(12)
Standalone Adjusted EBITDA(3)	157	163	174	186	203
Adjusted EBIT(4)	139	144	154	166	183

(1)
Carve-out Adjusted EBITDA, a non-GAAP term, is operating income (loss) plus depreciation and amortization and share-based compensation expense.

(2)
Standalone Costs, a non-GAAP item, are incremental costs, estimated by Laureate’s management, upon consultation with Walden’s management, that Walden incur if Walden operated as a standalone company during the applicable period.

(3)
Standalone Adjusted EBITDA, a non-GAAP item, is Adjusted EBITDA, net of Standalone Costs.

(4)
Adjusted EBIT, a non-GAAP term, is Adjusted EBITDA, net of depreciation and amortization.

Using the Walden Forecasts, the following unlevered free cash flow estimates were calculated by Goldman Sachs and approved for Goldman Sachs’ use by Laureate management.
	Fiscal Year Ended December 31,
($ in millions)	2020E	2121E	2022E	2023E	2024E
Unlevered free cash flow(1)	106	104	109	122	139

(1)
Unlevered free cash flow, a non-GAAP term, is calculated as Adjusted EBIT, less tax expense, plus depreciation and amortization, less capital expenditure, less cloud computing costs and less changes in net working capital.

Financing
In connection with its entry into the Purchase Agreement, Adtalem has entered into the Commitment Letter with the Commitment Parties pursuant to which and subject to the terms and conditions set forth therein, the Commitment Parties have agreed to provide (i)(A) a Term Facility in an aggregate principal amount of $1,000,000,000, (B) a Revolving Facility in an aggregate commitment amount of $400,000,000 and (ii) a Bridge Facility in an aggregate principal amount of up to $650,000,000 to the extent one or more series of senior secured notes pursuant to a Rule 144A offering or other private placement in an aggregate principal amount of $650,000,000 are not issued (in escrow or otherwise) prior to the consummation of the Contemplated Transaction. The proceeds from the Facilities will be used, among other things, to finance the Contemplated Transaction, refinance Adtalem’s existing credit agreement, pay fees and expenses related to the Contemplated Transaction and, in the case of the Revolving Facility, to finance ongoing working capital and general corporate purposes. The commitments under the Commitment Letter are subject to certain customary closing conditions.
The obligations of Adtalem to complete the Contemplated Transaction are not subject to any financing condition.
The commitment of the Commitment Parties under the Commitment Letter expires upon the earliest to occur of (i) consummation of the Contemplated Transaction (with or without the use of the Facilities), (ii) termination of the Purchase Agreement in accordance with its terms and (iii) five business days after March 11, 2022.
If any portion of Adtalem’s debt financing becomes unavailable on the terms and conditions contemplated by the Commitment Letter, the Purchase Agreement requires Adtalem to use its reasonable best efforts to as promptly as practicable arrange and obtain alternative financing from alternative sources on terms and conditions not materially less favorable to Adtalem in the aggregate than those contained in the Commitment Letter, in an amount sufficient to satisfy the Financing Uses (as defined in the Purchase Agreement) at the closing.
Interests of our Directors and Executive Officers in the Contemplated Transaction
You should be aware that executive officers and directors of Laureate have interests in the Contemplated Transaction that are different from, or in addition to, the interests of Laureate stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Purchase Agreement. These interests are described below.
Strategic Alternative Process
As described above, in January 2020, Laureate announced the Strategic Alternative Process. In connection with this process, Laureate’s Compensation Committee recommended, and the Board approved, certain changes to Laureate’s compensation programs. These compensation programs are described below.

Arrangements with Certain Executives
Current Executive Officer Benefits Tied to Strategic Alternative Process
Messrs. Serck-Hanssen, Charhon, Grace and Sinkfield
Eilif Serck-Hanssen, our President and Chief Executive Officer, Jean-Jacques Charhon, our Executive Vice President and Chief Financial Officer, Timothy Grace, our Chief Human Resources Officer, and Richard Sinkfield, our Chief Legal Officer and Chief Ethics & Compliance Officer, are eligible to receive benefits in connection with the completion of the Strategic Alternative Process, of which the Contemplated Transaction is one component. We have entered into letter agreements with each of Mr. Serck-Hanssen, dated March 23, 2020, Mr. Charhon, dated March 25, 2020, Mr. Grace, dated March 23, 2020, and Mr. Sinkfield, dated April 5, 2020, each of which provides them with eligibility for a retention bonus and equity award acceleration and, with respect to Messrs. Serck-Hanssen, Charhon and Grace, enhanced severance benefits as described below.
Under their respective letter agreements, each of Messrs. Serck-Hanssen, Charhon, Grace and Sinkfield is eligible to receive a retention bonus on the earlier of (i) a Change of Control (as defined in Laureate’s Amended and Restated 2013 Long-Term Incentive Plan (the “Equity Plan”)) and (ii) the date the Board declares a close to the Strategic Alternative Process (the earlier to occur of clauses (i) and (ii), the “Determination Date”), with a target amount equal to 75% of his annual base salary. For Messrs. Serck-Hanssen, Charhon and Grace the actual retention bonus amount will be adjusted up or down in a range of 0% to 200% of target based generally on total return to Laureate’s shareholders and when the Valuation Date (as defined below) occurs. For Mr. Sinkfield, 50% of the actual retention bonus amount will be adjusted up or down in a range of 0% to 200% of target based generally on total return to Laureate’s shareholders and when the Valuation Date occurs and 50% will be paid based on a prorated portion of target based on when the Valuation Date occurs. Payment of the retention bonus is generally subject to continued employment of the executive through the applicable Determination Date; provided, that a prorated retention bonus will be payable if, prior to the Determination Date, the executive is terminated by us without Cause or the executive resigns for Good Reason, based on service from January 27, 2020 through termination of employment (the earlier to occur of the Determination Date and the date of such termination, the “Valuation Date”).
In addition, under the letter agreements, and with respect to Mr. Sinkfield, under Laureate’s Severance Policy for Executives, in the event that an executive’s employment is terminated by us without Cause or the executive resigns for Modified Good Reason (or in the case of Mr. Sinkfield, for Good Reason) prior to the Determination Date or during the 12-month period thereafter, then:
•
the executive will be eligible to receive severance benefits consisting of:

•
a lump sum payment equal to, for Mr. Serck-Hanssen, 2x his annual base salary and target annual bonus, and for each of Messrs. Charhon, Grace and Sinkfield, 1.5x his annual base salary and target annual bonus,

•
an amount equal to the executive’s annual target bonus for the year during which his termination was effective, prorated based on the number of days he was employed,

•
subsidized COBRA health coverage for 18 months or, if earlier, until the executive becomes eligible for health coverage under a substantially similar plan,

•
payment for any accrued but unused vacation in accordance with Laureate’s applicable policy, and

•
outplacement services for up to nine months after termination of employment; and

•
all of the executive’s then-outstanding unvested equity awards under the Equity Plan will vest in full and settle (with performance targets deemed to be attained) (together with the payments and benefits described above, the “Executive Payments and Benefits”).

For purposes of the letter agreements described above:
“Cause” generally means (i) gross negligence or willful malfeasance in connection with the executive’s performance of duties, (ii) conviction of, or pleading guilty or nolo contendere to any felony, (iii) theft, embezzlement, fraud or other similar conduct or (iv) a willful and material breach of any applicable agreements with Laureate or its affiliates including, without limitation, engaging in any action in breach of any applicable restrictive covenants.
“Modified Good Reason” generally means the occurrence of any of the following without the Executive’s consent (i) a material diminution in the Executive’s base salary, (ii) as of, and following the Determination Date, a material diminution in the Executive’s authority, duties or responsibilities when compared to the Executive’s authority, duties or responsibilities as of January 27, 2020 or, (iii) a relocation by more than fifty miles in the principal location in which the Executive is required to performance services; provided, that Modified Good Reason will not exist unless and until the Executive provides written notice of the acts alleged to constitute Modified Good Reason within 90 days of the Executive’s knowledge of the occurrence of such event, and Laureate fails to cure such acts within 30 days following receipt of such notice, if curable, and the Executive terminates employment within 60 days following expiration of such cure period.
“Good Reason” generally has the same meaning as Modified Good Reason, except that prong (ii) of the definition of Modified Good Reason does not constitute Good Reason.
For an estimate of the value of the payments and benefits described above that would be payable to Messrs. Serck-Hanssen, Charhon and Grace under their respective letter agreements in connection with the completion of the Strategic Alternative Process, see the section entitled “Golden Parachute Compensation” below. The estimated value of the payments and benefits described above that would be payable to Mr. Sinkfield in respect of his retention bonus, severance benefits and equity acceleration in connection with the completion of the Strategic Alternative Process will be $87,500, $1,351,230 and $266,661, respectively, calculated based on unvested equity awards outstanding as of, and base salary and target bonus amounts in effect as of, the Assumed Closing Date (defined below). None of Messrs. Serck-Hanssen, Charhon, Grace or Sinkfield will receive these benefits solely based on the closing of the Contemplated Transaction.
Other Non-Current Executive Officer Benefits Tied to Specified Businesses
We have entered into a letter agreement, dated April 13, 2020, with Paula Singer, the Chief Executive Officer of Walden and Online Partners, that provides her with eligibility for a retention bonus in connection with completion of the Contemplated Transaction, whether or not the Strategic Alternative Process has been completed. Under Ms. Singer’s letter agreement, if the Contemplated Transaction closes before July 31, 2021, Ms. Singer will be eligible to receive a retention bonus equal to $344,250. If the Contemplated Transaction does not close before July 31, 2021, Ms. Singer will be eligible to receive a retention bonus equal to $172,125. Payment of the retention bonus is subject to Ms. Singer remaining actively employed in good standing (and not having given notice of intent to resign) through the closing of the Contemplated Transaction or July 31, 2021, as the case may be.
In addition, under Ms. Singer’s letter agreement, in the event that her employment is terminated without Cause or she resigns for Modified Good Reason prior to the Determination Date or during the 12-month period thereafter, then Ms. Singer will be entitled to the Executive Payments and Benefits, provided that her lump sum payment will be equal to 1.5x her annual base salary and target annual bonus.
Ms. Singer will undergo a separation of service from Laureate in connection with the Contemplated Transaction and will be entitled to a payment in respect of her Laureate Deferred Compensation Plan account balance.
For an estimate of the value of the payments and benefits described above that would be payable to Ms. Singer under her letter agreement in connection with the Contemplated Transaction, see the section entitled “Golden Parachute Compensation” below.
Marcelo Cardoso, Chief Executive Officer, Brazil, and Juan José Hurtado, Chief Executive Officer, Mexico, who each served as an executive officer of Laureate for a portion of the current fiscal year, and Victoria Silbey, former Senior Vice President, Secretary, Chief Legal Officer and Chief Ethics & Compliance Officer, who also served as an executive officer until her resignation from Laureate in July 2020, are not entitled to receive any benefits in connection with the Contemplated Transaction.

Continuation of Employee Compensation and Benefit Levels
Under the Purchase Agreement, for a period of one year following the closing date (or, if earlier, an applicable continuing employee’s termination date) (the “Continuation Period”), Walden employees (including Ms. Singer) who continue employment with Adtalem will receive, (i) a base salary or base wage rate that is no less favorable than the base salary or base wage rate provided to such continuing employee immediately prior to the closing, (ii) a target annual cash incentive opportunity that is no less favorable than the target annual cash incentive opportunity provided to such continuing employee immediately prior to the closing and (iii) other employee benefits (other than equity-based compensation), in each case, that are substantially similar in the aggregate to employee benefits provided to similarly situated employees of Adtalem or an affiliate of Adtalem. In addition, solely with respect to any continuing employee who received an ordinary course annual equity-based compensation award from Laureate or its affiliates during the 12 month period immediately prior to the date of the Purchase Agreement, during the Continuation Period, such continuing employee shall receive equity-based compensation that has (A) an aggregate grant date value that is no less favorable than the aggregate grant date value of any equity based compensation granted to such continuing employee as part of the last ordinary course annual grant cycle of Laureate or its affiliates occurring prior to the closing and (B) terms (including vesting terms) that are substantially similar to the equity-based compensation granted to similarly-situated employees of Adtalem or its affiliates (or, if no similarly situated employee of Adtalem or its affiliates receive equity-based compensation, substantially similar to the terms of equity-based compensation granted to employees at a level above such continuing employee); provided, that in Adtalem’s discretion, such equity-based compensation may be settled in (x) the same class of equity that equity-based compensation granted to similarly-situated employees of Adtalem or its affiliates is settled in or (y) cash.
Nothing in the Purchase Agreement will confer upon any continuing employee any right to continue in the employ of Laureate, the Walden Group, Adtalem or any of their affiliates, or interfere with or restrict in any way the rights of Adtalem, the Walden Group or any affiliated of Adtalem, which rights are expressly reserved under the Purchase Agreement, to discharge or terminate the services of any continuing employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in an applicable written agreement or any severance, benefit or other applicable plan, policy or program. Nothing in the Purchase Agreement should be construed as an amendment of any employee benefit plan or to prevent Adtalem, the Walden Group or any affiliate of Adtalem from amending or terminating an employee benefit plan in accordance with its terms.
Other Interests
As of the date of this information statement, none of the executive officers or directors of Laureate have entered into any agreement, arrangement or understanding with Adtalem regarding employment with, or compensation going forward from, Adtalem. Prior to the closing of the Contemplated Transaction, however, executive officers or directors of Laureate may discuss or enter into agreements, arrangements or understandings with Adtalem regarding employment with, or compensation going forward from, Adtalem.
Golden Parachute Compensation
In accordance with Item 402(t) of Regulation S-K of the Securities Act, the table below sets forth the compensation that is based on, or otherwise relates to, the Contemplated Transaction that will or may become payable to each currently employed named executive officer of Laureate in connection with the Contemplated Transaction. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Our Directors and Executive Officers in the Contemplated Transaction” above.
The amounts shown in the table below are estimates based on several assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur prior to completion of the Contemplated Transaction. The following table does not include any amounts that are payable to the named executive officer irrespective of the closing of the Contemplated Transaction. For example, the table does not include amounts that are payable with respect to equity awards that are vested prior to the closing of the Contemplated Transaction.

For purposes of calculating such amounts, the below assumptions were used. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of Laureate’s named executive officers, if any, may materially differ from the amounts set forth below.
•
The closing of the Contemplated Transaction occurs on October 15, 2020, which is the assumed date of the closing of the Contemplated Transaction (the “Assumed Closing Date”);

•
The closing price of a share of Laureate common stock is $12.98 (which represents the average closing price of a share of Laureate common stock over the first five business days following the first public announcement of the Contemplated Transaction);

•
The Board will determine that the Strategic Alternative Process is complete as of the Assumed Closing Date;

•
The employment of Messrs. Serck-Hanssen, Charhon and Grace, and Ms. Singer was terminated without Cause or due to resignation for Modified Good Reason immediately following the closing of the Contemplated Transaction;

•
Unvested and nonforfeited equity awards granted under the Equity Plan will vest in full and settle (with performance targets deemed attained);

•
The amount of annual cash compensation for each of Laureate’s named executive officers remains unchanged from the amount determined as of the Assumed Closing Date;

•
None of the executive officers named in the table receives any additional equity-based awards following the date hereof; and

•
Each of Laureate’s named executive officers has properly executed any required releases and complied with all requirements necessary in order to receive such payments and benefits, including compliance with any restrictive covenants applicable to such named executive officer, which generally include covenants not to (i) disclose confidential information indefinitely, (ii) solicit customers or employees of Laureate during employment and for a period of up to two years following termination of employment and (iii) compete with Laureate during employment and for a period of up to two years following termination of employment.

Name	Cash(1) ($)	Equity(2) ($)	Pension/ NQDC(3)	Perquisites/ Benefits(4) ($)	Tax Reimbursement	Other	Total ($)
Eilif Serck-Hanssen	4,782,527	3,602,002	—	116,828	—	—	8,501,357
Jean-Jacques Charhon	2,273,770	1,887,552	—	75,248	—	—	4,236,570
Timothy Grace	1,665,847	559,296	—	76,466	—	—	2,301,609
Paula Singer	2,083,684	642,394	1,356,414	90,498	—	—	4,172,990

(1)
The amounts set forth in this column include for Messrs. Serck-Hanssen, Charhon and Grace, double-trigger cash severance payments in accordance with the terms of the letter agreements equal to $4,782,527, $2,273,770 and $1,665,847, respectively, and for Ms. Singer, a single-trigger retention bonus equal to $344,250 and a double-trigger cash severance payment equal to $1,739,434. For each of Messrs. Serck-Hanssen, Charhon and Grace, no retention bonus would be earned under the terms of their respective letter agreements because the minimum price of a share of Laureate common stock was not attained as of the Assumed Closing Date. To the extent the minimum price of a share of Laureate common stock was attained, the single-trigger retention bonuses for Messrs. Serck-Hanssen, Charhon and Grace would be equal to $106,250, $75,000 and $62,500, respectively. The amount payable at 100% of the target bonus for each of Messrs. Serck-Hanssen, Charhon and Grace would be equal to $637,500, $450,000 and $375,000, respectively. The maximum bonus payable is 200% of the target bonus for each of Messrs. Serck-Hanssen, Charhon and Grace.

(2)
Each of the applicable letter agreements provides for “double-trigger” vesting of outstanding equity awards, which would accelerate upon a qualifying termination within the 12 months following the completion of the Strategic Alternative Process. The amounts reported in the table for each executive represent the aggregate dollar value of the outstanding shares of Laureate common stock underlying the applicable performance stock unit awards and restricted stock unit awards.
(3)
The amount in the table for Ms. Singer is the amount Ms. Singer would receive under Laureate’s Deferred Compensation Plan in respect of her account balance in connection with her separation from service from Laureate.

(4)
The amounts in the table include the estimated value of (A) subsidized continued health benefits under COBRA for up to 18 months, (B) accrued vacation and (C) outplacement services.

Material United States Federal Income Tax Consequences of the Contemplated Transaction
The following discussion is a summary of certain U.S. federal income tax consequences of the Contemplated Transaction. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Department of the Treasury regulations promulgated thereunder, judicial opinions, and published positions of the Internal Revenue Service, all as in effect as of the date of this document. Such authorities are subject to change or differing interpretations at any time, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements in this information statement. This discussion does not address any U.S. federal tax considerations other than those relating to income tax (e.g., estate and gift taxes), nor does it address any state, local, or foreign tax considerations or any tax reporting requirements.
The Contemplated Transaction is not expected to result in any U.S. federal income tax consequences to Laureate’s stockholders. The Contemplated Transaction is expected to be treated as a taxable sale by Laureate, and Laureate is expected to recognize taxable gain on the sale.
Accounting Treatment
The Contemplated Transaction will be accounted for as a disposition. At the closing of the Contemplated Transaction, any excess in the purchase price received by Laureate, less transaction expenses, over the net book value of the net assets sold will be recognized as a gain.
Educational and Regulatory Approvals
Under the Purchase Agreement, Laureate and Adtalem have agreed to use their respective reasonable best efforts to obtain the Pre-Closing Educational Consents necessary for the consummation of the Contemplated Transaction. The Pre-Closing Educational Consents include those Educational Consents which, pursuant to applicable educational law, need to be obtained, made or, in the case of a notice, delivered, as applicable, prior to the closing. These Educational Consents include approval from the HLC, Walden’s institutional accrediting body, as well as notices to and approvals from various state educational agencies that regulate Walden. In addition, the parties have agreed to seek and obtain a DOE Preacquisition Review Response from the DOE. Prior to closing, the parties will coordinate regarding the prompt submission to all applicable educational agencies of all letters, notices, applications or other documents required to obtain the Pre-Closing Educational Consents. The only Pre-Closing Educational Consents that are conditions to the closing of the Contemplated Transaction are certain material Pre-Closing Educational Consents, which include, among other items, receipt of a DOE preacquisition review letter that does not contain conditions that result in such letter not meeting the definition of “DOE Preacquisition Review Response” and approval from the HLC. Further information regarding the Pre-Closing Educational Consents is set forth in “The Purchase Agreement — Regulatory Filings; Educational Approvals; Efforts” beginning on page 57 and “The Purchase Agreement — Conditions to Consummation of the Contemplated Transaction” beginning on page 61. There can be no assurance that each such Pre-Closing Educational Consent will be obtained by closing, or that the DOE preacquisition review letter will meet the definition of DOE Preacquisition Review Response.
Under the Purchase Agreement, Laureate and Adtalem have agreed to use their respective reasonable best efforts to complete the transactions contemplated by the Purchase Agreement prior to March 11, 2022, including obtaining all necessary governmental approvals, subject to certain limitations.
Under the HSR Act and related rules, certain transactions, including the Contemplated Transaction, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied or early termination has been granted by the applicable agencies.
At any time before or after the closing of the Contemplated Transaction, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to prevent the Contemplated Transaction, to rescind the Contemplated Transaction or to conditionally approve the Contemplated Transaction upon the divestiture of assets of Laureate or Adtalem or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Contemplated Transaction or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the Contemplated Transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
Our institutions are subject to regulatory oversight and from time to time must respond to inquiries about their compliance with the various statutory requirements under which they operate. On September 14, 2020, Walden University received a letter from the Civil Division of the United States Department of Justice (referred to herein as “DOJ”) indicating that the DOJ is examining whether Walden University, in the operation of its Masters of Science in Nursing program (referred to herein as the “Nursing Program”), may have violated the Federal False Claims Act by misrepresenting compliance with its program participation agreement with the DOE, which agreement covers Walden University’s participation in federal student financial aid programs under Title IV of the U.S. Higher Education Act. The letter invites Walden University to provide information regarding a number of specific areas primarily related to the practicum component of its Nursing Program, but it makes no allegations of any misconduct or wrongdoing by Walden University. While Laureate is cooperating with the DOJ’s request to voluntarily provide information, it cannot predict the timing or outcome of this matter. Further, on October 12, 2020, Walden University received notice from the HLC of its intent to assign a public “Governmental Investigation” designation to Walden University due to the DOJ inquiry. While the HLC has complete discretion in whether to issue such a public designation, Walden University has requested that such a designation not be imposed, as there has been no governmental allegation of any misconduct or illegal acts. Laureate accrues for a liability when it is both probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. The disclosures, accruals or estimates, if any, resulting from the foregoing analysis are reviewed and adjusted to reflect the effect of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. At this time, Laureate does not believe that this matter will have a material effect on its financial position, results of operations, or cash flows.

THE PURCHASE AGREEMENT
This section describes material terms and conditions of the Purchase Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary may not contain all of the information about the Purchase Agreement that is important to you. We encourage you to read the Purchase Agreement carefully and in its entirety. This section provides information regarding the terms and conditions of the Purchase Agreement and is not intended to provide you with other factual information about Laureate. Such information can be found elsewhere in this information statement and in the public filings Laureate makes with the SEC, which may be obtained by following the instructions set forth in the section entitled, “Where You Can Find More Information,” beginning on page 75.
Explanatory Note Regarding the Purchase Agreement
The Purchase Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Laureate, Adtalem or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made by the parties thereto only for purposes of the Purchase Agreement and as of specific dates; were made solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement (such disclosures include information that has been included in Laureate’s public disclosures, as well as additional nonpublic information); may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to you. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Laureate or Adtalem or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Purchase Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Laureate’s public disclosures.
Contemplated Transaction and Sale of Membership Interests
On September 11, 2020, Laureate entered into the Purchase Agreement, pursuant to which Laureate agreed to sell the Interests to Adtalem as part of the Contemplated Transaction.
Closing
The closing of the Contemplated Transaction will occur on the date that is the fifth business day after the satisfaction or, to the extent permitted, waiver of all conditions to the consummation of the Contemplated Transaction set forth in the Purchase Agreement (other than those conditions that by their terms are to be satisfied or waived at the closing itself, but subject to the satisfaction or waiver at the closing of such conditions), unless another time, date or place is agreed to in writing by Adtalem and Laureate. Notwithstanding the immediate preceding sentence, if certain customary marketing periods have not ended at the time of the satisfaction or waiver of the conditions to the obligations of the parties, then closing will not occur until the fifth business day following the satisfaction or waiver of such conditions (other than those conditions that by their terms are to be satisfied or waived at the closing itself, but subject to the satisfaction or waiver at the closing of such conditions) after the earliest to occur of any business day before or during such marketing periods as may be specified by Adtalem on no fewer than five business days’ prior notice to Laureate, or the final day of such marketing periods (whichever is later). Certain factors, including factors outside of our control, could result in the Contemplated Transaction being delayed or not occurring at all.
Transaction Consideration
Upon the terms and subject to the conditions of the Purchase Agreement, on the closing date, the aggregate Transaction Consideration to be paid to Laureate by Adtalem will be an aggregate base consideration equal to $1,480,000,000, subject to adjustment as described below.

At closing, Adtalem will deliver to Laureate a payment, by wire transfer of immediately available funds to an account designated in writing by Laureate, of an amount equal to $1,480,000,000, subject to adjustment as described below, minus an amount equal to $74,000,000 which will be placed in an indemnity escrow account (the “Indemnity Escrow Account”) to support Laureate’s indemnity obligations under the Purchase Agreement.
Adjustment to Transaction Consideration
At least five and no more than 10 business days prior to the closing, Laureate is required to deliver to Adtalem Laureate’s good faith estimates of the purchase price under the Purchase Agreement.
The estimated purchase price consists of the Transaction Consideration, which will be adjusted upward by, among other things:
•
the amount, if any, by which the working capital of the Walden Group at closing exceeds a target amount of negative $57,728,896 (the “Target Working Capital”); and

•
closing cash of the Walden Group.

The Transaction Consideration will be adjusted downward by, among other things:
•
the amount, if any, by which the Target Working Capital exceeds the working capital of the Walden Group at closing;

•
Laureate transaction expenses, which includes any out-of-pocket fees, costs and expenses incurred by the Walden Group to any third party or to Laureate, certain transaction bonuses and half of all filing fees under the HSR Act;

•
the indebtedness of the Walden Group immediately prior to closing; and

•
the Closing Tax Amount, which includes the liability for certain taxes of the Walden Group that are accrued but unpaid as of the closing with respect to any pre-closing tax period.

The estimated purchase price will be reconciled after closing, based on final amounts.
Representations and Warranties
The Purchase Agreement contains representations and warranties of Laureate and Adtalem customary for transactions of this nature, including representations and warranties relating to, among other things:
•
organization, good standing and similar matters;

•
due authorization, execution, delivery and enforceability of the Purchase Agreement;

•
absence of conflicts with the parties’ governing documents, applicable laws and contracts;

•
accuracy of information supplied by each of Laureate and Adtalem in connection with the information statement; and

•
absence of certain investment banker’s, brokers’, finders’, financial advisor or other financial intermediary’s fees or commissions.

In addition, the Purchase Agreement contains the following representations and warranties of Laureate customary for transactions of this nature relating to, among other things:
•
ownership of Walden’s subsidiaries;

•
title to the Interests;

•
compliance of Walden’s financial statements with applicable accounting requirements and principles, and the absence of certain undisclosed liabilities;

•
compliance with laws;

•
sufficiency of assets;

•
education compliance and approvals;

•
the absence of a Material Adverse Effect since December 31, 2019;

•
litigation matters;

•
antitrust matters;

•
material contracts;

•
anti-bribery and trade controls;

•
employee benefits matters and labor matters;

•
filing of certain tax returns, payment of certain taxes and other tax matters;

•
insurance;

•
intellectual property, cyber security and IT;

•
real property;

•
vendors;

•
environmental matters; and

•
related party transactions.

The Purchase Agreement also contains the following representations and warranties of Adtalem customary for a transaction of this nature:
•
litigation matters;

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financing commitments, sufficiency of funds necessary to consummate the Contemplated Transaction and solvency

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ability to evaluate the Contemplated Transaction for investment purposes; and

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certain educational regulatory representations.

Certain of the representations and warranties in the Purchase Agreement are qualified by knowledge or “materiality” or “Material Adverse Effect”. The Purchase Agreement provides that a Material Adverse Effect means any event, change, circumstance, effect, development or fact that, individually or in the aggregate with other events, changes, circumstances, effects, developments or facts, (a) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, results of operations, assets or liabilities of the Walden Group, taken as a whole, or (b) would reasonably be expected to prevent or materially impair the ability of Laureate to consummate the transactions contemplated by the Purchase Agreement; provided, however, that no such events, changes, circumstances, effects, developments or facts attributable to or resulting or arising from or in connection with any of the following matters will be deemed by themselves, either alone or in combination, to constitute or contribute to, and will not be taken into account in determining whether there has been or will be a Material Adverse Effect solely for purposes of clause (a) above:
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conditions affecting the financial markets, debt, credit, capital, banking or securities markets (including any disruption thereof) in, or the economy as a whole of, the United States or any other jurisdiction in which the Walden Group operates or conducts the Walden Business;

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any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) generally in the United States or any other country or jurisdiction in which the Walden Business operates;

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changes in interest, currency or exchange rates or the price of any commodity, security or market index;

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changes in the industries in which the Walden Business operates or seasonal fluctuations in the Walden Business;

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the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, wild fires, other natural disasters, the significant worsening of the trajectory of the COVID-19 pandemic or any new pandemic;

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the occurrence, escalation, outbreak or worsening of any hostilities, acts of war, sabotage, police action, military conflict, terrorism or military actions;

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changes in law or educational law or GAAP or, in each case, any interpretations or enforcement thereof;

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any changes in the value of or demand for any securities or indebtedness of Laureate or any of its affiliates (provided that the underlying causes giving rise or contributing to any such changes may, if they are not otherwise excluded from the definition of Material Adverse Effect by another exception listed in these bullet points, be taken into account in determining whether there has been, a Material Adverse Effect);

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the public announcement or pendency of the Purchase Agreement or any of the transactions contemplated by the Purchase Agreement, the identity of Adtalem or any of its subsidiaries or direct or indirect equityholders, representatives or financing sources (provided this does not apply with respect to a representation or warranty in the Purchase Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of the Purchase Agreement or the consummation of the Contemplated Transaction or performance of obligations under the Purchase Agreement);

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any change in, or failure by the Walden Group to meet internal estimates, predictions, projections or forecasts, including as provided to Adtalem by Walden or any of Walden’s representatives (provided that the underlying causes giving rise or contributing to any such failure may, if they are not otherwise excluded from the definition of Material Adverse Effect by another exception set forth in these bullet points, be taken into account in determining whether there has been a Material Adverse Effect);

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any action or inaction by Laureate which is required in order for Laureate to comply with the express requirements of the Purchase Agreement, excluding any (A) actions (or inactions) in compliance with Section 5.01(a) of the Purchase Agreement and (B) inactions (or actions) taken in compliance with Section 5.01(b) of the Purchase Agreement as a result of Adtalem’s failure to provide a consent to deviate from the requirements thereof with respect to a corresponding action (or inaction) in response to Laureate’s written request therefor;

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any actions taken at the express written request of Adtalem; and

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any actions taken by Adtalem or any of its affiliates after the date of the Purchase Agreement.

Any events, changes, circumstances, effects, developments or facts referred to in the first seven bullet points above may constitute, and will be taken into account in determining the occurrence of, a Material Adverse Effect to the extent, and solely to the extent, that such events, changes, circumstances, effects, developments or facts disproportionately affect the Walden Group relative to other businesses in the industries in which the Walden Business operates.
Conduct of Walden Business by Laureate Prior to Consummation of the Contemplated Transaction
Subject to the following paragraph, until the earlier of closing or termination of the Purchase Agreement (the “Pre-Closing Period”), except for matters (i) set forth on Laureate’s Disclosure Schedule, (ii) expressly permitted or expressly required by the Purchase Agreement or any ancillary document, (iii) required by applicable law or educational law, or (iv) consented to in advance by Adtalem in writing (which consent will not be unreasonably withheld, conditioned or delayed), Laureate will and will cause each member of the Walden Group to (A) conduct the Walden Business in the ordinary course of business in all material respects, (B) use commercially reasonable efforts to maintain material educational approvals it currently holds (and, with respect to Laureate, such educational approvals related to the Walden Business), (C) use commercially reasonable efforts to maintain in full force and effect certain insurance policies or equivalent insurance or replacements thereof without gaps in, or loss of, coverage in any material respect, (D) use commercially reasonable efforts to preserve intact its present business organization and the material business relationships of the Walden Business (including with its customers, students, instructors, suppliers, distributors, licensors, licensees, officers, employees and key contractors and applicable governmental authorities and educational agencies), (E) provide prompt notice to Adtalem if any service provider listed on the Laureate Disclosure Schedule provides written notice to the Walden Group or Laureate that such service provider will terminate such service provider’s employment with the Walden Group or Laureate (as applicable) and (F) use commercially reasonable efforts (which will not require any new payments or other concessions) to encourage members of the board of directors of Walden University as of the date of the Purchase Agreement to remain on such board and provide prompt notice to Adtalem if any member of the board of directors of Walden University provides written notice to Walden University or Laureate that such member will terminate such member’s services as a member of the board of Walden University.
Notwithstanding anything to the contrary set forth in the Purchase Agreement, Laureate agrees that during the Pre-Closing Period, it will not, with respect to the Walden Group, the Walden Business, the service providers of the Walden Group and any assets or properties used or held for use by the Walden Group, and will cause each member of the Walden Group not to, except as: (i) set forth on the Laureate Disclosure Schedule, (ii) expressly permitted or expressly required by the Purchase Agreement or any ancillary document, (iii) may be required by applicable law or educational law, or (iv) consented to in advance by Adtalem in writing (such consent not to be unreasonably withheld, conditioned or delayed):
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adopt any amendments to the Walden Group’s organizational documents;

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adopt a plan of complete or partial liquidation or dissolution (or resolutions providing for or authorizing the same) of Laureate or the Walden Group, or otherwise reorganize or restructure or permit the reorganization or restructuring of Laureate or the Walden Group, or declare bankruptcy, file for receivership or consent or fail to object to the appointment of a trustee or receiver;

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establish a record date for, declare, set aside, make or pay any dividends on or make any other distributions (whether in securities, property or any combination thereof) in respect of the equity interests of the Walden Group, except for cash dividends or cash distributions by a member of the Walden Group solely to another member of the Walden Group or to Laureate or its affiliates, to the extent in compliance with the provisions of the Purchase Agreement governing the cash sweeps in the Walden Group to Laureate;

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adjust, split, combine or reclassify or otherwise amend the terms of the equity interests of the Walden Group or authorize the issuance of any equity interests of the Walden Group in respect of, in lieu of or in substitution for any other equity interest of the Walden Group or purchase, redeem or otherwise acquire, directly or indirectly, any equity interests of the Walden Group;

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issue, deliver, grant, sell, authorize, pledge or otherwise encumber any equity interests of the Walden Group, or subscriptions, rights, warrants or options to acquire any equity interests of the Walden Group, or enter into other agreements or commitments of any character obligating it to issue any equity interests of the Walden Group;

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(A) form any subsidiary of the Walden Group, (B) acquire or agree to acquire, directly or indirectly, by merging or consolidating with, or by purchasing any equity or voting interest in or any assets of, or by any other manner, any business or any person or division thereof, or otherwise acquire or agree to acquire any assets (other than the acquisition of assets in the ordinary course of business) or (C) transfer, sell, lease, exclusively out license or otherwise dispose of or encumber material assets, including by merger consolidation, asset sale or other business combination, provided that clause (C) does not prevent the sale of inventory by the Walden Group in the ordinary course of business or sales of assets valued with a value of less than $250,000 individually and $1,000,000 in the aggregate;

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enter into any new line of business or abandon any line of business;

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other than transactions solely among members of the Walden Group, mortgage or pledge any material properties or assets (tangible or intangible), or create, assume or suffer to exist any unpermitted material liens;

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sell, assign, transfer, convey, lease, abandon, allow to lapse or expire or otherwise dispose of any of its material rights, assets or properties of Walden outside the ordinary course of business;

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(A) transfer, covenant not to assert, grant or agree to grant in the future any rights to any person (other than the Walden Group) with respect to any owned intellectual property of the Walden Group, other than non-exclusive licenses or similar non-exclusive covenants or grants in the ordinary course of business, fail to diligently prosecute any owned registered intellectual property of the Walden Group or permit any owned registered intellectual property of the Walden Group to be abandoned or expire (other than statutory expirations), (B) disclose any of Walden’s or a Walden subsidiary’s trade secrets, other than pursuant to reasonable non-disclosure agreements or other reasonable confidentiality arrangements entered into in the ordinary course of business, or (C) destroy, alter, dispose of or amend any physical embodiments of any material intellectual property to be licensed by Laureate or its affiliates (other than the Walden Group) to Adtalem or the Walden Group pursuant to the intellectual property assignment and license;

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except for (A) transactions solely among members of the Walden Group or (B) transactions in the ordinary course with Laureate or any of its affiliates which will be repaid and terminated in full at or before the closing, make any loans, advances or capital contributions to, or investments in, any other person or forgive, cancel or compromise any material indebtedness of any person, other than routine business expense advances to employees in the ordinary course of business;

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materially change any method of accounting or accounting practice or policy used by the Walden Group or revalue any of its material assets (whether tangible or intangible), including writing up, down or off the value of any material asset, other than as required by GAAP, a governmental authority or law, or as may be consistent with the accounting principles;

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other than with respect to taxes or tax returns of Laureate (including consolidated federal or state tax returns of Laureate), (A) make, revoke or change any Walden Group tax election (unless consistent with past practices of the Walden Group), (B) change an annual accounting period, or adopt or change any accounting method in respect of the Walden Group, (C) file or amend any Walden Group tax return (other than tax returns filed pursuant to the provisions of the Purchase Agreement covering tax filings and tax payments) and, for the avoidance of doubt, tax returns of Laureate, (D) settle any tax claim or assessment to the extent relating to the Walden Group, (E) consent to any extension or waiver of limitation period applicable to any material tax claim or assessment solely relating to the Walden Group, or (F) cause the Walden Group to assume, become liable for or agree to pay the taxes of any other person;

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enter into any collective bargaining agreement, whether written or oral;

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(A) increase the headcount of service providers of the Walden Group by more than five percent (excluding any increase resulting from any service provider or potential transferee becoming an employee of the Walden Group) or hire or engage the services of any individual as a service provider who would have a title of Vice President or higher (other than in each case, hiring or engaging the services of any individual as a service provider to replace any individual whose services terminate), (B) terminate the service of any service provider of the Walden Group other than for performance or “cause” who has a title of Vice President or higher or grant any severance or termination pay to any service provider of the Walden Group except such severance or termination pay that does not exceed the greater of (x) $200,000 and (y) one and one-half times the severance or termination pay that would be provided pursuant to written agreements outstanding or policies existing on the date hereof and made available to Adtalem prior to the date of the Purchase Agreement, (C) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger the notification requirements of the WARN Act;

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grant any increase in annual base salaries or base wage rates (as applicable) or target cash incentive compensation opportunities or grant any increase in benefits under Laureate benefit plans to service providers of the Walden Group, except (A) as may be required by law, (B) as may be required under agreements existing on the date of the Purchase Agreement and made available to Adtalem prior to the date of the Purchase Agreement, (C) for increases to (x) annual base salaries and base wage rates (as applicable) and (y) target cash incentive compensation opportunities, that in each case, do not, with respect to all service providers in the aggregate, exceed three and a half percent (3.5%) of

(1) the aggregate annual base salaries and base wage rates provided to all service providers for the immediately preceding fiscal year and (2) the target cash incentive compensation opportunities applicable to all service providers of the Walden Group for the immediately preceding fiscal year, or (D) for any increase in benefits under broad-based Laureate benefit plans that are generally applicable to employees of Laureate or its affiliates who are not service providers of the Walden Group;
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(A) establish, adopt, enter into, amend or terminate any sponsored Walden benefit plan with respect to any service provider of the Walden Group, except (A) for the renewal of existing plans in the ordinary course of business, (B) pursuant to applicable law or the terms of such sponsored Walden benefit plan or (C) for the entry into, establishment or adoption of a consulting or employment agreement (or similar agreement or arrangement) to replace a terminating or expiring consulting or employment agreement or arrangement on the same or more favorable terms to the Walden Group;

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enter into or renew any contract that, if entered into on or prior to the date of the Purchase Agreement, would constitute a material contract (I) of the types described in certain specified clauses of the definition of “Material Contract” in Section 3.14(a) of the Purchase Agreement or (ii) of the types described in any other clauses of such definition, outside the ordinary course of business, in each case, other than a renewal with less than 10% in price increase in the ordinary course of business and no other material modifications to terms that are adverse to the Walden Group, or (B) modify or amend in any materially adverse manner or terminate, release, assign or waive any material obligation or right under any material contract or any contract entered into in accordance with clause (A) of this bullet point or (C) exercise any material right under any material contract, other than in the case of clause (C), in the ordinary course of business and in the case of clauses (A) and (B) the entry or modification in the ordinary course of the Walden Business to any material contract that is terminable on less than 30 days’ written notice with no penalty or post-termination obligation of the Walden Group or any of its affiliates;

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incur certain indebtedness (described in certain specified clauses of the definition of “indebtedness” under the Purchase Agreement) of the Walden Group or sell or issue any debt securities, warrants, calls or other rights to acquire by debt securities of the Walden Group other than (A) among members of the Walden Group or, to the extent fully repaid on or before the closing date, with Laureate or any of its affiliates, (B) borrowings under any instruments of indebtedness existing as of the date of the Purchase Agreement that will be fully repaid at or before the closing, (C) indebtedness that will be fully repaid at or before the closing or (D) in the ordinary course of business in an amount not to exceed $2,500,000 in the aggregate and for which incurrence after the date of the Purchase Agreement, Laureate will provide reasonably prompt notice to Adtalem;

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(A) make or commit to make any capital expenditures other than those which do not exceed $250,000 individually or $1,000,000 in the aggregate, other than in accordance with the Walden Group’s capital expenditure long range plan included in the Laureate Disclosure Schedule or (B) fail to make capital expenditures in an aggregate amount of at least $24,000,000 per year for the calendar year 2020 or at least $26,000,000 per year for subsequent years;

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waive, release, assign, settle or compromise any claim, dispute or proceeding other than settlements (A) solely for money in an amount payable by the Walden Group not greater than $1,000,000 in the aggregate, (B) for which the Walden Group’s sole obligation is to provide course credits or discounts to students or potential students in the ordinary course of business, which discounts and credits are de minimis in value and, individually and in the aggregate, are not material in value to the Walden Group taken as a whole or (C) for a combination of remedies described in clauses (A) and (B);

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relinquish, terminate or fail to renew any material Educational Approval;

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between 11:59 p.m. (New York City time) on the business day immediately preceding the closing and closing, (A) make or pay any dividends or distributions, (B) incur or pay off any indebtedness, (C) incur or pay any transaction expenses or (D) take any action or fail to take any action outside the ordinary course of business, in each case, which action or failure to act would actually decrease the purchase price relative to the estimated purchase price;

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make any change in the manner in which the Walden Group markets its goods and services which would reasonably be expected to violate applicable law or education law or any educational approval in any material respect or otherwise materially change the manner in which the Walden Group extends discounts or credits (including scholarships), or otherwise materially reduce the list price of goods or services of the Walden Group; or
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agree in writing or otherwise to take any of the actions described in the bullet points above.

Regulatory Filings; Educational Approvals; Efforts
Each of Adtalem and Laureate will, and Laureate will cause its affiliates (including the Walden Group) to, use reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate the Contemplated Transaction prior to March 11, 2022, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent to the closing set forth in the Purchase Agreement to be satisfied; (ii) the obtaining of all necessary, appropriate or desirable actions or non-actions, waivers, consents and judgments from governmental authorities and the making of all necessary registrations, declarations and filings with any person (including registrations, declarations and filings with governmental authorities, if any); (iii) the obtaining of all necessary consents or waivers from third parties; and (iv) the execution or delivery of any additional instruments necessary to consummate the Contemplated Transaction and to fully carry out the purposes of the Purchase Agreement.
At reasonable and practicable times following the date of the Purchase Agreement, Adtalem and Laureate will, and Laureate will cause its affiliates (including the Walden Group) to, make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any governmental authority in connection with the Contemplated Transaction, including, by a date mutually agreed between the parties and no later than six months after the date of the Purchase Agreement, (i) notification and report forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, if applicable; and (ii) appropriate filings with respect to a specified foreign filing. Each of Adtalem and Laureate will cause all documents that it (or, in the case of Laureate, its affiliates (including the Walden Group)) is responsible for filing with any governmental authority in connection therewith to comply in all material respects with all laws; provided that each party will be responsible for 50% of all filing fees under the HSR Act.
Notwithstanding anything to the contrary in the Purchase Agreement, neither Adtalem nor any of its affiliates are under any obligation to, nor, without Adtalem’s prior written consent (which consent may be withheld in Adtalem’s sole discretion), will the Walden Group, (A) make proposals, execute, agree, or consent to or carry out agreements or submit to any judgment (1) providing for the sale or other disposition or holding separate of any assets of Adtalem or any of its affiliates (including, after closing, the Walden Group) or the Walden Group or the holding separate of any equity interests of any such person, or imposing or seeking to impose any material limitation on the ability of Adtalem or any of its affiliates to own such properties or assets or to acquire, hold or exercise full rights of ownership of equity interests of the Walden Group, or (2) imposing or seeking to impose (x) any limitation whatsoever on the business activities of Adtalem or any of its affiliates or (y) any material limitation on the Walden Business or (ii) otherwise take any step to avoid or eliminate any impediment which may be asserted or requested under the HSR Act or the relevant laws applicable to the foreign filing.
The parties will also cooperate and use reasonable best efforts to obtain the Pre-Closing Educational Consents necessary for the consummation of the Contemplated Transaction. Prior to closing, the parties will coordinate regarding the prompt submission to all applicable educational agencies of all letters, notices, applications or other documents required to obtain the Pre-Closing Educational Consents. At reasonable and practicable times following the date of the Purchase Agreement, Adtalem and Laureate will, and Laureate will cause its affiliates (including the Walden Group) to, make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any educational agency in connection with the transactions contemplated by the Purchase Agreement, including (A) the DOE preacquisition application and notice to the Minnesota Office of Higher Education no later than 30 days from the date of the Purchase Agreement and (B) the Change of Control, Organization and Legal Structure application with the HLC by October 30, 2020. Each party will provide the other with; (i) reasonable advance review and consultation regarding any notices or applications to be filed with any educational agency with respect to any Pre-Closing Educational Consent; and (ii) a copy of any notice or application as filed with, or any notice received from, any educational agency with respect to any Pre-Closing Educational Consent. The parties will pursue the comprehensive pre-acquisition review process provided by the DOE. To the extent practical, prior to attending any meetings, telephone calls or discussions with any educational agency concerning the transactions contemplated by the Purchase Agreement, the parties will discuss and agree upon strategy and issues to be pursued and responses to likely questions. The parties will use their respective reasonable best efforts to ensure that their appropriate officers and employees will be available to attend, as any educational agency may reasonably request, any scheduled meetings or telephone calls in connection with the transactions contemplated by the Purchase Agreement.
Should the DOE issue a DOE preacquisition review letter containing conditions that result in such letter not meeting the definition of “DOE Preacquisition Response” or containing a burdensome condition, or an educational agency denies any material Pre-Closing Educational Consent listed on the Laureate Disclosure Schedule, the parties will, during the Pre-Closing Period, use reasonable best efforts to resolve, eliminate, mitigate, or reduce the impact of such condition prior to March 11, 2022. For the avoidance of doubt, Section 5.05(b) of the Purchase Agreement does not limit Adtalem’s rights pursuant to Section 7.01(c)(ii) (provided Adtalem is not then in material breach of Section 5.05(b) of the Purchase Agreement) or the conditions set forth in Section 6.01(c)(i) of the Purchase Agreement.
During the Pre-Closing Period, and subject to educational law and instructions of any educational agency, Laureate will provide Adtalem copies of any material correspondence relating to any: (i) adverse change in the status of any Educational Approval or (ii) compliance review of Walden University that could be reasonably expected to result in the loss of an Educational Approval.
Exclusivity
During the Pre-Closing Period, Laureate will not (and will cause its affiliates, including the Walden Group, not to) authorize or permit any of Laureate’s or its affiliates’ respective representatives to, and will direct the other related parties not to, directly or indirectly:
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solicit, initiate or encourage the submission of any proposal or offer from any person (other than Adtalem and its affiliates) relating to a Competing Transaction (as defined below);

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agree to or consummate any Competing Transaction; or

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participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other person or entity (other than Adtalem and its affiliates and representatives) any information with respect to, or otherwise cooperate in any way with or facilitate any effort or attempt by any person to effect a Competing Transaction.

Any Qualifying Transaction (as defined below) will not be considered a Competing Transaction.
Laureate will, and will cause its affiliates (including the Walden Group) to, instruct Laureate’s and its affiliates’ respective representatives and related parties to promptly cease any existing activities, discussions and negotiations with, and the provision of confidential information to, any persons (other than Adtalem and its affiliates and representatives) with respect to any of the foregoing, promptly terminate all physical and electronic data room access granted prior to the date of the Purchase Agreement to any such person or any of their respective representatives and promptly issue instructions to any such person who has entered into a confidentiality agreement or restrictions in connection with a potential Competing Transaction that has not expired or been terminated in accordance with its terms to return or destroy any confidential information related to the Walden Group, Walden University or the Walden Business received thereunder in accordance with the terms of such confidentiality agreement.
If any of Laureate, any related party, the Walden Group or any of their respective representatives receives any inquiry, proposal or offer from any person relating to, or that would reasonably be expected to lead to, a Competing Transaction , Laureate will promptly (and in any event, within one business day), advise Adtalem of such proposal and the material terms and conditions of any such proposal.
For purposes of the Purchase Agreement, “Competing Transaction” means with respect to the Walden Group, any service provider of the Walden Group or any assets or properties owned, used or held for use by the Walden Group any (a) merger or consolidation, (b) acquisition, purchase, sale, disposition or license of all or any material portion of the assets or equity interests in or of, the Walden Group or (c) reorganization, recapitalization, restructuring, business combination or other similar transaction. For purposes of the Purchase Agreement, “Qualifying Transaction” means any inquiry, proposal or offer, or any expression of interest, by any third party relating to (A) a transfer or sale of Laureate, or any merger, consolidation, recapitalization, tender or exchange offer, or other business combination transaction to acquire Laureate, (B) direct or indirect acquisition or purchase by any person of more than 50% of the assets, equity or other property of Laureate (determined without taking into account the equity or assets of the Walden Group, it being understood that such transactions may include the equity and assets of the Walden Group) or (C) any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction which would result, directly or indirectly, in the disposition of more than 50% of the assets, equity or other property of Laureate, in each case whether in one transaction or a series of related transactions, in each case of clauses (A), (B) and (C), in which (1) each potential purchaser or other participant participating in any process in relation thereto is bound by a customary confidentiality and non-use agreement covering any information related to the Walden Group or the Walden Business and Laureate will use its reasonable best efforts to enforce such confidentiality agreements with respect to information related to the Walden Group or the Walden Business, including, following the closing, at Adtalem’s request and (2) the purchaser or surviving party thereunder agrees to be, or by operation of law will be, bound by the terms of this Agreement and the ancillary documents applicable to Laureate and any remaining obligations of Laureate under the Purchase Agreement and the ancillary documents (including the obligation to consummate the closing) will be fully assumed by such person (including by operation of law, if applicable); provided that notwithstanding the occurrence of any Qualifying Transaction, Laureate or its affiliates, as applicable, will remain responsible and liable for its obligations pursuant to the Purchase Agreement and any ancillary document to which Laureate or its affiliates, as applicable, are a party.
D&O Indemnification
To the fullest extent permitted by law, the Walden Group’s organizational documents will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, managers and officers than are set forth in the Walden Group’s organizational documents as of the date of the Purchase Agreement and will not be amended, repealed or otherwise modified for a period of six years from the closing in any manner that would adversely affect the rights thereunder of any such individuals.
Prior to closing, Laureate will obtain or otherwise secure “tail” insurance policies to the officers’ and directors’ liability insurance policies, to remain in effect for six years after closing with respect to acts or omissions existing or occurring at or prior to the closing in an amount and scope at least as favorable as the coverage applicable to such policies as of the date of the Purchase Agreement under Laureate’s existing applicable insurance policies; provided, that Laureate may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the closing date and extend such coverage for at least six years following the closing date.
Financing Covenant; Laureate Cooperation
Adtalem will use its reasonable best efforts to do, or cause to be done, all things reasonably necessary or advisable to obtain the debt financing pursuant to the Commitment Letter (the “Debt Financing”) as soon as reasonably practicable and no later than closing. Adtalem is obligated to obtain such Debt Financing on substantially the terms and conditions described in the Commitment Letter and any fee letter, including using reasonable best efforts to enter into definitive agreements with respect to the Debt Financing and satisfy in all material respects on a timely basis all conditions applicable to and within the control of Adtalem under the Commitment Letter and definitive agreements with respect to the Debt Financing and enforce its rights thereunder.
Unless Adtalem has demonstrated to Laureate’s reasonable satisfaction that it has sufficient cash available from alternative financing sources in lieu thereof from and after execution of the Purchase Agreement, Adtalem will not permit certain terminations, amendments, replacements, supplements or other modification of, or waiver of certain rights under the Commitment Letter without Laureate’s prior written consent. In addition, unless, and to the extent, Adtalem has demonstrated to the reasonable satisfaction of Laureate that Adtalem will have sufficient cash from alternative financing sources in an amount sufficient to consummate the Contemplated Transaction, if any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter and any related fee letter, Adtalem will use its reasonable best efforts to, as promptly as practicable following the occurrence of such event but no later than the closing date, arrange and obtain from the same or alternative sources of debt financing in an amount, when combined with any equity financing and cash on hand, that is sufficient to consummate the Contemplated Transaction, on terms and conditions that are not materially less favorable to Adtalem in the aggregate as those contained in the Commitment Letter and any related fee letter and which will not include any conditions precedent or contingencies to the funding of such alternative debt financing on the closing date that are materially more onerous than those set forth in the Commitment Letter and any related fee letter in effect as of the date of the Purchase Agreement.
Laureate will (and will cause the Walden Group to, and instruct its respective management and representatives to) provide, on a timely basis, all assistance and cooperation reasonably requested by Adtalem in connection with the Debt Financing, although none of the Walden Group will be required to agree to pay any commitment or fee prior to closing in connection with the Debt Financing.
Non-Compete and Non-Solicit
For a period of three years from and after the closing date, Laureate and its affiliates will be bound by a three year non-compete provision barring them from competing with the Walden Group in the United States, Canada or the Caribbean, by directly or indirectly, owning, operating, leasing, managing, controlling, engaging in, investing in, or permitting its name to be used by any business that competes with the Walden Group in such territories by targeting for recruitment or actively marketing to students in such territories, subject to certain customary exceptions and limitations. The non-compete provision does not apply to Laureate’s subsidiaries and affiliates that are sold to third party acquirers, so long as such third party acquirers conduct any otherwise restricted activities separately from the acquired businesses during such period and do not use the confidential information or intellectual property of the Walden Group to compete with the Walden Group during such period.
Laureate, Adtalem and each of their affiliates will be bound by a two year non-solicitation provision with respect to any employee or officer of the Walden Group as of the closing or as of any time during the Pre-Closing Period, subject to certain customary exceptions and limitations. The non-solicitation provision also binds directors of Laureate and managers of the Walden Group.
Other Covenants and Agreements
The Purchase Agreement also contains a number of other covenants and agreements that govern the actions of Laureate pending completion of the Contemplated Transaction and several covenants governing the actions of Adtalem and cooperation among the parties after the closing of the Contemplated Transaction.
Each of Adtalem and Laureate will, among other things:
•
consult with the other party before issuing, and will not issue without the prior consent of the other party, any press release or other public announcement with respect to the Purchase Agreement or the Contemplated Transaction, subject to certain customary exceptions; and

•
during the Pre-Closing Period, promptly notify each other, in writing, of certain events, including: (i) written communication alleging that the consent, waiver, approval or notice of any person may be required in connection with the Contemplated Transaction and (ii) any material written communication from any governmental authority or educational agency in connection with the Contemplated Transaction.

In addition, Laureate will, among other things:
•
during the Pre-Closing Period, cause its affiliates to afford Adtalem’s and its representatives reasonable access, at Adtalem’s expense and under the supervision of Laureate’s personnel, during normal business hours and in a manner as to not unreasonably disrupt the normal operations of the Walden Business, to its properties, books, records, personnel and representatives to obtain all information concerning the Walden Business as Adtalem may reasonable request, provided that all such information will remain subject to the confidentiality agreement and all applicable terms of the Purchase Agreement.
•
until the fifth anniversary of the closing date and for so long as any party is contesting or defending against any proceeding not involving the other party in connection with: (i) the Contemplated Transaction, (ii) any fact, situation, circumstance or transaction on or prior to closing involving any member of the Walden Group, the other party will use commercially reasonable efforts to cooperate with such party in such defense or contest.

•
in consultation with Adtalem, prepare and file with the SEC this information statement within 60 days following the date of the Purchase Agreement and, promptly after receiving clearance from the SEC or as promptly as reasonably practicable after 10 days have passed since the date of filing of the preliminary information statement with the SEC without notice from the SEC of its intent to review, file with the SEC and mail this information statement to its stockholders.

Conditions to Consummation of the Contemplated Transaction
The respective obligations of Adtalem and Laureate to consummate the closing are subject to the satisfaction or, to the extent permitted by applicable law, written waiver by Adtalem and Laureate, at or prior to the closing, of the following conditions:
•
no governmental authority of competent jurisdiction or educational agency will have enacted, issued, promulgated, enforced or entered any judgment or law that is in effect and prohibits or prevents the consummation of the Contemplated Transaction;

•
any waiting period under the HSR Act and a specified foreign filing will have expired or been terminated, any approvals, consents, waivers, or clearances required in connection with the Contemplated Transaction under the specified foreign filing will have been obtained and there not be in effect any law or judgment (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Contemplated Transaction and there will not be in effect any voluntary agreement between Adtalem, Laureate or its affiliates (including the Walden Group) and the United States Federal Trade Commission, United States Department of Justice or other applicable governmental authority pursuant to which Adtalem, Laureate or its affiliates, as applicable, has agreed not to consummate the Contemplated Transaction for any period of time;

•
Laureate and Adtalem will have received: (i) the DOE Preacquisition Response and (ii) certain other Pre-Closing Educational Consents listed on Laureate’s Disclosure Schedule will have been obtained or made, as applicable; and

•
this information statement will have been cleared by the SEC and sent to Laureate’s stockholders at least 20 days prior to the closing.

The obligation of Adtalem to consummate the closing is further subject to the satisfaction (or written waiver by Adtalem, to the extent permitted by applicable law), at or prior to the closing of the following conditions:
•
each of the fundamental representations of Laureate relating to the organization, subsidiaries, capitalization, title to the Interests, authority, execution and delivery, enforceability, and brokers of Laureate will be true and correct in all respects as of the date of the Purchase Agreement and as of the closing as though made on and as of the closing (except that those representations and warranties which expressly relate to a particular date need only be so true and correct as of such date), except for any failure to be so true and correct that is de minimis in nature;

•
the representations and warranties of Laureate contained in the Purchase Agreement that are not described in the bullet point above will be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier, except that the term “Material Contracts”, the word “material” as set forth in Section 3.08(c) of the Purchase Agreement and the words “Material Adverse Effect” as set forth in Section 3.09 of the Purchase Agreement will be given effect) as of the date of the Purchase Agreement and as of the closing as though made on and as of the closing, except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect;
•
Laureate will have performed or complied with, in all material respects, all agreements, covenants and obligations required by the Purchase Agreement to be performed or complied with by it prior to or at the time of the closing;

•
since the date of the Purchase Agreement, there will not have been, nor will there be, a Material Adverse Effect;

•
(i) Walden University will not have lost or withdrawn from its participation in Title IV programs; and (ii) certain specified Pre-Closing Educational Consents will have been obtained or made;

•
Adtalem will have received certain Laureate deliverables, including the executed escrow agreement and certain other ancillary documents; and

•
each member of the Walden Group and all assets held by the Walden Group will have been irrevocably released from any and all obligations (including guarantees) and liens under the existing credit agreement of Laureate and related loan documents, the existing indenture of Laureate and the existing notes of Laureate.

The obligation of Laureate to consummate the closing is subject to the satisfaction (or written waiver by Laureate, to the extent permitted by applicable law), on or prior to the closing date of the following conditions:
•
each of the fundamental representations of Adtalem relating to the organization, authority, execution and delivery, enforceability and brokers of Adtalem will be true and correct in all respects as of the date of the Purchase Agreement and as of the closing as though made on and as of the closing (except that those representations and warranties which expressly relate to a particular date need only be so true and correct as of such date), except for any failure to be so true and correct that is de minimis in nature;

•
the representations and warranties of Adtalem contained in the Purchase Agreement that are not described in the bullet point above will be true and correct (without giving effect to any limitation as to “materiality”) as of the date of the Purchase Agreement and as of the closing as though made on and as of the closing (except that those representations and warranties which expressly relate to a particular date need only be so true and correct as of such date), except, in the case of this bullet point, to the extent that the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially and adversely affect Adtalem’s ability to perform its obligations under the Purchase Agreement or consummate the Contemplated Transaction;

•
Adtalem will have performed or complied with, in all material respects, all agreements, covenants and obligations required by the Purchase Agreement to be performed or complied with by it prior to or at the time of the closing; and

•
Laureate will have received certain Adtalem deliverables, including delivery of an executed escrow agreement and certain other ancillary documents.

Termination of the Purchase Agreement
The Purchase Agreement may be terminated, and the Contemplated Transaction may be abandoned at any time prior to the closing by mutual written consent of Laureate and Adtalem.
In addition, the Purchase Agreement may be terminated by either Laureate or Adtalem:
•
if consummation of the Contemplated Transaction would violate any non-appealable final law or judgment of any governmental authority having competent jurisdiction; provided, however, that this right to terminate the Purchase Agreement will not be available to any party whose action or failure to perform any of its obligations under the Purchase Agreement has been the primary cause of, or primarily resulted in, the issuance of such non-appealable final law or judgment and such action or failure to perform constitutes a breach of the Purchase Agreement;
•
if the closing does not occur on or prior to March 11, 2022; provided, however, that this right to terminate the Purchase Agreement will not be available to any party whose action or failure to perform any of its obligations under the Purchase Agreement has been the primary cause of, or primarily resulted in, the failure of the closing to have occurred on or before March 11, 2022 and such action or failure to perform constitutes a breach of the Purchase Agreement; or

•
if the DOE issues a written response to the DOE preacquisition application following the completion of the DOE’s comprehensive review, which written response affirmatively states that the PPA approving the change of ownership will not be issued following the closing and such statement is not qualified or conditioned and such written response has not been withdrawn or superseded by a subsequent written response that does not contain such statement; provided, however, that this right to terminate the Purchase Agreement will not be available to any party who is then in material breach of Section 5.05(b) of the Purchase Agreement.

The Purchase Agreement also may be terminated by Adtalem:
•
if Laureate has breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Purchase Agreement, which breach or failure to perform (A) would give rise to the failure of a condition in Section 6.01, Section 6.02(a), Section 6.02(b) or Section 6.02(c) of the Purchase Agreement cannot be cured by Laureate by March 11, 2022, or if capable of being cured by such date, will not have been cured by the earlier of (1) the 30th day following receipt by Laureate of written notice of such breach or failure to perform from Adtalem stating Adtalem’s intention to terminate the Purchase Agreement and the basis for such termination and (2) March 11, 2022; provided that Adtalem will not have the right to terminate the Purchase Agreement pursuant to this provision if Adtalem is in breach of any representations, warranties, covenants or other agreements contained in the Purchase Agreement which breach would result in a condition to the closing set forth in Section 6.01, Section 6.03(a) or Section 6.03(b) of the Purchase Agreement not being satisfied; or

•
if the DOE issues a written response to the DOE preacquisition application following the completion of the DOE’s comprehensive review setting forth any terms of or conditions to the issuance of the PPA approving the change of ownership following the closing, which contains a burdensome condition (as such term is defined in the Purchase Agreement); provided that Adtalem will not have the right to terminate the Purchase Agreement pursuant to this provision if Adtalem is then in material breach of Section 5.05(b) of the Purchase Agreement.

The Purchase Agreement also may be terminated by Laureate:
•
(A) if Adtalem will have breached or failed to perform any of its representations, warranties, covenants or agreements contained in the Purchase Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 6.01, Section 6.03(a) or Section 6.03(b) of the Purchase Agreement and (2) cannot be cured by Adtalem by March 11, 2022, or if capable of being cured by such date, will not have been cured by the earlier of (x) the 30th day following receipt by Adtalem of written notice of such breach or failure to perform from Laureate stating Laureate’s intention to terminate the Purchase Agreement and the basis for such termination and (y) March 11, 2022; provided that Laureate will not have the right to terminate the Purchase Agreement pursuant to this provision if Laureate is in breach of any representations, warranties, covenants or other agreements contained in the Purchase Agreement which breach would result in a condition to the closing set forth in Section 6.01, Section 6.02(a), Section 6.02(b) or Section 6.02(c) of the Purchase Agreement not being satisfied or (B) notwithstanding any cure periods pursuant to this provision, if all of the conditions set forth in Section 6.01, Section 6.02(a), Section 6.02(b) and Section 6.02(c) of the Purchase Agreement have been satisfied (other than any condition which by its nature is to be satisfied at the closing) and Adtalem fails to consummate the closing by the time the closing should have occurred; or

•
if (A) all of the conditions set forth in Section 6.01 and Section 6.02 of the Purchase Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the closing itself, but subject to the ability of such conditions to be satisfied at the closing) if the closing date were the date the closing should have occurred, (B) Adtalem fails to consummate the closing within two business days following the date the closing should have occurred, (C) Laureate has irrevocably confirmed by written notice to Adtalem that all conditions to consummate the closing (with respect to Laureate) have been satisfied or that it will waive any unsatisfied conditions (with respect to Laureate) and Laureate is ready, willing and able to and will consummate the closing on such date and at all times during the five business day period thereafter and (D) the closing will not have been consummated by the later of five business days after delivery of such notice and the earliest date the closing would occur; provided that during such five business day period following the date the closing should have been consummated, neither party will be entitled to terminate the Purchase Agreement pursuant to Section 7.01(b)(ii) of the Purchase Agreement.
Termination Fee and Expenses
Fees Payable by Adtalem. Adtalem will pay Laureate (or Laureate’s designee) a non-refundable termination fee of $88,800,000 in cash by wire transfer of immediately available funds as promptly as practicable and in any case within two business days in the event that:
•
The Purchase Agreement is validly terminated by Laureate pursuant to Laureate’s termination right described above in connection with a breach of the Purchase Agreement by Adtalem or a failure of Adtalem to consummate the closing by the time the closing should have occurred, or the Purchase Agreement is otherwise terminated when Laureate was entitled to terminate the Purchase Agreement pursuant thereto;

•
The Purchase Agreement is validly terminated by Adtalem pursuant to Adtalem’s termination right described above in connection with a failure of the closing to occur on or prior to March 11, 2022, at a time when (A) the receipt of the DOE Preacquisition Response is the only closing condition that remains unsatisfied (other than those conditions that by their terms are to be satisfied or waived at the closing itself, but subject to the ability of such conditions to be satisfied at the closing), (B) the DOE’s written response to the DOE preacquisition application following the completion of the DOE’s comprehensive review has been received and (C) Adtalem does not have a right to otherwise terminate the Purchase Agreement pursuant to Adtalem’s termination rights described above in connection with (i) any non-appealable final law or judgment, (ii) the receipt of a written response to the DOE preacquisition application affirmatively stating that the PPA approving the change of ownership will not be issued following the closing or (iii) a breach of the Purchase Agreement by Laureate; or

•
The Purchase Agreement is validly terminated by Adtalem pursuant to Adtalem’s termination right described above in connection with a written response from the DOE issues a written response to the DOE preacquisition application that contains a burdensome condition, at a time when Adtalem does not have a right to otherwise terminate the Purchase Agreement pursuant to Adtalem’s termination rights described above in connection with (i) any non-appealable final law or judgment or (ii) a breach of the Purchase Agreement by Laureate.

Expenses: Except as otherwise provided in the Purchase Agreement, each of the parties will pay its own legal, investment banking, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of the Purchase Agreement and all documents and instruments executed pursuant to the Purchase Agreement and the consummation of the Contemplated Transaction, and any other costs and expenses incurred by such party, except as otherwise expressly set forth in the Purchase Agreement, including the definition of “Transaction Expenses” in the Purchase Agreement (including that each party will be responsible for 50% of all filing fees under the HSR Act). Expenses incurred in connection with the printing, filing and mailing of this information statement will be borne entirely by Laureate.
Indemnification
The representations and warranties of the parties will survive the closing until the first anniversary of the closing, provided that the fundamental representations will survive until the sixth anniversary of the closing and the representations and warranties of Laureate relating to taxes of the Walden Group will survive until the third anniversary of the closing. The covenants of the parties for which performance is contemplated to occur prior to the closing will survive until the first anniversary of the closing and the covenants of the parties for which performance is contemplated to occur at or following the closing will survive until fully performed or fulfilled.
After the closing, Laureate will indemnify Adtalem and its affiliates (including the Walden Group) and each of their respective representatives from and against any and all losses incurred by them arising out of or relating to (i) any breach of any representation or warranty made by Laureate or the Walden Group other than with respect to taxes of the Walden Group, (ii) any breach by Laureate of any covenant; (iii) certain specified taxes, (iv) any breach of the representations and warranties made by Laureate with respect to taxes of the Walden Group, (v) any liabilities of Laureate or its affiliates to the extent not arising out of or relating to the Walden Business or the Walden Group, or (vi) certain other specified matters.
After the closing, Adtalem will indemnify Laureate and its affiliates and their respective representatives and affiliates from and against any and all losses incurred by them arising out of or relating to (i) any breach of any representation or warranty made by Adtalem, (ii) any breach by Adtalem of any covenant, (iii) any liabilities to the extent arising out of or relating to the ownership or operation of the Walden Business or the Walden Group following the closing by Adtalem or its affiliates, or (iv) any amounts drawn by the DOE under the letter of credit of Laureate on behalf of the Walden Group.
Notwithstanding anything to the contrary contained in the Purchase Agreement, except with respect to fraud, (i) no indemnifying party’s aggregate liability will exceed the base purchase price, (ii) except with respect to fundamental representations and warranties, no indemnifying party will have any liability with respect to breaches of representations and warranties (in the case of Laureate, other than with respect to the representations and warranties made by Laureate with respect to taxes of the Walden Group) unless any given claim or series of related claims is in excess of $50,000 (and then for the full amount of such losses once the claim individually exceeds such amount) and the aggregate liability for such losses suffered by the other party’s indemnitees exceeds $5,550,000 (and then only to the extent of such excess); (iii) except with respect to fundamental representations and warranties, Laureate will not have any liability with respect to the representations and warranties made by Laureate, other than with respect to taxes of the Walden Group, in excess of $5,550,000, (iv) except with respect to fundamental representations and warranties, Laureate will not have any liability with respect to the representations and warranties made by Laureate, including with respect to taxes of the Walden Group, and with respect to certain specified taxes, in excess of $11,100,000, (v) Laureate will not have any liability with respect to certain other specified matters in excess of $9,000,000, and (vi) Adtalem will not have any liability with respect to the representations and warranties made by Adtalem in excess of $5,550,000.
Any losses payable by Laureate will be paid first out of funds remaining in the Indemnity Escrow Account, and in the event such losses exceed the funds remaining in the Indemnity Escrow Account, Adtalem’s indemnitees may satisfy such losses by pursuing indemnification rights and recourse directly against Laureate. The amounts remaining in the Indemnity Escrow Account will be released on the date that is one year and one day following the closing, provided that amounts relating to unsatisfied claims properly made on or prior to such date will be retained in the Indemnity Escrow Account until the applicable underlying claims are resolved.
Amendment and Waiver
The Purchase Agreement may be amended, modified, superseded or cancelled and any of the terms, covenants, representations, warranties or conditions thereof may be waived only by an instrument in writing signed by each of Laureate and Adtalem, or, in the case of a waiver, by or on behalf of the party waiving compliance. No course of dealing between the parties will be effective to amend or waive any provision of the Purchase Agreement. The waiver by a party of any right under the Purchase Agreement or of the failure to perform or of a breach by any other party will not be deemed a waiver of any other right under the Purchase Agreement or of any other breach or failure by such other party whether of a similar nature or otherwise.

Specific Performance
Each party to the Purchase Agreement will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Purchase Agreement and to enforce specifically the terms and provisions of the Purchase Agreement in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which it is entitled under the Purchase Agreement. Notwithstanding the foregoing, Laureate will be entitled to an injunction to consummate the closing only if (i) all conditions to the closing have been satisfied (other than those conditions that by their terms are to be satisfied or waived at the closing itself), (ii) Adtalem has failed to consummate closing on the date the closing should have occurred, (iii) the Debt Financing has been funded or would be available and funded at closing and (iv) Laureate has irrevocably confirmed that all conditions with respect to Laureate have been satisfied (or Laureate is waiving any unsatisfied conditions), Laureate is ready, willing and able to consummate the closing and if specific performance is granted and Debt Financing is funded, Laureate will take such actions that are within its control to cause the closing to occur.
Governing Law
The Purchase Agreement will be governed by, and enforced and construed in accordance with the laws of the state of Delaware, including its statutes of limitations, without regard to the conflict of laws rules of such state that would result in the application of the laws of another jurisdiction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock at October 1, 2020, for:
•
each person who we know beneficially owns more than five percent of either Class A or Class B common stock;

•
each of our current Directors;

•
each of our Named Executive Officers; and

•
all of our current directors and executive officers as a group.

The address of each beneficial owner listed in the table unless otherwise noted is c/o Laureate Education, Inc., 650 S. Exeter Street, Baltimore, Maryland 21202.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 119,259,438 shares of Class A common stock and 90,813,085 shares of Class B common stock outstanding at October 1, 2020. In computing the number of shares of common stock beneficially owned by a person, the percentage ownership of that person and the percentage of total voting power, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 1, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Under our Insider Trading Policy, directors and executive officers are prohibited from engaging in any form of hedging transaction, holding our securities in margin accounts and pledging our securities as collateral for loans. None of the shares held by our directors or current executive officers shown on the table below is pledged. In addition, Laureate has adopted stock ownership guidelines that require non-employee, independent directors and executive officers to retain a certain ownership level of Laureate stock.
	Shares Beneficially Owned
	Class A (includes shares of Class B that are convertible to Class A)		Class B		Percentage of Total Voting Power(2)
Name of Beneficial Owner	Number of Shares(1)	Percentage	Number of Shares	Percentage
5% Stockholders:
Wengen Alberta, Limited Partnership(3)	86,147,116	41.9%	86.147,116	94.9%	83.9%
KKR Funds(3)(4)	8,999,608(3)(4)	7.6%(3)(4)	—(3)	—(3)	*(3)(4)
Funds and individuals affiliated with Sterling(3)(5)(6)	984,803(3)(5)	*(3)(5)	941,824(3)(6)	1.0%(3)(6)	*(3)(5)(6)
BlackRock, Inc.(7)	8,136,770(7)	6.8%(7)	—	—	*(7)
The Vanguard Group, Inc.(8)	10,215,104(8)	8.6%(8)	—	—	1.0%(8)
FMR LLC(9)	15,776,989(9)	13.2%(9)	—	—	1.5%(9)
Directors and Named Executive Officers:
Brian F. Carroll(10)(11)	27,059	*	16,844	*	*
Andrew B. Cohen(10)(12)	26,079	*	—	—	*
William L. Cornog(10)	19,581	*	—	—	*
Pedro del Corro(10)(13)	10,215	*	59,578	*	*
Michael J. Durham(14)	28,992	*	—	—	*
Kenneth W. Freeman(15)	39,600	*	—	—	*
George Muñoz(16)	77,237	*	19,698	*	*
Dr. Judith Rodin(17)	50,985	*	19,698	*	*
Ian K. Snow(10)(18)	1,373,913	1.2%	6,656	*	*
Steven M. Taslitz(10)(19)	302,355	*	290,759	*	*
Eilif Serck-Hanssen(20)	756,125	*	307,094	*	*
Jean-Jacques Charhon(21)	263,358	*	—	—	*
Timothy Grace(22)	30,508	*	—	—	*
Victoria Silbey(23)	57,735	*	—	—	*
Paula Singer(24)	286,233	*	256,249	*	*
Ricardo M. Berckemeyer(25)	68,767	*	—	—	*
Jose Roberto Loureiro(26)	6,553	*	—	—	*
All Current Directors and Executive Officers as a Group (14 persons)(27)	3,088,113	2.6%	736,501	*	*

*
Less than one percent.

(1)
The Class B common stock is convertible into shares of Class A common stock on a share-for-share basis upon the election of the holder or upon transfer, subject to the terms of our amended and restated certificate of incorporation. The Class A common stock and Class B common stock will automatically convert into a single class of common stock on the date on which the number of outstanding shares of Class B common stock represents less than 15% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock.

(2)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, voting as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law or our amended and restated certificate of incorporation.
(3)
Represents shares of Class B common stock that are directly held by Wengen, our controlling stockholder. The limited partnership interests in Wengen are held by certain investors including investment funds and other investors affiliated with or managed by, among others, Douglas L. Becker, our former Chairman and founder, Steven M. Taslitz, a director of Laureate, Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”), Cohen Private Ventures, LLC (together with its affiliates, “CPV”), Sterling Fund Management, LLC (together with its affiliates and investment funds managed by it, “Sterling Partners”), and Snow Phipps Group, LLC (together with its affiliates, “Snow Phipps” and, collectively, the “Wengen Investors”). The general partner of Wengen is Wengen Investments Limited, which is governed by a board of directors that includes representatives of Sterling Partners, KKR, CPV and Snow Phipps. As a result of such representation, the Wengen Investors control the voting of the shares of Class B common stock held by Wengen in the election of certain directors and may be deemed to share beneficial ownership over the securities beneficially owned by Wengen. Does not include 447,585 shares of Class B common stock subject to proxies given by current and former directors and employees of Laureate to Wengen to vote their shares of Class B common stock (collectively, the “Wengen Proxy”).

The following persons hold, through their interests in Wengen, over 5% of our Class B common stock: KKR 2006 Fund (Overseas), Limited Partnership and KKR Partners II (International), L.P., the Sterling Parties, CPV, Torreal Sociedad De Capital Riesgo S.A and affiliates of Moore Capital Management, LP. Shares of Class B common stock held by Wengen are convertible by Wengen into shares of Class A common stock, in accordance with the terms of our amended and restated certificate of incorporation, at the discretion of the general partner of Wengen.
KKR 2006 Fund (Overseas), Limited Partnership and KKR Partners II (International), L.P. hold limited partnership interests in Wengen which relate to approximately 22,889,952 and 952,623 underlying shares of Class B common stock held by Wengen, respectively, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of their ability to direct Wengen with respect to certain voting and disposition of such securities. KKR PI-II GP Limited is the general partner of KKR Partners II (International), L.P. KKR Associates 2006 (Overseas), Limited Partnership is the general partner of KKR 2006 Fund (Overseas), Limited Partnership. KKR 2006 Limited is the general partner of KKR Associates 2006 (Overseas), Limited Partnership. KKR Group Partnership L.P. is the sole shareholder of KKR 2006 Limited. KKR Group Holdings Corp. is the general partner of KKR Group Partnership L.P. KKR & Co. Inc. is the sole shareholder of KKR Group Holdings Corp. KKR Management LLP is the Series I preferred stockholder of KKR & Co. Inc. Messrs. Henry R. Kravis and George R. Roberts are the founding partners of KKR Management LLP. In such capacities, each of the entities and individuals referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above. The address of each of the persons and entities listed in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, California 94025.
Sterling Capital Partners II, L.P., Sterling Capital Partners III, L.P., SP-L Affiliate, LLC, Sterling Laureate Executives Fund, L.P., Sterling Laureate, L.P., Sterling Laureate Rollover, L.P., Douglas L. Becker, Steven M. Taslitz and certain of their respective affiliates hold limited partnership interests in Wengen which collectively relate to approximately 7,428,516 underlying shares of Class B common stock held by Wengen, and may also be deemed to have voting and investment power over their respective pro rata shares of such portion of the Class B common stock owned by Wengen as a result of their respective abilities to direct Wengen with respect to certain voting and disposition of such securities. These underlying shares of Class B common stock do not include shares of Class B common stock allocable to limited partnership interests in Wengen held by certain investment vehicles that are managed on behalf of persons not affiliated with Sterling Partners, which investment vehicles, although managed by Sterling-related entities, pass through rights with respect to the voting and disposition of the underlying shares of Laureate to the investors in such vehicles. SC Partners II, L.P. is the sole general partner of Sterling Capital Partners II, L.P., and Sterling Capital Partners II, LLC is the sole general partner of SC Partners II, L.P. SC Partners III, L.P. is the sole general partner of Sterling Capital Partners III, L.P., and Sterling Capital Partners III, LLC is the sole general partner of SC Partners III, L.P. SP-L Management III, LLC is the sole general partner of Sterling Laureate, L.P. SP-L Management IV, LLC is the sole general partner of Sterling Laureate Executives Fund, L.P. SP-L Management V, LLC is the sole general partner of Sterling Laureate Rollover, L.P. SP-L Parent, LLC is the sole general partner of each of Sterling Management III, LLC, Sterling Management IV, LLC and Sterling Management V, LLC. Sterling Capital Partners II, LLC, Sterling Capital Partners III, LLC, SP-L Affiliate, LLC and SP-L Parent, LLC are managed by Messrs. Taslitz and Becker and R. Christopher Hoehn-Saric. Messrs. Taslitz and Hoehn Saric serve on the board of directors of the general partner of Wengen. Each of the aforementioned entities and individuals may also be deemed to be the beneficial owners having voting power and/or investment power with respect to securities of Laureate owned directly by Wengen as described above, except that Mr. Becker does not exercise any voting or investment power with respect to such securities (other than any securities of Laureate attributable to the limited partnership interests in Wengen held by SP-L Affiliate, LLC). The business address of each of the persons and entities listed in this footnote is c/o Sterling Partners, 401 N. Michigan Avenue, Suite 3300, Chicago, Illinois 60611.
CPV Holdings, LLC holds, directly and indirectly, limited partnership interests in Wengen which collectively relate to approximately 15,995,974 underlying shares of Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities. CPV Holdings, LLC also holds 15,864 shares of Class A common stock issued pursuant to Laureate’s non-employee director compensation program. Steven A. Cohen is the managing member of CPV Holdings, LLC. In such capacity, Steven A. Cohen may also be deemed to be the beneficial owner having shared voting power and shared investment power with respect to the securities as described above. The address of each of CPV Holdings, LLC and Steven A. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902.
Snow Phipps Group, L.P., SPG Co-Investment, L.P., Snow Phipps Group (B), L.P., Snow Phipps Group (Offshore), L.P., and Snow Phipps Group (RPV), L.P. hold limited partnership interests in Wengen which relate to approximately 3,231,081, 17,483, 31,040, 104,434, and 168,255 underlying shares of Class B common stock held by Wengen, respectively, for an aggregate of 3,552,293 shares, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of their ability to direct Wengen with respect to certain voting and disposition of such securities. Snow Phipps Group, L.P., Snow Phipps Group (B), L.P., Snow Phipps Group (Offshore), L.P., Snow Phipps Group (RPV), L.P. and SPG Co Investment L.P. also own, in aggregate among them, 1,357,042 shares of Class A common stock, which shares are included above in the table for Ian K. Snow. SPG GP, LLC is the general partner of Snow Phipps Group (Offshore), L.P., Snow Phipps Group (B), L.P., Snow Phipps Group, L.P., Snow Phipps Group (RPV), L.P., and SPG Co-Investment, L.P. Ian Snow is the sole managing member of SGP GP, LLC. In such capacities, each of the entities and the individual referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above. The address of each of the persons and entities listed in this paragraph is 667 Madison Avenue, 18th Floor, New York, New York, 10065.
Torreal Sociedad de Capital Riesgo S.A. holds, directly and indirectly, limited partnership interests in Wengen which relate to approximately 6,096,466 underlying shares of the Class B common stock held by Wengen, and may be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities. Torreal Sociedad de Capital Riesgo S.A. also holds 9,366 shares of Class A common stock issued to it pursuant to Laureate’s non-employee director compensation program at the direction of Pedro del Corro, an employee of Torreal S.A., an affiliate of Torreal Sociedad de Capital Riesgo S.A., and 16,844 shares of Class B common stock. The principal business address of Torreal Sociedad de Capital Riesgo S.A. is Calle de Fortuny 1, 28010 Madrid, Spain. Mr. del Corro disclaims beneficial ownership over such securities.

MMF MLP, Ltd. holds, directly and indirectly, limited partnership interests in Wengen which relate to approximately 11,054,982 underlying shares of the Class B common stock held by Wengen, and may be deemed to have voting and investment power over such Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities. Louis M. Bacon is the chief executive officer and director of Moore Capital Management, LP, which serves as discretionary investment manager to MMF MLP, Ltd. The principal business address of Moore Capital Management, LP is 11 Times Square, New York, New York 10036.
(4)
Represents 8,902,112 and 97,496 shares of Class A common stock owned by KKR 2006 Fund (Overseas), Limited Partnership and KKR Partners II (International), L.P., respectively. Does not include the Class B common stock held by Wengen described above further in footnote (3). In the aggregate, the investment funds affiliated with KKR may be deemed to beneficially own 95,146,724 shares of Class A common stock, which represents, in the aggregate, approximately 46.3% of the outstanding shares of the Class A common stock, calculated pursuant to the rules of the SEC, or 84.7% of the total voting power.

(5)
Represents shares of Class A common stock and shares of Class B common stock, in each case, beneficially owned by funds and individuals affiliated with Sterling Partners. Does not include the Class B common stock held by Wengen described further in footnote (3) above. In the aggregate, such funds and individuals affiliated with Sterling Partners may be deemed to beneficially own 87,131,919 shares of Class A common stock (including 802,211 shares of Class A common stock issuable upon conversion of shares of Class B common stock issuable upon the exercise of vested options issued to Mr. Becker), which represents, in the aggregate, approximately 41% of the outstanding shares of the Class A common stock, calculated pursuant to the rules of the SEC.

(6)
Represents shares of Class B common stock beneficially owned by funds and individuals affiliated with Sterling Partners (including 802,211 shares of Class B common stock issuable upon the exercise of vested options issued to Mr. Becker). Does not include the Class B common stock held by Wengen described further in footnote (3) above.

(7)
Based solely on information reported by BlackRock, Inc. on Schedule 13G filed with the SEC on February 7, 2020. All of these shares are shares of Class A common stock. According to this Schedule 13G, BlackRock, Inc. has sole voting power with respect to 7,873,496 shares of Class A common stock, sole dispositive power with respect to 8,136,770 shares of Class A common stock and shared voting power and shared dispositive power with respect to no shares of Class A common stock. The reporting person listed its address as 55 East 52nd Street, New York, New York 10055.

(8)
Based solely on information reported by The Vanguard Group, Inc. on Amendment No. 2 to Schedule 13G filed with the SEC on February 12, 2020. All of these shares are shares of Class A common stock. According to this Amendment to Schedule 13G, The Vanguard Group, Inc. has sole voting power with respect to 110,925 shares of Class A common stock, sole dispositive power with respect to 10,090,630 shares of Class A common stock, shared voting power with respect to 27,103 shares of Class A common stock and shared dispositive power with respect to 124,474 shares of Class A common stock. The reporting person listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(9)
Based solely on information reported by FMR LLC on Amendment No. 2 to Schedule 13G filed with the SEC on February 7, 2020. All of these shares are shares of Class A common stock. According to this Amendment to Schedule 13G, FMR LLC has sole voting power with respect to 3,062,898 shares of Class A common stock and sole dispositive power with respect to 15,776,989 shares of Class A common stock and shared voting power and shared dispositive power with respect to no shares of Class A common stock. The reporting person listed its address as 245 Summer Street, Boston, Massachusetts 02210.

(10)
The director is affiliated with Wengen or an investor in Wengen. Does not include the Class B common stock held of record by Wengen and the 447,585 shares of Class B common stock subject to the Wengen Proxy. See footnote 3 for further information on any beneficial ownership of securities indirectly held through Wengen.

(11)
Includes 10,215 shares of Class A common stock, 12,233 shares of Class B common stock and 4,611 shares of Class B common stock reserved for issuance upon distribution of Mr. Carroll’s Post-2004 DCP account when he retires from Laureate’s Board of Directors. Does not include 3,405 restricted stock units reported as Class A common stock in Table I of Mr. Carroll’s Form 4 filed on May 14, 2020.
(12)
Includes 10,215 shares of Class A common stock issued to Mr. Cohen pursuant to Laureate’s non-employee director compensation plan. Also represents 15,864 shares of Class A common stock issued to CPV Holdings, LLC pursuant to Laureate’s non-employee director compensation program at the request of Mr. Cohen in lieu of issuance to Mr. Cohen, which shares are comprised of (i) 3,031 shares of Class A common stock issued directly to CPV Holdings, LLC, (ii) 6,335 shares of Class A common stock issued to Cohen Private Ventures, LLC and subsequently transferred to CPV Holdings, LLC and (iii) 6,498 shares of Class B common stock originally issued to S.A.C. Capital Advisors, L.P., subsequently transferred to Cohen Private Ventures, LLC and thereafter converted to Class A common stock and transferred to CPV Holdings, LLC. Mr. Cohen disclaims beneficial ownership over such securities.

(13)
Includes 10,215 shares of Class A common stock issued to Mr. del Corro pursuant to Laureate’s non-employee director compensation plan, but does not include 3,405 restricted stock units reported as Class A common stock in Table I of Mr. del Corro’s Form 4 filed on November 6, 2020. Also includes limited partnership interests in Wengen held, directly and indirectly, by Mr. del Corro which relate to approximately 59,578 underlying shares of Class B common stock held by Wengen, over which he may be deemed to have voting and investment power as a result of his ability to direct Wengen with respect to certain voting and disposition of such securities. Shares of Class B common stock held by Wengen are convertible by Wengen into shares of Class A common stock of Laureate, in accordance with the terms of our amended and restated certificate of incorporation, at the discretion of the general partner of Wengen.

(14)
Does not include 3,405 restricted stock units reported as Class A common stock in Table I of Mr. Durham’s Form 4 filed on May 14, 2020.

(15)
Does not include 5,675 restricted stock units reported as Class A common stock in Table I of Mr. Freeman’s Form 4 filed on May 14, 2020.

(16)
Includes 57,539 shares of Class A common stock and 19,698 shares of Class B common stock. Does not include 3,405 restricted stock units reported as Class A common stock in Table I of Mr. Muñoz’s Form 4 filed on May 14, 2020.

(17)
Includes 31,287 shares of Class A common stock and 19,698 shares of Class B common stock. Does not include 3,405 restricted stock units reported as Class A common stock in Table I of Dr. Rodin’s Form 4 filed on May 14, 2020.

(18)
Includes 10,215 shares of Class A common stock issued to Mr. Snow pursuant to Laureate’s non-employee director compensation plan, but does not include 3,405 restricted stock units reported as Class A common stock in Table I of Mr. Snow’s Form 4 filed on May 14, 2020. Snow Phipps, Snow Phipps Group (Offshore), L.P., Snow Phipps Group (B), L.P., Snow Phipps Group, L.P., and Snow Phipps Group (RPV), L.P. beneficially own such securities indirectly as a result of contractual arrangements with Mr. Snow. Mr. Snow disclaims beneficial ownership over such securities. Includes 3,837 shares of Class B common stock held by Snow Phipps and 1,236,719, 4,071, 11,880, 39,972, and 64,400 shares of Class A common stock owned by Snow Phipps Group, L.P., SPG Co-Investment, L.P., Snow Phipps Group (B), L.P., Snow Phipps Group (Offshore), L.P., and Snow Phipps Group (RPV), L.P., respectively. Includes 2,819 shares of Class B common stock reserved for issuance upon distribution of Mr. Snow’s Post-2004 DCP account when he retires from Laureate’s Board of Directors. Mr. Snow disclaims beneficial ownership of the shares held, directly or indirectly, by Snow Phipps.

(19)
Includes 13,889 shares of Class B common stock held by Sterling Fund Management, LLC, an affiliate of Sterling Partners. Mr. Taslitz shares voting and dispositive power with respect to the shares of Class B common stock held by this affiliate of Sterling Partners, with Messrs. Becker and Hoehn-Saric. Also includes Mr. Taslitz’s allocable share of certain equity securities of Laureate that are subject to an agreement entered into by Messrs. Becker and Taslitz and two other founding partners of Sterling Partners (individually, a “Sterling Founder”, and collectively, the “Sterling Founders”) on January 20, 1999 in connection with a partnership formed by them (the “Founders’ Agreement”), including Mr. Taslitz’s allocable share of (i) the shares issuable upon the exercise of vested options to purchase an aggregate of 802,211 shares of Class B common stock issued to Mr. Becker, (ii) 125,724 shares of

Class B common stock issued to Mr. Becker, (iii) 32,764 shares of Class A common stock held directly by Mr. Becker and (iv) 10,215 shares of Class A common stock issued to Mr. Taslitz pursuant to Laureate’s non-employee director compensation plan, including upon vesting of 6,810 restricted stock units, but does not include Mr. Taslitz’s allocable share of 3,405 restricted stock units reported as Class A common stock in Table I of Mr. Taslitz’s Form 4 filed on May 14, 2020. Pursuant to the Founders’ Agreement, the Sterling Founders share equally, on a net after-tax basis, in certain equity-based compensation they receive, in the aggregate, in connection with services rendered by any of them to certain entities, including Laureate. The Founders’ Agreement provides, in certain circumstances, and subject to contractual restrictions, that securities received by a Sterling Founder as compensation for services rendered by him to certain entities shall be assigned or transferred to the Sterling Founders pro rata, or to a partnership they form, as soon as practicable after such assignment or transfer is permitted by contract and applicable law. The Founders’ Agreement further provides that if such securities or other property are not transferable or assignable, the rights to receive the net proceeds of such property upon disposition shall be so transferred or assigned. Prior to any such transfer or assignment, each Sterling Founder controls the voting and disposition of any such securities received by such Sterling Founder.
(20)
Includes shares issuable upon the exercise of vested options to purchase an aggregate of 294,445 shares of Class A common stock that are exercisable as of or within 60 days of the date of the above table, and shares issuable upon the exercise of vested options to purchase an aggregate of 254,776 shares of Class B common stock that are exercisable as of or within 60 days of the date of the above table. Does not include 117,068 restricted stock units reported as Class A common stock in Table I of Mr. Serck-Hanssen’s Form 4/A filed on May 8, 2020.

(21)
Includes shares issuable upon the exercise of vested options to purchase an aggregate of 123,359 shares of Class A common stock that are exercisable as of or within 60 days of the date of the above table. Does not include 62,923 restricted stock units reported as Class A common stock in Table I of Mr. Charhon’s Form 4 filed on May 13, 2020.

(22)
Includes shares issuable upon the exercise of vested options to purchase an aggregate of 13,960 shares of Class A common stock that are exercisable as of or within 60 days of the date of the above table. Does not include 18,217 restricted stock units reported as Class A common stock in Table I of Mr. Grace’s Form 4 filed on March 18, 2020.

(23)
Ms. Silbey served as Senior Vice President, Secretary, Chief Legal Officer and Chief Ethics & Compliance Officer until July 17, 2020. The information reported on the above table is based on the Form 4/A filed on behalf of Ms. Silbey with the SEC on May 8, 2020. 22,250 restricted stock units reported as Class A common stock in Table I thereof did not vest prior to Ms. Silbey’s termination and, accordingly, are not included in the shares reported on the above table.

(24)
Includes shares issuable upon the exercise of vested options to purchase an aggregate of 16,013 shares of Class A common stock that are exercisable as of or within 60 days of the date of the above table, and shares issuable upon the exercise of vested options to purchase an aggregate of 256,249 shares of Class B common stock that are exercisable as of or within 60 days of the date of the above table. Does not include 7,653 restricted stock units reported as Class A common stock in Table I of Ms. Singer’s Form 4 filed on January 3, 2020. On March 10, 2020, in connection with the January 27, 2020 announcement that our Board of Directors had authorized Laureate to explore strategic alternatives for each of its businesses to unlock stockholder value, our Board of Directors evaluated the designations of its current executive officers (as that term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended) and determined that Ms. Singer would no longer be designated as an executive officer.

(25)
Mr. Berckemeyer served as President and Chief Operating Officer until July 15, 2019. The information reported on the above table is based on the Form 4/A filed on behalf of Mr. Berckemeyer with the SEC on March 19, 2019. 67,552 restricted stock units reported as Class A common stock in Table I thereof did not vest prior to Mr. Berckemeyer’s termination and, accordingly, are not included in the shares reported on the above table.

(26)
Mr. Loureiro served as Chief Executive Officer, Brazil until July 31, 2019. The information reported on the above table is based on the Form 4 filed on behalf of Mr. Loureiro with the SEC on March 19,

2019. 12,555 restricted stock units reported as Class A common stock in Table I thereof did not vest prior to Mr. Loureiro’s termination and, accordingly, are not included in the shares reported on the above table.
(27)
Includes directors affiliated with Wengen or an investor in Wengen. Does not include the Class B common stock held of record by Wengen and the 447,585 shares of Class B common stock subject to the Wengen Proxy. See footnote 3 for further information on any beneficial ownership of securities indirectly held through Wengen.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other documents with the SEC. These reports contain additional information about Laureate. Laureate’s SEC filings are made available electronically to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of Laureate’s website at www.laureate.net. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.
The SEC allows Laureate to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that Laureate may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that Laureate files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.
Laureate incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. Laureate also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:
•
Laureate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•
Laureate’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2020, June 30, 2020 and September 30, 2020; and

•
Laureate’s Current Reports on Form 8-K filed with the SEC on February 28, 2020, March 2, 2020, May 7, 2020 (Item 5.02 only), May 14, 2020, June 30, 2020, July 29, 2020, August 20, 2020, September 11, 2020, September 14, 2020, October 21, 2020, November 2, 2020, November 4, 2020 and November 5, 2020.

Laureate undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at Laureate Education, Inc., 650 South Exeter Street, Baltimore, Maryland 21202-4382, Attention: Investor Relations Department, Telephone: (866) 452-8732.
Adtalem has supplied, and Laureate has not independently verified, the information in this information statement relating to Adtalem.
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document upon written or oral request. Please direct your inquiry or request by mail or telephone to us at the above address and telephone number. If you want to receive separate copies of this information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.
Stockholders should not rely on information that purports to be made by or on behalf of Laureate other than that contained in or incorporated by reference in this information statement. Laureate has not authorized anyone to provide information on behalf of Laureate that is different from that contained in this information statement. This information statement is dated [      ], 2020. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

Annex A
MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND BETWEEN
ADTALEM GLOBAL EDUCATION INC.
and
LAUREATE EDUCATION, INC.
Dated as of September 11, 2020

A-i

A-ii

A-iii

EXHIBITS
A Accounting Principles; Sample Calculation of Closing Working Capital
B Sample Calculation of Purchase Price
C Form of R&W Insurance Policy
D Form of Transition Support Services Agreement
E Form of IP Assignment and License
F Form of Purchaser Closing Certificate
G Form of Seller Closing Certificate
H Form of Seller 365 Day Certificate

A-iv

INDEX OF DEFINED TERMS
Defined Term	Page
5.19 Matter	A-62
7065 Property	A-4
7070 Property	A-4
7080 Property	A-4
Accounting Principles	A-1
Accrediting Body	A-1
Acquired Business	A-60
Affiliate	A-1
After-Acquired Business	A-56
Agreement	A-1
AI Technologies	A-1
Allocation	A-79
Alternative Financing Sources	A-57
Ancillary Documents	A-2
Anti-Corruption Laws	A-37
Antitrust Law	A-2
Assigned IP	A-2
Attorney-Client Privilege	A-88
Audited Annual Carve-out Financials	A-61
Balance Sheet Time	A-2
Bank Marketing Period	A-16
Base Consideration	A-2
Benefit Plan	A-2
Borrower Defense Claim	A-2
Burdensome Condition	A-2
Business	A-3
Business Confidential Information	A-25
Business Data	A-3
Business Day	A-3
CARES Act	A-31
Cash and Cash Equivalents	A-3
Chosen Courts	A-84
Claim	A-53
Claim Notice	A-75
Closing	A-15
Closing Date	A-15
Closing Indebtedness	A-3
Closing Statement	A-18
Closing Tax Amount	A-3
Closing Working Capital	A-3
Code	A-4
Defined Term	Page
Columbia Leases	A-4
Columbia Property	A-4
Company	A-1
Company AI Property	A-4
Company Benefit Plan	A-4
Company Group	A-4
Company IP Agreements	A-29
Company IT Systems	A-4
Company Privacy Policies	A-4
Company Software	A-4
Company Subsidiary	A-1
Company Training Data	A-4
Competing Transaction	A-54
Competitive Activities	A-55
Compliance Review	A-4
Compliant Documents	A-16
Confidential Information	A-47
Confidentiality Agreement	A-5
Confidentiality Period	A-46
Consent	A-5
Consolidated Tax Group	A-5
Continuing Employee	A-51
Contract	A-5
Contractor	A-29
Co-Ownership Agreement	A-4
Current Assets	A-3
Current Liabilities	A-3
Curricular Know-How	A-5
Curricular Materials	A-5
Customs & International Trade Laws	A-37
Data Room	A-62
Debt Commitment Letter	A-39
Debt Financing	A-39
Debt Financing Sources	A-5
Default	A-5
Definitive Debt Financing Agreements	A-57
DGCL	A-1
Direct Claim	A-75
DOD	A-5
DOE	A-5
DOE Preacquisition Application	A-5

A-v

Defined Term	Page
DOE Preacquisition Response	A-5
DOE Restricted Cash	A-3
Domain Names	A-8
Educational Agency	A-6
Educational Approvals	A-6
Educational Consent	A-6
Educational Law	A-6
Employee	A-13
Employee Confidentiality Agreement	A-25
End Date	A-70
Enforceability Exceptions	A-22
Environmental Laws	A-37
Equity Interests	A-6
ERISA	A-6
Escrow Agent	A-6
Escrow Agreement	A-6
Estimated Closing Cash and Cash Equivalents	A-18
Estimated Closing Indebtedness	A-18
Estimated Closing Statement	A-18
Estimated Closing Tax Amount	A-18
Estimated Closing Working Capital	A-18
Estimated Purchase Price	A-7
Estimated Transaction Expenses	A-18
Exchange Act	A-7
Existing Acquired Entity Guaranty	A-64
Existing Credit Agreement	A-7
Existing Credit Agreement Administration Agent	A-7
Existing Debt Releases	A-61
Existing Guaranty	A-63
Existing Indenture	A-7
Existing Materials	A-50
Existing Notes	A-7
Existing Notes Trustee	A-7
Fee Letter	A-39
Financial Statements	A-22
Financing Uses	A-40
Foreign Filing	A-22
Fraud	A-7
Fundamental Representations	A-7
GAAP	A-7
Governmental Authority	A-7
Defined Term	Page
Guaranteed Party	A-63
Guaranty Release	A-63
HEA	A-7
HSR Act	A-22
Indebtedness	A-7
Indemnification Objection Notice	A-76
Indemnified Individuals	A-8
Indemnified Party	A-74
Indemnified Taxes	A-8
Indemnifying Party	A-74
Indemnity Escrow Account	A-8
Indemnity Escrow Amount	A-8
Independent Expert	A-19
Information Statement	A-22
Insurance Policies	A-38
Insurer	A-10
Intellectual Property	A-8
Interests	A-1
Invention Assignment Agreement	A-25
IP Assignment and License	A-8
IRS	A-31
Joint Portal IP	A-2
Judgment	A-9
Knowledge of Purchaser	A-9
Knowledge of Seller	A-9
Law	A-9
Lease	A-9
Lease Assignment	A-63
Leased Real Property	A-24
Liability	A-9
Lien	A-9
Lookback Date	A-9
Losses	A-73
Marketing Period	A-16
Material Adverse Effect	A-9
Material Contracts	A-29
Most Recent Balance Sheet	A-22
Most Recent Balance Sheet Date	A-22
New Debt Commitment Letter	A-58
New Fee Letter	A-58
Non-Recourse Parties	A-87
Notice of Objection	A-18
Objection Period	A-18

A-vi

Defined Term	Page
Offering Material	A-59
Off-the-Shelf Software	A-10
OneFolio Materials	A-4
Open Source Software	A-10
Organizational Documents	A-10
Owned Intellectual Property	A-10
Owned Registered IP	A-10
Parties	A-1
Patent(s)	A-10
Permits	A-33
Permitted Liens	A-10
Person	A-11
Personal Data	A-11
Post-Closing Educational Consents	A-11
Post-Closing Tax Period	A-11
Potential Transferees	A-51
PPA	A-11
Pre-Closing DOE Letter of Credit	A-11
Pre-Closing Educational Consents	A-11
Pre-Closing IP Transfer	A-49
Pre-Closing Period	A-42
Pre-Closing Tax Period	A-11
Privileged Deal Communications	A-88
Proceeding	A-12
Process, Processing	A-12
Purchase Price	A-12
Purchaser	A-1
Purchaser 401(k) Plan	A-53
Purchaser Disclosure Schedule	A-38
Purchaser Group Members	A-88
Purchaser Indemnitees	A-73
Purchaser Legacy Group	A-6
Purchaser Parties	A-50
Purchaser Plan	A-52
Purchaser Released Matters	A-53
Purchaser Releasees	A-53
Purchaser Releasors	A-54
Purpose	A-46
Qualifying Transaction	A-55
R&W Insurance Policy	A-12
Regulatory Lookback Date	A-12
Regulatory Restricted Cash	A-3
Related Party	A-12
Defined Term	Page
Representatives	A-12
Required Bank Information	A-12
Required Information	A-12
Resolution Period	A-19
San Antonio Lease	A-12
San Antonio Property	A-12
SEC	A-16
Securities Act	A-12
Security Incidents	A-12
Seller	A-1
Seller Benefit Plan	A-13
Seller Disclosure Schedule	A-20
Seller Firms	A-88
Seller Group Members	A-88
Seller Indemnitees	A-74
Seller Marks	A-13
Seller Regulatory Collateral	A-67
Seller Released Matters	A-54
Seller Releasees	A-54
Seller Releasors	A-53
Seller Restricted Parties	A-55
Seller Stockholder Approval	A-13
Seller Stockholder Consent	A-1
Service Provider	A-13
Service Provider Census	A-32
Shared Contract	A-13
Social Identifiers	A-8
Software	A-13
Solvent	A-40
Specified Open Source Software	A-13
Sponsored Company Benefit Plan	A-4
State Educational Agency	A-13
Straddle Tax Period	A-13
Student Financial Assistance	A-13
Student Portal Software	A-13
Subsidiary	A-14
Substantial Control	A-36
Substitute Acquired Entity Guaranty	A-64
Substitute Guaranty	A-63
Target Working Capital	A-14
Tax Period	A-14
Tax Return	A-14
Tax Sharing Agreement	A-14

A-vii

Defined Term	Page
Tax, Taxes	A-14
Taxing Authority	A-14
Termination Fee	A-72
Third Party	A-14
Third Party Claim	A-74
Title IV	A-14
Title IV Programs	A-14
Trademark(s)	A-14
Transaction Expenses	A-14
Transaction Proposal	A-55
Transfer Taxes	A-15
Defined Term	Page
Transition Support Services Agreement	A-15
Treasury Regulations	A-15
TSSA Schedules	A-66
Unaudited Quarterly Carve-out Financials	A-61
University	A-15
University Course Materials	A-4
VA	A-15
WARN Act	A-33
Wengen	A-1
Willful Breach	A-71
Withheld Amount	A-79

A-viii

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of September 11, 2020 (this “Agreement”), is entered into by and among Adtalem Global Education Inc., a Delaware corporation (“Purchaser”) and Laureate Education, Inc., a Delaware public benefit corporation (“Seller”). Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller directly owns all of the issued and outstanding limited liability company interests (the “Interests”) of Walden e-Learning, LLC, a Delaware limited liability company (the “Company”);
WHEREAS, the Company directly owns all of the issued and outstanding limited liability company interests of Walden University, LLC, a Florida limited liability company (the “Company Subsidiary”), which operates the University;
WHEREAS, Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, at the Closing, the Interests, upon the terms and subject to the conditions of this Agreement; and
WHEREAS, prior to the execution and delivery of this Agreement, holders of a majority in voting power of the outstanding shares of capital stock of Seller have executed and delivered an irrevocable written consent (the “Seller Stockholder Consent”), constituting the Seller Stockholder Approval, approving this Agreement (as it may be amended from time to time) and the transactions contemplated hereby, for purposes of Section 271 of the Delaware General Corporate Law (the “DGCL”), which consent became effective (a) following the approval by the board of directors of Seller of this Agreement and of such stockholder consent, and (b) prior to the execution of this Agreement, in accordance with Section 228(c) of the DGCL.
NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01.   Definitions.   As used herein, the terms below shall have the following meanings.
“Accounting Principles” means the accounting policies set forth on Exhibit A.
“Accrediting Body” means any non-governmental entity, including institutional and specialized or programmatic accrediting agencies, which engage in the granting or withholding of accreditation of postsecondary educational institutions or programs in accordance with standards relating to the performance, governance, operations, financial condition or academic standards of such institutions, including the Higher Learning Commission.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person; provided, however, that (a) Wengen Alberta, Limited Partnership (“Wengen”), its direct and indirect equityholders, their respective affiliated investment funds and alternative investment vehicles and their respective Affiliates (defined without giving effect to this proviso), and including their portfolio companies and portfolio investments but excluding the Company Group, shall be deemed not to be Affiliates of Seller and (b) the Company Group shall be deemed to be Affiliates of (i) Seller until the Closing and (ii) Purchaser from and after the Closing. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) means (a) the ownership of more than 50% of the voting securities or other voting interest of any Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a managing partner, as a manager (as such term “manager” is defined in the Delaware Limited Liability Company Act) or otherwise.
“AI Technologies” means deep learning, machine learning, and other artificial intelligence technologies, including any and all proprietary algorithms, Software or systems that make use of or employ neural networks, statistical learning algorithms (including linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning.

“Ancillary Documents” means the Transition Support Services Agreement, the Escrow Agreement, the IP Assignment and License and any other Contract which is contemplated by this Agreement to be entered into by Seller, Purchaser or any of their respective Affiliates in connection with the transactions contemplated hereby, or any certificate delivered by Seller, Purchaser or any of their respective Affiliates at the Closing or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby.
“Antitrust Law” means the HSR Act and any other applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Assigned IP” means (a) Seller’s and its Affiliates’ (other than the Company Group) entire right, title and interest in and to all Intellectual Property (including Intellectual Property in Curricular Materials, and all Curricular Know-How) (other than (i) Intellectual Property in Software and (ii) Intellectual Property in the University Course Materials) that is owned or purportedly owned by any of them as of the date hereof or developed or acquired by any of them during the Pre-Closing Period and, in each case, is exclusively or primarily used or held for use exclusively or primarily in connection with the Business, but excluding the Owned Registered IP which will be transferred to the Company Group pursuant to the Pre-Closing IP Transfer; (b) Seller’s and its Affiliates’ (other than the Company Group) entire right, title and interest in and to all Intellectual Property in the University Course Materials, that is owned or purportedly owned by any of them as of the date hereof or developed or acquired by any of them during the Pre-Closing Period; (c) Seller’s and its Affiliates’ (other than the Company Group) entire right, title and interest in and to all Intellectual Property in any Software that is owned or purportedly owned by any of them as of the date hereof or developed or acquired by any of them during the Pre-Closing Period and, in each case, is exclusively used or held for use exclusively in connection with the Business, which Software includes, for the avoidance of doubt, all proprietary Software comprising the MyDR Software application and all proprietary Software comprising the Faculty Payment Software application; (d) any portion or component of the Student Portal Software created or developed by or on behalf of the Seller (or any of its Affiliates other than the Company Group) for the exclusive use of, or that is exclusively used by, the Company Group as of the date hereof or during the Pre-Closing Period (and all Intellectual Property therein); and (e) an undivided equal ownership interest in and to the Student Portal Software and all proprietary Intellectual Property therein (excluding any of the rights included in the foregoing clause (d)) (this clause (e), the “Joint Portal IP”). The “Assigned IP” includes, for the avoidance of doubt, any Intellectual Property in the materials created pursuant to the Student Recruitment and Support Services Agreement dated December 15, 2011 by and between the Company Subsidiary and OIE Support LLC.
“Balance Sheet Time” means 11:59 p.m. (New York City time) on the Business Day immediately preceding the Closing Date.
“Base Consideration” means an amount equal to $1,480,000,000.
“Benefit Plan” means each employee benefit plan (including any “employee benefit plan” as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each stock purchase, stock option, restricted stock, stock unit, stock appreciation right, severance, retention, employment, consulting, change-in-control, fringe benefit, bonus, incentive, profit-sharing, savings, retirement, deferred compensation, vacation, paid time-off, perquisite, group or individual health, dental, medical, vision, disability and life insurance, survivor benefits and each other benefit plan, agreement, program, policy or other arrangement for any current or former employee, director or officer of a designated entity, or any dependent, beneficiary or family member of the foregoing.
“Borrower Defense Claim” means any Proceeding seeking recovery pursuant to or arising from Section 455(h) of the HEA, or 34 CFR 685.206(c) or any successor regulations thereto whereby a Title IV Program loan borrower may obtain from the DOE discharge or comparable relief, whether in whole or in part, from repayment obligations with respect to a Title IV loan due to acts or omissions of an applicable postsecondary educational institution, and the DOE may seek recovery of any such discharged loan amounts from the institution.
“Burdensome Condition” means, with respect to any written DOE preacquisition review letter, any condition contained therein other than a condition that would permit such DOE preacquisition review letter to meet the definition of “DOE Preacquisition Response” (without taking into account any conditions included as examples in clause (d) thereof).
“Business” means the business conducted by the Company Group.
“Business Data” means data, databases of data or information, in any format, Processed in the conduct of the Business, including all financial data related to the Business, all student data contained in any databases that are Processed in the conduct of the Business, all Company Training Data, all customer lists, all supplier lists, all pricing and cost information, and any data relating to business and marketing plans, in each case, in any form or media, whether or not specifically listed herein.
“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in New York City are not required or authorized by Law to remain closed.
“Closing Cash and Cash Equivalents” means, with respect to the Company Group, the aggregate of all cash and cash equivalents (including short term investments) of the Company Group as of the Balance Sheet Time, determined in accordance with the Accounting Principles, including (a) all deposits and cash in transit and all checks and funds received by any member of the Company Group or their banks (e.g., checks deposited or funds paid to lock-box accounts) which are not yet cleared as of prior to the close of business on the day immediately prior to the Closing Date, but only to the extent such deposit or cash in transit subsequently clears and (b) any restricted cash or cash equivalents, including any cash or cash equivalents required to be held in a restricted account, as collateral or otherwise, to support any surety bond, letter of credit, performance bond or similar instrument, whether required by any Educational Agency or otherwise, including, for the avoidance of doubt, any cash or cash equivalents required to be held in a restricted account, as collateral or otherwise, to support any surety bond, letter of credit, performance bond or similar instrument, in each case, that is required by any Educational Agency (the “Regulatory Restricted Cash”), including any such Regulatory Restricted Cash to be listed on Section 1.01(g) of the Seller Disclosure Schedule (which schedule shall be provided by Seller at any time prior to the date that is 30 days prior to the Closing), but excluding, in each case, (i) any restricted cash or cash equivalents held in a restricted account, as collateral, pledged or otherwise to support the Pre-Closing DOE Letter of Credit (the “DOE Restricted Cash”) and (ii) all withdrawals and cash in transit from the Company Group and all checks and funds written or paid by any member of the Company Group or their banks prior to the close of business on the day immediately prior to the Closing Date, but not yet cleared, only to the extent such withdrawal or cash in transit subsequently clears (which shall be included as Current Liabilities in Closing Working Capital).
“Closing Indebtedness” means, without duplication, (a) the Indebtedness of the Company Group as of immediately prior to the Closing and (b) any Liabilities for declared but unpaid dividends or distributions. Notwithstanding the foregoing, “Closing Indebtedness” shall not include amounts included in Transaction Expenses, amounts included as Current Liabilities in the calculation of Closing Working Capital, Taxes included in the Closing Tax Amount or amounts owed solely among members of the Company Group.
“Closing Tax Amount” means an amount equal to the liability for Taxes of the Company Group that are accrued but unpaid as of the end of the Closing Date with respect to any Pre-Closing Tax Period. The Closing Tax Amount shall be calculated in accordance with the past practice and accounting methodologies of the Company Group applied in filing their Tax Returns. For the purposes of this definition, the following Taxes shall be deemed to have accrued: (a) all Taxes in respect of a tax period ending on or prior to the Closing Date, (b) any Taxes (or portion thereof) in respect of a Straddle Tax Period that are allocated to the Pre-Closing Tax Period pursuant to Section 9.02(b)(iii), and (c) any payroll Taxes arising in a Pre-Closing Tax Period that have been deferred as described in Section 3.15(o). For the avoidance of doubt, the amount accrued shall be subject to adjustment pursuant to Section 2.04.
“Closing Working Capital” means Current Assets minus Current Liabilities as of the Balance Sheet Time. The terms “Current Assets” and “Current Liabilities” mean the combined current assets and current liabilities, respectively, of the Company Group, including only the line items specifically included in the sample calculation of Closing Working Capital set forth in Exhibit A, with each item calculated in accordance with the Accounting Principles; provided, however, that (a) assets newly acquired and liabilities newly incurred following the date of the sample calculation of Closing Working Capital set forth in Exhibit A, in each case in accordance with the terms and conditions of this Agreement, that cannot be appropriately placed in line items in such sample calculation, but that constitute current assets or current liabilities of the Company Group, will also be included solely to the extent expressly agreed between the Parties in writing (which agreement shall not be unreasonably withheld, conditioned or delayed) and consistent with the Accounting Principles, (b) Current Assets shall not include (i) Closing Cash and Cash Equivalents or (ii) deferred tax assets and (c) Current Liabilities shall not include (i) Closing Indebtedness, (ii) Transaction Expenses, (iii) deferred tax Liabilities or (iv) Closing Tax Amount.
“Co-Ownership Agreement” means the Course Material Co-Ownership Agreement, dated as of October 8, 2019, by and between Seller and the Company Subsidiary, covering the Intellectual Property rights described in Schedule A thereof consisting of (a) the University course materials in use as of October 8, 2019 as listed in the “Walden Course List, 04-10-19” or in development for those courses, excluding any Intellectual Property owned by a Third Party included therein (the “University Course Materials”), and (b) learning objects contributed to the OneFolio system by the Company Group and Seller as of October 8, 2019 (the “OneFolio Materials”).
“Code” means the Internal Revenue Code of 1986.
“Columbia Leases” collectively means: (a) that certain Crestpointe Corporate Center Standard Office Lease Agreement dated August 25, 2016 by and between AAK II LLC and Seller, for certain real property located at 7065 Samuel Morse Drive, Columbia, Maryland (the “7065 Property”); (b) that certain Crestpointe Corporate Center Standard Office Lease Agreement dated July 30, 2009 by and between AAK III LLC and Seller, for certain real property located at 7070 Samuel Morse Drive, Columbia, Maryland (the “7070 Property”); and that certain Crestpointe Corporate Center Standard Office Lease Agreement dated February 14, 2012 by and between AAK III LLC and Seller, for certain real property located at 7080 Samuel Morse Drive, Columbia, Maryland (the “7080 Property” and, together with the 7065 Property and the 7070 Property, the “Columbia Property”).
“Company AI Property” means Owned Intellectual Property, and products or services of the Company Group, that employ, rely on or make use of AI Technologies.
“Company Benefit Plan” means each Benefit Plan that (a) is subject to ERISA or is otherwise material and (b) is (i) sponsored or maintained by the Company Group (each such Company Benefit Plan, a “Sponsored Company Benefit Plan”) or (ii) contributed to, or required to be contributed to by the Company Group (or for which the Company Group otherwise has Liability).
“Company Group” means the Company and any Subsidiary of the Company, collectively or individually, as the context requires.
“Company IT Systems” means all information technology and computer systems and Company Software owned or controlled by the Company Group.
“Company Privacy Policies” means each external or internal, past or present privacy policy of the Company Group (or if applicable, Seller and its Affiliates other than the Company Group, with respect to the Business), including any policy relating to: (a) the privacy of users of the Company Group’s websites, applications, or Company Software; (b) the Processing of any Personal Data by the Company Group or with respect to the Business; and (c) any employee, student, contractor, or faculty information with respect to the Company Group or the Business.
“Company Software” means all Software (a) used by the Company Group in the conduct of the Business or (b) incorporated by the Company Group into the products or services of the Company Group.
“Company Training Data” means all training data, validation data, test data, other data or information, or databases owned, purportedly owned, or controlled, by the Company Group and used in the development, or ongoing operation of, Company AI Property.
“Compliance Review” means any program review, audit, investigation, or proceeding initiated by or before any Educational Agency related to the University’s compliance with any Educational Laws, but not including reviews occurring in the course of a routine approval renewal, Title IV Program compliance audits by an independent auditor pursuant to 34 C.F.R. § 668.23, or substantive change reviews.

“Confidentiality Agreement” means that certain Second Amended and Restated Confidentiality and Non-Disclosure Agreement, entered into as of July 11, 2020, by and between Purchaser and Seller as it may be further amended, restated or otherwise modified from time to time.
“Consent” means any consent, waiver, approval, notice, application, authorization, qualification, registration, declaration or filing.
“Consolidated Tax Group” means any “affiliated group” (as defined in Section 1504(a) of the Code or any analogous combined, consolidated, unitary or similar group defined under state, local or foreign Law) that includes Seller, and any similar group of corporations that includes Seller and files state or local income Tax Returns on a combined, consolidated or unitary basis.
“Contract” means any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, grant, subsidy, promise, undertaking or other legally binding arrangement, whether written or oral.
“Curricular Know-How” means all know-how, information, documents and trade secrets that are used by the Company Group in the operation of the Business and enable the Company Group to use the Curricular Materials or to operate the University.
“Curricular Materials” means all (a) educational materials, curricula, media and tools and (b) other resources that provide educational, curriculum, instructional and research experiences for students, in each case (clauses (a) and (b)), in physical or tangible format (including written, electronic, audiovisual, visual, digital, tactile or otherwise), that are used by the Company Group in the operation of the Business, including the following: lesson plans and planning materials; syllabi; textbooks; know-how; workbooks; manipulatives; charts; graphs; teaching processes; course materials; pictorials; posters; learning standards or objectives; lesson objectives; assignments and projects given to students; books, materials, videos, presentations and readings used in a course; and the tests, assessments and other methods and materials used to evaluate student learning.
“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financing in connection with the transactions contemplated hereby (including the parties to the Debt Commitment Letter or any other commitment letter with respect to any other financing and any engagement letters, joinder agreements, credit agreements, loan documents, purchase agreements, underwriting agreements or indentures relating thereto, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns), it being understood and agreed that none of Purchaser or any of its Affiliates shall be deemed to be a Debt Financing Source.
“Default” means (a) any actual breach, violation or default, (b) the existence of circumstances or the occurrence of an event that with the passage of time or the giving of notice or both would (i) constitute a breach, violation or default or (ii) give rise to a right of termination, renegotiation or acceleration or loss of material benefit.
“DOD” means the U.S. Department of Defense, including the DOD Tuition Assistance programs administered under a Voluntary Education Partnership Memorandum of Understanding (MOU) between the University and DOD.
“DOE” means the United States Department of Education and any successor agency administering student financial assistance under Title IV.
“DOE Preacquisition Application” means a materially complete electronic application, together with any required exhibits or attachments, marked for a comprehensive pre-acquisition review to be submitted to DOE by or on behalf of the University with respect to the transactions contemplated by this Agreement to obtain the DOE Preacquisition Response.
“DOE Preacquisition Response” means a response issued by DOE to the University following DOE’s comprehensive review of the DOE Preacquisition Application, which shall not indicate, as a condition to the issuance of the PPA following the Closing, that the DOE intends to: (a) require the University to post a letter of credit in an amount in excess of 25% of the Title IV Program funding received by the University in its most recently completed fiscal year; (b) restrict the ability of the University to add new locations, add new educational programs or modify its existing educational programs for a period that is longer than required for the DOE to review and accept the University’s financial statements and Title IV Compliance audit covering one complete fiscal year of the University’s uninterrupted Title IV Program participation, with such fiscal year being the first full fiscal following the date of the issuance by the DOE of the temporary PPA; (c) require the University to limit enrollment levels for Title IV eligible students of the University programs for a period that is longer than required for the DOE to review and accept the University’s financial statements and Title IV Compliance audit covering one complete fiscal year of the University’s uninterrupted Title IV Program participation, with such fiscal year being the first full fiscal year following the date of the issuance by the DOE of the temporary PPA; (d) impose conditions on Purchaser’s existing Title IV eligible institutions (which, for purposes of this part (d) and (e) of this definition, excludes the University) (the “Purchaser Legacy Group”), as a consequence of the acquisition of the University, such as restrictions on the ability to add new locations, new educational programs, or modify existing educational programs, limit enrollment levels for Title IV eligible students of the Purchaser Legacy Group Title IV eligible programs; or (e) post a letter(s) of credit in excess of 15% of the Title IV Program funding received by the Purchaser Legacy Group, in its most recently completed fiscal year.
“Educational Agency” means any Person, whether governmental, government chartered, tribal, private, or quasi-private, that engages in granting or withholding Educational Approvals, administers Student Financial Assistance Programs to or for students, otherwise regulates postsecondary schools or programs, or establishes standards relating to or otherwise regulates the performance, governance, operation, financial condition, privacy, or academic standards of such schools and programs, which for purposes of this definition shall only include the DOE, VA, DOD, and any Accrediting Body, or any State Educational Agency.
“Educational Approvals” means any material license, permit, consent, authorization, certification, written formal grant of exemption, accreditation, registration, or similar approval, issued or required to be issued by an Educational Agency, including any such approval necessary for: (a) the University to operate and offer its educational programs in all states in which it operates or is required to be authorized, including through online or distance education delivery method; and (b) for the University to participate in any program of Student Financial Assistance offered by such Educational Agency, but excluding any license for persons engaged in recruiting or similar approval issued with respect to the University’s employees.
“Educational Consent” means any Consent required to be made with or obtained from, or, in the case of a notice, delivered to, any Educational Agency with regard to the transactions contemplated by this Agreement, whether required to be obtained, made or, in the case of a notice, delivered prior to or after the Closing, which is necessary under applicable Educational Laws in order to maintain or continue any Educational Approval presently held by the University.
“Educational Law” means any statute, law, provision, ordinance, regulation, rule, code, order, constitution, guidance, directive, interpretation, policy, judgment, other requirement or rule of law of, or issued or administered by, any Educational Agency, or any Accrediting Body standard applicable to the University, including the provisions of the HEA or state laws pertaining to the educational matters applicable to postsecondary educational institutions.
“Equity Interests” means any share, capital stock, partnership, membership, joint venture or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Escrow Agent” means Bank of America, N.A., or other escrow agent reasonably agreed in writing between Purchaser and Seller, as the Escrow Agent under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement to be entered into at the Closing by and among Purchaser, Seller and the Escrow Agent.

“Estimated Purchase Price” means an amount equal to (a) the Base Consideration, plus (b) the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital, minus (c) the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital, plus (d) Estimated Closing Cash and Cash Equivalents, minus (e) Estimated Transaction Expenses, minus (f) Estimated Closing Indebtedness, minus (g) Estimated Closing Tax Amount, calculated consistent with the sample calculation of Purchase Price set forth on Exhibit B.
“Exchange Act” means the U.S. Securities Exchange Act of 1934.
“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 7, 2019 among Seller, the lending institutions from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent (the “Existing Credit Agreement Administration Agent”).
“Existing Indenture” means that certain Indenture, dated as of April 26, 2017, among Seller, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee (the “Existing Notes Trustee”), relating to Seller’s outstanding 8.250% Senior Notes due 2025 (the “Existing Notes”).
“Fraud” means, with respect to either Party, an actual and intentional fraud with respect to the making of representations and warranties contained in this Agreement or any certificate delivered hereunder and not with respect to any other matters; provided, that such actual and intentional fraud of such Party specifically excludes any statement, representation or omission made negligently or recklessly and shall only be deemed to exist if (a) the applicable Party made a false representation with actual knowledge of its falsity when made, (b) that the statements made by such Person were made with the intent to deceive another Party to enter into this Agreement and rely thereon (or with the expectation that such other Party would rely thereon) and that such other Party would take action or inaction to such other Party’s detriment (including consummation of the transactions contemplated by this Agreement), (c) such reliance and subsequent action or inaction by such other Party was reasonable and (d) such action or inaction resulted in damages, losses or Liabilities, to such other Party.
“Fundamental Representations” means the representations and warranties of (a) Seller set forth in Section 3.01 (Organization), Section 3.02 (Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Title to Interests), Section 3.05 (Authority; Execution and Delivery; Enforceability) and Section 3.25 (No Brokers) and (b) of Purchaser set forth in Section 4.01 (Organization), Section 4.02 (Authority; Execution and Delivery; Enforceability) and Section 4.09 (No Brokers).
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) international, multinational, federal, state, local, municipal, foreign or other government, agency or authority or (c) governmental agency of any nature (including any governmental division, department, agency, commission, securities exchange or instrumentality and any court or other tribunal), provided that “Governmental Authority” shall exclude any Educational Agency solely to the extent related to educational matters applicable to postsecondary educational institutions.
“HEA” means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., and any successor statute thereto.
“Indebtedness” means, without duplication, all Liabilities of the Company Group in respect of: (a) indebtedness for borrowed money; (b) obligations evidenced by any bond, note, debenture, or other debt instrument or security; (c) obligations secured by a Lien (other than a Permitted Lien) on the equity assets or property of the Company Group; (d) obligations in respect of letters of credit, bankers’ acceptances, surety bonds, performance bonds and similar facilities issued for the account of such Person (but solely to the extent (i) drawn as of the Closing or (ii) drawn following the Closing and prior to the final determination of the Purchase Price as a result of actions or events occurring prior to the Closing); (e) obligations in respect of any financial hedging arrangements including any interest rate swap; (f) obligations under any leases which are required to be classified as capitalized leases under GAAP (other than any lease obligations which would not have been classified as capitalized leases under GAAP prior to the implementation of ASC 842); (g) accrued bonus Liabilities (and any Taxes arising from the payment of any such bonuses, payments or amounts to the extent not included in the Closing Tax Amount); (h) accrued severance Liabilities payable by the Company Group following the Closing triggered by a termination of employment at or prior to the Closing; (i) any employer contributions that the Company Group is obligated to make, but has not yet made as of the Closing, to any defined contribution retirement plan maintained by Seller or any of its Affiliates that is intended to qualify under Section 401(a) of the Code; (j) any deferred rent payments in connection with any COVID-19 pandemic programs or relief efforts administered or promulgated by any Governmental Authority, and any amounts that the Company Group has elected to defer pursuant to Section 2302 of the CARES Act (or any similar provision of federal, state, local, or non-U.S. Law), to the extent not included in the Closing Tax Amount; (k) payment obligations for incurred, but not reported, claims under any Seller Benefit Plan that (i) is a health and welfare plan and (ii) that is an insurance policy or a self-insured benefit plan, that are payable by the Company Group following the Closing; (l) guarantees of the payment or performance by any Person or under obligations of the type referred to in the immediately preceding clauses (a) through (k); and (m) all interest, fees, prepayment premiums, penalties and other fees and expenses owed with respect to the indebtedness referred to above assuming the repayment in full of such indebtedness as of such time, excluding (A) in each case of clauses (a) through (l) above, any such items to the extent existing solely between or among the members of the Company Group, (B) any guarantees of the type referred to in clause (l) that will be released effective as of the Closing and (C) any surety bond, performance bond, restricted cash account, letters of credit or similar arrangements required by any Governmental Authorities or Educational Agencies except to the extent drawn as of the Closing or drawn following the Closing and prior to the final determination of the Purchase Price as a result of actions or events occurring prior to the Closing.
“Indemnified Individuals” each present and former (in each case, as of immediately prior to the Closing) officer, director, manager, agent, employee or fiduciary of the Company Group.
“Indemnified Taxes” means, without duplication, any and all Liabilities (a) for Taxes of Seller or any Affiliate of Seller (other than the Company Group), but excluding Taxes of the Company Group, (b) for Taxes of the Company Group in respect of any Pre-Closing Tax Period, determined in accordance with Section 9.02(b)(iii) in the case of any Straddle Tax Period, other than any Taxes described in Section 8.02(a)(vi) of the Seller Disclosure Schedule; (c) for Transfer Taxes for which Seller is responsible pursuant to Section 9.01, and (d) for Taxes for which the Company Group is liable solely (i) as a result of a Tax Sharing Agreement entered into before the Closing, (ii) as a transferee or successor pursuant to any transactions prior to the Closing, or (iii) as a result of being a member of a consolidated, combined, unitary or similar group prior to the Closing.
“Indemnity Escrow Account” means a bank account designated in writing by the Escrow Agent, into which the Indemnity Escrow Amount will be deposited.
“Indemnity Escrow Amount” means $74,000,000.
“Intellectual Property” means all intellectual property rights or other proprietary rights of any kind worldwide, including those arising from or in respect of the following, whether protected, created or arising under any Law, and all worldwide common law or statutory rights in, arising out of, or associated therewith, including (a) Patents, (b) Trademarks, (c) copyrights, rights in works of authorship, whether registered or unregistered, and all applications and registrations therefor, and all extensions, restorations and renewals of any of the foregoing, (d) domain name registrations, uniform resource locators and other names and locators associated with the Internet (“Domain Names”), (e) trade secrets and know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), methods, processes, designs, formulae, models, tools, and algorithms, rights in research and development, discoveries and improvements, and rights in confidential information or proprietary information, (f) social media accounts, usernames and other digital identifiers (“Social Identifiers”), (g) Software (including firmware, middleware, and all related software specifications and documentation), (h) rights in data collections and databases, (i) moral rights, publicity, and industrial designs, (j) AI Technologies, and (k) all registrations and applications for the foregoing and any renewals or extensions thereof.
“IP Assignment and License” means that Intellectual Property Assignment and License Agreement in the form attached hereto as Exhibit E, pursuant to which (a) the Assigned IP will be assigned to the Company Group and (b) each Party will provide to the other a license to certain Intellectual Property defined therein.

“Judgment” means any judgment, writ, decree, decision, injunction, order, compliance agreement or settlement agreement of, with or approved by any Governmental Authority (without giving effect to the proviso in the definition thereof) or arbitrator.
“Knowledge of Purchaser” means the actual knowledge of the persons set forth on Section 1.01(a) of the Purchaser Disclosure Schedule, including any information that such persons would reasonably be expected to know after reasonable inquiry of such person’s direct reports.
“Knowledge of Seller” means the actual knowledge of the persons set forth on Section 1.01(a) of the Seller Disclosure Schedule, including any information that such persons would reasonably be expected to know after reasonable inquiry of such person’s direct reports.
“Law” means any applicable federal, national, supranational, state, provincial, local or other domestic or foreign law (including common law), statute, treaty, rule, regulation, Judgment, directive, ordinance, interpretation, policy, codes of practice or guidance, with or by, or any other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, or any provision or condition of any Permit, provided that “Law” shall exclude any Educational Law solely to the extent related to educational matters applicable to postsecondary educational institutions.
“Lease” means each written lease, sublease, or license with respect to the Leased Real Property (including the Columbia Leases and the San Antonio Lease), in each case, as in effect.
“Liability” means any obligation or liability whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.
“Lien” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, license, encroachment, encumbrance, preemptive right, right of first refusal, restriction on transfer, or promise regarding the transfer of an asset (or any interest therein) to a Third Party, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future.
“Lookback Date” means January 1, 2018.
“Material Adverse Effect” means any event, change, circumstance, effect, development or fact that, individually or in the aggregate with other events, changes, circumstances, effects, developments or facts, (a) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, results of operations, assets or Liabilities of the Company Group, taken as a whole, or (b) would reasonably be expected to prevent or materially impair the ability of Seller to consummate the transactions contemplated hereby; provided, however, that no such events, changes, circumstances, effects, developments or facts attributable to or resulting or arising from or in connection with any of the following matters shall be deemed by themselves, either alone or in combination, to constitute or contribute to, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect solely for purposes of clause (a) above: (i) conditions affecting the financial markets, debt, credit, capital, banking or securities markets (including any disruption thereof) in, or the economy as a whole of, the United States or any other jurisdiction in which the Company Group operates or conducts the Business; (ii) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) generally in the United States or any other country or jurisdiction in which the Business operates; (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index; (iv) changes in the industries in which the Business operates or seasonal fluctuations in the Business; (v) the existence, occurrence or continuation of any earthquakes, floods, hurricanes, tropical storms, wild fires, other natural disasters, the significant worsening of the trajectory of the COVID-19 pandemic or any new pandemic; (vi) any changes in the value of or demand for any securities or indebtedness of Seller or any of its Affiliates (provided that the underlying causes giving rise or contributing to any such changes may, if they are not otherwise excluded from the definition of Material Adverse Effect by another exception in clauses (i) through (xiii), be taken into account in determining whether there has been, a Material Adverse Effect); (vii) the occurrence, escalation, outbreak or worsening of any hostilities, acts of war, sabotage, police action, military conflict, terrorism or military actions; (viii) changes in Law or

Educational Law or GAAP or, in each case, any interpretations or enforcement thereof; (ix) the public announcement or pendency of this Agreement or any of the transactions contemplated hereby, the identity of Purchaser or any of its Subsidiaries or direct or indirect equityholders, Representatives or financing sources (provided that this clause (ix) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the performance of obligations under this Agreement); (x) any change in, or failure by the Company Group to meet internal estimates, predictions, projections or forecasts, including as provided to Purchaser by the Company or any of the Company’s representatives (provided that the underlying causes giving rise or contributing to any such failure may, if they are not otherwise excluded from the definition of Material Adverse Effect by another exception in clauses (i) through (xiii), be taken into account in determining whether there has been, a Material Adverse Effect); (xi) any action or inaction by Seller which is required in order for Seller to comply with the express requirements of this Agreement, excluding any (A) actions (or inactions) in compliance with the terms of Section 5.01(a) and (B) inactions (or actions) taken in compliance with Section 5.01(b) as a result of Purchaser’s failure to provide a consent to deviate from the requirements thereof with respect to a corresponding action (or inaction) in response to Seller’s written request therefor; (xii) any actions taken at the express written request of Purchaser; and (xiii) any actions taken by Purchaser or any of its Affiliates after the date of this Agreement; except, in the case of the forgoing clauses (i) through (v), (vii) and (viii), to the extent, and solely to the extent, such events, changes, circumstances, effects, developments or facts disproportionately affect the Company Group relative to other businesses in the industries in which the Business operates.
“Off-the-Shelf Software” means any Software that is generally commercially-available and is mass marketed pursuant to a standard form agreement that is not subject to any negotiation and involves a replacement cost or aggregate annual license and maintenance fees of less than $25,000.
“Open Source Software” means any Software that is subject to any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), or any “copyleft” license or any other license that requires as a condition of use, modification or distribution of such Software that such Software or other Software, combined or distributed with it, be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; (c) redistributable at no charge; or (d) licensed subject to a patent non-assert or royalty-free patent license.
“Organizational Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Organizational Documents” of a corporation include its certificate of incorporation and by-laws, the “Organizational Documents” of a limited partnership include its limited partnership agreement and certificate of limited partnership and the “Organizational Documents” of a limited liability company include its operating agreement and certificate of formation.
“Owned Intellectual Property” means (a) all Owned Registered IP, (b) all other Intellectual Property owned or purportedly owned by the Company Group as of the date hereof or developed or acquired by any of them during the Pre-Closing Period, and (c) all Assigned IP.
“Owned Registered IP” means Intellectual Property that is registered or subject to a pending application with a Governmental Authority (including, for clarity, any renewals or extensions thereof) and Domain Name registrations, and in each case, that (a) is owned or purportedly owned by the Company Group as of the date hereof or during the Pre-Closing Period or (b) will be transferred to the Company Group pursuant to the Pre-Closing IP Transfer.
“Patent(s)” means all issued patents and all patent applications, including all provisionals, non-provisionals, converted provisionals, continuations, divisionals, continuations-in-part, reexaminations and reissues, substitutions, rights in respect of utility models, and all extensions, and renewals of any of the foregoing, including all pre-grant and post-grant forms of, and priority rights to, any of the foregoing.
“Permitted Liens” means (a) Liens for Taxes that are (i) not due and payable or that are (ii) being contested in good faith by appropriate proceedings, in case of clause (ii), for which an adequate reserve has been established and reflected in the Financial Statements in accordance with GAAP, (b) statutory, mechanics’, carriers’, workmen’s, repairmen’s, laborers’ and materialmen liens or other similar Liens arising or incurred in the ordinary course of business, for sums (i) not yet due or (ii) which are being contested in good faith by appropriate filings, in each case, that are not the result of delinquent payments and for which an adequate reserve has been established and reflected in the Financial Statements in accordance with GAAP, (c) Liens listed on Section 1.01(b)(i) of the Seller Disclosure Schedule, (d) Liens arising under original purchase price conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business, in each case that are not, individually or in the aggregate, material to the Business taken as a whole, and that are not the result of delinquent payments, (e) easements, covenants, rights-of-way and other similar restrictions of record affecting title to real estate, in each case, that are nonmonetary in nature, (f) (i) zoning, building, land use and other governmentally established restrictions, (ii) Liens that have been placed by any developer, landlord or other Third Party on property over which the Company Group has easement, lease or license rights and (iii) unrecorded easements, covenants, rights-of-way and other similar restrictions, in each case, that are nonmonetary in nature, (g) Liens which have been insured against by owner or leasehold title insurance policies benefitting the Company Group owning or leasing the parcel of real property, (h) Liens securing rental payments under capital leases that are not otherwise material to the Business taken as a whole, in each case, that are not the result of delinquent payments, (i) Liens securing the obligations under the Existing Credit Agreement (or any replacement credit facility), in each case, that will be released at the Closing, which shall not be Permitted Liens as of the Closing, including, for the avoidance of doubt, Liens listed on Section 1.01(b)(ii) of the Seller Disclosure Schedule, (j) statutory Liens of lessors and Liens lessors granted under the terms of any Lease that are not the result of delinquent payments, (k) non-exclusive licenses to Intellectual Property and (l) Liens incurred in the ordinary course of business and that are not material in amount or effect on the Business and do not, individually or in the aggregate materially impair the Business or the continued use or operation of the assets of the Business and do not materially detract from the value of the assets to which they relate; provided that the Liens described in clauses (c), (e), (f), (g) and (j) of this definition shall only be Permitted Liens to the extent (and only to the extent) such Liens do not materially interfere with the Company Group’s use of, or materially impair the value of, the underlying property.
“Person” means any person or entity, whether an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, Educational Agency or other entity or organization, as applicable.
“Personal Data” means any information relating to an identified or identifiable natural person who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.
“Post-Closing Educational Consents” means those Educational Consents which, pursuant to applicable Educational Law, shall be effectuated, obtained, made or, in the case of a notice, delivered, as applicable, following the Closing, identified as such on Section 1.01(c) of the Seller Disclosure Schedule.
“Post-Closing Tax Period” means any Tax Period that begins after the Closing Date and the portion of any Straddle Tax Period that begins after the Closing Date.
“PPA” means a Program Participation Agreement issued to the University and countersigned by or on behalf of the Secretary of the DOE evidencing the DOE’s certification of the University to participate in the Title IV Programs, which may include on a temporary or provisional basis.
“Pre-Closing DOE Letter of Credit” means any letter of credit posted by Seller and the University to the DOE in effect between the date of this Agreement and the date of the Closing.
“Pre-Closing Educational Consents” means those Educational Consents which, pursuant to applicable Educational Law, shall be effectuated, obtained, made or, in the case of a notice, delivered, as applicable, prior to the Closing, identified as such on Section 1.01(d) of the Seller Disclosure Schedule.
“Pre-Closing Tax Period” means any Tax Period that ends on or before the Closing Date and the portion of any Straddle Tax Period that ends on the Closing Date.

“Proceeding” means any claim, suit, charge, complaint, action, indictment, demand, audit, hearing, mediation, investigation, inquiry, arbitration or other proceeding, whether judicial or administrative, civil or criminal, at law or in equity, before any Governmental Authority (without giving effect to the proviso in the definition thereof)or arbitrator.
“Process” or “Processing” means the collection, use, storage, processing, generating, recording, distribution, transfer, import, export, protection, disposal, disclosure of, or other activity regarding, data (whether electronically or in any other form or medium).
“Purchase Price” means an amount equal to (a) the Base Consideration, plus (b) the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital, minus (c) the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital, plus (d) Closing Cash and Cash Equivalents, minus (e) Transaction Expenses, minus (f) Closing Indebtedness, minus (g) Closing Tax Amount with each item calculated consistent with the sample calculation of Purchase Price set forth on Exhibit B.
“R&W Insurance Policy” means the representation and warranty liability insurance policies to be issued by Euclid Transactional, LLC and certain other insurers (collectively, the “Insurer”) to Purchaser on or prior to the Closing Date in respect of the transactions contemplated hereby substantially in the form attached hereto as Exhibit C.
“Regulatory Lookback Date” means July 1, 2017.
“Related Party” means: (a) Seller and its Affiliates (other than the Company Group); (b) each Person who is, or who was at the time of the entry into the transactions or the creation of the interest in question an officer, manager, director, employee or agent of Seller, the Company Group or any of their respective Affiliates; (c) each member of the immediate family (as such term is defined in Rule 16a-1 of the Exchange Act) of each of the Persons referred to in clause (a) or (b) above; (d) each Person that is, or that was at the time of the entry into the transactions or the creation of the interest in question, an Affiliate of the Persons referred to in clause (a) or (b) above; (e) Wengen and its officers, directors and employees; and (f) the successors and permitted assigns of each of the foregoing.
“Representatives” means, as to any Person, such person’s directors, managers (as such term is defined in the Delaware Limited Liability Company Act), officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.
“Required Bank Information” means the information required by paragraphs 6(a), (b) and (c) of Annex D of the Debt Commitment Letter.
“Required Information” means, as of any date, collectively (a) the Audited Annual Carve-Out Financials and the Unaudited Quarterly Carve-Out Financials (including, in the case of Audited Annual Carve-Out Financials, the auditor’s report thereon), and any updated financial statements provided pursuant to Section 5.16(h)(ii) and Section 5.16(h)(iii), (b) other data as would be necessary for the Debt Financing Sources to receive customary “comfort” (including “negative assurance” comfort) on the financial information in clause (a) above from independent accountants and (c) management discussion and analysis disclosure related to the financial information in clause (a) above customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act or other offering exempt from registration.
“San Antonio Lease” means that certain Office Lease Agreement dated December 6, 2010 by and between Wurzbach/N.W. Military Road Partners, Ltd. and Seller, for that certain real property located at 11503 N.W. Military Highway, San Antonio, Texas (the “San Antonio Property”).
“Securities Act” means the Securities Act of 1933.
“Security Incidents” means (a) any unauthorized access, acquisition, interruption, alteration or modification, disclosure, loss, theft, corruption or other unauthorized Processing of Personal Data or Business Confidential Information owned or otherwise Processed by or on behalf of the Company Group, (b) inadvertent, unauthorized, or unlawful sale, disclosure, or rental of Personal Data owned by the Company Group or (c) any other unauthorized access to, acquisition of, interruption of, alteration or modification of, loss of, theft of, corruption of, or use of the Company IT Systems.

“Seller Benefit Plan” means each Benefit Plan, including any Company Benefit Plan, that (a) is subject to ERISA or is otherwise material and (b) is sponsored, maintained, contributed to, or required to be contributed to by Seller or an Affiliate of Seller (or for which Seller or an Affiliate of Seller otherwise has Liability), in which any Service Provider or former Service Provider participates.
“Seller Marks” mean any and all Trademarks owned by Seller and its Affiliates (other than the Company Group), including Trademarks comprising, using or containing the same, whether alone or in combination with other words or elements, and all translations, adaptations, derivations and combinations thereof, and any Trademarks confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, but, notwithstanding anything to the contrary in the foregoing, excluding in all cases those Trademarks that will be assigned to the Company Group pursuant to the Pre-Closing IP Transfer.
“Seller Stockholder Approval” means the adoption of this Agreement (as it may be amended from time to time) and the approval of the transactions contemplated hereby by the stockholders of Seller by the affirmative vote or written consent of the holders of a majority in voting power of the outstanding shares of capital stock of Seller.
“Service Provider” means any (a) individual who is employed by the Company or the Company Subsidiary (an “Employee”) or (b) individual whose employee ID number is set forth on Section 1.01(e) of the Seller Disclosure Schedule (or any individual hired as a replacement for such person).
“Shared Contract” means each Contract to which Seller or one of its Affiliates, other than the Company Group, is a party, and which is (a) exclusively or primarily used in the Business and is (b) material to the Company Group.
“Software” means any computer program, operating system, application, mobile device application, firmware or software code of any nature, including all object code, and source code and any derivations, updates, enhancements and customization of any of the foregoing, whether in machine-readable form, programming language and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
“Specified Open Source Software” means any Open Source Software that is subject to any license that requires that, if any Software that incorporates or embeds such licensed Software is licensed, conveyed, distributed or made available to Third Parties, the proprietary source code of such Software must be licensed or made available to Third Parties at no charge.
“State Educational Agency” means (a) any state educational licensing body that provides a license, approval, authorization, or written exemption necessary for the University to provide postsecondary education in that state, including via distance education and (b) any state agency having jurisdiction to enforce Laws concerning consumer protection matters, including misrepresentation and unfair, deceptive or abusive acts and consumer fraud, in each such case as applicable to the operation of postsecondary educational institutions.
“Straddle Tax Period” means any Tax Period that begins on or before and ends after the Closing Date.
“Student Financial Assistance” means any form of student financial assistance, grants or loans that is administered by any Educational Agency, including (a) the Title IV Programs and any other program authorized by the HEA and administered by the DOE, (b) any education assistance program in which the University participates for military service members and families administered by the DOD and the military service branches thereof and (c) any educational assistance program in which the University participates for veterans administered by the VA and the designated state approving agencies for the supervision of such programs.
“Student Portal Software” means the Software application developed by Seller or its Affiliates for use thereby, including by the Company Group and University students and faculty to access support information, links, course materials, and other materials, links and information associated with the Business. For the avoidance of doubt, the “Student Portal Software” includes all Software comprising the above application but not the data therein.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner or a managing member, (b) such Person or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (c) such Person or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.
“Target Working Capital” means negative $57,728,896.
“Tax” and “Taxes” means any federal, state, local, foreign or supranational (a) income, capital gains, alternative or add-on minimum, base erosion minimum, diverted profits, estimated, gross income, gross receipts, sales, use, value added, ad valorem, franchise, capital stock or other equity securities, net worth, profits, license, registration, withholding, employment, unemployment, disability, severance, occupation, social security (or similar, including FICA), payroll, workers’ compensation, transfer, financial transaction, conveyance, documentary, stamp, property (real, tangible or intangible), commercial rent, premium, environmental, windfall profits, unclaimed property and other taxes of any kind, repayments of any grants, subsidies, state aid or similar amounts received or deemed received from any Governmental Authority, any customs duties, escheat obligation, or any other fees, charges, levies, excises, duties or assessments of any kind in the nature of (or similar to) taxes, together with any interest, penalties, inflation linkage or addition thereto, imposed under Tax Law and (b) any penalty imposed for the failure to file, properly to file, or timely to file any Tax Return.
“Tax Period” means any period with respect to which Taxes are assessed or a Tax Return is filed or required to be filed under any applicable Tax Law or according to the applicable procedures of a Taxing Authority.
“Tax Return” means any report, return, claim for refund, statement, document, declaration, schedule, notice, notification, form, election, voucher, certificate or other information or filing filed or required to be supplied to any Taxing Authority with respect to Taxes, including any schedule or attachment thereof and including any amendment made with respect thereto.
“Tax Sharing Agreement” means any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement.
“Taxing Authority” means any Governmental Authority having authority or jurisdiction over the assessment, determination, reporting, collection, or administration of any Taxes.
“Third Party” means, with respect to any Person, any other Person other than an Affiliate, successor, or permitted assign of such original Person.
“Title IV” means Title IV of the HEA.
“Title IV Programs” means the programs of federal student financial assistance administered pursuant to Title IV.
“Trademark(s) “ mean(s) any trademark, trade dress, service mark, trade name, trade dress rights, logo, designs, corporate names, business symbols, or other identifiers of source, whether or not registered, all registrations and applications therefor, and all goodwill associated therewith and symbolized thereby.
“Transaction Expenses” means, without duplication: (a) any out-of-pocket fees, costs, payments and expenses incurred or payable (and solely to the extent not already paid) by or on behalf of the Company Group to any Third Party or to Seller or its Affiliates or to any Related Party (excluding the Company Group), including legal, accounting, investment banking and other advisor, consultant and other professional fees, in each case in connection with or as a result of (i) the participation in or response to the investigation, review and inquiry conducted by Purchaser and its Representatives with respect to the Company Group (and the furnishing of information to Purchaser and its Representatives in connection with such investigation and review) in connection with the transactions contemplated hereby or any Competing Transaction; (ii) the negotiation, preparation, drafting, review, execution, delivery or performance of this Agreement, any Ancillary Document or any other document delivered or to be delivered in connection with the transactions contemplated hereby or any Competing Transaction; (iii) the preparation, submission, printing, filing and mailing of any filing or notice required to be made or given in connection with any of the transactions contemplated hereby, including the Information Statement; or (iv) the obtaining of any Consent or waiver required to be obtained in connection with the transactions contemplated hereby, in each case, to the extent remaining unpaid as of immediately prior to the Closing; (b) (i) the amounts set forth on Section 1.01(f) of the Seller Disclosure Schedule and (ii) any sale bonuses, change in control bonuses, retention bonuses or other similar bonuses or payments that become payable (solely to the extent not already paid) by the Company or the Company Subsidiary at or following the Closing as a result of the Closing (and, with respect to clause (i) or (ii), any payroll, employment, social security, Medicare, unemployment or similar Taxes in respect of any such bonuses or payments required to be paid by the Company Group to the extent not included in Closing Tax Amount); and (c) 50% of all filing fees under the HSR Act.
“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, value added, goods and services, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement.
“Transition Support Services Agreement” means the Transition Support Services Agreement to be entered into by and between Purchaser and Seller at the Closing, substantially in the form attached hereto as Exhibit D.
“Treasury Regulations” means the regulations promulgated under the Code.
“University” means Walden University, LLC and the institution of higher education owned and operated by the Company Group as Walden University which has been issued the Office of Postsecondary Education Identification (OPEID) number 02504200 by the DOE.
“VA” means the U.S. Department of Veterans Affairs or any state approving agency administering veterans’ educational benefits on behalf of the U.S. Department of Veterans Affairs.
ARTICLE II
PURCHASE AND SALE
SECTION 2.01.   Purchase and Sale.   Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, the Interests, free and clear of any Liens, in exchange for the Estimated Purchase Price (minus the Indemnity Escrow Amount) pursuant to Section 2.02(b) and subject to adjustment as set forth in Section 2.04.
SECTION 2.02.   The Closing.
(a)   The Closing.
(i)   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Covington & Burling LLP, One City Center, 850 Tenth Street, NW, Washington, D.C. 20001, on the fifth Business Day following the day on which the last of the conditions set forth in Article VI has been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing itself, but subject to the satisfaction or waiver at the Closing of such conditions), or at such other time, date and location as Purchaser and Seller agree (including by electronic means). The date on which the Closing occurs is referred to herein as the “Closing Date.” Notwithstanding the immediately preceding sentence, if the Marketing Period and the Bank Marketing Period have not ended at the time of the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI, then the Closing shall occur instead on the fifth Business Day following the satisfaction or waiver of such conditions (other than those conditions that by their terms are to be satisfied or waived at the Closing itself, but subject to the satisfaction or waiver at the Closing of such conditions) after the earliest to occur of (A) any Business Day before or during the Marketing Period or the Bank Marketing Period as may be specified by Purchaser on no fewer than five Business Days’ prior notice to the Company, (B) the final day of the Marketing Period or the Bank Marketing Period (whichever is later) and (C) on such other date and at such other place as agreed to by Purchaser and Seller.

(ii)   For purposes of this Agreement, “Marketing Period” means a minimum period of at least 20 consecutive Business Days after Purchaser shall have received the Required Information that Seller is required to provide to Purchaser at such time; provided that (i) such 20 consecutive Business Day period shall not commence until two Business Days after Seller’s delivery of such Required Information, (ii) such 20 consecutive Business Day period shall not be required to be consecutive to the extent it would include any date from November 25, 2020 through and including November 27, 2020, January 18, 2021, February 15, 2021, May 31, 2021, July 5, 2021, September 6, 2021, any date from November 25, 2021 through and including November 27, 2021 (which dates shall not count for purposes of such 20 consecutive Business Day period), and if such period has not ended on or before December 11, 2020, it shall not commence before January 4, 2021, following receipt of the Required Information, and if such period has not ended prior to February 14, 2021, it will not commence until the Audited Annual Carve-out Financials (as defined below) of the Acquired Business (as defined below) for the fiscal year ended December 31, 2020 have been included in the Required Information, and if such period has not ended prior to February 14, 2022, it will not commence until the Audited Annual Carve-out Financials of the Acquired Business for the fiscal year ended December 31, 2021 have been included in the Required Information; provided that if such period has not ended prior to August 14, 2022, it will not commence until the audited financial statements of Purchaser for fiscal year ended June 30, 2021 have been provided to the Debt Financing Sources, (iii) if the financial statements included in the Required Information that is available to Purchaser on the first day of any such 20 consecutive Business Day period would not be sufficiently current on any day during such 20 consecutive Business Day period to permit (A) a registration statement filed by Seller using such financial statements to be declared effective by the United States Securities and Exchange Commission (the “SEC”) on the last day of the 20 consecutive Business Day period and (B) the Company’s independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures) on the last day of the 20 consecutive Business Day period (any documents complying with the requirements of clauses (A) and (B), mutatis mutandis, “Compliant Documents”), then a new 20 consecutive Business Day period shall commence two Business Days after Purchaser’s receipt of updated Required Information that would be sufficiently current to permit the actions described in clauses (A) and (B) above on the last day of such 20 consecutive Business Day period, (iv) the Marketing Period shall be deemed not to have commenced if, (A) prior to the completion of such 20 consecutive Business Day period, the Company’s independent auditors shall have withdrawn their audit opinion with respect to any of the financial statements contained in the Required Information in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the applicable Required Information by the Company’s independent auditors, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Purchaser, or (B) Seller shall have notified Purchaser pursuant to Section 5.16(d) that the restatement of any of the Company’s financial statements included in the Required Information is probable, in which case the Marketing Period shall be deemed not to commence unless and until two Business Days following the date on which such restatement has been completed and the Required Information has been amended or Seller or the Company, as the case may be, has determined that no restatement shall be required under GAAP and (v) the Marketing Period shall end on any earlier date on which the proceeds of the Debt Financing sufficient to consummate the transactions contemplated by this Agreement are obtained, at which time the Marketing Period shall be deemed to have been completed. If Seller shall in good faith reasonably believe that it has delivered the Required Information to Purchaser and that the Required Information qualifies as a Compliant Document, Seller may deliver to Purchaser written notice to that effect (stating when Seller believes it has completed such delivery), in which case Seller shall be deemed to have delivered such Required Information on the date specified in such notice (and the Marketing Period shall be deemed to have commenced on the date that is two Business Days after the date specified in such notice), unless (A) Seller has not completed delivery of such Required Information that qualifies as a Compliant Document and (B) within three Business Days after its receipt of such notice from Seller, Purchaser reasonably believes (in good faith) that Seller has not completed delivery of such Required Information that qualifies as a Compliant Document and delivers a written notice to Seller to that effect (stating which Required Information Seller has not delivered or does not qualify as a Compliant Document).
(iii)   For purposes of this Agreement, “Bank Marketing Period” means a period of at least 15 consecutive Business Days (provided that, such period shall not be required to be consecutive to the extent it would include any date from November 25, 2020 through and including November 27, 2020 (which dates shall not count for purposes of the 15 consecutive Business Day period), January 18, 2021, February 15, 2021, May 31, 2021, July 5, 2021, September 6, 2021, any date from November 25, 2021 through and including November 27, 2021 (which dates shall not count for purposes of the 15 consecutive Business Day period), and if such period has not ended on or before December 11, 2020, it shall not commence before January 4, 2021) following receipt of the Required Bank Information.
(b)   Purchaser Deliverables.   At the Closing, Purchaser shall deliver to Seller:
(i)    payment, by wire transfer of immediately available funds to an account designated in writing by Seller (such designation to have been made at least three Business Days prior to the Closing Date), of an amount equal to the Estimated Purchase Price minus the Indemnity Escrow Amount;
(ii)   a certificate signed by an officer (or similar authorized person) of Purchaser as to the satisfaction of each of the conditions set forth in Section 6.03(a) and Section 6.03(b) in the form attached hereto as Exhibit F; and
(iii)   the Escrow Agreement and the Transition Support Services Agreement, each duly executed by Purchaser.
(c)   Other Purchaser Payments.
(i)   At the Closing, Purchaser shall deliver to the Escrow Agent cash in an amount equal to the Indemnity Escrow Amount, plus the amount of the fees and expenses payable to the Escrow Agent in connection with establishing the Indemnity Escrow Account.
(ii)   Promptly following the Closing, by wire transfer of immediately available funds on behalf of the Company Group, the Company shall pay, or Purchaser shall cause the Company to pay, the Transaction Expenses described in clause (a) of the definition thereof in accordance with wire transfer instructions provided by each payee thereof.
(d)   Seller Deliverables.   At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, each in form and substance reasonably satisfactory to Purchaser (or, with respect to Business Data, in the form in which such Business Data is maintained in the ordinary course of business):
(i)   certificates representing the Interests, duly endorsed in blank or accompanied by membership interest powers duly endorsed in blank in proper form for transfer, free and clear of all Liens (other than restrictions on the hypothecation, sale, transfer or other disposition thereof under applicable securities Laws);
(ii)   a properly executed and valid statement described in Section 1.1445-2(b) of the Treasury Regulations certifying under penalties of perjury that Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code and a properly executed, true, correct and complete Internal Revenue Service Form W-9 of Seller;
(iii)   a certificate signed by an officer (or similar authorized person) of Seller as to the satisfaction of each of the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) in the form attached hereto as Exhibit G;
(iv)   a certificate executed by an authorized officer of Seller, attaching and certifying as to the truth, correctness and completeness of, (A) copies of the Organizational Documents of the Company Group as in effect as of the Closing and (B) certificates of good standing with respect to the Company Group issued by the applicable jurisdiction where such entities are formed, in case of each of clauses (A) and (B), dated as of a recent practicable date;
(v)   the Escrow Agreement, duly executed by Seller and the Escrow Agent;
(vi)   the Transition Support Services Agreement and IP Assignment and License, each duly executed (and, to the extent applicable, filed) by Seller and any of its Affiliates (including the members of the Company Group) party thereto;

(vii)   the Lease Assignments, duly executed by the parties thereto;
(viii)   the Existing Debt Releases;
(ix)   copies of termination agreements, in form and substance reasonably satisfactory to Purchaser, with respect to the Contracts listed on Section 3.24(b) of the Seller Disclosure Schedule (which, for clarity, does not include the Co-Ownership Agreement, which shall be amended in accordance with the terms of this Agreement and the IP Assignment and License) duly executed by the parties thereto;
(x)   a copy of all Business Data that is possessed or controlled by Seller or its Affiliates and is not (A) already in the possession or control of the Company Group or (B) being provided to the Company Group pursuant to the Transition Support Services Agreement;
(xi)   copies of all documents (e.g., short form agreements) and filings required to be executed or filed by Seller or its Affiliates (other than the Company Group) in connection with the Pre-Closing IP Transfer; and
(xii)   copies of any customary payoff letters reasonably requested by Purchaser pursuant to Section 5.16(d)(iii).
SECTION 2.03.   Estimated Purchase Price.   At least five and no more than 10 Business Days prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser a written statement duly executed by an authorized officer of Seller (the “Estimated Closing Statement”) setting forth in reasonable detail Seller’s good faith estimates of the amount of (a) the Closing Working Capital (“Estimated Closing Working Capital”), (b) Closing Cash and Cash Equivalents (“Estimated Closing Cash and Cash Equivalents”), (c) Transaction Expenses (“Estimated Transaction Expenses”), (d) Closing Indebtedness (“Estimated Closing Indebtedness”) and (e) Closing Tax Amount (“Estimated Closing Tax Amount”), and, based on the foregoing, Seller’s calculation of the Estimated Purchase Price, together with reasonably detailed supporting calculations, in each case, determined in accordance with the definitions in this Agreement and the Accounting Principles and shall not reflect any accounting principles, policies, methods, practices, categories, estimates, judgments or assumptions other than the Accounting Principles. Seller shall consider in good faith any comments provided by Purchaser with respect to the Estimated Closing Statement, and if Seller accepts any such comments, it shall deliver to Purchaser updated versions of the Estimated Closing Statement, which updated versions shall thereupon supersede and replace the prior versions for all purposes hereunder.
SECTION 2.04.   Post-Closing Adjustment.
(a)   Delivery of Closing Statement.   As soon as practicable after the Closing Date but no later than 120 days after the Closing Date, Purchaser shall prepare and deliver, or cause to be prepared and delivered, to Seller a written statement (the “Closing Statement”), setting forth in reasonable detail its calculation of the amount of (i) Closing Working Capital, (ii) Closing Cash and Cash Equivalents, (iii) Transaction Expenses, (iv) Closing Indebtedness and (v) Closing Tax Amount, and, based thereon, Purchaser’s calculation of the Purchase Price and the adjustment (if any) necessary to reconcile the Estimated Purchase Price to the Purchase Price, in each case, which shall be determined in accordance with the definitions in this Agreement and the Accounting Principles and shall not reflect any accounting principles, policies, methods, practices, categories, estimates, judgments or assumptions other than the Accounting Principles.
(b)   Objections; Resolution of Disputes.
(i)   Unless Seller notifies Purchaser in writing within 45 days after Purchaser’s delivery of the Closing Statement (such 45-day period, the “Objection Period”) of any dispute or objection thereto based on Seller’s good faith belief that the Closing Statement was not prepared in accordance with the requirements of Section 2.04(a) (a “Notice of Objection”), the Closing Statement and the calculations of Closing Working Capital, Closing Cash and Cash Equivalents, Transaction Expenses, Closing Indebtedness, Closing Tax Amount and the Purchase Price set forth therein shall be final, binding and conclusive on the Parties. Following the delivery of the Closing Statement and for purposes of Seller’s review of the Closing Statement and preparation of any Notice of Objection, Seller and its Representatives, upon reasonable advance notice, shall be permitted during normal business hours to review the books and records of Purchaser and the Company Group and shall be provided with all information and reasonable access to the Representatives of Purchaser and the Company Group, as applicable, who were involved in the preparation of the Closing Statement, including, subject to Seller’s and its applicable Representatives’ entry into a customary access letter required by such accountants, all work papers of the accountants who audited, compiled or reviewed such statement in connection with Seller’s and its Representatives’ review thereof. Any information provided to Seller and its Representatives pursuant to this Section 2.04(b)(i) shall be considered Confidential Information and subject to Section 5.03. Any Notice of Objection shall specify the amount in dispute for each disputed item and the basis for the objections set forth therein. Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement not so disputed by Seller.
(ii)   If Seller provides the Notice of Objection to Purchaser within the Objection Period, Seller and Purchaser shall, during the 30-day period following Purchaser’s receipt of the Notice of Objection (such 30-day period, the “Resolution Period”), attempt in good faith to resolve Seller’s objections. During the Resolution Period, Purchaser and its Affiliates and their respective Representatives shall be permitted to review the working papers of Seller and, subject to Purchaser’s and its applicable Representatives’ entry into a customary access letter required by such accountants, its accountants involved with preparing the Notice of Objection and the basis therefor. All such discussions and communications between the Parties related thereto shall (unless otherwise agreed by Purchaser and Seller) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and any resolution by them agreed to in writing as to any disputed amounts shall be final, binding and conclusive. The resolution of any disputed item during the Resolution Period shall be final, binding and conclusive on the Parties. If Seller and Purchaser are unable to resolve all such objections within the Resolution Period, then either Seller or Purchaser may refer all such matters remaining in dispute to a nationally recognized independent valuation, accounting or specialty firm to be mutually agreed upon by Seller and Purchaser or, if Seller and Purchaser are unable to agree within five Business Days from the end of the Resolution Period, then such nationally recognized independent valuation, accounting or specialty firm jointly selected by Seller’s and Purchaser’s independent accountants within five Business Days thereafter (such agreed firm being the “Independent Expert”). Seller and Purchaser each agree to promptly sign an engagement letter among Seller, Purchaser and the Independent Expert, in commercially reasonable form, as may reasonably be required by the Independent Expert, on terms and conditions consistent with this Section 2.04. The Independent Expert shall be instructed, acting as an expert in accounting and not as an arbitrator, pursuant to such engagement letter, to resolve only those matters set forth in the Notice of Objection remaining in dispute. Seller and Purchaser each agree to furnish to the Independent Expert access to such individuals and such information, books and records as may be reasonably required by the Independent Expert to make its final determination (any such information, books and records shall be provided to the other Party prior to its submission or presentation to the Independent Expert). As promptly as practicable, and in any event not more than 30 days following the engagement of the Independent Expert, or such later date as Seller and Purchaser may mutually agree, Purchaser and Seller shall each submit a written presentation detailing each Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Expert (it being understood that the content of each such presentation shall be limited to (A) whether the Closing Statement was properly calculated in accordance with the definitions in this Agreement and the Accounting Principles, (B) the proposed resolution of each disputed issue by such Party and (C) reasonable supporting detail for the foregoing). Seller and Purchaser shall also instruct the Independent Expert to use its commercially reasonable efforts to render its reasoned written decision within 30 days from the date that information related to the unresolved objections is presented to the Independent Expert by Seller and Purchaser. With respect to each disputed line item, such decision shall be made in strict accordance with the terms and definitions within this Agreement and the Accounting Principles and, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Purchaser in the Closing Statement or Seller in the Notice of Objection with respect to such disputed line item. Except as Seller and Purchaser may otherwise agree, all communications between Seller and Purchaser or any of their respective Representatives, on the one hand, and the Independent Expert, on the other hand, shall be in writing with copies simultaneously delivered to the non-communicating Party. None of Seller, Purchaser, nor any of their respective Affiliates shall have any ex parte communications or meetings with the Independent Expert regarding the subject matter hereof without the other Party’s prior written consent. The resolution of disputed items by the Independent Expert shall be final, binding and conclusive on, and enforceable by, the Parties (absent manifest error). All fees and expenses of the Independent Expert shall be borne on a proportionate basis by Purchaser, on the one hand, and Seller, on the other, based on the percentage which the portion of the contested amount not awarded in favor of each Party bears to the amount actually contested by such Party. By way of illustration, if Purchaser’s calculations would have resulted in a $1,000,000 net payment to Purchaser, and Seller’s calculations would have resulted in a $1,000,000 net payment to Seller and the Independent Expert’s final determination as adopted pursuant to this Section 2.04(b)(ii) results in an aggregate net payment of $500,000 to Seller, then Purchaser and Seller shall pay 75% and 25%, respectively, of such fees and expenses.
(c)   Adjustment Payment.   Within five Business Days after the Closing Working Capital, Closing Cash and Cash Equivalents, Transaction Expenses, Closing Indebtedness, Closing Tax Amount and the Purchase Price have been finally determined in accordance with Section 2.04(b), (i) if the Estimated Purchase Price is less than the Purchase Price, Purchaser shall pay to Seller the amount of such shortfall, and (ii) if the Estimated Purchase Price is greater than the Purchase Price, Seller shall pay to Purchaser the amount of such excess. For Tax purposes, any payment by Purchaser or Seller under this Section 2.04(c) shall be treated as an adjustment to the Purchase Price. Any payment under this Section 2.04(c) shall be made by wire transfer of immediately available funds to an account designated in writing by Purchaser or Seller, as the case may be (such designation to be made at least three Business Days prior to the date on which such payment is due).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as follows, as of the date hereof and as of the Closing Date (provided that references in representations and warranties to a particular date (including references to “the date hereof”, “the date of this Agreement” or words of similar import) will be given effect whenever such representations and warranties are made), with each such representation and warranty subject to such exceptions, if any, as are set forth in the disclosure schedule of Seller delivered to Purchaser contemporaneously with the execution of this Agreement (the “Seller Disclosure Schedule”). Disclosures in any section or subsection of the Seller Disclosure Schedule shall only address the corresponding Section or subsection of this Article III and such other Sections or subsections of the Seller Disclosure Schedule to the extent to which applicability of such disclosures is reasonably apparent on its face.
SECTION 3.01.   Organization.
(a)   The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida. Each of the Company and the Company Subsidiary (i) has the requisite limited liability company power and authority to conduct its business as it is presently being conducted to own, lease or operate, as applicable, its assets and properties, and to conduct its business as presently conducted and (ii) is duly qualified to do business and in good standing (if such concept is applicable in the relevant jurisdiction) in each jurisdiction where such qualification is necessary under applicable Law, except, in the case of this clause (ii), as would not have a Material Adverse Effect. True, correct and complete copies of the Organizational Documents of the Company Group, and all amendments thereto, have been made available to Purchaser. Neither the Company nor the Company Subsidiary is in violation of its respective Organizational Documents, other than any violations that are de minimis in nature.
(b)   Seller is a public benefit corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware with the power and authority to conduct its business as it is presently being conducted, including ownership of the Company Group.
SECTION 3.02.   Subsidiaries.   Other than the Company’s ownership of the Company Subsidiary, neither the Company nor the Company Subsidiary owns, directly or indirectly, or holds any rights or obligations to acquire, any shares of capital stock or any other interests (including voting interests, Equity

Interests or investments) in any other Person or any securities exercisable or exchangeable for or convertible into shares of capital stock or any other interests (including voting interests, Equity Interests or investments) in any other Person. Except as set forth on Section 3.02 of the Seller Disclosure Schedule, the Company owns and has good and valid title to all of the Equity Interests of the Company Subsidiary, free and clear of all Liens, other than restrictions on the hypothecation, sale, transfer or other disposition thereof under applicable securities Laws and is the beneficial and record owner of all of such Equity Interests.
SECTION 3.03.   Capitalization.   The authorized, issued and outstanding Equity Interests of each of the Company and the Company Subsidiary are set forth on Section 3.03 of the Seller Disclosure Schedule. All of the outstanding Equity Interests of each the Company and the Company Subsidiary are duly authorized, validly issued, fully-paid and non-assessable and are held beneficially and of record by the equityholders thereof as set forth on Section 3.03 of the Seller Disclosure Schedule, free and clear of any Liens other than restrictions on the hypothecation, sale, transfer or other disposition thereof under applicable securities Laws, except as set forth on Section 3.03 of the Seller Disclosure Schedule. Neither the Company nor the Company Subsidiary has any outstanding (i) Equity Interests or other securities convertible into, or exchangeable or exercisable for, any of its Equity Interests or containing any profit participation features, nor any rights or options to subscribe for or to purchase its Equity Interests or (ii) any equity appreciation rights, profit participation rights or phantom equity or similar plans or rights. There are no (A) outstanding obligations of the Company Group (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or any warrants, options or other rights to acquire its Equity Interests or (B) voting trusts, proxies or other Contracts among any of the Company Group’s equityholders or any other Person with respect to the voting or transfer of any of the Company Group’s Equity Interests.
SECTION 3.04.   Title to Interests.   Except as set forth on Section 3.04 of the Seller Disclosure Schedule, Seller owns and has good and valid title to the Interests, free and clear of any Liens other than restrictions on the hypothecation, sale, transfer or other disposition thereof under applicable securities Laws and is the beneficial and record owner of all of the Interests. Other than this Agreement, the Interests are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Interests.
SECTION 3.05.   Authority; Execution and Delivery; Enforceability.   Seller has the requisite corporate power and authority to execute and deliver, and, subject to the effectiveness of the Seller Stockholder Approval, to perform its obligations under, and to consummate the transactions contemplated to be consummated by it pursuant to, this Agreement, including the transfer of the Interests, as applicable, and the Ancillary Documents to which it will be a party. Each of Seller’s Affiliates (including the Company Group) who will become party to any Ancillary Documents has the requisite power and authority to execute and deliver, and to perform its obligations under, and to consummate the transactions contemplated to be consummated by it pursuant to, such Ancillary Documents. Seller and its applicable Affiliates (including the Company Group) have taken all organizational action required by their respective Organizational Documents and applicable Law (without giving effect to the proviso in the definition thereof) to authorize the execution and delivery of, and the performance of its obligations under, and the consummation of the transactions contemplated to be consummated by it or such Affiliate pursuant to, this Agreement, as applicable, and the Ancillary Documents to which it or such Affiliate will be a party. The Seller Stockholder Consent, which has been executed and delivered to Purchaser and which became effective immediately following the approval by the board of directors of Seller of this Agreement and prior to the execution and delivery of this Agreement, (a) is the only vote or approval of the holders of any class or series of equity securities of Seller necessary to adopt and approve this Agreement and the transactions contemplated hereby and (b) has been obtained in compliance with Section 228 of the DGCL and Seller’s Organizational Documents. This Agreement and the Ancillary Documents to which Seller and its Affiliates (including the Company Group) will be a party, upon Seller’s and its Affiliates’ (including the Company Group) execution and delivery hereof and thereof will be, duly executed and delivered by Seller and its Affiliates (including the Company Group), and (assuming the due authorization, execution and delivery by each of the other parties hereto and thereto) constitute, or shall upon such execution and delivery constitute its legal, valid and binding obligations, enforceable against Seller and its Affiliates, as applicable, in accordance with their respective terms, subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Law (whether considered in a Proceeding in equity or at law) (the “Enforceability Exceptions”).
SECTION 3.06.   Non-Contravention and Approvals.
(a)   The execution, delivery and performance by Seller of, and Seller’s and its Affiliates’ (including the Company Group’s) compliance with, this Agreement and the Ancillary Documents to which Seller or any of its Affiliates (including the Company Group) will be a party do not and will not, and the consummation by Seller and its applicable Affiliates (including the Company Group) of the transactions contemplated to be consummated by them pursuant to this Agreement and such Ancillary Documents will not, (i) violate or conflict with Seller’s or its applicable Affiliates’ Organizational Documents, (ii) subject to obtaining the Consents set forth on Section 3.06(a) of the Seller Disclosure Schedule, with or without notice, lapse of time or both, result in any acceleration of any obligations, violation or breach of, or constitute a Default under, or give rise to any right of amendment, acceleration, termination or cancellation of or material payment under, or loss of any benefit under, any Material Contract, Company Privacy Policy or Contract relating to Business Data or (iii) subject to obtaining the Consents referred to in Section 3.06(b), violate any (A) Judgment or (B) Law (without giving effect to the proviso in the definition thereof), in either case (clause (A) or (B)), to which Seller or the Company Group is subject or (iv) result in the creation of any Lien (other than Permitted Liens or Liens arising from any act of Purchaser or its Affiliates) upon the Interests or the properties, rights or assets (including Business Data) of the Company Group, except in the case of the foregoing clauses (ii), (iii) and (iv), for any Default, violation or creation of any Lien that, individually or in the aggregate, would not have a Material Adverse Effect.
(b)   No Consent of, to or with any Governmental Authority (without giving effect to the proviso in the definition thereof) is required to be obtained or made under Law (without giving effect to the proviso in the definition thereof) by Seller or any of its Affiliates (including the Company Group) for the execution, delivery and performance by Seller and its applicable Affiliates (including the Company Group) of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, other than, (i) those set forth on Section 3.06(b)(i) of the Seller Disclosure Schedule and Section 1.01(d) of the Seller Disclosure Schedule (other than the “Courtesy Notices” thereon), (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and other applicable Antitrust Laws set forth on Section 3.06(b)(ii) of the Seller Disclosure Schedule (the “Foreign Filing”), (iii) applicable requirements under applicable securities Laws, including the Exchange Act and the rules and regulations promulgated thereunder, including the filing with the SEC of an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act containing the information specified in Schedule 14C under the Exchange Act related to this Agreement and the Seller Stockholder Consent (the “Information Statement”) and (iv) those Consents the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect.
SECTION 3.07.   Financial Statements.
(a)   Attached to Section 3.07(a) of the Seller Disclosure Schedule is a true, correct and complete copy of (i) the audited consolidated statement of operations, consolidated balance sheet, consolidated statement of cash flows and consolidated statement of changes in member’s equity for the Company Group as of and for the fiscal years ended December 31, 2018 and December 31, 2019, including the notes and schedules thereto, accompanied by the reports thereon of the Company Group’s independent auditors for the years then ended and (ii) the unaudited consolidated statement of operations, consolidated balance sheet, consolidated statement of cash flows and consolidated statement of changes in member’s equity for the Company Group as of and for the six months ended June 30, 2020 (the “Most Recent Balance Sheet” and the date of the Most Recent Balance Sheet, the “Most Recent Balance Sheet Date” and such statements, collectively, the “Financial Statements”) and the comparable prior period, including the notes and schedules thereto, accompanied by the reports thereon of the Company Group’s independent auditors.
(b)   The Financial Statements, and any additional financial statements (including the Audited Annual Carve-out Financials and the Unaudited Quarterly Carve-out Financials) and any updated financial statements provided pursuant to Section 5.16(h)(ii) and Section 5.16(h)(iii) when delivered pursuant to Section 5.16 (in each case, including the notes, if any, thereto), (i) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated (provided, however, that such unaudited financial statements do not contain notes and are subject to normal year-end adjustments (none of which will, individually or in the aggregate, materially alter the financial condition of the Company Group presented by such unaudited financial statements)), (ii) have been prepared in all material respects from, and in accordance with, the books and records of the Company Group (except, in each case (A) as noted therein, and (B) subject to the absence of notes) and (iii) fairly present in all material respects the financial condition of the Company Group and the operating results of the Company Group (in each case, in the aggregate, as of the applicable dates or for the applicable periods). The Company Group maintains a system of internal accounting controls appropriate for companies of a similar size and stage and are sufficient to provide reasonable assurance that, in all material respects: (1) transactions are executed in accordance with management’s general or specific authorizations and (2) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability. The accounts receivables of each of the Company and the Company Subsidiary shown in the balance sheets in the Financial Statements and in any additional financial statements delivered pursuant to Section 5.16 arise from bona fide transactions engaged in or entered into by each of the Company and Company Subsidiary, as applicable, in the ordinary course of business and to the Knowledge of Seller, are not subject to any material claim of offset, recoupment or counterclaim; provided that, the foregoing is not a guarantee that accounts receivable will be collected.
(c)   The Financial Statements are qualified by the fact that the Company Group has not operated as a separate “stand alone” entity within Seller and its Affiliates. As a result, the Company Group has been allocated certain internal charges and credits for purposes of the preparation of the Financial Statements. Such allocations of charges and credits have been made in good faith with the intent of accurately presenting to the extent practicable the financial condition and results of operations of the Company Group for the time periods covered by the Financial Statements, but may not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would have been incurred if the Company Group had operated as an independent enterprise during such periods.
SECTION 3.08.   No Undisclosed Liabilities.   Neither the Company nor the Company Subsidiary has any Liabilities, except for those Liabilities:
(a)   reflected, reserved against or disclosed in the Most Recent Balance Sheet;
(b)   that will be included in the calculation of Closing Working Capital, Closing Indebtedness or Closing Tax Amount;
(c)   incurred in the ordinary course of business since the Most Recent Balance Sheet Date (none of which, individually or in the aggregate, are material to the Company Group, taken as a whole or arose in connection with a breach of Contract or Permit, breach of warranty, tort or infringement or violation of Law (without giving effect to the proviso in the definition thereof));
(d)   for future performance under Contracts or Permits (other than Liabilities for any breach of or non-performance under such Contracts or Permits by any Company Group);
(e)   incurred pursuant to or arising under this Agreement or the transactions contemplated hereby; and
(f)   that, individually or in the aggregate, would not, and would not reasonably be expected to, be material to the Company Group, taken as a whole.
SECTION 3.09.   Absence of Changes.   Except as set forth on Section 3.09 of the Seller Disclosure Schedule, since December 31, 2019, (a) except in connection with or in preparation for the transactions contemplated by this Agreement, the Business has been conducted in all material respects in the ordinary course of business, (b) through the date of this Agreement, there has not been a Material Adverse Effect and (c) none of the Company Group has taken any action that, if taken after the date hereof, would require the prior consent of Purchaser pursuant to clauses (ii), (vii), (ix), (x), (xi), (xii), (xiii), (xix) or (xx) of Section 5.01(b).

SECTION 3.10.   Real Property.
(a)   Neither the Company nor the Company Subsidiary owns, nor has owned since the Lookback Date, any real property, nor is the Company or the Company Subsidiary party to an agreement to purchase real property or an interest in real property.
(b)   Section 3.10(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all real property leased, subleased, licensed, occupied or used by the Company Group in the Business (each, a “Leased Real Property”) and which includes the Columbia Property and the San Antonio Property, including the date of and legal name of each of the parties to such Lease and the address of each Leased Real Property and an accurate description of any oral Lease. The Company Group has (or with respect to the Columbia Property and the San Antonio Property, will have at the Closing) legal, valid existing leasehold estates or, as the case may be, leasehold interests, as tenant in all Leased Real Property. As of the Closing Date, neither the Company nor the Company Subsidiary will have any existing or continuing obligations or liabilities with respect to that certain real property located at 600 S. Exeter Street, Baltimore, Maryland leased by Seller under that certain Lease Agreement dated March 3, 2006 by and between Harbor East Parcel B — Commercial, LLC and Seller. There is no lease, sublease, license, use, occupancy or similar agreement granting to any party (other than the Company Group or Seller) any occupancy or use rights for any Leased Real Property, and, as of the Closing Date, no party, other than the relevant Company Group member, will hold leasehold title to or occupancy rights or be in possession of any Leased Real Property. To the Knowledge of Seller, there is no pending or threatened condemnation or other Proceeding with respect to any Leased Real Property. Possession and quiet enjoyment of the Leased Real Property by the relevant Company Group member under each Lease (or, with respect to the Columbia Property and the San Antonio Property, Seller as the current tenant thereunder) has not been disturbed in any material respect. Except as set forth on Section 3.10(b) of the Seller Disclosure Schedule, as of the date hereof there has been no rent deferred under any Lease due to the COVID-19 pandemic or otherwise that is currently unpaid or outstanding, and true, correct and complete copies of any such deferral arrangements and agreements have been provided to Purchaser. No material capital improvements to the Leased Real Property have been planned or started by Seller or the Company Group that are not complete as of the date hereof.
(c)   All of the Leased Real Property and tangible assets and properties of the Company Group or located on the Leased Real Property are in all material respects in serviceable operating condition and repair (giving due account to the age and length of use of the same, ordinary wear and tear excepted) and are adequate for the conduct of the Business as of the date hereof, in substantially the same manner as it has heretofore been conducted.
SECTION 3.11.   Sufficiency of Assets.   Taking into account all of the assets, services, products, and Intellectual Property, Business Data and Company IT Systems provided or to be provided pursuant to this Agreement and the Ancillary Documents, including the services to be provided pursuant to the Transition Support Services Agreement, and assuming all Consents referred to in Section 3.06(b) have been obtained, the assets and properties (including Intellectual Property, Business Data and Company IT Systems) of the Company Group, including those leased, licensed or used by the Company Group pursuant to the Material Contracts and the Shared Contracts (to the extent that the Company receives rights and benefits thereunder), constitute all of the assets and properties which are necessary, and such assets and properties are sufficient, in each case, for the operation of the Business in all material respects, as conducted as of the date hereof. The representations and warranties set forth in this Section 3.11 shall not be construed to be a representation or warranty with respect to the infringement of any Intellectual Property owned by any Third Party.
SECTION 3.12.   Intellectual Property.
(a)   Section 3.12(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of: (i) all Owned Registered IP; (ii) all material unregistered Software constituting Owned Intellectual Property; (iii) for all Owned Registered IP registered in the United States, all filing, maintenance, renewal and other deadlines occurring within 30 days following the date hereof; and (iv) for all Owned Registered IP registered in countries other than the United States, all filing, maintenance, renewal and other deadlines occurring within 90 days following the date hereof.
(b)   (i) All Owned Registered IP is subsisting and, to the extent registered, granted, or issued, is to the Knowledge of Seller, enforceable and valid, and (ii) all registration, renewal, maintenance, recordation and other applicable filings and fees for each item of Owned Registered IP have been timely made and paid by the applicable deadline. The Company or the Company Subsidiary, as applicable, is (or will be, pursuant to the Pre-Closing IP Transfer) the owner of record of the Owned Registered IP, and a complete chain of title therefor has been (or will be, pursuant to the Pre-Closing IP Transfer) filed for recordation or recorded with the applicable Governmental Authority.
(c)   Except as set forth on Section 3.12(c) of the Seller Disclosure Schedule, the Company Group (taking into account the assignment and licenses contemplated by the IP Assignment and License or to be provided pursuant to this Agreement and the Ancillary Documents, including all the services provided pursuant to the Transition Support Services Agreement, and assuming all Consents referred to in Section 3.06(b) have been obtained) (i) owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to, (ii) otherwise has a right to use, pursuant to a Company IP Agreement (or Contract for Off-the-Shelf Software) with a Third Party to which the Company Group is a party or pursuant to which the Company Group will continue to receive rights and benefits following the Closing pursuant to Section 5.28, or (iii) is otherwise permitted by Law to use, all Intellectual Property necessary and sufficient for the operation of the Business in all material respects as conducted as of the date hereof (provided that the foregoing shall not be construed to be a representation or warranty with respect to the infringement of any Intellectual Property owned by any Third Party). Except as, individually or in the aggregate, would not, and would not reasonable be expected to be material to the Company Group, taken as a whole, the Company Group and Seller (and its Affiliates other than the Company Group) have not taken any action, or failed to take any action that would reasonably be expected to form the basis for, or result in the abandonment, disclaimer, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Owned Intellectual Property. The Curricular Materials included in Owned Intellectual Property constitute all Curricular Materials owned by Seller or any of its Affiliates (including the Company Group) that are material to the Business as conducted as of the date hereof. The Company Group is (or will be at Closing, pursuant to the IP Assignment and License or the Pre-Closing IP Transfer) (i) the exclusive owner of all right, title and interest in and to all Owned Intellectual Property (excluding any Joint Portal IP), in each case, free and clear of all Liens (other than Permitted Liens), and (ii) is (or will be at Closing, pursuant to the IP Assignment and License), the owner of an undivided joint interest, free and clear of all Liens (other than Permitted Liens), of all right title and interest in and to the Joint Portal IP.
(d)   Except as set forth on Section 3.12(d) of the Seller Disclosure Schedule, (i) since the Lookback Date, the Company Group, Seller, and its Affiliates other than the Company Group (as applicable) take and have taken commercially reasonable actions to (A) maintain, protect and enforce the Owned Intellectual Property that is material to the Business as conducted as of the date hereof; and (B) maintain the confidentiality of material trade secrets, technical data, know-how, and other material confidential information included in the Owned Intellectual Property (everything included in the foregoing Section 3.12(d)(i)(B), collectively, the “Business Confidential Information”), (ii) to the Knowledge of Seller, no inadvertent or unauthorized access to or use or disclosure of any Business Confidential Information has occurred, (iii) the Company Group, Seller, or its Affiliates other than the Company Group (as applicable) have caused (A) employees and other Persons with access to material Business Confidential Information to execute a written Contract containing customary confidentiality and restriction on use terms designed to maintain the confidential status and limit the use of Business Confidential Information (the “Employee Confidentiality Agreement”), and (B) current and former employees and other Persons involved in the creation or development of any material Owned Intellectual Property, for which ownership of all right, title and interest in and to the applicable Intellectual Property does not vest automatically in the Company Group (or Seller or its Affiliates, as applicable) by operation of Law, to execute a written Contract containing, or otherwise abide by, terms (1) acknowledging the Company Group’s (or Seller’s or its Affiliates’, as applicable) ownership of all such Intellectual Property invented, created or developed in the course of, or resulting from, such Person’s employment or engagement by the Company Group (or Seller or its Affiliates, as applicable), and (2) assigning to the Company Group (or Seller or its Affiliates, as applicable) any rights, title and interest such Person may have in or to such Intellectual Property (the “Invention Assignment Agreement”), and (iv) no proprietary source code for any material Owned Intellectual Property has been delivered, licensed or disclosed to any escrow agent, or other Person who is not an employee or contractor of the Company Group performing work on behalf of the Company Group in the ordinary course of business under a reasonable confidentiality agreement.

(e)   Except as set forth on Section 3.12(e) of the Seller Disclosure Schedule, (i) there are no written claims pending, or to the Knowledge of Seller, threatened against the Company Group, Seller, or any of its Affiliates other than the Company Group, contesting the validity, use, right to use, scope, ownership, right to register, transferability, or enforceability of any of the Owned Intellectual Property, (ii) the Owned Intellectual Property does not infringe or misappropriate, and the operation of the Business or use of the Owned Intellectual Property by the Company Group does not infringe, misappropriate or conflict with, any Intellectual Property rights of other Persons, and since the Lookback Date none of the Company, the Company Subsidiary, Seller, or any of its Affiliates other than the Company Group, has received any written notice regarding or alleging any of the foregoing (including any demand or offer to license any Intellectual Property rights from any other Person) and (iii) to the Knowledge of Seller, since the Lookback Date, no Third Party has, and the Company Group, Seller or its Affiliates other than the Company Group has not alleged that any other Person has, infringed, misappropriated or conflicted with any of the Owned Intellectual Property.
(f)   The consummation of the transactions contemplated by this Agreement will not: (A) conflict with, adversely alter, impair, or adversely affect (1) the right, title or interest of the Company Group in and to the Owned Intellectual Property (or any Business Data owned by the Company Group), or (2) the validity, enforceability, right to use (or in the case of Business Data, the right to Process), ownership, priority, duration or scope of any Owned Intellectual Property (or any Business Data owned or controlled by, or in the possession of, the Company Group) (with respect to the foregoing clauses (A)(1) and (2), other than in connection with the transfer by Seller (or its Affiliates, as applicable) to the Company Group of the Assigned IP and certain Owned Registered IP, respectively, pursuant to the IP Assignment and License and the Pre-Closing IP Transfer), (B) trigger any additional payment obligations to Third Parties with respect to any Owned Intellectual Property (or any Business Data owned by the Company Group) that would not have been due had the transactions contemplated hereunder and under the Ancillary Documents not been consummated, or (C) result in or require the grant to any Person of any access or right to any Owned Intellectual Property or Business Data owned by the Company Group, subject in each case, to the terms and conditions of the IP Assignment and License, except in the case of the foregoing, as would, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(g)   Neither the Company Group nor Seller (or any of its Affiliates) has incorporated or embedded any Specified Open Source Software into any material products or services of the Company Group that are distributed, licensed, conveyed or made available to Third Parties. The Company Group is in compliance in all material respects with the terms and conditions of all licenses for the Open Source Software used by the Company Group in any way (the term “use” with respect to Open Source Software includes modification or distribution by the Company Group).
(h)   Except for the Open Source Software set forth on Section 3.12(h) of the Seller Disclosure Schedule, the Student Portal Software consists solely of Software that is owned by Seller or one of its Affiliates (including the Company Group); provided, however, that the Student Portal Software may connect or link to Software owned or purportedly owned by a Third Party which is licensed under a Material Contract.
SECTION 3.13.   Cyber Security and IT.
(a)   To the Knowledge of Seller, none of the Company Software contains any virus, malware, Trojan horse, worm or other software routines or hardware components designed or intended to permit unauthorized access to, unauthorized acquisition of, or disable, erase or otherwise harm software, hardware or data except as, individually or in the aggregate, would not, and would not reasonably be expected to, be material to the Company Group and the Company Group has implemented commercially reasonable processes and procedures to mitigate against the likelihood of any of the foregoing.
(b)   Except as, individually or in the aggregate, would not, and would not reasonably be expected to be material to the Company Group, taken as a whole, the Company Group maintains and since the Lookback Date has remained in compliance with, an information security program that includes commercially reasonable administrative, physical, and technical measures to protect the confidentiality, integrity, availability, and security of Personal Data and other proprietary or confidential data of or related to the Business and the Company IT Systems against unauthorized control, use, access, interruption, modification, or corruption related to the Business and to ensure continued, uninterrupted, and error-free operation of the Company IT Systems. Except as, individually or in the aggregate, would not, and would not reasonably be expected to be material to the Company Group, taken as a whole, the Company Group and its Affiliates have contractually obligated Third Parties that Process Personal Data on their behalf to (i) comply with applicable Laws and Educational Laws, (ii) take reasonable steps to protect and secure Personal Data from unauthorized access, acquisition, modification, or disclosure, and (iii) restrict Processing of Personal Data to purposes authorized or required pursuant to the agreement or contract with such Third Party, and the Company Group and its Affiliates have taken reasonable measures to ensure that all such Third Parties have complied with such contractual obligations.
(c)   Except as set forth on Section 3.13(c), (i) there are no, and since the Lookback Date, there have not been any Proceedings by any Governmental Authority or Educational Agency against the Company Group or the Business related to Security Incidents or the Processing of Personal Data, and to the Knowledge of Seller, there are no facts or circumstances which could reasonably serve as the basis for any such investigations or claims and (ii) since the Lookback Date, there has been no Security Incident, or failure, crash or other adverse effect affecting the Company IT Systems that has resulted in a material impact, disruption or interruption in the operation of the Business or has resulted or could reasonably be expected to result in material legal or contractual liability.
(d)   Except as, individually or in the aggregate, would not, and would not reasonably be expected to be material to the Company Group, taken as a whole, the Company IT Systems (together with the services provided to the Company Group pursuant to the Transition Support Services Agreement) are reasonably adequate for the Business and operations of the Company Group as currently conducted and are sufficient in all material respects for the current needs of the Business and operations of the Company Group. Except as, individually or in the aggregate, would not, and would not reasonably be expected to be material to the Company Group, taken as a whole, (i) the Company Group has taken or caused to be taken reasonable precautions designed to keep all Company IT Systems free from any material defect, bug, vulnerability, virus or programming, design or documentation error or corruption or material defect and (ii) there are no material vulnerabilities with respect to the Company IT Systems that (A) are unpatched or otherwise unresolved in whole or in part and (B) would reasonably be expect to (1) adversely impact the operation of Company IT Systems or (2) cause a Security Incident. At all times since the Lookback Date, the Company Group has implemented and maintains commercially reasonable incident response, disaster recovery, and business continuity plans and procedures to cover the material Company IT Systems and Personal Data owned or controlled by the Company Group.
SECTION 3.14.   Material Contracts.
(a)   Section 3.14(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list (organized by subsection of this Section 3.14(a)) of the Contracts (other than any Benefit Plans or any invoice containing no legally binding obligations of the Company, the Company Subsidiary, Seller or any of its other Subsidiaries, other than customary payment terms or terms that are not materially different from the underlying Contract which is a Material Contract) to which the Company or the Company Subsidiary (or with respect to Shared Contracts, Seller or any of its other Subsidiaries) is a party or by which any of their respective assets or properties, or any assets or properties of the Business is bound that are included within the following categories: any Contract
(i)   that involved or involves payment by the Company or the Company Subsidiary of more than $500,000 in the most recent calendar year (other than employment agreements or arrangements and purchase orders issued in the ordinary course of business) and pursuant to which the Company or the Company Subsidiary has continuing obligations, rights or interests and that cannot be terminated by the Company or the Company Subsidiary without penalty without more than 90 days’ notice;
(ii)   concerning any partnership, joint venture, collaboration, investment or other similar arrangement of the Company Group with a Third Party;
(iii)   that limits or purports to limit or restrict the ability of the Company Group to compete or engage in any line of business or with any Person or in any geographic area after the Closing;

(iv)   that obligates the Company Group to conduct business on a “most favored nation” or similar basis with any Third Party;
(v)   involving the incurrence by the Company Group of any Indebtedness in excess of $500,000;
(vi)   relating to any loan or advance by the Company Group to any Third Party (except for any prepayment to a vendor in the ordinary course of business) in excess of $250,000;
(vii)   under which the Company Group is a (A) lessee of any personal property owned by any other Person under which the aggregate annual rental payments exceed $100,000, or (B) lessor of or permits any Person to hold or operate any personal property, owned or controlled by the Company Group under which the aggregate annual rental payments exceed $100,000;
(viii)   with any Governmental Authority or Educational Agency, other than any such Contract which (A) does not involve any material monetary value and (B) does not subject the Company Group to any material regulatory obligations;
(ix)   containing any right of first refusal, right of first negotiation, or right of first offer in favor of a party other than the Company Group, which (A) relates to any assets, properties, services, rights or obligations which, individually or in the aggregate, are material, or (B) would otherwise, individually or in the aggregate, reasonably be expected to be material to the Company Group;
(x)   granting any Person an option, or a preferential or other right, to purchase or license any of the Company Group’s material assets or any assets which, individually or in the aggregate, constitute a material portion of the Company Group’s assets;
(xi)   that is a temporary or leased staff agency agreement involving payment by or to Seller or any of its Affiliates of more than $250,000 in the most recent calendar year;
(xii)   that is a Shared Contract (A) exclusively related to the Business or (B) primarily related to the Business (other than purchase orders issued in the ordinary course of business pursuant to any other Shared Contract);
(xiii)   that provides for the conditional payment of royalties, milestones or other monetary consideration based on the commercialization of products or services by the Company or the Company Subsidiary;
(xiv)   involving a vendor listed on Section 3.23 of the Seller Disclosure Schedule that is a master or primary agreement, statement of work or purchase order (other than purchase orders issued in the ordinary course of business pursuant to a Material Contract described in this clause (xiv) or statements of work with terms that are not materially different from the underlying Contract which is a Material Contract described in this clause (xiv));
(xv)   between or among the Company, the Company Subsidiary, on the one hand, and any of their Related Parties, on the other hand (other than purchase orders or issued in the ordinary course of business pursuant to a Material Contract described in this clause (xv));
(xvi)   providing for the indemnification of any Person by the Company Group, which indemnification obligations if triggered, individually or in the aggregate, would involve a material amount or otherwise reasonably be expected to be material to the Company Group other than those entered into in the ordinary course of business;
(xvii)   involving the disposition or acquisition of any business or significant portion of the assets or properties of the Company Group, or any amalgamation, merger, consolidation, scheme of arrangement or similar business combination transaction relating to the assets or properties of the Business, under which, after the Closing, the Company Group will have any material continuing payment or other material obligation;
(xviii)   granting a power of attorney or other similar Contract or grant of agency outside of the ordinary course of business;

(xix)   involving any resolution or settlement of any Proceeding under which any member of the Company Group has any continuing material obligation;
(xx)   requiring the Company Group to make future capital expenditures or other purchases or material, supplies, equipment or other assets or properties, in excess of $500,000 pursuant to any individual Contract or $1,000,000 in the aggregate (other than purchase orders for supplies in the ordinary course of business);
(xxi)   pursuant to which (x) any material licenses, sublicenses, releases, covenants not to sue, exercise or assert, ownership interests, options or other material rights or interests of the Company Group, including material rights to receive royalties, have been granted (A) to the Company Group with respect to any material Intellectual Property used in the Business (other than license agreements for Off-the-Shelf Software) or (B) by the Company Group or Seller (or its Affiliates) to any Person with respect to any Owned Intellectual Property (other than non-exclusive licenses granted to customers of the Business and other Third Parties in the ordinary course of business) or (y) any material trade secrets included in the Owned Intellectual Property are disclosed to Persons other than employees of Seller or its Affiliates (the Contracts in clauses (x) and (y), collectively, the “Company IP Agreements”); or
(xxii)   with an individual independent contractor (including any individual independent contractor who operates through a single-member entity wholly owned by such individual) (a “Contractor”) expected to result in payments (as reported on Form 1099) to such Contractor in excess of $500,000 for fiscal year 2020.
(b)   Each of the Contracts required to be set forth on Section 3.14(a) of the Seller Disclosure Schedule and the Leases (collectively, the “Material Contracts”) is (other than as of the Closing, Contracts no longer in effect after the date of this Agreement that have expired in accordance with their terms or have been terminated in compliance with this Agreement, from and after such expiration or termination) in full force and effect and is valid, binding and enforceable against the Company, the Company Subsidiary, Seller or its applicable Affiliate, as the case may be, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms except as enforcement may be limited by the Enforceability Exceptions and assuming all Consents referred to in Section 3.06(b) have been obtained, none of the Company, the Company Subsidiary, Seller or any of its applicable Affiliates is in Default in any material respect, and, to the Knowledge of Seller, no other party is in Default in any material respect, under any Material Contract (other than Contracts no longer in effect after the date of this Agreement that have expired in accordance with their terms or have been terminated in compliance with this Agreement). To the Knowledge of Seller, there exists no event or circumstance, which, with the passage of time, delivery of notice or both, would constitute a Default in any material respect under any Material Contract (other than as of the Closing, Contracts no longer in effect after the date of this Agreement that have expired in accordance with their terms or have been terminated in compliance with this Agreement, from and after such expiration or termination). No written notice of any claim of material Default under a Material Contract has been received or made by the Company Group during the prior 12-months. True, correct and complete copies of all written Material Contracts have been made available to Purchaser, except for failures to be so true, correct and complete which are de minimis in nature. For clarity, an omission of any material term would not constitute a failure which is de minimis in nature.
SECTION 3.15.   Taxes.
(a)   All material non-income Tax Returns required to be filed by or with respect to the Company Group have been timely filed. All non-income Tax Returns required to be filed with respect to the Company Group are true, correct and complete in all material respects.
(b)   All material income Tax Returns required to be filed by the Company Group have been timely filed. All such Tax Returns are true, correct and complete in all material respects.
(c)   All Taxes due and payable by or on behalf of the Company Group have been timely paid in full.
(d)   There are no outstanding agreements or waivers extending the statutory period of limitations (other than any extensions automatically granted) applicable to any Tax Returns required to be filed by any member of the Company Group.

(e)   Solely with respect to Taxes of the Company Group, (i) no audit, examination or other administrative or court Proceeding is currently in progress or, to the Knowledge of Seller, threatened and (ii) no claims have been asserted or threatened by a Taxing Authority in writing. Each deficiency resulting from any completed audit or examination relating to Taxes by any Taxing Authority has been timely paid in full. There is no currently effective Contract or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes of the Company Group, nor has any request been made for any such extension, and no power of attorney (other than powers of attorney authorizing employees of the Company Group to act on behalf of the Company Group) with respect to any Taxes has been executed or filed by the Company Group with any Taxing Authority that is currently in effect.
(f)   Neither the Company nor the Company Subsidiary is subject to Tax in any jurisdiction other than the United States by virtue of having a permanent establishment or other place of business. The Company Group has not received from any Governmental Authority in a jurisdiction where the Company Group has not filed any Tax Returns any written claim that any member of the Company Group is or may be subject to Taxes by that jurisdiction.
(g)   The Company Group has withheld and timely paid to the appropriate Governmental Authority (to the extent they have become due) all amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former Employee, officer, manager, creditor, independent contractor, member or other Third Party or Person. The Company Group has complied in all material respects with all record maintenance requirements in respect of withholding under Law.
(h)   There are no Liens in respect of Taxes with respect to any assets or properties of the Company Group other than Liens for Taxes not yet due and payable that arise by operation of Law.
(i)   Except as expressly set forth on Section 3.15(i) of the Seller Disclosure Schedule, the Company Group is not party to, is not bound by and has no obligation under any Tax Sharing agreement, other than (i) any such agreement solely between the members of the Company Group or (ii) any commercial agreement or lease of real property entered into in the ordinary course of business the primary subject matter of which is not Taxes where any Tax indemnification obligation is germane to the subject matter of such agreement.
(j)   The Company Group does not own any stock or other equity interest in any Person (other than, in the case of the Company, the Company Subsidiary) and is not party to any arrangement that is treated as a partnership for U.S. federal tax purposes.
(k)   Neither the Company nor the Company Subsidiary has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) with respect to any open years.
(l)   The Company Group has properly (i) collected and remitted material sales, use, valued added, goods and services, and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all material sales, leases or provision of services that are exempt from sales, use, valued added and similar Taxes and that were made without charging or remitting sales, use, valued added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.
(m)   Except as set forth on Section 3.15(m) of the Seller Disclosure Schedule, each entity that is or has been in the Company Group currently is and at all times since its formation has been an entity that is disregarded as separate from Seller for all U.S. federal, state and local income Tax purposes.
(n)   Neither the Company nor the Company Subsidiary (i) has been a member of a Consolidated Tax Group that filed Tax Returns on a combined, consolidated or unitary basis (other than a group the common parent of which is or was the Company and a Consolidated Tax Group that includes Seller) or (ii) has any Liability for income or other material Taxes of any Person (other than any member of a Consolidated Tax Group the common parent of which is the Company or that includes Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Tax Law), as a transferee or successor, or by Contract or otherwise under Law.
(o)   Except as set forth on Section 3.15(o) of the Seller Disclosure Schedule, the Company Group has not deferred the payment of any payroll taxes under Section 2302 of the Coronavirus Aid, Relief and

Economic Security Act, P.L. 116-136 (the “CARES Act”). Neither Seller nor any of its Affiliates (including the Company Group) has received any loan or other funds pursuant to the paycheck protection program described in Section 7(a) of the Small Business Act (SBA) as amended by Section 1102 of the CARES Act or under any program related to the COVID-19 pandemic administered or promulgated by a Governmental Authority (without giving effect to the proviso in the definition thereof).
(p)   The representations and warranties made in this Section 3.15 refer only to the activities of the Company Group in a Pre-Closing Period and no representation or warranty is made with respect to Taxes attributable to any Tax Period (or portion thereof) beginning after, or any Tax position taken after, the Closing Date.
SECTION 3.16.   Litigation.   Except as set forth on Section 3.16 of the Seller Disclosure Schedule, (a) there are no, and since the Lookback Date have been no, Proceedings pending or, to the Knowledge of Seller, threatened (i) against the Company Group or any of their respective properties or assets or any of its managers, officers or any other Person whose Liability the Company Group has retained or assumed, either contractually or by operation of law, (ii) against Seller or any of its managers, officers or Affiliates, in connection with the Company Group or (iii) that would reasonably be expected to result in the issuance of a Judgment restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Documents, except, in each case of clauses (i), (ii) or (iii), individually or in the aggregate, would not, and would not reasonably be expected to (A) be material to the Company Group, taken as a whole or (B) prevent, materially delay or materially interfere with the ability of Seller to consummate the transactions contemplated hereby and (b) neither the Company nor the Company Subsidiary is party to and none of their respective properties or assets are subject to any Judgment that, individually or in the aggregate, would, or would reasonably be expected to, (i) be material to the Company Group, taken as a whole, or (ii) prevent, materially delay or materially interfere with the ability of Seller to consummate the transactions contemplated hereby.
SECTION 3.17.   Employees; Benefit Plans.
(a)   Section 3.17(a) of the Seller Disclosure Schedule contains a true, correct and complete list of each Company Benefit Plan and Seller Benefit Plan and indicates whether a Company Benefit Plan is a Sponsored Company Benefit Plan. To the extent applicable, true, correct and complete copies of the following have been made available to Purchaser: (i) the plan document, if any, for each Seller Benefit Plan, including any amendments to the plan document; (ii) the most recent annual report (Form 5500 series), if any, filed with the Internal Revenue Service (“IRS”) or the U.S. Department of Labor with respect to each Company Benefit Plan; (iii) the most recent summary plan description, including any summaries of material modifications for each Company Benefit Plan for which a summary plan description is required; (iv) each trust agreement, insurance policy and any other Contract relating to the funding, investment or administration of such Company Benefit Plan; (v) the most recent determination or opinion letter issued by the IRS with respect to any such Seller Benefit Plan intended to be qualified under Section 401(a) of the Code, if any; and (vi) any material non-routine correspondence with the U.S. Department of Labor, IRS or any other Governmental Authority regarding any such Seller Benefit Plan.
(b)   Following the Closing, except (i) as expressly provided in Section 5.11, (ii) for any payment or benefit that is a Transaction Expense or (iii) for any Sponsored Company Benefit Plan, neither the Company Group nor any Affiliate of the Company Group (applying the principles of clause (b)(ii) of the definition of Affiliate herein) would reasonably be expected to have any Liability with respect to any Seller Benefit Plan.
(c)   Except as set forth on Section 3.17(c) of the Seller Disclosure Schedule, since the Lookback Date, each Seller Benefit Plan has been established, maintained and administered in compliance in all material respects in accordance with its terms and applicable Law (including ERISA and the Code). Each Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination, opinion, or advisory letter from the IRS on which the applicable entity is entitled to rely, and, to the Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to cause the loss of such qualification. There are no pending or, to the Knowledge of Seller, threatened Proceedings (other than routine claims for benefits in the normal course) with respect to any Seller Benefit Plan, or any trust associated with such plan, that would result in a material Liability to the Company Group. Neither the Company Group nor Seller has engaged in a non-exempt “prohibited transaction” within the meaning of section 406 of ERISA or section 4975 of the Code, and to the Knowledge of Seller, no “prohibited transaction,” within the meaning of section 406 and section 407 of ERISA or section 4975 of the Code, has occurred with respect to any Seller Benefit Plan, in each case, that would result in a material Liability to the Company Group. To the Knowledge of Seller, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached his or her fiduciary duty with respect to any Seller Benefit Plan that would result in a material Liability to the Company Group. All contributions, premiums and other payments required under the terms of each Company Benefit Plan or applicable Laws have been timely made in all material respects in accordance with all applicable Laws and Company Benefit Plan terms.
(d)   Except as set forth on Section 3.17(d) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to, (either alone or in combination with another event) (i) result in any compensation becoming due, or increase the amount of any compensation due, to any Service Provider, (ii) increase any benefits under any Seller Benefit Plan or (iii) entitle the recipient of any material compensatory payment or compensatory benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit.
(e)   Except as set forth on Section 3.17(e) of the Seller Disclosure Schedule, neither the Company nor the Company Subsidiary has any material Liability or obligation to provide post-employment medical or life insurance to any current or former employees of the Company, the Company Subsidiary or Seller or any Affiliate of Seller, except to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any similar state or local Laws.
(f)   No Sponsored Company Benefit Plan is, and neither the Company nor any Person that is under common control with the Company under ERISA 4001(b) or considered a single employer with the Company under Code Sections 414(b), 414(c), 414(m) or 414(o) maintains, contributes to, or has any obligation to contribute to, or has, during the past six years maintained, contributed to, had any obligation to contribute to or otherwise had any material Liability with respect to any, (i) pension plan (within the meaning of Section 3(2) of ERISA) subject to Title IV or Section 303 of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) or (iii) “multiple employer plan” (as defined in Section 413(c) of the Code).
(g)   A list of Service Providers (identified by their employee ID numbers) (such list the “Service Provider Census”), as of the date of this Agreement, has been provided to Purchaser, including, for each such Service Provider, as applicable, his or her (i) employee number, (ii) home country, (iii) home state, (iv) office location, (v) whether such Service Provider is paid hourly or is on salary (including currency of pay), (vi) classification as an exempt- or non-exempt employee under the Fair Labor Standards Act, (vii) hourly rate or annual salary, (viii) 2019 annual incentive bonus award, (ix) bonus target, (x) 2019 actual gross earnings, (xi) 2020 year-to-date earnings as of July 31, 2020, (xii) active status, (xiii) original hire date, (xiv) job title, (xv) service classification and (xvi) whether such employee is full- or part-time.
(h)   Each member of the Company Group and, with respect to Service Providers, Seller and each Affiliate of Seller (other than the Company Group) is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws governing the employment of labor, including all contractual commitments and all such Laws.
(i)   None of the Company Group or, with respect to Service Providers, Seller or an Affiliate of Seller is party to a settlement agreement with a current or former Service Provider since the Lookback Date that involves allegations of sexual harassment. To the Knowledge of Seller, since the Lookback Date, no written claims of sexual harassment have been made against any officer or member of the senior leadership team of the Company with respect to the conduct or alleged conduct of any such Service Provider during such Service Provider’s engagement with the Company, the Company Subsidiary, Seller or an Affiliate of Seller.
(j)   (i) No union or other collective bargaining unit or employee organizing entity is certified as representing any of the Service Providers or holds bargaining rights with respect to the Service Providers, (ii) no union or committee or other collective bargaining unit or employee organizing entity is recognized by the Company Group or, with respect to Service Providers, Seller or an Affiliate of Seller as representing any of the Service Providers, (iii) to the Knowledge of Seller, there are no threatened or pending union organizing activities involving any Service Providers and (iv) no Consent is required from any union or committee or other collective bargaining unit or employee organizing entity in connection with the transactions contemplated hereby.
(k)   (i) There is no, pending, or to the Knowledge of Seller, threatened, Proceeding with respect to labor or employment matters which, if adversely decided, may reasonably be expected, individually or in the aggregate, to create a Liability that would be material to the Company Group, taken as a whole and (ii) the Company, the Company Subsidiary and Seller with respect to Service Providers, have not experienced any labor strike, material slowdown, material work stoppage, or other material labor dispute since the Lookback Date, nor are any pending or, to the Knowledge of Seller, threatened in writing such activities against the Company, the Company Subsidiary or, with respect to Service Providers, Seller or an Affiliate of Seller.
(l)   Since the Lookback Date, the Company Group has been in compliance with its obligations under the Workers Adjustment and Retraining Notification Act of 1988 (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs) (the “WARN Act”).
SECTION 3.18.   Compliance with Laws; Permits.   The Company Group is, and since the Lookback Date have been, in compliance with all Laws and Company Privacy Policies, except for such noncompliance that, individually or in the aggregate, would not, and would not reasonably be expected to, be material to the Company Group, taken as a whole. Since the Lookback Date, neither the Company nor the Company Subsidiary has received any written notice from a Governmental Authority that alleges the conduct of the Business is not or may not be in compliance with any Law or Judgment applicable to the Company Group or its properties or assets. The Company Group possess all material licenses, permits, registrations, permanent certificates of occupancy, authorizations, and certificates from any Governmental Authority (collectively, “Permits”) necessary to conduct the Business as currently conducted and all such Permits are valid and are in full force and effect, except for any failure to possess such Permits or any failure of such Permits to be valid and in full force and effect that, individually or in the aggregate, would not, and would not reasonably be expected to, be material to the Company Group, taken as a whole. A true, correct and complete list of all material Permits held by the Company Group and primarily or exclusively used in the Business as of the date hereof (other than Educational Approvals) is set forth on Section 3.18 of the Seller Disclosure Schedule. The Company and the Company Subsidiary are in compliance in all material respects with the terms of such Permits and of any material Permits held by Seller or any of its Subsidiaries other than the Company Group and primarily or exclusively used in the Business as of the date hereof (other than Educational Approvals).
SECTION 3.19.   Educational Compliance and Approvals.
(a)   Except as set forth on Section 3.19(a) of the Seller Disclosure Schedule, the Company Subsidiary and the University are, and since the Regulatory Lookback Date has been, in compliance, in all material respects, with all applicable Educational Laws. The Company and the University currently hold all material Educational Approvals necessary to conduct the Business as presently conducted, and, since the Regulatory Lookback Date, have complied in all material respects with the terms and conditions of all such Educational Approvals. Except as set forth on Section 3.19(a) of the Seller Disclosure Schedule, since the Regulatory Lookback Date, none of Seller, the Company, the Company Subsidiary or the University has received notice that any of the Company, the Company Subsidiary and the University are or were in violation, in any material respect, of any Educational Law or any of the terms or conditions of any Educational Approval, or alleging any failure to hold or obtain any Educational Approval. Section 3.19(a) of the Seller Disclosure Schedule includes a true, correct and complete list of all Educational Approvals issued to the Company Subsidiary and the University that are currently in effect. Seller has made available to Purchaser copies of all Educational Approvals listed on Section 3.19(a) of the Seller Disclosure Schedule. Except as set forth on Section 3.19(a) of the Seller Disclosure Schedule, each current Educational Approval is in full force and effect. Except as set forth on Section 3.19(a) of the Seller Disclosure Schedule, no proceeding for the suspension, limitation, condition, revocation, termination or cancellation of any such proceeding is pending or, to the Knowledge of Seller, threatened in writing and no Compliance Review remains pending or unresolved. Except as listed on Section 3.19(a) of the Seller Disclosure Schedule, since the Regulatory Lookback Date, no application made to an Educational Agency by the Company Subsidiary or the University has been denied. Since the Regulatory Lookback Date, none of Seller or the Company Group has received any notice from any Educational Agency that the Company Subsidiary or the University has been placed on probation or ordered to show cause as to why any Educational Approval for the Company, the Company Subsidiary or the University or any of its educational programs should not be revoked. Except as set forth on Section 3.19(a) of the Seller Disclosure Schedule, since the Regulatory Lookback Date, none of the Seller, Company Group or the University has received notice (i) that any current Educational Approval pertaining to the University will not be renewed; or (ii) alleging a material violation of any Educational Law, including as a result of an investigation, review or audit conducted by an Educational Agency.
(b)   Except as set forth on Section 3.19(b) of the Seller Disclosure Schedule, since the Regulatory Lookback Date: the Company Subsidiary and the University has been (i) licensed or exempt from licensure by applicable State Educational Agencies listed on Section 3.19(a) of the Seller Disclosure Schedule; (ii) accredited by the applicable Accrediting Bodies listed on Section 3.19(a) of the Seller Disclosure Schedule; and (iii) certified by the DOE as an eligible institution of higher education and to participate in the Title IV programs pursuant to a PPA.
(c)   Since the Regulatory Lookback Date the Company Subsidiary and the University have met, in all material respects, the definition of a “proprietary institution of higher education” as defined in 34 C.F.R. § 600.5. Since the Regulatory Lookback Date, the Company, the Company Subsidiary, and the University have been in compliance, in all material respects, with all Educational Laws relating to Student Financial Assistance Programs, as applicable, including the DOE program participation requirements and administrative capability requirements set forth at 34 C.F.R. §§ 668.14, as applicable, as well as student eligibility requirements, as defined by the DOE at 34 C.F.R. § 668.31-40.
(d)   Except as set forth on Section 3.19(d) of the Seller Disclosure Schedule, since the Regulatory Lookback Date, the Company Subsidiary and the University have maintained all required State Educational Agency approvals or exemptions required for the delivery of online programs in all states where it has enrolled a material number of students. The Company Subsidiary and the University are in compliance, in all material respects, with the requirements of 34 C.F.R. § 600.9.
(e)   Since the Regulatory Lookback Date, each educational program offered by the Company Subsidiary and the University for which Title IV Program funds have been provided, awarded or disbursed has been and is an “eligible program” in compliance, in all material respects, with the requirements of 34 C.F.R. §668.8.
(f)   Since the Regulatory Lookback Date, the Company Subsidiary and the University have disclosed and timely reported, in compliance, in all material respects, with the applicable provisions of 34 C.F.R. Part 600 regarding: (i) the addition of any new educational programs or locations; and (ii) the proper ownership of the Company, the Company Subsidiary and the University, including any shifts in ownership or control, that are required to be reported pursuant to applicable Educational Laws.
(g)   Since the Regulatory Lookback Date, the Company Subsidiary and the University have complied, in all material respects, with Title IV Program requirements, as set forth at 20 U.S.C. § 1094(a)(20) and implemented at 34 C.F.R. §668.14(b)(22), regarding the payment of a commission, bonus, or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any Person engaged in any student recruiting or admission activities or in making decisions regarding the awarding of Title IV Program funds.
(h)   For the fiscal year ending on December 31, 2019, the Company Subsidiary and the University did not receive more than 90% of its revenues from Title IV Programs, as calculated under 34 C.F.R. §668.14 and 34 C.F.R. §668.28. Section 3.19(h) of the Seller Disclosure Schedule contains the percentage of revenue received by the Company Subsidiary and the University from Title IV Programs for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019, as reported in the audited Financial Statements.
(i)   Except as set forth on Section 3.19(i) of the Seller Disclosure Schedule, the Company Subsidiary and the University are not providing any educational instruction on behalf of any other institution or organization of any sort, and no other institution or organization of any sort has provided any educational instruction on behalf of the University.

(j)   Since the Regulatory Lookback Date, the Company Subsidiary and the University have not provided any portion of an educational program by correspondence.
(k)   Since the Regulatory Lookback Date, the Company Subsidiary and the University have complied, in all material respects, with the applicable requirements of 34 C.F.R. § 668 Subpart F. Since the Regulatory Lookback Date, the Company, the Company Subsidiary and the University (i) have not included in its catalogs, advertising literature, or other marketing materials any references to Educational Approvals which they did not then possess, and (ii) are in compliance, in all material respects, with the consumer disclosure requirements in 34 C.F.R. § 668.43(a)(5)(v) pertaining to professional and occupational licensure, for such period in which such regulation is or has been in effect.
(l)   Since the Regulatory Lookback Date, the Company Subsidiary and the University have been in compliance, in all material respects, with the consumer disclosure requirements in 34 C.F.R. Part 668 Subpart D, including 34 C.F.R. § 668.46 (Clery Act requirements).
(m)   Except as set forth on Section 3.19(m) of the Seller Disclosure Schedule, since the Regulatory Lookback Date, the Company Subsidiary and the University have been in compliance, in all material respects, with applicable Educational Laws regarding privacy and safeguarding of student educational records, including the requirements of the Family Educational Rights and Privacy Act as set forth at 20 U.S.C. § 1232g and 34 C.F.R. Part 99.
(n)   Section 3.19(n)(i) of the Seller Disclosure Schedule sets forth the composite score of financial responsibility for the Company, the Company Subsidiary and the University as calculated in accordance with 34 C.F.R. §668.172 and 34 C.F.R. Part 668, Subpart L, Appendix A, for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019. The Company, the Company Subsidiary and the University have complied, in all material respects, with the DOE’s financial responsibility requirements in accordance with 34 C.F.R. § 668.171 for the fiscal years ended December 31, 2017, December 31, 2018 and December 31, 2019, including any compliance based on the posting of an irrevocable letter of credit in favor of the DOE also set forth on Section 3.19(n)(ii) of the Seller Disclosure Schedule. Section 3.19(n)(iii) of the Seller Disclosure Schedule sets forth a list of all letters of credit or bonds currently required by any State Educational Agencies. Since the Regulatory Lookback Date, the DOE has not required or requested that the Company Subsidiary or the University process Title IV Program funds under the reimbursement or heightened cash monitoring — level 2 procedures set forth at 34 C.F.R. § 668.162(d) or (e)(2).
(o)   Since the Regulatory Lookback Date, the Company Subsidiary and the University have complied, in all material respects, with all Educational Agency and DOE requirements and regulations pertaining to student refunds, including the requirements set forth at 34 C.F.R. §668.22, relating to (i) fair and equitable refunds policy and (ii) the calculation and timely repayment of federal and nonfederal funds.
(p)   Section 3.19(p) of the Seller Disclosure Schedule sets forth the University’s official cohort default rates, as calculated and published by the DOE pursuant to 34 C.F.R. § Part 668, Subpart N and 34 C.F.R. § 674.5, for the three most recently completed federal fiscal years for which such official rates have been published, together with the University’s most recently issued draft cohort default rate.
(q)   Since the Regulatory Lookback Date, neither Seller nor the Company, the Company Subsidiary nor the University have received any notices or documentation from the DOE or students regarding any pending Borrower Defense Claims. To the Knowledge of Seller, there are no Borrower Defense Claims involving the Company, the Company Subsidiary or the University. To the Knowledge of Seller, the DOE has not informed the Company, the Company Subsidiary or the University that any applications, claims or other filings for any Title IV Program student loan forgiveness have been submitted to or are currently pending before the DOE.
(r)   Except as identified on the University’s currently effective Eligibility and Certification Approval Report, the Company, the Company Subsidiary and the University do not contract with a Third Party servicer (as such term is defined in 34 C.F.R. § 668.2).
(s)   Since the Regulatory Lookback Date, the Company Subsidiary and the University have complied, in all material respects, with applicable Educational Agency requirements concerning the calculation and reporting of student outcomes, including retention, completion or graduation, and placement or employment rates, as applicable, and the methodology for calculating such rates.
(t)   Since the Regulatory Lookback Date, the Company Subsidiary and the University have complied, in all material respects, with Laws and Educational Laws related to the extension of credit or that are otherwise applicable to any educational financing program offered to students of the Company, the Company Subsidiary or the University by Seller or the Company, the Company Subsidiary or the University, including the Truth in Lending Act, Equal Credit Opportunity Act, and Fair Credit Reporting Act, as applicable.
(u)   To the Knowledge of Seller, there exist no facts or circumstances attributable to the Company, the Company Subsidiary or the University that would, individually or in the aggregate, materially and adversely affect the ability of the Company, the Company Subsidiary or the University to obtain any Pre-Closing Educational Consent or Post-Closing Educational Consent that must be obtained in order to continue the operation of the Company Subsidiary and the University following the Closing.
(v)   No Person that exercises “substantial control”, as that term is defined at 34 C.F.R. §668.174(c)(3) (“Substantial Control”) over the Company, the Company Subsidiary or the University, or member of such person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (i) exercises or exercised Substantial Control over another institution or Third Party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a material unpaid liability to the DOE for a violation of a Title IV Program requirement or (ii) owes a material unpaid liability to the DOE for a Title IV Program violation.
(w)   Since the Regulatory Lookback Date, the Company, the Company Subsidiary and the University have not, to the Knowledge of Seller, employed in a capacity that involves the administration of the Title IV Program or the HEA programs or the receipt of funds under those programs, any individual who, to the Knowledge of Seller, has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state or local government funds.
(x)   Since the Regulatory Lookback Date, to the Knowledge of Seller, none of the Company, the Company Subsidiary or the University has contracted with an institution or Third Party servicer that has been terminated under Section 432 of the HEA for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or that has been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state or local government funds.
(y)   None of the University, the Company, the Company Subsidiary nor any Affiliate of the University that has the power, by contract or ownership interest, to direct or cause the direction of management of policies of the University, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.
(z)   Since the Regulatory Lookback Date, to the Knowledge of Seller, none of the Company, Company Subsidiary or the University has contracted with or employed any individual, agency, or organization in a capacity that involves the administration or receipt of funds under the Title IV Programs, that, to the Knowledge of Seller has been, or whose officers or employees have been: (i) convicted of or pled guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of funds of any Governmental Authority or Educational Agency or (ii) administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving funds of any Governmental Authority or Educational Agency.
(aa)   None of the Company, the Company Subsidiary, the University or any chief executive officer of the foregoing, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been administratively or judicially determined to have committed fraud or a material violation involving funds under the Title IV Programs.
(bb)   The Pre-Closing Educational Consents listed on Section 1.01(d)of the Seller Disclosure Schedule and the Post-Closing Educational Consents listed on Section 1.01(c) of the Seller Disclosure Schedule set

forth the Educational Consents that are required to be obtained or made by the Company Subsidiary and the University in connection with the transaction contemplated by this Agreement; provided that the Company Subsidiary and the University may contact the Educational Agencies listed on Section 3.19(a) of the Seller Disclosure Schedule to determine whether any additional approvals or other filings are required.
SECTION 3.20.   Environmental Matters.   Except as, individually or in the aggregate, would not be, and would not reasonably be expected to, be material to the Company Group, taken as a whole: (a) the Company Group is, and has been since the Lookback Date, in compliance with all applicable Laws and Permits regulating pollution, protection of the environment or natural resources, or occupational safety and health (“Environmental Laws”), (b) there is no, and since the Lookback Date has been no, Proceeding pending or, to the Knowledge of Seller, threatened against the Company Group for alleged noncompliance with or Liability under any Environmental Law and (c) there has been no release by the Company Group, Seller or any of its other Subsidiaries, or to the Knowledge of Seller any Third Parties, of any hazardous material at, on, under, around, or from any real property owned or leased by the Company Group, in any case so as to give rise to any material Liability of the Company Group under any Environmental Laws. Seller has made available to Purchaser copies of all material environmental reports, occupational safety reports, and similar documents relating to the Company Group which are dated since the Lookback Date, to the extent such reports are in the possession or control of the Seller or the Company Group, with respect to any real property currently leased by the Company Group. Except as, individually or in the aggregate, would not be, and would not reasonably be expected to, be material to the Company Group, taken as a whole, neither the Company nor the Company Subsidiary has received any written notice, order or other written communication from any Governmental Authority or any Person claiming that the Company Group is, or may be, liable, in any material respect, under or violated, in any material respect, any Environmental Law, including for any release of any hazardous material. Except as, individually or in the aggregate, would not be, and would not reasonably be expected to, be material to the Company Group, taken as a whole, the Company has not expressly assumed, undertaken, become subject to by operation of Law, provided an indemnity with respect to, or, to the Knowledge of Seller, otherwise become subject to, any Liabilities of any other Person arising under Environmental Laws, in any case as a result of any written agreement to which it is a party.
SECTION 3.21.   Anti-Bribery; Trade Controls.
(a)   Since the Lookback Date, none of the Company, the Company Subsidiary, any manager (as such term “manager” is defined in the Delaware Limited Liability Company Act), director, officer, or, to the Knowledge of Seller, any Service Provider, any agent, or other Person acting on behalf of the Company Group, has (i) offered, made, paid or received any unlawful bribes, kickbacks or other similar unlawful payments to or from any Person (including any customer or supplier), Governmental Authority (without giving effect to the proviso in the definition thereof), (ii) made or paid any unlawful contribution, directly or indirectly, to a domestic or foreign political party or candidate or (iii) taken any other action in material violation of any Laws applicable to the Company, the Company Subsidiary or the Business concerning or relating to bribery, corruption or fraud, including the U.S. Foreign Corrupt Practices Act of 1977 (“Anti-Corruption Laws”). The Company Group make and keep books, records and accounts that accurately and fairly reflect transactions and the distribution of the assets of the Company Group, and maintain a system of internal accounting controls sufficient to provide reasonable assurances that actions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the Anti-Corruption Laws. The Company Group have disclosure controls and procedures and an internal accounting controls system that are designed to provide reasonable assurances that violations of Anti-Corruption Laws will be prevented, detected and deterred.
(b)   Since the Lookback Date, none of the Company, the Company Subsidiary, any manager (as such term “manager” is defined in the Delaware Limited Liability Company Act), director, officer, or, to the Knowledge of Seller, any agent or other Representative of the Company Group while acting on behalf of the Company Group has violated in any material respect applicable sanctions, export and import, customs, anti-boycott or other foreign trade control Laws (collectively, “Customs & International Trade Laws”). None of the Company, the Company Subsidiary, any manager (as such term “manager” is defined in the Delaware Limited Liability Company Act), director, officer, or, to the Knowledge of Seller, any agent or other Representative of the Company Group while acting on behalf of the Company Group has been since the

Lookback Date or is presently (including by virtue of such Person’s ownership or control) the subject or target of sanctions or restrictions under any Customs & International Trade Laws.
(c)   Neither the Company nor the Company Subsidiary has submitted any disclosures, or, as of the date hereof, received any written notice that it is subject to any civil or criminal Proceeding, or, as of the date hereof, has received any written allegation from any Governmental Authority (without giving effect to the proviso in the definition thereof) involving or otherwise relating to any alleged or actual violation of the Customs & International Trade Laws or Anti-Corruption Laws.
SECTION 3.22.   Insurance.   (a) Each insurance policy held by or for the benefit of the Company Group with a non-captive Third Party insurer (excluding any insurance policy with respect to any Benefit Plan) (the “Insurance Policies”) is in full force and effect subject to the Enforceability Exceptions and (b) all premiums due and payable under the Insurance Policies have been paid on a timely basis and Seller, the Company and the Company Subsidiary are in compliance in all material respects with all obligations under the Insurance Policies. In the last six months, none of Seller or its Affiliates (including the Company Group) has received any written notice of cancellation, termination or material reduction in coverage with respect to any material Insurance Policy other than as set forth on Section 3.22 of the Seller Disclosure Schedule. Since the Lookback Date, neither Seller nor the Company Group has maintained, established, sponsored or participated in or contributed to any captive insurance company or similar self-insurance plan for the benefit of the Company Group.
SECTION 3.23.   Vendors.   Section 3.23 of the Seller Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of the 10 largest vendors of the Business or Company Group, on a consolidated basis, on the basis of cost of services purchased for the Company Group’s most recent fiscal year. To the Knowledge of Seller, no such vendor has ceased, terminated or materially reduced or threatened in writing to cease, terminate or materially reduce its provision of services to the Company Group since December 31, 2019.
SECTION 3.24.   Related-Party Transactions.   Except as set forth on Section 3.24 of the Seller Disclosure Schedule, no Related Party is a party to any material Contract to which the Company Group is a party or by which it is bound or to which any of its properties or assets is subject. No Related Party has a material interest in any material property or right, tangible or intangible, that is used by the Company Group.
SECTION 3.25.   No Brokers.   Other than Goldman Sachs & Co. LLC, whose fees and expenses are payable by Seller or its Affiliates prior to the Closing or will constitute Transaction Expenses, there is no investment banker, broker, finder, financial advisor or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Affiliates that is entitled to any fee or commission payable by the Company Group in connection with the transactions contemplated by this Agreement.
SECTION 3.26.   Information Statement.   The Information Statement will not, at the time it (or any amendment or supplement thereto) is filed with the SEC or at the time it (as amended or supplemented) is first mailed to the stockholders of Seller, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Seller makes no representation or warranty with respect to any information supplied by Purchaser or any of its Representatives on behalf of Purchaser for inclusion or incorporation by reference in the Information Statement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller as follows, as of the date hereof and as of the Closing Date (provided that, references in representations and warranties to a particular date (including references to “the date hereof”, “the date of this Agreement” or words of similar import) will be given effect whenever such representations and warranties are made), with each such representation and warranty subject to such exceptions, if any, as are set forth in the disclosure schedule of Purchaser delivered to Seller contemporaneously with the execution of this Agreement (the “Purchaser Disclosure Schedule”). Disclosures in any section or subsection of the Purchaser Disclosure Schedule shall only address the corresponding Section or subsection of this Article IV and such other Sections or subsections of the Purchaser Disclosure Schedule to the extent to which applicability of such disclosures is reasonably apparent on its face.
SECTION 4.01.   Organization.   Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with the power and authority to conduct its business as it is presently being conducted.
SECTION 4.02.   Authority; Execution and Delivery; Enforceability.   Purchaser has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, and to consummate the transactions contemplated to be consummated by it pursuant to, this Agreement and the Ancillary Documents to which it will be a party. Purchaser has taken all organizational action required by its Organizational Documents to authorize the execution and delivery of, and the performance of its obligations under, and the consummation of the transactions contemplated to be consummated by it pursuant to, this Agreement and the Ancillary Documents to which it will be a party. This Agreement has been, and the Ancillary Documents to which Purchaser will be a party to upon Purchaser’s execution and delivery thereof will be, duly executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery of this Agreement by Seller and each Ancillary Document by the other parties thereto) shall constitute or shall upon such execution and delivery constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms subject, as to enforcement, to the Enforceability Exceptions.
SECTION 4.03.   Non-Contravention and Approvals.
(a)   The execution, delivery and performance by Purchaser of, and Purchaser’s compliance with, this Agreement and the Ancillary Documents to which it will be a party do not and will not, and the consummation by Purchaser of the transactions contemplated to be consummated by it pursuant to this Agreement and such Ancillary Documents will not, (i) violate or conflict with Purchaser’s Organizational Documents, (ii) subject to obtaining the Consents set forth on Section 4.03(b) of the Purchaser Disclosure Schedule, constitute a Default under any Contract to which Purchaser is a party or by which any of its properties or assets is bound, (iii) violate any (A) Judgment or (B) Law, in either case (clause (A) or (B)), to which Purchaser or its properties or assets are subject or (iv) result in the creation of any Lien upon any of the properties or assets of Purchaser, except, in the case of the foregoing clauses (ii), (iii) and (iv), for any Default, violation or creation of any Lien that, individually or in the aggregate, would not reasonably be expected to (A) prevent or materially impede or delay the consummation by Purchaser of the transactions contemplated by this Agreement or (B) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.
(b)   No Consent with any Governmental Authority is required to be obtained or made under Law by Purchaser for the execution, delivery and performance of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, other than (i) those set forth on Section 4.03(b) of the Purchaser Disclosure Schedule and (ii) compliance with and filings under the HSR Act and the Foreign Filings.
SECTION 4.04.   Litigation.   There are no (a) Proceedings pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser or any of its Affiliates or (b) outstanding Judgments against Purchaser or any of its Affiliates that, in each case of clause (a) or (b), would reasonably be expected to prevent or materially delay or materially interfere with the consummation of the transactions contemplated by this Agreement or have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement.
SECTION 4.05.   Availability of Funds.
(a)   Purchaser has delivered to the Company true, correct and complete copies of (i) the executed commitment letter (the “Debt Commitment Letter”), dated as of the date hereof, by and among Purchaser and the Debt Financing Sources party thereto, pursuant to which such Debt Financing Sources have committed, subject to the terms and conditions thereof, to lend to Purchaser the amounts set forth therein (the “Debt Financing”) and (ii) any fee letter in connection with the Debt Commitment Letter or the Debt Financing (any such fee letter, a “Fee Letter”), with the fee amounts, pricing caps, securities demand and the terms of the “flex” provisions contained therein redacted (provided that Purchaser represents and warrants that such provisions do not permit the imposition of any new conditions (or the material modification or expansion of any existing conditions) with respect to the Debt Financing or any material reduction in the amount of the Debt Financing). The amounts expected to be provided pursuant to the Debt Commitment Letter (assuming the satisfaction of the conditions set forth in Article VI and assuming completion of the Marketing Period) and cash on hand, will be sufficient for Purchaser when required, to (A) pay the amounts described in Section 2.02 in cash, including the Estimated Purchase Price and (B) pay any and all fees and expenses required to be paid by Purchaser at the Closing in connection with the transactions contemplated by this Agreement and the Debt Financing (collectively, the “Financing Uses”).
(b)   As of the date hereof, except for customary engagement letters and fee credit letters, there are no side letters or other Contracts or arrangements to which Purchaser or any of its Affiliates is a party related to the Debt Financing other than as expressly set forth in the Debt Commitment Letter and any Fee Letter. As of the date hereof, neither the Debt Commitment Letter nor any Fee Letter has been amended or modified and the commitments set forth in the Debt Commitment Letter have not been withdrawn or rescinded in any respect.
(c)   As of the date hereof, the Debt Commitment Letter is in full force and effect and is the valid, binding and enforceable obligation of Purchaser and its applicable Affiliates, subject to the Enforceability Exceptions. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in, or contemplated by, the Debt Commitment Letter and any Fee Letter. As of the date hereof, assuming the satisfaction of the conditions set forth in Article VI and assuming completion of the Marketing Period, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would constitute a Default on the part of Purchaser under the Debt Commitment Letter or any Fee Letter. Purchaser has fully paid, or caused to be fully paid, any and all commitment fees or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Commitment Letter and any Fee Letter. Purchaser affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Purchaser obtain the Debt Financing or any other financing for or related to any of the transactions contemplated hereby.
SECTION 4.06.   Solvency.   Purchaser is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Purchaser or the Company Group. Immediately after giving effect to the consummation of the transactions contemplated hereby, including the Debt Financing, the payment of the Purchase Price and the payment of the fees and expenses of Purchaser and its Affiliates, and assuming, solely for purposes of this sentence, (a) that the representations and warranties made by Seller in Article III as modified by the Seller Disclosure Schedule are true and correct, (b) compliance by Seller with its covenants and agreements under this Agreement, (c) payment of all amounts required to be paid by or on behalf of the Company Group in connection with the consummation of the transactions contemplated hereby and (d) payment of all brokers’ and finders fees described in Section 4.09, Purchaser and its Subsidiaries will be Solvent. For purposes hereof, “Solvent” means, with regard to any Person, that (i) the sum of the assets of such Person and its Subsidiaries, taken as a whole, at present fair salable value, exceeds the total liabilities of such Person and its Subsidiaries, taken as a whole (including contingent, subordinated and unmatured, liabilities), (ii) such Person has sufficient capital and liquidity with which to conduct its business as currently conducted and (iii) such Person will be able to pay its recorded liabilities in the ordinary course of business as they mature or become due.
SECTION 4.07.   Educational Regulatory Representations.
(a)   To the Knowledge of Purchaser, there exist no facts or circumstances attributable to Purchaser or any of its Affiliates that would, individually or in the aggregate, reasonably expected to materially and adversely affect the ability of the University to obtain the DOE Preacquisition Response, any Pre-Closing Educational Consent, or Post-Closing Educational Consent that must be obtained in order to continue the operation of the University following the Closing.
(b)   No Person that, following the consummation of the transactions contemplated by this Agreement, will exercise Substantial Control over the University, or any member of such person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together (i) exercises or exercised Substantial

Control over another institution or Third Party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a material unpaid liability to the DOE for a violation of a Title IV Program requirement or (ii) owes a material unpaid liability to the DOE for a Title IV Program violation.
(c)   Since the Regulatory Lookback Date, Purchaser has not, to the Knowledge of Purchaser, employed in a capacity that involves the administration of the Title IV Program or the HEA programs or the receipt of funds under those programs, any individual who, to the Knowledge of Purchaser, has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state or local government funds.
(d)   Since the Regulatory Lookback Date, Purchaser has not, to the Knowledge of Purchaser, contracted with an institution or Third Party servicer that has been terminated under Section 432 of the HEA for a reason involving the acquisition, use or expenditure of federal, state or local government funds, or that has been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state or local government funds.
(e)   Neither Purchaser, nor any affiliate of Purchaser that, after the consummation of the transactions contemplated by this Agreement will have the power, by contract or ownership interest, to direct or cause the direction of management of policies of the University, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.
(f)   Since the Regulatory Lookback Date, Purchaser has not, to the Knowledge of Purchaser, contracted with or employed any individual, agency, or organization in a capacity that involves the administration or receipt of funds under the Title IV Programs, that to the Knowledge of Purchaser, has been, or whose officers or employees have been: (i) convicted of or pled guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of funds of any Governmental Authority or Educational Agency or (ii) administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving funds of any Governmental Authority or Educational Agency.
(g)   Neither Purchaser nor its chief executive officer has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.
SECTION 4.08.   Investigation; Acquisition of Interests for Investment.   Purchaser has knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Purchaser confirms that Seller has made available to Purchaser and its Affiliates and Representatives the opportunity to ask questions of the officers and management of Seller and the Company Group, as well as access to the documents, information and records of or with respect to the Interests, the Business, Seller and the Company Group and to acquire additional information about the business and financial condition of the Business, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Interests, the Business and the Company Group. Purchaser is acquiring the Interests for investment purposes and not with a view toward or for offer or sale in connection with any distribution thereof, or with any present intention of offering, distributing or selling any of the Interests in violation of the Securities Act or any other applicable securities Laws. Purchaser acknowledges that the Interests have not been registered under the Securities Act, or any state securities Laws, and agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available, or in a transaction not subject to registration, under the Securities Act and without compliance with foreign securities Laws, in each case, to the extent applicable. Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and any Interests that Purchaser receives hereunder will be received only on its own behalf and its Affiliate assignees and not for the account or benefit of any other person or entity. Purchaser is able to bear the economic risk of holding the Interests for an indefinite period. Nothing in this Section 4.08 shall, or is intended to, limit any of the representations and warranties of Seller or any of its Affiliates set forth in this Agreement or in any Ancillary Document or any certificate delivered hereunder or any other Ancillary Document or shall bar, prevent or serve as a defense to, claims for Fraud (or any element thereof).
SECTION 4.09.   No Brokers.   Other than Morgan Stanley & Co. LLC and BMO Capital Markets Corp., whose fees and expenses are payable by Purchaser or its Affiliates, there is no investment banker, broker, finder, financial advisor or other financial intermediary that has been retained by or is authorized to act on behalf of Purchaser or any of its Affiliates that is entitled to any fee or commission from Seller or its Affiliates in connection with the transactions contemplated by this Agreement.
SECTION 4.10.   Information Statement.   None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Information Statement will, at the time the Information Statement (or any amendment or supplement thereto) is filed with the SEC or at the time the Information Statement (as amended or supplemented) is first mailed to the stockholders of Seller, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser does not make any representation or warranty with respect to any other information which is contained in or incorporated by reference in the Information Statement.
ARTICLE V
COVENANTS
SECTION 5.01.   Conduct of the Business.
(a)   Subject to Section 5.01(b), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Section 7.01 and the Closing (the “Pre-Closing Period”), except (i) as set forth on Section 5.01 of the Seller Disclosure Schedule, (ii) as expressly permitted or expressly required by this Agreement or any Ancillary Document, (iii) as required by applicable Law or Educational Law or (iv) as consented to in advance by Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall and shall cause each member of the Company Group to (A) conduct the Business in the ordinary course of business in all material respects, (B) use commercially reasonable efforts to maintain material Educational Approvals it currently holds (for clarity, with respect to Seller, such Educational Approvals related to the Business), (C) use commercially reasonable efforts to maintain in full force and effect all Insurance Policies or equivalent insurance or replacements thereof without gaps in, or loss of, coverage in any material respect, (D) use commercially reasonable efforts to preserve intact its present business organization and the material business relationships of the Business (including with its customers, students, instructors, suppliers, distributors, licensors, licensees, officers, employees and key contractors and applicable Governmental Authorities and Educational Agencies), (E) provide prompt notice to Purchaser if any Service Provider set forth on Section 5.01(a)(E) of the Seller Disclosure Schedule provides written notice to the Company Group or Seller that such Service Provider will terminate such Service Provider’s employment with the Company Group or Seller (as applicable) and (F) use commercially reasonable efforts (which shall not require any new payments or other concessions) to encourage members of the Board of Directors of the University as of the date hereof to remain on the Board of Directors of the University and provide prompt notice to Purchaser if any member of the Board of Directors of the University provides written notice to the University or Seller that such member will terminate such member’s services as a member of the Board of Directors of the University.
(b)   Notwithstanding anything to the contrary set forth herein, including in Section 5.01(a), during the Pre-Closing Period, except (i) as set forth on Section 5.01 of the Seller Disclosure Schedule, (ii) as expressly permitted or expressly required by this Agreement or any Ancillary Document, (iii) as required by applicable Law or Educational Law or (iv) as consented to in advance by Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, with respect to the Company Group, the Business, the Service Providers and any assets or properties used or held for use by the Company Group, and shall cause each member of the Company Group not to:

(i)   adopt any amendments to the Company Group’s Organizational Documents;
(ii)   adopt a plan of complete or partial liquidation or dissolution (or resolutions providing for or authorizing the same) of Seller or the Company Group or otherwise reorganize or restructure or permit the reorganization or restructuring of Seller or the Company Group or declare bankruptcy, file for receivership or consent or fail to object to the appointment of a trustee or receiver;
(iii)   establish a record date for, declare, set aside, make or pay any dividends on or make any other distributions (whether in securities, property or any combination thereof) in respect of the Equity Interests of the Company Group, except for cash dividends or cash distributions by a member of the Company Group solely to another member of the Company Group or to Seller or its Affiliates to the extent in compliance with Section 5.24;
(iv)   (A) adjust, split, combine or reclassify or otherwise amend the terms of the Equity Interests of the Company Group or authorize the issuance of any Equity Interests of the Company Group in respect of, in lieu of or in substitution for any other Equity Interests of the Company Group or (B) purchase, redeem or otherwise acquire, directly or indirectly, any Equity Interests of the Company Group;
(v)   issue, deliver, grant, sell, authorize, pledge or otherwise encumber any Equity Interests of the Company Group, or subscriptions, rights, warrants or options to acquire any Equity Interests of the Company Group, or enter into other agreements or commitments of any character obligating it to issue any Equity Interests of the Company Group;
(vi)   (A) form any Subsidiary of the Company or the Company Subsidiary, (B) acquire or agree to acquire, directly or indirectly, by merging or consolidating with, or by purchasing any equity or voting interest in or any assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets (other than the acquisition of assets in the ordinary course of business) or (C) transfer, sell, lease, exclusively out license or otherwise dispose of or encumber material assets, including by merger consolidation, asset sale or other business combination; provided that this clause (C) shall not prevent the sale of inventory by the Company Group in the ordinary course of business or sales of assets valued with a value of less than $250,000 individually and $1,000,000 in the aggregate;
(vii)   enter into any new line of business or abandon any line of business;
(viii)   other than transactions solely among members of the Company Group, mortgage or pledge any of its material properties or assets (tangible or intangible), or create, assume or suffer to exist any material Liens thereupon other than Permitted Liens;
(ix)   sell, assign, transfer, convey, lease, abandon, allow to lapse or expire or otherwise dispose of any material rights, assets or properties of the Company outside the ordinary course of business;
(x)   (A) transfer, covenant not to assert, grant or agree to grant in the future any rights to any Person (other than the Company Group) with respect to any Owned Intellectual Property, other than non-exclusive licenses or similar non-exclusive covenants or grants in the ordinary course of business, fail to diligently prosecute any Owned Registered IP or permit any Owned Registered IP to be abandoned or expire (other than statutory expirations), (B) disclose any of the Company’s or Company Subsidiary’s trade secrets, other than pursuant to reasonable non-disclosure agreements or other reasonable confidentiality arrangements entered into in the ordinary course of business, or (C) destroy, alter, dispose of or amend any physical embodiments of any material Intellectual Property to be licensed by Seller or its Affiliates (other than the Company Group) to Purchaser or the Company Group pursuant to the IP Assignment and License;
(xi)   except for (A) transactions solely among members of the Company Group or (B) transactions in the ordinary course with Seller or any of its Affiliates which will be repaid and terminated in full at or before the Closing, make any loans, advances or capital contributions to, or investments in, any other Person or forgive, cancel or compromise any material indebtedness of any Person, other than routine business expense advances to Employees in the ordinary course of business;

(xii)   materially change any method of accounting or accounting practice or policy used by the Company Group or revalue any of its material assets (whether tangible or intangible), including writing up, down or off the value of any material asset, other than as required by GAAP, a Governmental Authority or Law, or as may be consistent with the Accounting Principles;
(xiii)   other than with respect to Taxes or Tax Returns of Seller (including consolidated federal or state Tax Returns of Seller) (A) make, revoke or change any Tax election in respect of the Company Group (unless consistent with past practices of the Company Group), (B) change an annual accounting period, or adopt or change any accounting method in respect of the Company Group, (C) file or amend any Tax Return to the extent relating to the Company Group (other than Tax Returns filed pursuant to Section 9.02(a) and, for the avoidance of doubt, Tax Returns of Seller), (D) settle any Tax claim or assessment to the extent relating to the Company Group, (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment solely relating to the Company Group or (F) cause the Company Group to assume, become liable for or agree to pay the Taxes of any other Person;
(xiv)   enter into any collective bargaining agreement, whether written or oral;
(xv)   (A) increase the headcount of Service Providers by more than five percent (excluding any increase resulting from any Service Provider or Potential Transferee becoming an Employee) or hire or engage the services of any individual as a Service Provider who would have a title of Vice President or higher (other than, in each case, hiring or engaging the services of any individual as a Service Provider to replace any individual whose services terminate), (B) terminate the service of any Service Provider other than for performance or “cause” who has a title of Vice President a or higher or grant any severance or termination pay to any Service Provider except such severance or termination pay that does not exceed the greater of (x) $200,000 and (y) one and one-half times the severance or termination pay that would be provided pursuant to written agreements outstanding or policies existing on the date hereof and made available to Purchaser prior to the date hereof, (C) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would trigger the notification requirements of the WARN Act;
(xvi)   grant any increase in annual base salaries or base wage rates (as applicable) or target cash incentive compensation opportunities, or grant any increase in benefits under Seller Benefit Plans to Service Providers, except (A) as may be required by Law, (B) as may be required under agreements existing on the date hereof and made available to Purchaser prior to the date hereof, (C) for increases to (x) annual base salaries and base wage rates (as applicable) and (y) target cash incentive compensation opportunities, that in each case, do not, with respect to all Service Providers in the aggregate, exceed three and a half percent (3.5%) of (1) the aggregate annual base salaries and base wage rates provided to all Service Providers for the immediately preceding fiscal year and (2) the target cash incentive compensation opportunities applicable to all Service Providers for the immediately preceding fiscal year, or (D) for any increases in benefits under broad-based Seller Benefit Plans that are generally applicable to employees of Seller or its Affiliates who are not Service Providers;
(xvii)   establish, adopt, enter into, amend or terminate any Sponsored Company Benefit Plan with respect to any Service Provider, except (A) for the renewal of existing plans in the ordinary course of business, (B) pursuant to applicable Law or the terms of such Sponsored Company Benefit Plan or (C) for the entry into, establishment or adoption of a consulting or employment agreement (or similar agreement or arrangement) to replace a terminating or expiring consulting or employment agreement or arrangement on the same or more favorable terms to the Company Group;
(xviii) (A) enter into or renew any Contract that, if entered into on or prior to the date hereof, would constitute a Material Contract (I) of the types described in any of clause (ii), (iii), (iv), (vi), (vii), (viii), (ix), (x), (xi) that is a master agreement, (xiii), (xv), (xvi) or (xviii) of Section 3.14(a) or (II) of the types described in any other clauses of Section 3.14(a), outside the ordinary course of business, in each case, other than a renewal with less than 10% in price increase in the ordinary course of business and no other material modifications to terms that are adverse to the Company Group, or (B) modify or amend in any materially adverse manner or terminate, release, assign or waive any material obligation or right under any Material Contract or any Contract entered into in accordance with clause (A) of this Section 5.01(b)(xviii) or (C) exercise any material right under any Material Contract, other than in the case of clause (C), in the ordinary course of business and in the case of clauses (A) and (B) the entry or modification in the ordinary course of Business to any Material Contract that is terminable on less than 30 days’ written notice with no penalty or post-termination obligation of the Company Group or any of its Affiliates;
(xix)   incur any Indebtedness (described in clause (a), (b), (c), (l) or (m)) of the Company Group or sell or issue any debt securities, warrants, calls or other rights to acquire by debt securities of the Company Group other than (A) among members of the Company Group or, to the extent fully repaid on or before the Closing Date, with Seller or any of its Affiliates, (B) borrowings under any instruments of Indebtedness existing as of the date hereof that will be fully repaid at or before the Closing, (C) Indebtedness that will be fully repaid at or before the Closing or (D) in the ordinary course of business in an amount not to exceed $2,500,000 in the aggregate and for which incurrence after the date hereof Seller shall provide reasonably prompt notice to Purchaser;
(xx)   (A) make or commit to make any capital expenditures other than those which do not exceed $250,000 individually or $1,000,000 in the aggregate, other than in accordance with the Company Group’s capital expenditure long range plan included in Section 5.01(b)(xx) of the Seller Disclosure Schedule or (B) fail to make capital expenditures in an aggregate amount of at least $24,000,000 per year for the calendar year 2020 or at least $26,000,000 per year for subsequent years;
(xxi)   waive, release, assign, settle or compromise any claim, dispute or Proceeding other than settlements (A) solely for money in an amount payable by the Company Group not greater than $1,000,000 in the aggregate, (B) for which the Company Group’s sole obligation is to provide course credits or discounts to students or potential students in the ordinary course of business, which discounts and credits are de minimis in value and, individually and in the aggregate, are not material in value to the Company Group taken as a whole or (C) for a combination of remedies described in clauses (A) and (B);
(xxii)   relinquish, terminate or fail to renew any material Educational Approval;
(xxiii)   between the Balance Sheet Time and the Closing, (A) make or pay any dividends or distributions, (B) incur or pay off any Indebtedness, (C) incur or pay any Transaction Expenses or (D) take any action, or fail to take any action outside the ordinary course of business, in each case, which action or failure to act would actually decrease the Purchase Price relative to the Estimated Purchase Price;
(xxiv)   make any change in the manner in which the Company Group markets its goods and services which would reasonably be expected to violate applicable Law or Educational Law or any Educational Approval in any material respect or otherwise materially change the manner in which the Company Group extends discounts or credits (including scholarships), or otherwise materially reduce the list price of goods or services of the Company Group; or
(xxv)   agree in writing or otherwise to take any of the actions described in clauses (i) through (xxiv) above.
SECTION 5.02.   Access to Information.
(a)   During the Pre-Closing Period, Seller shall and shall cause its Affiliates to, afford to Purchaser and its Representatives (including to the extent such Representatives are acting on behalf of or at the request of the Debt Financing Sources) reasonable access, at Purchaser’s expense and under the supervision of Seller’s personnel, upon reasonable prior notice during normal business hours and in such a manner as to not unreasonably disrupt the normal operations of the Business or the business and operations of Seller and its Affiliates, to its properties, books, records, personnel and Representatives to obtain all information concerning the Business, as Purchaser may reasonably request. All information provided pursuant to this Section 5.02 shall remain subject in all respects to the Confidentiality Agreement and all applicable terms of this Agreement, including the provisions of Section 10.02, as applicable.

(b)   Subject to Section 10.02, from and after the Closing Date until the fifth anniversary thereof, in connection with (i) the preparation of Tax Returns, financial statements or audits, (ii) compliance with reporting obligations under any applicable Laws or Educational Laws or (iii) the resolution of any Third Party claims made against or incurred by Seller or its Affiliates in respect of periods prior to the Closing, upon reasonable prior notice, Purchaser shall, and shall cause each of the Company Group and their respective Affiliates and Representatives to (A) afford the Representatives of Seller reasonable access, during normal business hours, to all the properties, books, Contracts, Tax Returns, financial records and other information of Purchaser and its Affiliates in respect of the Company Group and the Business relating to periods prior to the Closing Date, (B) furnish to the Representatives of Seller such additional financial and other information regarding the Company Group and the Business relating to periods prior to the Closing Date as Seller or its Representatives may from time to time reasonably request and (C) make available to the Representatives of the Seller and its Subsidiaries and direct and indirect equityholders those employees of the Purchaser and its Affiliates whose assistance, expertise, testimony, notes and recollections or presence may be necessary to assist the Seller in connection with its inquiries for any of the purposes referred to above. If reasonably requested by Purchaser based on the advice of counsel that such an agreement is necessary or desirable, Seller or one of its Subsidiaries shall enter into a customary joint defense agreement or common interest agreement with Purchaser and its Affiliates with respect to any information to be provided to Seller pursuant to this Section 5.02(b). Prior to incurring any material out-of-pocket expenses associated with requests made by Seller under this Section 5.02(b), Purchaser and Seller shall discuss and agree in writing on the estimated amount of such expenses; provided that Purchaser shall have no obligation to incur any expense which is not agreed upon by Seller and shall not be in breach of this Section 5.02(b) as a result thereof. Seller shall promptly reimburse Purchaser (or Purchaser’s Affiliates) for reasonable out-of-pocket expenses associated with requests made by Seller under this Section 5.02(b). Any information provided to Seller and its Representatives pursuant to this Section 5.02(b) shall be considered Confidential Information and subject to Section 5.03.
(c)   Purchaser agrees that it shall use commercially reasonable efforts to preserve and keep, or cause to be preserved and kept, all books and records in respect of the Business and the Company Group in the possession of Purchaser or its Affiliates for a period of six years from the Closing Date or such longer time as may be required by Law or Educational Law.
SECTION 5.03.   Confidentiality.
(a)   Purchaser acknowledges that the information provided to it and its Affiliates in connection with the consummation of the transactions contemplated by this Agreement, including pursuant to Section 5.02(a), is subject to the terms of the Confidentiality Agreement; provided, however, that (i) effective upon, and only upon, the Closing, Purchaser’s and its Affiliates’ obligations under the Confidentiality Agreement shall terminate with respect to information subject thereto to the extent relating to the Company Group or the Business and (ii) nothing in the Confidentiality Agreement shall prevent Purchaser from enforcing its rights or defending itself against claims based upon or arising out of this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby.
(b)   From the Closing until the fifth anniversary of the Closing Date (the “Confidentiality Period”), Seller shall, and shall cause its Affiliates and Representatives to, (i) treat and hold as confidential, and not disclose or provide access to any Person other than (A) Seller’s Affiliates and Representatives on a need-to-know basis for the purpose of performing their respective obligations or exercising their respective rights under this Agreement or any Ancillary Document, (B) as required or reasonably necessary in connection with the preparation, audit, exam or defense in any administrative or judicial proceeding of any Tax Returns, (C) as required for financial reporting purposes or (D) as required pursuant to applicable Law (including the rules of any securities exchange) or Educational Law or in any Proceeding, in which case Seller shall, to the extent legally permitted, consult with Purchaser prior to making any disclosure and give Purchaser a reasonably opportunity to comment thereon (the purposes in clauses (A) through (D), the “Purpose”) or (E) solely with respect to information that relates generally to Seller and its Subsidiaries and their respective businesses, and not specifically to the Company Group or the Business, to third parties in connection with such third parties’ due diligence concerning a potential sale of Seller or one of its Subsidiaries or all or substantially all of their respective assets (other than a sale of the Business or the Company Group (except in connection with a sale of Seller or the majority of Seller’s assets)), subject to a customary confidentiality agreement, which Seller shall use its reasonable best efforts to enforce with respect to information related to the Company Group or the Business, including at Purchaser’s request, the terms of this Agreement and all information with respect to the Business, the Company, the Company Subsidiary, the University or Purchaser or its Affiliates, or any of their businesses, Permits or other regulatory matters or activities, any payments made hereunder, any indemnification claims hereunder and all other confidential or proprietary information with respect to the Company Group, the University or Purchaser or its Affiliates (“Confidential Information”) and (ii) not use any Confidential Information for any purpose other than the Purpose. In the event that, during the Confidentiality Period, Seller or Seller’s Affiliates or Representatives becomes legally compelled to disclose any such Confidential Information, (A) Seller shall, to the extent permissible and reasonably practicable, provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.03(b) (and, if Purchaser seeks such a protective order or other remedy, Seller shall, and shall cause its Affiliates and Representatives to reasonably cooperate with Purchaser’s efforts related thereto) and (B) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.03(b), the Person so compelled to disclose Confidential Information shall furnish only that portion of such Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts, at Purchaser’s expense, to obtain assurances that confidential treatment will be accorded such information. Notwithstanding the foregoing, Confidential Information shall not include any information that is (1) available publicly through no violation by Seller or its Affiliates or Representatives of this Section 5.03(b) or (2) was not previously known by Seller, any of its Affiliates or any of their respective Representatives and was after the Closing disclosed to Seller, its Affiliates or any of their respective Representatives on a non-confidential basis from a source other than Purchaser, any of its Affiliates or any of their respective Representatives who was not known by Seller, its Affiliates or any of such Representatives to be in violation of any duty of confidentiality. Seller shall be responsible for any non-compliance with, or breach of, this Section 5.03 by any of its Affiliates or Representatives.
SECTION 5.04.   Regulatory Filings; Efforts.
(a)   At reasonable and practicable times following the date hereof, Purchaser and Seller shall, and Seller shall cause its Affiliates (including the Company Group) to, make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the transactions contemplated hereby, including, by a date mutually agreed between the Parties and no later than six months after the date hereof, (i) notification and report forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice as required by the HSR Act, if applicable and (ii) appropriate filings with respect to the Foreign Filing. Each of Purchaser and Seller shall cause all documents that it (or, in the case of Seller, its Affiliates (including the Company Group)) is responsible for filing with any Governmental Authority under this Section 5.04(a) to comply in all material respects with all Laws; provided that each Party shall be responsible for 50% of all filing fees under the HSR Act.
(b)   Each of Purchaser and Seller shall, and Seller shall cause its Affiliates (including the Company Group) to, use reasonable best efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other such Parties in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby prior to the End Date, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary, appropriate or desirable actions or non-actions, waivers, Consents and Judgments from Governmental Authorities and the making of all necessary registrations, declarations and filings with any Person (including registrations, declarations and filings with Governmental Authorities, if any); (iii) the obtaining of all necessary Consents or waivers from Third Parties; and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, neither Purchaser nor any of its Affiliates shall be under any obligation to, nor, without Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole discretion), shall the Company Group, (A) make proposals, execute, agree or consent to or carry out agreements or submit to any Judgment (1) providing for the sale or other disposition or holding separate of any assets of Purchaser or any of its Affiliates (including, after the Closing, the Company Group) or the Company Group or the holding separate of any Equity Interests of any such Person, or imposing or seeking to impose any material limitation on the ability of Purchaser or any of its Affiliates to own such properties or assets or to acquire, hold or exercise full rights of ownership of Equity Interests of the Company Group, or (2) imposing or seeking to impose (x) any limitation whatsoever on the business activities of Purchaser or any of its Affiliates or (y) any material limitation on the Business or (B) otherwise take any step to avoid or eliminate any impediment which may be asserted or requested under the HSR Act or the relevant Laws applicable to the Foreign Filing.
(c)   Purchaser and Seller shall, and Seller shall cause its Affiliates (including the Company Group) to, promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.04(a). Subject to any Law or Educational Law relating to the exchange of information, the Confidentiality Agreement, and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, Purchaser and Seller shall, and Seller shall cause its Affiliates (including the Company Group) to, use commercially reasonable efforts to collaborate in reviewing and commenting on in advance, and to consult the other on, information relating to the Company Group, Purchaser or any of their Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party, any Governmental Authority or any Educational Agency in connection with any filing or Proceeding in connection with this Agreement or the transactions contemplated hereby. In connection with such collaboration, Purchaser and Seller shall, and Seller shall cause its Affiliates (including the Company Group) to, act reasonably and as promptly as practicable.
(d)   Purchaser and Seller each shall notify the other promptly upon its (and in the case of Seller, any of its Affiliates’ (including the Company Group’s)) receipt of: (i) any comments from any officials of any Governmental Authority or Educational Agency in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Authority or Educational Agency for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Law or Educational Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.04(a), Purchaser or Seller, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Authority or Educational Agency such amendment or supplement.
SECTION 5.05.   Educational Approvals.   Without limiting the generality of Section 5.04:
(a)   The Parties shall cooperate and use reasonable best efforts to obtain the Pre-Closing Educational Consents necessary for the consummation of the transactions contemplated by this Agreement. Prior to the Closing, the Parties will coordinate regarding the prompt submission to all applicable Educational Agencies of all letters, notices, applications or other documents required to obtain the Pre-Closing Educational Consents. At reasonable and practicable times following the date hereof, Purchaser and Seller shall, and Seller shall cause its Affiliates (including the Company Group) to, make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Educational Agency in connection with the transactions contemplated hereby, including, (A) the DOE Preacquisition Application and the Notice to the Minnesota Office of Higher Education no later than 30 days from the date hereof and (B) the Change of Control, Organization and Legal Structure application with the Higher Learning Commission by October 30, 2020. Each Party shall provide the other with: (i) reasonable advance review and consultation regarding any notices or applications to be filed with any Educational Agency with respect to any Pre-Closing Educational Consent; and (ii) a copy of any notice or application as filed with, or any notice received from, any Educational Agency with respect to any Pre-Closing Educational Consent. The Parties will pursue the comprehensive pre-acquisition review process provided by the DOE. To the extent practical, prior to attending any meetings, telephone calls or discussions with any Educational Agency concerning the transactions contemplated by this Agreement, the Parties shall discuss and agree upon strategy and issues to be pursued and responses to likely questions. The Parties will use their respective reasonable best efforts to ensure that their appropriate officers and employees shall be available to attend, as any Educational Agency may reasonably request, any scheduled meetings or telephone calls in connection with the transactions contemplated hereby.
(b)   In furtherance of the foregoing, to the extent that the DOE issues a DOE preacquisition review letter containing conditions that result in such letter not meeting the definition of “DOE Preacquisition Response” or containing a Burdensome Condition, or an Educational Agency denies any material Pre-Closing Educational Consent listed on Section 6.01(c) of the Seller Disclosure Schedule, the Parties shall, during the Pre-Closing Period, use reasonable best efforts to resolve, eliminate, mitigate, or reduce the impact of such condition prior to the End Date. For the avoidance of doubt, this Section 5.05(b) does not limit Purchaser’s rights pursuant to Section 7.01(c)(ii) (provided Purchaser is not then in material breach of Section 5.05(b)) or the conditions set forth in Section 6.01(c)(i).
(c)   During the Pre-Closing Period, and subject to the applicable Educational Law and instructions of any Educational Agency, Seller shall provide to Purchaser copies of any material correspondence relating to any (i) adverse change in the status of any Educational Approval or (ii) Compliance Review of the University that could be reasonably expected to result in the loss of an Educational Approval.
(d)   The Parties hereby acknowledge that the board of managers of the University is the governing body of the University, and is charged with maintaining its accreditation and academic standards, and accordingly, the Parties agree that consultation with the board of managers of the University is an integral aspect of the integration preparation and review process during the Pre-Closing Period. The Parties agree to use reasonable best efforts to facilitate meetings from time to time, as may be necessary, advisable or as reasonably requested by the board of managers of the University, between representatives of the Purchaser and members of the board of managers of the University, for the purpose of keeping the board of managers of the University reasonably informed of the Purchaser’s expectations with respect to the University’s educational mission and community impact following the Closing.
SECTION 5.06.   Intercompany Accounts.   All intercompany accounts as of the Closing Date between Seller or its Affiliates (other than the Company Group), on the one hand, and the Company Group, on the other hand, shall be settled in full or, at the option of Seller, but only to the extent permitted by Law, cancelled or otherwise eliminated in such a manner as Seller shall determine, in each case on or prior to the Closing Date and prior to the Closing.
SECTION 5.07.   Pre-Closing IP Transfer.
(a)   Seller shall, or shall cause its Affiliates (other than the Company Group) to, prior to the Closing, enter into and deliver to the Company Group agreements in a form reasonably acceptable to Purchaser, to irrevocably transfer to the Company Group all of such Persons’ right, title and interest in and to any and all Intellectual Property registrations and applications (i) for which Seller or its Affiliates (other than the Company Group) are the owner of record at the applicable Governmental Authority and (ii) that are exclusively or primarily used or held for use in connection with the Business, including those registrations and applications on Section 5.07(a) of the Seller Disclosure Schedule (the execution and delivery of such agreements, the “Pre-Closing IP Transfer”), and, at Seller’s sole cost and expense, file to record such agreements with the applicable Governmental Authority. Without limiting the foregoing, Seller shall, prior to Closing and at its sole cost and expense, (A) deliver all passwords to the Company Group and take such other actions as are reasonably necessary in accordance with the procedures of the applicable Domain Name and Social Identifier registrars to effectuate and evidence the above transfer of ownership and control (including administrative and technical access) to the Company Group of all Domain Names and the primary Social Identifiers for each social media venue on Section 5.07(a) of the Seller Disclosure Schedule; and (B) use commercially reasonable efforts to deliver all passwords to the Company Group and take such other actions as are reasonably necessary in accordance with the procedures of the applicable Social Identifier registrars to effectuate and evidence the above transfer of ownership and control (including administrative and technical access) to the Company Group of all other Social Identifiers included in the Owned Intellectual Property for each social media venue on Section 5.07(a) of the Seller Disclosure Schedule. Without limiting any other provisions of this Agreement or any Ancillary Documents, with respect to any Social Identifiers where Seller is not able to, or does not, deliver the passwords to the Company Group or otherwise take such other actions as are reasonably necessary in accordance with the procedures of the applicable Social Identifier registrars to effectuate and evidence the above transfer of ownership and control (including administrative and technical access) to the Company Group of such Social Identifiers before Closing, Seller will, at its sole cost and expense, complete such tasks promptly, and in any event within 30 days, after the Closing, at the reasonable direction of Purchaser.
(b)   Prior to the consummation of the Pre-Closing IP Transfer, at Seller’s sole cost and expense, Seller shall make (or, if applicable shall cause its Affiliates, other than the Company Group, to make) filings with the United States Patent and Trademark Office, the United States Copyright Office and with the registries and other recording Governmental Authorities in all foreign jurisdictions, as applicable, to ensure (i) that the chain of title of each registration or pending application for registration for each Owned Registered IP asset subject to the Pre-Closing IP Transfer reflects all prior acquisitions and transfers of such item (including between Seller and its Affiliates) and (ii) that Seller (or if applicable, its Affiliate) shall be identified in the records of the applicable Governmental Authority as the then-current owner of record, without any break in chain of title, of each such Owned Registered IP asset subject to the Pre-Closing IP Transfer, free and clear of all Liens (other than Permitted Liens).
(c)   If, following the Closing, Purchaser, the Company Group or Seller discovers or identifies any Intellectual Property registrations or applications (i) for which Seller or its Affiliates (other than the Company Group) are the owner of record at the applicable Governmental Authority, and (ii) that are exclusively or primarily used or held for use in connection with the Business, but that were omitted from Section 5.07(a)of the Seller Disclosure Schedule, it shall notify the other Party, and Seller or its Affiliates shall promptly, and at Seller’s sole cost and expense, (A) enter into agreements in a form reasonably acceptable to Purchaser, to transfer to the Company Group all of such Persons’ right, title and interest in and to any and all such Intellectual Property registrations and applications and (B) file to record such agreements with the applicable Governmental Authority.
SECTION 5.08.   Seller Marks.
(a)   Purchaser, on behalf of itself and its Affiliates (including, after the Closing, the Company Group) (collectively, the “Purchaser Parties”), acknowledges and agrees that, except for the license provided in Section 5.08(b) herein, the Purchaser Parties are not acquiring and shall have no right, title, interest, license or any other rights in or to use the Seller Marks after the Closing Date. Purchaser covenants that, after the Closing Date, none of the Purchaser Parties shall (A) use, register or seek to use or register in any jurisdiction any of the Seller Marks or any other Trademarks confusingly similar thereto or (B) contest the use, ownership, validity or enforceability of any rights of Seller or any of its Affiliates in or to any of the Seller Marks, except in each case in enforcing its rights under Section 5.07(a). After the Closing Date, Purchaser shall not (and shall cause the Purchaser Parties not to) represent that it has authority to bind Seller or any of its Affiliates to any Third Party obligation.
(b)   Purchaser shall, and shall cause the other Purchaser Parties to, cease and discontinue any use of the Seller Marks and, at Purchaser’s sole cost and expense, remove all Seller Marks from all such Existing Materials (as defined below), as promptly as possible after the Closing Date and in any event within 180 days thereafter. Subject to the foregoing, Seller hereby grants to the Purchaser Parties, effective as of the Closing, a non-exclusive, royalty-free, non-sublicensable, non-assignable, transitional license to use the Seller Marks for a period of 180 days following the Closing Date solely on signage and materials that were created by the Company Group prior to the Closing Date (the “Existing Materials”), solely in a manner consistent with past practice and customary “phase out” use. All goodwill derived from the use of the Seller Marks as permitted hereunder shall inure solely to the benefit of Seller and its Affiliates.
SECTION 5.09.   Publicity.   Neither Purchaser, on the one hand, nor Seller, on the other hand, will issue or permit any of their respective Affiliates or Representatives to issue any press release, website posting or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, Educational Law or stock exchange rules or regulations (in which case whichever of Purchaser or its Affiliates or Seller or its Affiliates, as applicable, are required to make the release or statement shall (a) consult with the other Party (whether or not such other Party is named in such release or statement) at a reasonable time prior to its issuance to allow the other Party to comment on such release or statement in advance of such issuance, (b) consider in good faith any comments timely provided by such other Party to such release or statement and (c) after such release or statement, provide the other Party with a copy thereof (or summary thereof in the case of oral statements)); provided, however, that Purchaser and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, may, subject to the terms and conditions of this Agreement, make public announcements and engage in public communications regarding this Agreement and the transactions contemplated hereby to the extent such announcements or communications are entirely consistent with the Parties’ prior public disclosures regarding the transactions contemplated by this Agreement in accordance with this Section 5.09 and do not contain any material information or disclosures concerning this Agreement or the transactions contemplated hereby that were not included in such prior public disclosures made in accordance with this Section 5.09. If either Party or any of its Affiliates, based on the advice of its counsel, determines that this Agreement must be publicly filed with a Governmental Authority or Educational Agency, then such Party or its applicable Affiliate, prior to making any such filing, shall use commercially reasonable efforts to provide the other Party and its counsel with the version of this Agreement that it intends to file, and consider in good faith any comments provided by the other Party or its counsel and use commercially reasonable efforts to ensure the confidential treatment by such Governmental Authority or Educational Agency of any terms or provisions specified by the other Party or its counsel for redaction and confidentiality. Notwithstanding any other provision of this Agreement, (i) the requirements of this Section 5.09 shall not apply to any disclosure of Seller, the Company Group, Purchaser or any of their respective Affiliates, of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the Parties or their respective Affiliates regarding this Agreement or the transactions contemplated hereby, (ii) Wengen, its direct and indirect equityholders, their respective affiliated investment funds and alternative investment vehicles and their respective Affiliates (defined without giving effect to the proviso in the definition thereof but excluding Seller, and its Subsidiaries (including the Company Group)) may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to each of their and their respective Affiliates’ (defined without giving effect to the proviso in the definition thereof but excluding Seller and its Subsidiaries, including the Company Group) and investors’ affiliated investment funds and investors and potential investors therein, in each case, who are subject to customary confidentiality restrictions. Nothing herein shall prevent either Party from making internal announcements to its employees or communications with its Representatives, in each case on a confidential basis.
SECTION 5.10.   Further Action.   On the terms and subject to the conditions of this Agreement (including Section 5.04), each Party shall use its commercially reasonable efforts (except to the extent a higher standard is provided for herein, in which case, the applicable Party shall use efforts that meet such higher standard) to take or cause to be taken in an expeditious manner all actions and to do or cause to be done all things necessary or appropriate to satisfy the conditions to the Closing, to consummate the transactions contemplated by this Agreement and to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing.
SECTION 5.11.   Employee Matters.
(a)   No later than 30 days prior to the Closing Date, the Company shall provide Purchaser with a schedule listing any then-current Service Provider who is not an Employee or otherwise engaged by the Company Group (such Service Providers, the “Potential Transferees”). Seller and the Company Group shall use commercially reasonably efforts to transfer the engagement of any Potential Transferee to the Company Group no later than the day immediately prior to the Closing Date. No later than 20 days prior to the Closing Date, Purchaser (i) with respect to any Potential Transferee who resides in the United States, shall extend an offer of employment or engagement or (ii) with respect to any Potential Transferee who does not reside in the United States, unless an offer of employment required by applicable Law, may extend an offer of employment or engagement, in each case, to each such Potential Transferee whose employment or engagement did not transfer to the Company Group prior to the Closing Date on terms that comply with Section 5.11(b), and following such Potential Transferee’s acceptance of such offer of employment, such Potential Transferee shall be a Continuing Employee for purposes of this Agreement.
(b)   For a period of one year following the Closing Date (or, if earlier, an applicable Continuing Employee’s termination date) (the “Continuation Period”), Purchaser shall, or shall cause its applicable Affiliates to, provide to each Service Provider who is in the employment of the Company or the Company Subsidiary immediately following the Closing (each, a “Continuing Employee”) with, (i) a base salary or base wage rate that is no less favorable than the base salary or base wage rate provided to such Continuing Employee immediately prior to the Closing, as indicated in the Service Provider Census that is provided pursuant to last sentence of this Section 5.11(b), (ii) a target annual cash incentive opportunity that is no less favorable than the target annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Closing, as indicated in the Service Provider Census that is provided pursuant to last sentence of this Section 5.11(b), and (iii) other employee benefits (other than equity-based compensation), in each case, that are substantially similar in the aggregate to employee benefits provided to similarly situated employees of Purchaser or an Affiliate of Purchaser. In addition, solely with respect to any Service Provider who received an ordinary course annual equity-based compensation award from Seller or its Affiliates during the 12 month period immediately prior to the date of this Agreement, during the Continuation Period, such Service Provider shall receive equity-based compensation that has (x) an aggregate grant date value that is no less favorable than the aggregate grant date value of any equity based compensation granted to such Service Provider as part of the last ordinary course annual grant cycle of Seller or its Affiliates occurring prior to the Closing and (y) terms (including vesting terms) that are substantially similar to the equity-based compensation granted to similarly-situated employees of Purchaser or its Affiliates (or, if no similarly situated employee of Purchaser or its Affiliates receive equity-based compensation, substantially similar to the terms of equity-based compensation granted to employees at a level above such Service Provider); provided, that in Purchaser’s discretion, such equity-based compensation may be settled in (1) the same class of equity that equity-based compensation granted to similarly-situated employees of Purchaser or its Affiliates is settled in or (2) cash. The Service Provider Census shall be updated by Seller at least two Business Days prior to the Closing to include the name of each Service Provider and to include each Service Provider’s equity-based compensation, if any, granted in the year prior to Closing and target annual cash incentive opportunity provided to such Service Provider immediately prior to the Closing; provided that the Parties have entered into any standard agreements required to be entered into under applicable privacy Law with respect to the provision of such information and the Parties will use good faith, commercially reasonable efforts to negotiate such agreements.
(c)   Purchaser shall, or shall cause its applicable Affiliates to, provide to each Continuing Employee who incurs a termination of employment during the one year period following the Closing Date with severance payments and severance benefits that are no less favorable than the severance payments and severance benefits set forth on Section 5.11(c) of the Seller Disclosure Schedule.
(d)   From and after the Closing Date, subject to Section 5.11, Purchaser shall, or shall cause its applicable Affiliates to,(i) honor all obligations existing on the Closing Date under the Sponsored Company Benefit Plans in accordance with their terms (including terms permitting reduction of benefits and plan amendment and termination), (ii) assume all Liabilities associated with accrued but unused vacation and paid time off balances of any Continuing Employees, and shall credit and honor, in accordance with the terms of the applicable policy of Seller or its Subsidiaries, all vacation days and other paid time off accrued but not yet taken by the Continuing Employees (including terms permitting reduction of benefits and plan amendment and termination) (other than any Potential Transferees deemed to be Continuing Employees pursuant to Section 5.11(a), who receive a payout of accrued vacation and paid time off balances in connection with termination of employment from Seller or its Affiliate), and (iii) pay any accrued bonus Liabilities and accrued severance Liabilities constituting Indebtedness (as finally determined in accordance with Section 2.04) to Continuing Employees on or prior to March 15 of the calendar year following the year in which the Closing occurs or on any later date when payments are scheduled to be made.
(e)   Purchaser shall, or shall cause its Affiliates to, give each Continuing Employee full credit for such Continuing Employees’ service with Seller or an Affiliate of Seller for purposes of eligibility, vesting and determination of the level of benefits (including, for purposes of vacation and severance) under any benefit plans made generally available to employees maintained by Purchaser or any of its Affiliates for which such Continuing Employee is otherwise eligible (but such service credit shall not be provided for benefit accrual purposes, except for purposes of vacation and severance, as applicable) to the same extent recognized by Seller or an Affiliate of Seller immediately prior to the Closing Date; provided, however, that service of a Continuing Employee with Seller or an Affiliate of Seller shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs maintained by Purchaser or any of its Affiliates; provided, further, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.
(f)   Purchaser shall use commercially reasonable efforts, or shall use commercially reasonable efforts to cause its applicable Affiliates, as applicable, to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Purchaser or any of its Affiliates that provides health benefits in which Continuing Employees participate following the Closing Date (a “Purchaser Plan”), (ii) if applicable, honor, for the balance of the plan year of the Purchaser Plan, any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the analogous Seller Benefit Plan during the elapsed portion of the plan year of such Seller Benefit Plan in satisfying any deductibles, co-payments or out-of-pocket maximums under the Purchaser Plan and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents under a Purchaser Plan to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Seller Benefit Plan immediately prior to such commencement of participation in which Seller Benefit Plan the Continuing Employee participated immediately prior to the Closing Date.
(g)   As of the Closing Date, Purchaser shall maintain a defined contribution retirement plan intended to qualify under Section 401(a) of the Code (the “Purchaser 401(k) Plan”) for the benefit of those Continuing Employees in the United States who shall elect to participate in the Purchaser 401(k) Plan. As soon as reasonably practicable on or following the Closing Date, but in no event later than 60 days following the Closing Date, Purchaser shall, for those Continuing Employees who elect and are eligible to participate in the Purchaser 401(k) Plan, allow such Continuing Employees to make a “direct rollover” to the Purchaser 401(k) Plan of any account balance under the defined contribution plan and trust intended to qualify under Section 401(a) of the Code that they participated in prior to the Closing, and Purchaser shall cause the Purchaser 401(k) Plan to accept as rollover contributions, all account balances (which shall include any vested employer contributions accrued) through the Closing Date and all outstanding loans.
(h)   Nothing in this Agreement, including this Section 5.11, shall confer upon any Continuing Employee any right to continue in the employ or service of Seller, the Company Group, Purchaser or any of their Affiliates, or shall interfere with or restrict in any way the rights of Purchaser, the Company Group or any Affiliate of Purchaser, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Purchaser, the Company Group, any Affiliate of Purchaser and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.11 shall (i) be deemed or construed to be an amendment or other modification of any Seller Benefit Plan or Company Benefit Plan, (ii) prevent Purchaser, the Company Group or any Affiliate of Purchaser from amending or terminating any Seller Benefit Plan or Company Benefit Plan in accordance with its terms or (iii) create any third party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).
SECTION 5.12.   Release.
(a)   As an inducement to Purchaser to enter into this Agreement and each of the Ancillary Documents and consummate the transactions contemplated hereby and thereby and for other good and sufficient consideration, Seller, with the intention of binding itself and its Affiliates (determined after the Closing), assigns and any other Person claiming by, through, on behalf of or under any of the foregoing (the “Seller Releasors”), does hereby, effective as of the Closing, unconditionally and irrevocably release, acquit and forever discharge Purchaser and each of its past and present Affiliates and Representatives, and the Company Group, and all Persons acting by, through, on behalf of, under or in concert with such Persons, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equityholders, controlling Persons, or any heir, executor, administrator, successor or assign of any of the foregoing (the “Purchaser Releasees”), of and from any and all actions, causes of action, suits, Proceedings, demands, debts, dues, Contracts, agreements, promises, covenants (whether express or implied), claims, Liabilities and Losses of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort or other legal, statutory or equitable theory of recovery, each as though fully set forth at length herein (collectively, a “Claim”), which the Seller Releasors now have or may hereafter have against the Purchaser Releasees, or any of them, by reason of any matter, cause, act, omission or thing whatsoever in any way arising out of, based upon, or relating to the Interests, the Company Group, the Business, or any actions taken or failed to be taken by any of the Purchaser Releasees in any capacity related to the Company Group or the Business, in each case, occurring or arising prior to the Closing (the “Purchaser Released Matters”); provided, however, that nothing set forth in this Section 5.12 shall affect the ability of Seller to enforce its rights and remedies (i) under this Agreement or any Ancillary

Document in accordance with the terms hereof or thereof, (ii) under any agreement set forth on Section 3.24(a) of the Seller Disclosure Schedule or (iii) under any Contract or arrangement entered into after the Closing. Seller expressly consents that this general release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Purchaser Released Matters (notwithstanding any Law that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims). Notwithstanding the foregoing, nothing in this Agreement or any Ancillary Document shall be interpreted to release Purchaser from any of its obligations to Seller under this Agreement or any Ancillary Document.
(b)   As an inducement to Seller to enter into this Agreement and each of the Ancillary Documents and consummate the transactions contemplated hereby and thereby and for other good and sufficient consideration, Purchaser, with the intention of binding itself and its Affiliates, assigns and any other Person claiming by, through, on behalf of or under any of the foregoing (the “Purchaser Releasors”), does hereby, effective as of the Closing, unconditionally and irrevocably release, acquit and forever discharge Seller, Wengen and each of their past and present direct and indirect equityholders, Affiliates and Representatives and all Persons acting by, through, on behalf of, under or in concert with such Persons, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equityholders, controlling Persons, or any heir, executor, administrator, successor or assign of any of the foregoing (the “Seller Releasees”), of and from any and all Claims which the Purchaser Releasors now have or may hereafter have against the Seller Releasees, or any of them, by reason of any matter, cause, act, omission or thing whatsoever in any way arising out of, based upon, or related to the Interests, the Company Group, the Business, or any actions taken or failed to be taken by any of the Seller Releasees in any capacity related to the Company Group or the Business, in each case, occurring or arising prior to the Closing (the “Seller Released Matters”); provided, however, that nothing set forth in this Section 5.12 shall affect the ability of Purchaser or the Company Group to enforce its rights and remedies (i) under this Agreement or any Ancillary Document in accordance with the terms hereof or thereof, (ii) against any Party hereto with respect to Fraud, (iii) under any agreement set forth on Section 3.24(a) of the Seller Disclosure Schedule or (iv) under any Contract or arrangement entered into after the Closing. Purchaser expressly consents that this general release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Seller Released Matters (notwithstanding any Law that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims). Notwithstanding the foregoing, nothing in this Agreement or any Ancillary Document shall be interpreted to release Seller from any of its obligations to Purchaser under this Agreement or any Ancillary Document.
SECTION 5.13.   Exclusivity.   During the Pre-Closing Period, Seller shall not, shall cause its Affiliates (including the Company Group) not to, shall not authorize or permit any of Seller’s or its Affiliates’ their respective Representatives to and shall direct the other Related Parties not to, directly or indirectly solicit, initiate or encourage the submission of any proposal or offer from any Person (other than Purchaser and its Affiliates) with respect to the Company Group, the University, any Service Provider or any assets or properties owned, used or held for use by the Company Group, relating to any (a) merger or consolidation, (b) acquisition, purchase, sale, disposition or license of all or any material portion of the assets or equity interests in or of, the Company Group or (c) reorganization, recapitalization, restructuring, business combination or other similar transaction (a “Competing Transaction”), nor agree to or consummate any Competing Transaction, or participate in any or continue any ongoing discussions or negotiations regarding, or furnish to any other person or entity (other than Purchaser and its Affiliates and Representatives) any information with respect to, or otherwise cooperate in any way with or facilitate any effort or attempt by any Person to effect a Competing Transaction; provided, however, that any Qualifying Transaction shall not be considered a “Competing Transaction.” Seller shall, and shall cause its Affiliates (including the Company Group) to, instruct Seller’s and its Affiliates’ respective Representatives and the Related Parties to, promptly cease any existing activities, discussions and negotiations with, and the provision of confidential information to, any Persons (other than Purchaser and its Affiliates and Representatives) with respect to any of the foregoing, promptly terminate all physical and electronic data room access granted prior to the date hereof to any such Person or any of their respective Representatives and promptly issue instructions to any such Person who has entered into a confidentiality agreement or restrictions in connection with a potential Competing Transaction that has not expired or been terminated in accordance with its terms to return or destroy any confidential information related to the Company Group, the University or the Business received thereunder in accordance with the terms of such confidentiality agreement. If any of Seller, any Related Party the Company Group or any of their respective Representatives receives any inquiry, proposal or offer from any Person relating to, or that would reasonably be expected to lead to, a Competing Transaction (each, a “Transaction Proposal”), Seller shall promptly (and in any event within one Business Day) advise Purchaser of such Transaction Proposal, the identity of the Person making such Transaction Proposal and the material terms and conditions of any such Transaction Proposal. Any violation of the restrictions set forth in this Section 5.13 by any Affiliate or Representative of Seller (including the Company Group) shall be a breach of this Section 5.13 by Seller. A “Qualifying Transaction” means any inquiry, proposal or offer, or any expression of interest, by any Third Party relating to (A) a transfer or sale of Seller, or any merger, consolidation, recapitalization, tender or exchange offer, or other business combination transaction to acquire Seller, (B) direct or indirect acquisition or purchase by any Person of more than 50% of the assets, equity or other property of Seller (determined without taking into account the equity or assets of the Company Group, it being understood that such transactions may include the equity and assets of the Company Group) or (C) any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction which would result, directly or indirectly, in the disposition of more than 50% of the assets, equity or other property of Seller, in each case whether in one transaction or a series of related transactions, in each case of clauses (A), (B) and (C), in which (1) each potential purchaser or other participant participating in any process in relation thereto is bound by a customary confidentiality and non-use agreement covering any information related to the Company Group or the Business and Seller shall use its reasonable best efforts to enforce such confidentiality agreements with respect to information related to the Company Group or the Business, including, following the Closing, at Purchaser’s request and (2) the purchaser or surviving party thereunder agrees to be, or by operation of Law will be, bound by the terms of this Agreement and the Ancillary Documents applicable to Seller and any remaining obligations of Seller under this Agreement and the Ancillary Documents (including the obligation to consummate the Closing) will be fully assumed by such Person (including by operation of Law, if applicable); provided that notwithstanding the occurrence of any Qualifying Transaction, Seller or its Affiliates, as applicable, shall remain responsible and liable for its obligations pursuant to this Agreement and any Ancillary Document to which Seller or its Affiliates, as applicable, are a party.
SECTION 5.14.   Notices of Certain Events.   During the Pre-Closing Period, Seller, on the one hand, and Purchaser, on the other hand, shall promptly notify each other in writing of (a) any written notice or other written communication received from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby and (b) any material written notice or other written communication from any Governmental Authority or Educational Agency in connection with the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not affect or be deemed to modify any representation or warranty made by either Party or limit or otherwise operate as a waiver or affect the remedies available hereunder to the receiving Party or any right of such receiving Party not to consummate the transactions contemplated in accordance with Section 6.01, Section 6.02 or Section 6.03, as applicable.
SECTION 5.15. Non-Competition; Non-Solicitation.
(a)   Seller acknowledges and agrees that that during Seller’s ownership, directly or indirectly, of the Company Group, Seller and its Affiliates have become familiar with Intellectual Property of and Confidential Information concerning the Company Group. In further consideration of the compensation to be paid to Seller hereunder, Seller agrees to the covenants set forth in this Section 5.15 and acknowledges that ach and all of the restrictions contained in this Section 5.15, including the duration, scope and geographic area of the covenants described in this Section 5.15 are fair, reasonable and necessary in order to protect the Business’ goodwill and other assets and legitimate interests of the Business as those interests exist as of the date hereof.
(b)   For a period of three years from and after the Closing Date, Seller shall not and shall cause its Affiliates and its and their successors and assigns, including any purchaser of Seller, any of its Affiliates or all or substantially all of their respective assets (together with Seller, the “Seller Restricted Parties”) not to, directly or indirectly, own, operate, lease, manage, control, engage in, invest in or permit its name to be used by any business that competes with the Business in the United States, Canada or the Caribbean by targeting for recruitment, or actively marketing to, students in such territories (“Competitive Activities”).

Notwithstanding the foregoing, the restrictions on conduct of Competitive Activities set forth in this Section 5.15(b) shall not be deemed breached solely as a result of (i) the passive ownership by any Seller Restricted Parties, collectively, of less than an aggregate of five percent of the outstanding securities of a Person engaged, directly or indirectly, in Competitive Activities; provided, however, that such securities are listed on a national securities exchange; (ii) the passive ownership by any Seller Restricted Parties, collectively, of less than five percent in value of the outstanding voting debt of a Person engaged, directly or indirectly, in Competitive Activities or (iii) the acquisition by, and engagement in, an After-Acquired Business by any Seller Restricted Party; provided, however, that, in the case of this clause (iii), within the three month period immediately following the consummation of the purchase or other acquisition of such After-Acquired Business in accordance with the definitive documentation thereof the applicable Seller Restricted Party, executes a definitive agreement for the sale of all (but not less than all) of the Competitive Activities of such After-Acquired Business to a Third Party, which sale is consummated no later than 12 months following execution of such definitive agreement; provided, however, that such 12 month period shall be extended for an additional period not to exceed 90 days as is necessary to obtain any competition or educational regulatory approvals required to complete such divestiture if Seller and its Affiliates and such acquiring party are using commercially reasonable efforts to obtain such approvals; provided, further, that the restrictions on conduct of Competitive Activities set forth in this Section 5.15 shall apply with respect to the After-Acquired Business until such divestiture is consummated, unless the (A) After-Acquired Business conducts any Competitive Activities, directly or indirectly, separately from the other activities of the applicable Seller Restricted Parties, (B) After-Acquired Business does not, directly or indirectly, use any Confidential Information or Intellectual Property primarily related to the Business (it being understood that the Seller Marks are not deemed to be primarily or exclusively related to the Business) in the conduct of any Competitive Activities, and (C) the applicable Seller Restricted Parties and After-Acquired Business implement reasonable procedures designed to ensure that the foregoing requirements are satisfied. For purposes hereof, “After-Acquired Business” means any business activity that would violate the restrictions on conduct of Competitive Activities set forth in Section 5.15(b) that is acquired from any Person or is carried on by any Person that is acquired by or combined with Seller or any Affiliate of Seller; provided that such Person was, at the time of such acquisition or combination, not an Affiliate of any applicable Seller Restricted Party, as applicable, in each case, after the Closing Date. Notwithstanding anything to the contrary set forth in this Section 5.15, this Section 5.15 shall not apply to or restrict (1) any Subsidiary or Affiliate of Seller as of such time as such Person is no longer a Subsidiary or Affiliate of Seller, and any Person that purchases assets, operations or a business from Seller or its Subsidiaries or controlled Affiliates if such Person is not a Subsidiary or controlled Affiliate of Seller or its direct or indirect equityholders after such transaction is consummated and (2) any Third Party acquiror of Seller, any of its Affiliates or all or substantially all of any of their respective assets; provided that, with respect to clauses (1) and (2), during the period specified in this Section 5.15(b), (x) any such acquiring party and its Affiliates conduct any Competitive Activities, directly and indirectly, separately from the business of Seller, (y) any such acquiring party and its Affiliates or divested Person do not, directly or indirectly, use any Confidential Information or Intellectual Property primarily related to the Business (it being understood that the Seller Marks are not deemed to be primarily related to the Business) in the conduct of any Competitive Activities, and (z) any such acquiring party or divested Person and its Affiliates implement reasonable procedures designed to ensure that the foregoing requirements are satisfied. Seller shall be responsible for any non-compliance with, or breach of, this Section 5.15(b) by any of the Related Parties as if such Persons were a party hereto and bound in the same manner as Seller.
(c)   For a period of two years from and after the Closing Date, Seller shall not and shall cause the other Seller Restricted Parties, and shall direct each director of Seller and manager of the Company Group, not to, directly or indirectly solicit, recruit or hire any employee or officer of the Company Group as of the Closing Date or any time during the Pre-Closing Period; provided, however, that the foregoing restriction shall not apply to the solicitation, recruitment or hiring of any individual (i) as a result of general advertisements and solicitations (including by Third Party search firms or recruiter contacts) or other broad-based hiring methods not specifically targeted to any particular employee or group of employees, unless such advertisement, solicitation or other hiring method is intentionally undertaken as a means to circumvent the restrictions contained in, or conceal a violation of, this Section 5.15(c), (ii) who at such time is no longer, and has not been for 365 days, an employee of Purchaser, the Company Group or any of their respective Affiliates or (iii) who was terminated after the Closing by Purchaser or any of its Affiliates

(including the Company Group). Seller shall be responsible for any non-compliance with, or breach of, this Section 5.15(c) by any of the Related Parties or any director or Seller or manager of the Company Group as if such Persons were a party hereto and bound in the same manner as Seller.
(d)   For a period of two years from and after the Closing Date, Seller shall not and shall cause the other Seller Restricted Parties and direct each director of Seller and manager of the Company Group not to, except as required by Law or Educational Law, publicly, or in any manner which is reasonably expected to become public, make disparaging remarks regarding, concerning or alluding to the University, the Business, the Company Group or Purchaser that is intended to or would be reasonably likely to (i) materially injure or embarrass the subject of such statements or (ii) place the subject of such statement in a false light before the public in any material respect. Seller shall be responsible for any non-compliance with, or breach of, this Section 5.15(d) by any of the Related Parties or any director or Seller or manager of the Company Group as if such Persons were a party hereto and bound in the same manner as Seller.
(e)   For a period of two years from and after the date hereof, Purchaser shall not and shall cause its Subsidiaries and Affiliates and direct each director of Purchaser and manager of the Company Group not to, directly or indirectly: solicit, recruit or hire any employee or officer of Seller (i) who at such time is involved in providing services under the Transition Support Services Agreement, (ii) who is manager level or above and (iii) with whom Purchaser or its Affiliates came into contact, directly or indirectly, or who (or whose performance) becomes known to Purchaser or its Affiliates, in either case, in connection with the transactions contemplated hereby; provided, however, that the foregoing restriction shall not apply to the solicitation, recruitment or hiring of any individual (A) Service Provider as contemplated by this Agreement, (B) as a result of general advertisements and solicitations (including by Third Party search firms or recruiter contacts) or other broad-based hiring methods not specifically targeted to any particular employee or group of employees, unless such advertisement, solicitation or other hiring method is intentionally undertaken as a means to circumvent the restrictions contained in, or conceal a violation of, this Section 5.15(e), (C) who at such time is no longer, and has not been for 180 days, an employee of Seller or (D) who was terminated after the Closing by Seller.
(f)   If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 5.15 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum, duration, scope or area permitted by Law.
SECTION 5.16.   Financing.
(a)   Unless, and to the extent, Purchaser shall have demonstrated to the reasonable satisfaction of Seller that Purchaser shall have sufficient cash from other sources (including by reason of capital markets, securities or other financing transactions) (such sources, “Alternative Financing Sources”) available (including through customary escrow arrangements) to satisfy the Financing Uses, from and after the execution of this Agreement, Purchaser shall use its reasonable best efforts to do, or cause to be done, all things reasonably necessary or advisable to obtain the Debt Financing as soon as reasonably practicable and, in any event, not later than the Closing Date, on substantially the terms and conditions (including, to the extent applicable, the “flex” provisions), taken as a whole, described in the Debt Commitment Letter and any Fee Letter, including using reasonable best efforts to (i) enter into definitive agreements with respect to the Debt Financing on substantially the terms and conditions (as such terms may be modified or adjusted solely in accordance with the terms, and within the limits, of the flex provisions contained in any Fee Letter) or otherwise in a manner not materially adverse to Seller (the “Definitive Debt Financing Agreements”) and (ii) satisfy in all material respects on a timely basis all conditions applicable to and within the control of Purchaser in the Debt Commitment Letter and the Definitive Debt Financing Agreements and enforce its rights thereunder.
(b)   Unless, and to the extent, Purchaser shall have demonstrated to the reasonable satisfaction of Seller that Purchaser shall have sufficient cash from Alternative Financing Sources available (including through customary escrow arrangements) to satisfy the Financing Uses, from and after the execution of this

Agreement, if any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter and any related Fee Letter, Purchaser shall use its reasonable best efforts to, as promptly as practicable following the occurrence of such event but no later than the Closing Date as required by Section 2.02(a), arrange and obtain from the same or alternative sources of debt financing in an amount, when combined with any equity financing and cash on hand, that is sufficient to satisfy the Financing Uses, on terms and conditions (including any “flex” provisions) that are not materially less favorable to Purchaser in the aggregate as those contained in the Debt Commitment Letter and any related Fee Letter and which shall not include any conditions precedent or contingencies to the funding of such alternative debt financing on the Closing Date that are materially more onerous than those set forth in the Debt Commitment Letter and any related Fee Letter in effect on the date hereof. The new debt commitment letter and fee letter entered into in connection with such alternative debt financing are referred to, respectively, as a “New Debt Commitment Letter” and a “New Fee Letter.” Purchaser shall provide the Company with fully executed copies of the New Debt Commitment Letter and any related New Fee Letter (with the fee amounts, pricing caps and the economic terms of the “flex” provisions contained therein redacted and other customary redactions that do not materially adversely affect the conditionality of such alternative debt financing) as promptly as practicable following the execution thereof. In the event Purchaser enters into any such New Debt Commitment Letter or New Fee Letter, (i) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the “Debt Commitment Letter” as such term is modified pursuant to the immediately succeeding clause (ii), (ii) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter,” including the definition of Definitive Debt Financing Agreements) shall be deemed to include the Debt Commitment Letter to the extent not superseded by a New Debt Commitment Letter at the time in question and any New Debt Commitment Letter to the extent then in effect and (iii) any reference in this Agreement to the “Fee Letter” (and any definition incorporating the term “Fee Letter,” including the definition of Definitive Debt Financing Agreements) shall be deemed to include the Fee Letter to the extent not superseded by a New Fee Letter at the time in question and any New Fee Letter to the extent then in effect.
(c)   Unless, and to the extent, Purchaser shall have demonstrated to the reasonable satisfaction of Seller that Purchaser shall have sufficient cash from Alternative Financing Sources available (including through customary escrow arrangements) to satisfy the Financing Uses, from and after the execution of this Agreement, Purchaser shall not agree to nor permit any termination, amendment, replacement, supplement or other modification of, or waiver of any of its rights under, the Debt Commitment Letter without Seller’s prior written consent to the extent such termination, amendment, replacement, supplement, modification or waiver would (i) add new conditions (or modify any existing condition) to the consummation or availability of the Debt Financing as compared to those in the Debt Commitment Letter as of the date hereof in a manner that would adversely impact in any material respect the ability of Purchaser to obtain the Debt Financing, (ii) reduce the amount of the Debt Financing such that the aggregate funds that would be available on the Closing Date, together with other immediately available financial resources of Purchaser, would not be sufficient to pay the Financing Uses, or (iii) reasonably be expected to prevent, materially delay or materially impair the consummation of the Closing; provided that, notwithstanding anything in this Section 5.16(c) to the contrary, the Debt Commitment Letter may be amended or supplemented to add or replace lenders, lead arrangers, underwriters, bookrunners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date hereof. Purchaser shall promptly deliver to Seller executed copies of any amendment, replacement, supplement or other modification or waiver of the Debt Commitment Letter. Purchaser shall have the right to substitute the proceeds of any Alternative Financing Source for all or any portion of the Debt Financing contemplated by the Debt Commitment Letter by reducing commitments under the Debt Commitment Letter. In the event Purchaser enters into any such amendment, replacement, supplement or other modification or waiver, (A) any reference in this Agreement to the “Debt Financing” means the debt financing contemplated by the Debt Commitment Letter as amended, replaced, supplemented, modified or waived in accordance with this Section 5.16(c) and (B) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter,” including the definition of Definitive Debt Financing Agreements) means the debt financing contemplated by the Debt Commitment Letter as amended, replaced, supplemented, modified or waived in accordance with this Section 5.16(c).

(d)   Seller shall, and shall cause the Company Group, and instruct its management and Representatives and management and Representatives of the Company Group, to, in each case, provide, on a timely basis, to Purchaser, its Affiliates, their respective Representatives and the Debt Financing Sources all assistance and cooperation reasonably requested by Purchaser, its Affiliates, their respective Representatives or the Debt Financing Sources in connection with the Debt Financing (which, for purposes of this Section 5.16, shall be deemed to include any Alternative Financing Source (including the offering or sale of debt, equity or equity-linked securities in either a registered offering or Rule 144A offering or other offering not requiring registration under the Securities Act) the proceeds of which are intended to be used to satisfy the Financing Uses in lieu of all or a portion of the Debt Financing) and any syndication thereof. Without limiting the generality of the foregoing, such assistance and cooperation shall include the following:
(i)   participating (including by making members of senior management, certain representatives and certain non-legal advisors, in each case with appropriate seniority and expertise, available to participate) in a reasonable number of meetings due diligence sessions with senior management;
(ii)   promptly providing reasonable assistance with the preparation of materials for rating agency presentations, bank information memoranda, offering memoranda, private placement memoranda, registration statements, prospectuses, rating agency presentations, road show presentations, written offering material and other similar documents for the Debt Financing or any offering or sale of debt or equity securities, the proceeds of which are intended to be used to satisfy the Financing Uses (the “Offering Material”) and providing reasonable cooperation with the due diligence efforts of any sources of financing (including executing customary authorization and representation letters authorizing the distribution of, and providing access to, information about the Company Group and the Business to the Debt Financing Sources and containing customary representations to the Debt Financing Sources);
(iii)   (A) obtaining documents reasonably requested by Purchaser, its Affiliates, their respective Representatives or the Debt Financing Sources relating to the repayment of the existing Indebtedness and related obligations of the Company Group, including customary payoff letters, lien releases and other instruments of discharge and (B) providing, at least five Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, relating to the Company Group, in each case as reasonably requested by Purchaser, its Affiliates, their respective Representatives or any of the Debt Financing Sources at least three Business Days prior to the aforementioned date of delivery;
(iv)   (A) furnishing Purchaser, its Affiliates, their respective Representatives and the Debt Financing Sources with the Required Information and Required Bank Information, (B) providing reasonable assistance in the preparation of pro forma information and (C) notifying Purchaser if the chief executive officer, chief financial officer, treasurer or controller of Seller or the Company or any member of their respective board of directors shall have knowledge of any facts as a result of which a restatement of any of the Company’s financial statements, in order for such financial statements to comply with GAAP, is probable;
(v)   reasonably cooperating with the marketing efforts for any portion of the Debt Financing;
(vi)   (A) executing and delivering as of the Closing any pledge and security documents, guarantees, hedging agreements and other definitive financing documents and other certificates or documents with respect to the Company Group (and any assets and property of the Company Group) as may be reasonably requested by Purchaser, its Affiliates, their respective Representatives or the Debt Financing Sources and otherwise cooperate to facilitate the guaranteeing of obligations and the pledging of, granting of security interests in and obtaining perfection of any Liens on, collateral in connection with the Debt Financing and (B) providing (including using reasonable efforts to obtain such documents from its advisors) customary certificates, legal opinions or other customary closing documents as may be reasonably requested by Purchaser or the Debt Financing Sources;
(vii)   causing the Company’s certified independent auditors to provide (A) consent to use of their reports in any materials relating to the Debt Financing, including the Offering Materials and any filings with the SEC, that include or incorporate the Company’s consolidated financial information and their reports thereon, if applicable, and (B) auditors reports and comfort letters (including customary “negative assurances” comfort) with respect to the Audited Annual Carve-Out Financials and Unaudited Quarterly Carve-Out Financials provided pursuant to clause (h) below (including any updated financial statements provided pursuant to clause (h)(ii) and (iii) below) in customary form;
(viii)   updating any Required Information provided to Purchaser as may be reasonably necessary so that such Required Information qualifies as a Compliant Document; and
(ix)   taking all corporate actions reasonably necessary or advisable to permit the consummation of the Debt Financing and to permit the proceeds thereof to be available as of the Closing.
(e)   Seller and the Company hereby consent to the use of the logos and other trademarks of the Company Group and the Business in connection with the Debt Financing.
(f)   Notwithstanding anything in Section 5.16(d), none of the Company Group shall be required to (i) agree to pay any commitment or other fee prior to the Closing in connection with the Debt Financing, (ii) make any payment or incur any other Liability or give any indemnity in connection with the Debt Financing prior to the Closing other than expenses reimbursable under Section 5.16(g) or as set forth in Section 5.16(d) above with respect to authorization letters, (iii) take any action that would require any director, officer or employee of the Company Group to execute any document, agreement, certificate or instrument (including any resolutions) that would be effective prior to the Closing (other than the authorization letters, comfort letters, representations in connection with the preparation of the Company Group’s financial statements and other financial data and notices regarding the probable restatement of any financial statements of the Company Group referred to in Section 5.16(d) above), (iv) take any action that would unreasonably interfere with the Business or operation of the Company Group, (v) take any action that would conflict with or violate the Organizational Documents of the Company Group, any Contract to which the Company Group is a party or applicable Law or Educational Law, (vi) cause any director, officer or employee of the Company Group to incur any actual or potential personal Liability or breach any fiduciary duty or (vii) provide access to or disclose information that the Company reasonably determines would jeopardize any attorney-client privilege (provided that the Company will use commercially reasonable efforts to provide the information in a manner that does not violate privilege) of, or conflict with any confidentiality requirements applicable to, the Company Group or any of its Affiliates.
(g)   Purchaser shall indemnify and hold harmless the Company Group and their respective Representatives and Affiliates from and against any reasonable and documented out-of-pocket Losses suffered or incurred by any of them in connection with the cooperation or assistance with obligations pursuant to this Section 5.16 (other than with respect to any information provided by the Company Group expressly for use in connection with the Debt Financing or any transaction with any Alternative Financing Source), except to the extent any such Loss results from (i) breach of this Agreement by Seller or any member of the Company Group or (ii) the bad faith, willful misconduct or gross negligence of the Company Group or its respective Representatives or controlled Affiliates. Purchaser will reimburse the Company Group promptly on demand for any reasonable and documented out-of-pocket expenses incurred or otherwise payable by the Company Group in connection with their cooperation pursuant to this Section 5.16, except to the extent any such expense results from the bad faith, willful misconduct or gross negligence of the Company Group or its respective Representatives or controlled Affiliates, except that in the event that (x) the Audited Annual Carve-out Financials and the Unaudited Quarterly Carve-out Financials described in Section 5.16(h)(i) and (y) management discussion and analysis disclosure related to the financial information in clause (x) above customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act or other offering exempt from registration are provided to Purchaser on a date following the date that is 45 days following the date hereof, Seller shall bear all fees, expenses and costs to prepare and provide such financial statements (including all fees and expenses of the Company’s and its subsidiaries’ independent auditors with respect thereto).
(h)   Notwithstanding anything in this Agreement to the contrary, Seller shall use reasonable best efforts to provide to Purchaser (i) within 45 days following the date of this Agreement: (A) the audited carve-out combined statement of operations, balance sheet, statement of cash flows and statement of changes in member’s equity for the Company Group, including any assets and liabilities assigned or contributed to the Company Group by Seller at or prior to the Closing (together, the “Acquired Business” and such audited carve-out combined financial statements, the “Audited Annual Carve-out Financials”), as of and for the fiscal years ended December 31, 2018 and 2019, including the notes and schedules thereto, accompanied by the reports thereon of the Company’s and its subsidiaries’ independent auditors for the years then ended and (B) the unaudited carve-out combined statement of operations, balance sheet, statement of cash flows and statement of changes in member’s equity for the Acquired Business as of and for the six months ended June 30, 2020, and the comparable prior period (such unaudited carve-out combined financial statements, the “Unaudited Quarterly Carve-out Financials”), including the notes and schedules thereto, accompanied by the reports thereon of the Company’s and its subsidiaries’ independent auditors, in each case, the management discussion and analysis disclosure related to such financial information customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act or other offering exempt from registration, and, (ii) the Unaudited Quarterly Carve-out Financials for the nine months ended September 30, 2020, and the comparable prior period, including the notes and schedules thereto, on or prior to November 14, 2020 and management discussion and analysis disclosure related to the such financial information customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act or other offering exempt from registration and (iii) (A) for any subsequently completed fiscal year ended after the Most Recent Balance Sheet Date and at least 60 days prior to the Closing Date, the Audited Annual Carve-out Financials for the two fiscal years then ended, including the notes and schedules thereto, accompanied by the reports thereon of the Company’s and its subsidiaries’ independent auditors, and (B) for any subsequently completed fiscal quarter ended after September 30, 2020 and at least 40 days prior to the Closing Date (other than the fourth fiscal quarter), the Unaudited Quarterly Carve-out Financials for such fiscal quarter and the comparable prior period, including the notes and schedules thereto, and, in each case, the management discussion and analysis disclosure related to such financial information customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act or other offering exempt from registration.
(i)   On or prior to the Closing, Seller shall deliver customary evidence reasonably satisfactory to Purchaser of irrevocable release of each member of the Company Group and all assets held by the Company Group from any obligations (including guarantees) under the Existing Credit Agreement and related loan documents, the Existing Indenture and Existing Notes and any unreleased security interests in, to, or against the Owned Intellectual Property (collectively, the “Existing Debt Releases”) to which each of them is party, or by or under which assets of the Company Group are pledged or bound as of the Closing Date, including, confirmation of the delivery of any officers’ certificates, opinions of counsel and other customary documents requested by the Existing Credit Agreement Administration Agent or Existing Notes Trustee and evidence of the release of all Liens thereunder on the equity and assets of the Company and the Company Subsidiary together with all termination statements, Lien releases, re-assignments of Intellectual Property, discharges of security interests, pledges guarantees, notices to terminate control agreements and bailee letters and other similar discharge and release documents (in recordable form, if applicable).
SECTION 5.17.   R&W Insurance.   Purchaser has obtained a conditional binder for the R&W Insurance Policy, attached hereto as Exhibit C, and Purchaser acknowledges that a true, correct and complete copy of such conditional binder has been provided to Seller. The R&W Insurance Policy provides that the Insurer shall not be entitled to exercise, and shall waive and not pursue any and all, subrogation rights against Seller except to the extent that Seller committed Fraud; Seller shall be a third party beneficiary of such provision. Except as set forth in the immediately preceding sentence, Seller shall have no liability to the Insurer under the binder or the R&W Insurance Policy. Following the date hereof, Purchaser shall not amend the subrogation provisions, policy term, retention amount or coverage amount of the R&W Insurance Policy in any manner reasonably believed to be adverse to Seller without Seller’s prior written consent. Prior to the Closing, Purchaser shall take all action necessary to obtain and bind as of the Closing, and shall obtain and bind as of the Closing, the R&W Insurance Policy. Purchaser shall pay 100% of the total cost attributable to the placement of the R&W Insurance Policy, including premium, underwriting fees, broker fees and commissions, Taxes and all other fees and expenses related thereto.
SECTION 5.18.   Data Room.   Promptly following the date hereof and following the Closing Date, Seller shall deliver to Purchaser a CD or other electronic storage device containing the true, correct and complete copies of contents, as of the date hereof and as of the Closing Date, as applicable, of the electronic documentation site hosted by Datasite established on behalf of Seller in connection with the transactions contemplated hereby containing certain documents relevant to the Company Group and made available to Purchaser and its Representatives through such electronic documentation site (the “Data Room”).
SECTION 5.19.   Litigation Support.
(a)   Until the fifth anniversary of the Closing Date, in the event and for so long as any Party is contesting or defending against any Proceeding not involving any other Party in connection with (i) the transactions contemplated hereby or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any member of the Company Group, to the extent permitted by Law, Educational Law and contractual obligations, the other Party shall use commercially reasonable efforts to cooperate with such Party and its counsel in the defense or contest (provided that such cooperation would not reasonably be expected to be detrimental to such cooperating party), make available his, her, or its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VIII).
(b)   During the Pre-Closing Period, Seller shall (i) provide a written reasonably detailed update on a monthly basis to Purchaser regarding the status of the matter set forth on Section 5.19(b) of the Seller Disclosure Schedule (the “5.19 Matter”) and (ii) provide a written notice to Purchaser promptly upon receipt of any material filings or other material communications (including settlement offers) relating to the 5.19 Matter, (iii) to the extent requested by Purchaser and subject to applicable Law and Educational Law, afford Purchaser and Purchaser’s counsel the opportunity to discuss material aspects, material developments and material upcoming proceedings and filings with respect to the 5.19 Matter, (iv) to the extent reasonably practicable and subject to applicable Law and Educational Law, afford Purchaser and Purchaser’s counsel the opportunity to review and comment upon any filings or formal communications to be made by the Company Group with respect to the 5.19 Matter in advance of making any such filings or formal communications and consider Purchaser’s comments in good faith and (v) without the prior written consent of Purchaser, not to be unreasonably withheld, conditioned or delayed, not take any actions with respect to the 5.19 Matter that would be reasonably likely to have a material and adverse impact on the Business.
SECTION 5.20.   Records of the Company Group.   Seller acknowledges and agrees that, from and after the Closing, the Company Group shall be entitled to possession of all documents, books, records (including Tax records), Contracts, and financial data to the extent primarily or exclusively relating to the Company Group or the Business; provided that to the extent such documents, books records or data also relate to other Subsidiaries or businesses of Seller and its Affiliates, Seller shall be entitled to retain copies thereof; provided, further that all Confidential Information therein remains subject to Section 5.03. Notwithstanding the foregoing, to the extent any documents to which the Company Group is entitled to possession pursuant to the first sentence of this Section 5.20 are physically in the possession of Seller or any of its other Affiliates following the Closing, upon the request of Purchaser or upon Seller becoming aware of such possession, Seller shall use commercially reasonable efforts to promptly deliver such documents to the Company Group.
SECTION 5.21.   Payments.   Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designee) any monies or checks that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business or the Company Group to the extent that they are for the account of the Business or the Company Group and in respect of receivables reflected in the calculation of Closing Working Capital. Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designee) any monies or checks that have been sent to Purchaser or any of its Affiliates (including the Company Group) after the Closing Date by customers, suppliers or other contracting parties of Seller or its Affiliates (other than the Company Group) to the extent that they are in respect of the business of, or are for the account of, Seller or its Affiliates (other than the Company Group).
SECTION 5.22.   Resignations.   Seller shall deliver to Purchaser a true, correct and complete list of all officers, directors, managers, trustees (or the equivalent of the foregoing) of each member of the Company Group at least 10 Business Days prior to the Closing Date. Seller shall use reasonable best efforts to deliver to Purchaser the resignations of all officers, directors, managers, trustees (or the equivalent of the foregoing)

of any member of the Company Group designated by Purchaser in writing at least five Business Days prior to the Closing, to be effective as of the Closing from their positions with such member of the Company Group at or prior to the Closing Date.
SECTION 5.23.   Lease Matters.   Prior to the Closing Date, Seller shall use commercially reasonable efforts to assign (i) the Columbia Leases and (ii) the San Antonio Lease to the Company Subsidiary, in each case, by an assignment and assumption agreement in form and substance reasonably satisfactory to Seller and Purchaser, in each case duly executed by the parties thereto (each a “Lease Assignment”), and shall promptly notify Purchaser once these assignments have taken place. Prior to the Closing Date, Seller shall request from the landlord under each Lease an estoppel certificate in a form reasonably satisfactory to Seller, Purchaser and the landlord. For the avoidance of doubt, obtaining such estoppel certificate is not a condition to the Closing.
SECTION 5.24.   Cash Sweep.   Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Closing, Seller and its Affiliates shall be permitted to engage in cash management activities commonly referred to as a “cash sweep”, pursuant to which Seller or any of its Affiliates may transfer or cause to be transferred any or all of the funds from the bank accounts of any or all members of the Company Group, to any bank account or accounts controlled by Seller or any of its Affiliates outside of the Company Group; provided such transactions shall not cause the Company Group, as of the Closing, to be in material violation of or material default under, any letters of credit, performance bonds, surety bonds or similar instruments required by any Educational Agency or Governmental Authority or pursuant to any Material Contract to Permit; provided further that Seller shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the amount of the Closing Cash and Cash Equivalents of the Company Group at Closing to not be less than the Estimated Closing Cash and Cash Equivalents. For the avoidance of doubt, any funds transferred from any such Company Group bank account pursuant to this Section 5.24 outside of the Company Group shall not be included in Closing Cash and Cash Equivalents or as current assets in the calculation of Closing Working Capital.
SECTION 5.25.   Certain Proprietary Information of Seller and its Affiliates.   Prior to the Closing Date, the Company Group may have been supplied copies of proprietary and confidential information relating to strategic, technical, or marketing plans of Seller and its Subsidiaries and direct and indirect equityholders and their various operations unrelated to the Business. Although Seller may attempt to recover such information from the Company Group prior to the Closing, some of this confidential information may still be present within the Business or the Company Group following the Closing. Purchaser agrees that it will, and it will cause the Company Group to, treat such information as required by the Confidentiality Agreement.
SECTION 5.26.   Replacement of Guarantees.
(a)   As soon as reasonably practicable following the date of this Agreement, each of Seller and Purchaser shall use its reasonable best efforts to obtain the complete and unconditional release of Seller and its applicable Affiliates and direct and indirect equityholders from those guarantees, letters of credit, surety bonds, indemnities and similar obligations with respect to the Business set forth on Section 5.26(a) of the Seller Disclosure Schedule (each, an “Existing Guaranty”) (each release from an Existing Guaranty a “Guaranty Release”); provided that no such Guaranty Release shall be effective prior to the Closing if it would reasonably be expected to cause the lapse, termination or breach of, or failure to comply with, or acceleration of any right or obligation under any Law, Educational Law, Educational Approval, Permit, or Material Contract in any manner that would materially and adversely affect the operation of the Business or the assets or property of the Company Group, taken as a whole. Seller hereby acknowledges and agrees that obtaining the Guaranty Releases is not a condition to the Closing. If requested by a party in whose favor an Existing Guaranty was made (a “Guaranteed Party”), effective at the Closing Purchaser shall (i) (A) execute a substitute guaranty on terms no less favorable to Purchaser than the guarantor under the Existing Guaranty or (B) cause a successor guarantor to execute a substitute guaranty on terms no less favorable to such successor guarantor than the guarantor under the Existing Guaranty (a “Substitute Guaranty”) in order to secure such Guaranty Release and (ii) provide all documentation as may be reasonably required to obtain such Guaranty Release. Purchaser may reasonably request that the recipient of such Substitute Guaranty agree to customary confidentiality restrictions with respect to any confidential information requested by the Guaranteed Party. Each of Seller and Purchaser shall, and shall cause its

Representatives to, keep the other Party informed as promptly as practicable in reasonable detail of the status of its efforts to obtain each Guaranty Release and concurrently provide to the other Party copies of all documents provided to or from a Guaranteed Party related to obtaining each Guaranty Release. Purchaser shall use its reasonable best efforts to provide Seller all cooperation reasonably requested by Seller that is necessary in connection with obtaining such Guaranty Releases; provided that, other than with respect to Purchaser’s obligation to provide a Substitute Guaranty, neither Purchaser nor its Affiliates shall be required to pay money to the Guaranteed Party or any other Third Party, commence any Proceeding or offer or grant any accommodation (financial or otherwise) to the Guaranteed Party or any other Third Party in connection with Seller’s efforts to obtain a Guaranty Release. Each Party shall use commercially reasonable efforts to give the other Parties advance notice of any in-person meeting or conference with the Guaranteed Party relating to a Guaranty Release or the transactions contemplated hereby and shall permit Representatives of the other Parties to be present at those meetings or conferences. From and after the Closing, each Party shall continue to use reasonable best efforts to obtain any Guaranty Releases not received prior to the Closing, and in such case shall indemnify, defend and hold harmless, and compensate and reimburse, the other Party and its Affiliates and direct and indirect equityholders with respect to all liabilities or obligations arising out of or relating to any such Existing Guaranty, including as a result of Purchaser’s failure to perform or pay and discharge all obligations under such Existing Guaranty or arising from or related to Purchaser’s actions after the Closing under such Existing Guaranties (unless such obligations relate to a matter for which Purchaser is entitled to be indemnified under this Agreement). If any such Existing Guaranty remains outstanding and not fully released after the Closing, Purchaser shall not, and shall not permit the Company Group or any of their Affiliates to, (A) renew or extend the term of or (B) increase the obligations under, or transfer to another Person, any liability for which Seller or its Affiliates or direct and indirect equityholders (other than the Company Group) is or would reasonably be expected to be liable under any such outstanding Existing Guaranty.
(b)   After the Closing, Seller shall be under no obligation to extend or renew any Existing Guaranty that expires by its terms, or to agree with any beneficiary of an Existing Guaranty to any amendment, waiver, or assignment thereof.
(c)   Seller shall use its reasonable best efforts to cause the complete and unconditional release of the Company Group from those guarantees, letters of credit, surety bonds, indemnities and similar obligations with respect to the Business set forth on Section 5.26(a) of the Seller Disclosure Schedule (each, an “Existing Acquired Entity Guaranty”), and, if necessary, the substitution of a similar obligation of Seller, an Affiliate of Seller (other than a member of the Company Group) or a Third Party as the guarantor, indemnitor or responsible party (a “Substitute Acquired Entity Guaranty”) under each Existing Acquired Entity Guaranty, which Substitute Acquired Entity Guaranties shall be effective upon the Closing. Without limiting the foregoing, if any Existing Acquired Entity Guaranty remains outstanding and not fully released after the Closing, Seller shall:
(i)   continue to use reasonable best efforts after the Closing to relieve and release Purchaser, the Company Group, or its or their Affiliates or direct and indirect equityholders of any liabilities under any Existing Acquired Entity Guaranty under which Seller or one or more of its Affiliates have not been substituted in all respects for Purchaser, the Company Group, or its or their Affiliates or direct and indirect equityholders as of the Closing Date;
(ii)   not (A) renew or extend the term of or (B) increase the obligations under, or transfer to another Person, any liability for which Purchaser, the Company Group, or its or their Subsidiaries or direct and indirect equityholders is or would reasonably be expected to be liable under any such outstanding Existing Acquired Entity Guaranty; and
(iii)   indemnify and hold harmless, and compensate and reimburse, Purchaser, the Company Group, or its or their Affiliates or direct and indirect equityholders with respect to all Liabilities arising out of or relating to any such Existing Acquired Entity Guaranty, including any failure of Seller to perform, pay and discharge all obligations under such Existing Acquired Entity Guaranty.
(d)   Purchaser shall be under no obligation to extend or renew any Existing Acquired Entity Guaranty that expires by its terms, nor to agree with any beneficiary of an Existing Acquired Entity Guaranty to any amendment, waiver, or assignment thereof.

SECTION 5.27.   Insurance.
(a)   Purchaser acknowledges and agrees that, except as expressly provided in this Section 5.27, effective at the time of the Closing, the Company Group will cease to be insured by any Insurance Policies. Purchaser and the Company Group or any of their respective Affiliates (but not Seller or any of its Affiliates) shall be solely responsible for procuring, paying for and maintaining insurance coverage for the Company Group effective from and after the Closing.
(b)   Notwithstanding Section 5.27(a), with respect to acts, omissions, events or circumstances allegedly or actually relating to the Company Group that occurred or existed prior to the Closing that are covered by occurrence-based Insurance Policies of Seller or any of its Affiliates (other than the Company Group) under which the Company, the Company Subsidiary or an insured affiliated with or named by the Company or the Company Subsidiary is insured prior to the Closing, Purchaser or the Company or the Company Subsidiary, or such insured as applicable, shall have the express right to make claims under such occurrence-based Insurance Policies subject to the terms and conditions thereof and this Agreement, to the extent such coverage and limits are available; provided, that Purchaser or such insured: (i) shall notify, or cause the Company or the Company Subsidiary, as applicable, to notify, Seller in writing of all such covered claims; and (ii) shall exclusively bear, or cause the Company or the Company Subsidiary or such insured, as applicable, to exclusively bear, and neither Seller nor any of its Affiliates or direct or indirect equityholders shall have any obligation to repay or reimburse Purchaser or the Company Group or such insured for, the amount of any deductibles or self-insured retentions associated with claims under such Insurance Policies, and Purchaser or such insured shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims; provided, further, that any insurance proceeds related to losses incurred by the Company Group prior to the Closing shall be paid to Seller unless otherwise expressly provided in this Agreement. Seller shall reasonably assist and cooperate with Purchaser on any claim for coverage and the receipt of insurance proceeds by or on behalf of the Company Group or Purchaser. During the Pre-Closing Period, Seller shall take no action to exclude or remove the Company or the Company Subsidiary or an insured affiliated with or named by the Company or the Company Subsidiary from any occurrence-based Insurance Policies that were in effect at any time prior to the Closing.
(c)   For the avoidance of doubt, from and after the Closing, neither Purchaser nor the Company Group shall have any right to, nor shall any of the foregoing, make claims or seek coverage under any claims-made Insurance Policies provided to the Company Group by Third Parties or by Seller or any of its Affiliates.
(d)   Purchaser shall cause the Company Group to reasonably cooperate with Seller and share such information as is reasonably requested by Seller in order to permit Seller and its Affiliates and direct and indirect equityholders to manage and conduct their insurance matters as such Persons deem reasonably appropriate.
SECTION 5.28.   Shared Contracts.   Prior to the Closing, each of Seller and Purchaser shall use its commercially reasonable efforts to (a) seek all Consents required under any Material Contract to which Purchaser has provided written notice to Seller that such Consent shall be sought, to consummate the transactions contemplated hereby, (b) assign any Shared Contracts that relate exclusively to the Business, to the Company Subsidiary and (c) cause the Company Group to enter into new Contracts with the counterparties to the Shared Contracts which are primarily, but not exclusively, used in the Business on terms which are in the aggregate no less favorable, in the case of monetary terms, and not materially less favorable, in the case of non-monetary terms, to the Company Group those terms in the existing applicable Shared Contract so that the Company Group shall be entitled to the rights and benefits, and shall be responsible for any related economic burden, relating to the Business thereunder and Seller or its Affiliates shall be entitled to the rights and benefits, and shall be responsible for any economic burden, relating to the balance of the subject matter of such Shared Contract. Neither Seller nor Purchaser shall be obligated to make, and without the prior written consent of Purchaser shall not cause or permit the Company Group to make, or agree to make, any payment or concession to any Third Party in connection with any such consent, assignment or new Contract. If any Shared Contract is not assigned or separated prior to the Closing, Seller and Purchaser shall, and shall cause each of their respective Affiliates to, continue to use their commercially reasonable efforts to cause, for the 12-month period after the Closing or, if earlier, until such Shared Contract is assigned, separated or expires in accordance with its terms, (i) the rights and benefits under each Shared Contract to the extent relating to the Business to be enjoyed by the Company Group, (ii) the economic burden under each Shared Contract to the extent relating to the Business to be borne by the Company Group, (iii) the rights and benefits under each Shared Contract to the extent relating to the Business to be enjoyed by the Company Group, and (iv) the economic burden under each Shared Contract to the extent relating to any business other than the Business to be borne by Seller. Nothing in this Section 5.28 shall require Seller, Purchaser or any of their respective Affiliates to make any payment, incur any obligation (other than those expressly set forth in this Section 5.28) or grant any concession in order to effect any transaction contemplated by this Section 5.28.
SECTION 5.29.   Director and Officer Liability.
(a)   To the fullest extent permitted by Law, the Organizational Documents of the Company Group shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, managers and officers than are set forth in the Organizational Documents of the Company Group as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would adversely affect the rights thereunder of any such individuals.
(b)   Prior to the Closing, Seller shall obtain or otherwise secure “tail” insurance policies to the officers’ and directors’ liability insurance policies, to remain in effect for six years after the Closing with respect to acts or omissions existing or occurring at or prior to the Closing in an amount and scope at least as favorable as the coverage applicable to such policies as of the date hereof under Seller’s existing applicable insurance policies; provided, that Seller may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date and extend such coverage for at least six years following the Closing Date.
(c)   Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing) is made against any Indemnified Individual on or prior to the sixth anniversary of the Closing, the provisions of this Section 5.29 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.
(d)   This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Individuals and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Individual is entitled, whether pursuant to law, contract or otherwise.
(e)   In the event that the Company or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Purchaser, as the case may be, shall succeed to the obligations set forth in this Section 5.29.
SECTION 5.30.   Transition Support Services Agreement Schedules.   On the Closing Date, each of Seller and Purchaser (on behalf of themselves and their respective applicable Affiliates) shall enter into the Transition Support Services Agreement substantially in the form attached hereto as Exhibit D. The Parties acknowledge that the schedules to the form of Transitional Support Services Agreement (the “TSSA Schedules”) have not been finalized in their entirety and agreed to by the Parties as of the date of this Agreement. The Parties agree to work together in good faith using their reasonable best efforts prior to the Closing to prepare and agree to the TSSA Schedules and Seller shall not unreasonably withhold, condition or delay approval of any reasonable request by Purchaser to include a service on the TSSA Schedules which has been provided by Seller or any of its Affiliates to the Company Group as of immediately prior to the Closing.
SECTION 5.31.   Information Statement Filing.
(a)   As promptly as reasonably practicable, and in any event within 60 days following the date of this Agreement, Seller shall prepare and file with the SEC the Information Statement. Seller shall use reasonable best efforts as promptly as reasonably practicable (and after consultation with Purchaser and reasonably considering any reasonable proposals by Purchaser with respect to Seller’s response) to respond to any comments or requests for additional information made by the SEC with respect to the Information Statement.
(b)   As promptly as reasonably practicable after the Information Statement has been cleared by the SEC or as promptly as reasonably practicable after 10 days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, Seller shall file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to Seller’s stockholders of record.
(c)   Purchaser shall reasonably cooperate with Seller in the preparation of the Information Statement. Without limiting the generality of the foregoing, (i) Purchaser will furnish to Seller the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement, that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement or that is reasonably requested by Seller, and (ii) prior to the filing with the SEC or the mailing to the stockholders of Seller of the Information Statement, Seller shall provide Purchaser with a reasonable opportunity to review and comment on, and Seller shall reasonably consider all comments reasonably proposed by Purchaser with respect to, the Information Statement. Each of Seller and Purchaser agrees to correct any information provided by it for use in the Information Statement which shall have become false or misleading. Seller shall promptly (A) notify Purchaser upon the receipt of any comments or requests from the SEC and its staff related to the Information Statement and (B) provide Purchaser with copies of all correspondence between Seller and its Representatives, on the one hand, and the SEC and its staff, on the other hand, to the extent such correspondence relates to the Information Statement. No amendment or supplement to the Information Statement shall be made by Seller without providing the Purchaser with a reasonable opportunity to review and comment on, and Seller shall reasonably consider all comments reasonably proposed by Purchaser with respect to, such amendment.
SECTION 5.32.   Seller 365 Day Certificate.   No later than September 10, 2021 at 12:00 p.m. Central Time, if the Closing has not occurred prior to such time, Seller shall deliver to Purchaser a certificate in the form attached hereto as Exhibit H dated as of September 10, 2021 duly executed by an authorized officer of Seller; provided, however that notwithstanding anything to the contrary in this Agreement, other than with respect to Fraud, failure of any certification, representation, warranty or other statement in the certificate delivered pursuant to this Section 5.32 to be true and correct as of such date shall not constitute a breach of any representation, warranty or covenant under this Agreement for any purpose. Time is of the essence with respect to this Section 5.32.
SECTION 5.33.   Transfer and Release of Collateral.
(a)   Prior to the Closing, Seller shall use its reasonable best efforts to (i) transfer or cause to be transferred from the Company Group to Seller any and all cash and cash equivalents which are held as collateral, pledged or otherwise required to support the Pre-Closing DOE Letter of Credit, such that the Company Group shall have no further rights in such cash and cash equivalents or obligations pursuant to the Company Subsidiary Deposit Account Pledge Agreement (as defined in the Seller Disclosure Schedule) and (ii) transfer or cause to be transferred from Seller to the Company Group any and all cash and cash equivalents which are held by Seller but collateralized, pledged or otherwise required to support any other letters of credit, performance bonds, surety bonds or similar instruments required by any Educational Agency for the benefit of, or with respect to, the Company Group (such cash or cash equivalents, the “Seller Regulatory Collateral”), in each case to the extent permissible pursuant to the terms of such instruments.
(b)   With respect to any Seller Regulatory Collateral held by Seller at or following the Closing, Purchaser shall use its reasonable best efforts from and after the Closing to cause such Seller Regulatory Collateral to be released from or otherwise become free of the Liens under the applicable letters of credit, performance bonds, surety bonds or similar instruments to which such collateral relates to permit such Seller Regulatory Collateral to be transferred by Seller without breach of or violation thereof or of any applicable Law or Educational Law. With respect to any Seller Regulatory Collateral or portion thereof that remains

Seller Regulatory Collateral as of the one-year anniversary of the Closing Date (other than any DOE Restricted Cash), Purchaser shall, or shall cause the Company Group to, remit the amount of such remaining Seller Regulatory Collateral or such portion thereof to Seller within 30 days following the one-year anniversary of the Closing Date (any amounts so remitted to Seller, the “Seller Regulatory Collateral Refund”). To the extent that any Seller Regulatory Collateral (excluding, for the avoidance of doubt, any DOE Restricted Cash) or portion thereof is released following the payment by Purchaser or the Company Group of any Seller Regulatory Collateral Refund with respect thereto, Seller shall promptly, and in any event within 30 days following such release in whole or in part thereof, remit to Purchaser any such Seller Regulatory Collateral with respect to which Seller had received a Seller Regulatory Collateral Refund.
(c)   With respect to any DOE Restricted Cash: (i) so long as such cash or cash equivalents remain DOE Restricted Cash, such DOE Restricted Cash shall not be transferred or pledged, other than pursuant to the Pre-Closing Letter of Credit, the Company Subsidiary Deposit Account Pledge Agreement or any other related pledge agreement; (ii) Purchaser will request that the depositary bank of such DOE Restricted Cash provide monthly statements of the amount of such cash to Seller; (iii) promptly, and in any event within 30 days following the date on which Seller notifies Purchaser in writing that the Pre-Closing DOE Letter of Credit is terminated or released, or the DOE Restricted Cash is otherwise released from the pledge or restrictions thereon, including the Company Subsidiary Deposit Account Pledge Agreement, in each case, such that Purchaser may transfer such cash or cash equivalents to Seller or its designee, in whole or in part, without breach or violation thereof or of any Law or Educational Law, Purchaser shall remit such released cash or cash equivalents to Seller or Seller’s designee. Purchaser shall have no right to set-off, deduction, recoupment or offset regarding any DOE Restricted Cash with respect to any payments owed, obligations, disputes, claims or Liabilities that Purchaser could assert against Seller, whether under this Agreement or otherwise.
(d)   For the avoidance of doubt, with respect to any Regulatory Restricted Cash included in the calculation of Closing Cash and Cash Equivalents, from and after the Closing, Purchaser shall not have any obligation to remit such cash to the Seller pursuant to this Section 5.33 following the release thereof.
ARTICLE VI
CONDITIONS TO THE CLOSING
SECTION 6.01.   Conditions to Purchaser and Seller’s Obligation.   The respective obligations of Purchaser and Seller to consummate the Closing are subject to the satisfaction or written waiver (to the extent permitted by applicable Law (without giving effect to the proviso in the definition thereof)) by Purchaser and Seller at or prior to the Closing of the following conditions:
(a)   No Restraints.   No Governmental Authority of competent jurisdiction or Educational Agency shall have enacted, issued, promulgated, enforced or entered any Judgment or Law (without giving effect to the proviso in the definition thereof) that (i) is in effect and (ii) prohibits or prevents the consummation of the transactions contemplated hereby.
(b)   Antitrust Approvals.   Any waiting period under the HSR Act and the Foreign Filing set forth on Section 6.01(b) shall have expired or been terminated, any approvals, consents, waivers, or clearances required in connection with the transactions contemplated hereby under the Foreign Filing shall have been obtained and there not be in effect any Law or Judgment (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the transactions contemplated hereunder and there shall not be in effect any voluntary agreement between Purchaser, Seller or its Affiliates (including the Company Group) and the United States Federal Trade Commission, United States Department of Justice or other applicable Governmental Authority pursuant to which Purchaser, Seller or its Affiliates, as applicable, has agreed not to consummate the transactions contemplated hereunder for any period of time.
(c)   Educational Regulatory Conditions.   The Parties shall have received (i) the DOE Preacquisition Response, and (ii) all Pre-Closing Educational Consents listed on Section 6.01(c)(ii) of the Seller Disclosure Schedule shall have been obtained or made, as applicable.
(d)   Seller Stockholder Approval.   The Information Statement shall have been cleared by the SEC and sent to Seller’s stockholders in accordance with Section 5.31 and Regulation 14C of the Exchange Act at least 20 days prior to the Closing Date.

SECTION 6.02.   Conditions to Obligation of Purchaser.   The obligation of Purchaser to consummate the Closing is subject to the satisfaction (or written waiver by Purchaser, to the extent permitted by Law (without giving effect to the proviso in the definition thereof)) at or prior to the Closing of the following conditions:
(a)   Representations and Warranties.   (i) Each of the Fundamental Representations of Seller shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which expressly relate to a particular date need only be so true and correct as of such date), except for any failure to be so true and correct that is de minimis in nature and (ii) the representations and warranties of Seller contained in this Agreement that are not subject to the immediately preceding clause (i) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier, except that the term “Material Contracts”, the word “material” as set forth in Section 3.08(c) and the words “Material Adverse Effect” as set forth in Section 3.09 shall be given effect) as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which expressly relate to a particular date need only be so true and correct as of such date) except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect.
(b)   Performance of Obligations of Seller and the Company.   Seller shall have performed or complied with, in all material respects, all agreements, covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the time of the Closing.
(c)   No Material Adverse Effect.   Since the date hereof, there shall not have been, nor shall there be, a Material Adverse Effect.
(d)   Educational Regulatory Conditions.
(i)   The University shall not have lost or withdrawn from its participation in Title IV Programs.
(ii)   The Pre-Closing Educational Consent listed on Section 6.01(d)(ii) of the Seller Disclosure Schedule shall have been obtained or made, as applicable.
(e)   Deliveries.   Purchaser shall have received the deliverables described in Section 2.02(d)(i), (ii), (iii), (v) and (vi).
(f)   Existing Debt Release.   Each member of the Company Group and all assets held by the Company Group shall have been irrevocably released from any and all obligations (including guarantees) and Liens under the Existing Credit Agreement and related loan documents, the Existing Indenture and Existing Notes.
SECTION 6.03.   Conditions to Obligation of Seller.   The obligation of Seller to consummate the Closing is subject to the satisfaction (or written waiver by Seller, to the extent permitted by Law (without giving effect to the proviso in the definition thereof)) on or prior to the Closing Date of the following conditions:
(a)   Representations and Warranties.   (i) Each of the Fundamental Representations of Purchaser shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which expressly relate to a particular date need only be so true and correct as of such date), except for any failure to be so true and correct that is de minimis in nature and (ii) the representations and warranties of Purchaser contained in this Agreement that are not subject to the immediately preceding clause (i) shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of the date hereof and as of the Closing as though made on and as of the Closing (except that those representations and warranties which expressly relate to a particular date need only be so true and correct as of such date), except, in the case of this clause (ii), to the extent that the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially and adversely affect Purchaser’s ability to perform its obligations hereunder or consummate the transactions to be consummated by Purchaser hereunder.
(b)   Performance of Obligations of Purchaser.   Purchaser shall have performed or complied with, in all material respects, all agreements, covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the time of the Closing.

(c)   Deliveries.   Seller shall have received the deliverables described in Section 2.02(b)(i), (ii) and (iii).
ARTICLE VII
TERMINATION
SECTION 7.01.   Termination.   This Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, at any time prior to the Closing:
(a)   by mutual written consent of Seller and Purchaser; or
(b)   by either Seller or Purchaser:
(i)   if consummation of the transactions contemplated hereby would violate any non-appealable final Law (without giving effect to the proviso in the definition thereof) or Judgment of any Governmental Authority (without giving effect to the proviso in the definition thereof) having competent jurisdiction; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the issuance of such non-appealable final Law (without giving effect to the proviso in the definition thereof) or Judgment and such action or failure to perform constitutes a breach of this Agreement;
(ii)   if the Closing does not occur on or prior to March 11, 2022 (such date, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred on or before the End Date and such action or failure to perform constitutes a breach of this Agreement; or
(iii)   if the DOE issues a written response to the DOE Preacquisition Application following the completion of the DOE’s comprehensive review, which written response affirmatively states that the PPA approving the change of ownership will not be issued following the Closing and such statement is not qualified or conditioned and such written response has not been withdrawn or superseded by a subsequent written response that does not contain such statement; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(iii) shall not be available to any Party who is then in material breach of Section 5.05(b);
(c)   by Purchaser:
(i)   if Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01, Section 6.02(a), Section 6.02(b) or Section 6.02(c) and (B) cannot be cured by Seller by the End Date, or if capable of being cured by such date, shall not have been cured by the earlier of (1) the 30th day following receipt by Seller of written notice of such breach or failure to perform from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 7.01(c) and the basis for such termination and (2) the End Date; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if Purchaser is then in breach of any representations, warranties, covenants or other agreements hereunder which breach would result in a condition to the Closing set forth in Section 6.01, Section 6.03(a) or Section 6.03(b) not being satisfied; or
(ii)   if the DOE issues a written response to the DOE Preacquisition Application following the completion of the DOE’s comprehensive review setting forth any terms of or conditions to the issuance of the PPA approving the change of ownership following the Closing, which contains a Burdensome Condition; provided, however, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(ii) if Purchaser is then in material breach of Section 5.05(b); or
(d)   by Seller:
(i)   (A) if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 6.01, Section 6.03(a) or Section 6.03(b) and

(2) cannot be cured by Purchaser by the End Date, or if capable of being cured by such date, shall not have been cured by the earlier of (x) the 30th day following receipt by Purchaser of written notice of such breach or failure to perform from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 7.01(d)(i) and the basis for such termination and (y) the End Date; provided, however, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if Seller is then in breach of any representations, warranties, covenants or other agreements hereunder which breach would result in a condition to the Closing set forth in Section 6.01, Section 6.02(a), Section 6.02(b) or Section 6.02(c) not being satisfied or (B) notwithstanding any cure periods set forth in Section 7.01(d)(i), if all of the conditions set forth in Section 6.01, Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied (other than any condition which by its nature is to be satisfied at the Closing) and Purchaser fails to consummate the Closing by the time the Closing should have occurred pursuant to Section 2.02; or
(ii)   if (A) all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing itself, but subject to the ability of such conditions to be satisfied at the Closing) if the Closing Date were the date the Closing should have occurred pursuant to Section 2.02), (B) Purchaser fails to consummate the Closing within two Business Days following the date the Closing should have occurred pursuant to Section 2.02, (C) Seller has irrevocably confirmed by written notice to Purchaser that (1) all conditions set forth in Section 6.01 (with respect to Seller) and Section 6.03 have been satisfied or that it will waive any unsatisfied conditions in Section 6.01 (with respect to Seller) and Section 6.03 and (2) Seller is ready, willing and able to and will consummate the Closing on such date and at all times during the five Business Day period thereafter and (D) the Closing shall not have been consummated by the later of five Business Days after delivery of such notice and the earliest date the Closing would occur pursuant to Section 2.02; provided that during such five Business Day period following the date the Closing should have been consummated pursuant to Section 2.02, neither Party shall be entitled to terminate this Agreement pursuant to Section 7.01(b)(ii).
SECTION 7.02.   Effect of Termination.    In the event Seller or Purchaser elects to terminate this Agreement pursuant to Section 7.01(b), (c) or (d), such termination shall be effective only upon written notice thereof delivered to the other Party, specifying the provision hereof pursuant to which such termination is made; provided, that in the case of termination pursuant to Section 7.01(c) or Section 7.01(d)(i), such termination is subject to the prior delivery of the notice and cure period referenced therein, if applicable. In the event that this Agreement is validly terminated pursuant to Section 7.01, this Agreement shall forthwith become null and void and of no further force and effect (other than the provisions of Section 5.03(a) (Confidentiality), Section 5.09 (Publicity), this Article VII and Article X, all of which shall survive termination of this Agreement), and there shall be no Liability on the part of Purchaser or Seller or their respective Affiliates or Representatives, except, subject to Section 7.03, (a) as Liability may exist pursuant to the sections specified in this Section 7.02 that survive such termination and (b) that no such termination shall relieve either Party from any Liability arising out of any Willful Breach by such Party of any covenant or agreement of such Party contained in this Agreement or Fraud. “Willful Breach” means a knowing and intentional deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.
SECTION 7.03.   Termination Fees.
(a)   In the event that this Agreement is validly terminated:
(i)   by Seller pursuant to Section 7.01(d)(i) or Section 7.01(d)(ii) (or is otherwise terminated when Seller was entitled to terminate this Agreement pursuant to Section 7.01(d)(i) or Section 7.01(d)(ii)),
(ii)   by Purchaser pursuant to Section 7.01(b)(ii) at a time when (A) the conditions set forth in Section 6.01(c)(i) is the only condition in Article VI which remains unsatisfied (other than those conditions that by their terms are to be satisfied or waived at the Closing itself, but subject to the ability of such conditions to be satisfied at the Closing), (B) the DOE’s written response to the DOE Preacquisition Application following the completion of the DOE’s comprehensive review has been received and (C) Purchaser does not have a right to terminate this Agreement under Section 7.01(b)(i), Section 7.01(b)(iii), or Section 7.01(c)(i), or
(iii)   by Purchaser pursuant to Section 7.01(c)(ii) at a time when Purchaser does not have a right to terminate this Agreement under Section 7.01(b)(i) or Section 7.01(c)(i), then Purchaser shall pay to Seller (or Seller’s designee) a non-refundable termination fee of $88,800,000 in cash by wire transfer of immediately available funds (the “Termination Fee”) as promptly as practicable and in any case within two Business Days following such termination.
(b)   Purchaser acknowledges that in the event that Purchaser shall fail to pay the Termination Fee when due, Purchaser shall reimburse Seller and its Affiliates for all reasonable costs and expenses actually incurred or accrued by Seller or its Affiliates (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amount, together with interest on such unpaid amounts at four percent per annum, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment. The Parties acknowledge and agree that nothing in this Section 7.03 shall be deemed to affect their respective rights to specific performance under Section 10.13.
(c)   In the event that Seller shall receive full payment pursuant to Section 7.03(a), the receipt of the Termination Fee, as applicable, shall be deemed to be liquidated damages for any and all Losses suffered or incurred by Seller, the Company Group or any of the Related Parties or their respective Representatives in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of Seller, the Company Group or any of the Related Parties or their respective Representatives shall be entitled to bring or maintain any Proceeding against Purchaser, the Debt Financing Sources or their respective Affiliates and Representatives arising out of or in connection with this Agreement, the Debt Commitment Letter, any Fee Letter, the Ancillary Documents or any transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.
(d)   The Parties acknowledge and agree that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, that any payment of the Termination Fee is not a penalty but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision and that, without these agreements, the Parties would not have entered into this Agreement.
(e)   Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 7.03 and Seller’s rights set forth in Section 10.13, the Parties acknowledge that, in the circumstances where the Termination Fee is paid to Seller pursuant to Section 7.03(a), the reimbursement and indemnification obligations of Purchaser and its Affiliates under Section 5.15 and Seller’s receipt of the Termination Fee and any other amounts pursuant to Section 7.03(b) from Purchaser and Seller’s right to seek specific performance of this Agreement by Purchaser prior to termination of this Agreement, as provided for and subject to the limitations set forth in Section 10.13, shall be the sole and exclusive remedy of Seller, the Company Group and the Related Parties and their respective Representatives, successors and assigns against Purchaser, the Debt Financing Sources and their respective Affiliates and Representatives for any Losses and Liabilities suffered as a result of this Agreement, the Debt Commitment Letter, any Fee Letter, the Ancillary Documents, the transactions contemplated hereby and thereby, the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder, any statements or representations made in connection with this agreement or under any theory of liability related to any of the foregoing or otherwise, whether at law or in equity, in contract, in tort or otherwise, and upon receipt by Seller of such amounts, none of Purchaser, the Debt Financing Sources or their respective Affiliates and Representatives shall have any further Liability or obligation relating to or arising out of this Agreement, the Debt Commitment Letter, any Fee Letter, the Ancillary Documents or the transactions contemplated hereby or thereby. For the avoidance of doubt, in the circumstances where this Agreement has been terminated by Seller pursuant to Section 7.01(d)(i) or Section 7.01(d)(ii) and Seller has received full payment of the Termination Fee pursuant to Section 7.03(a), none of Seller, the Company Group or any Related Party or their respective Affiliates, Representatives, successors and assigns will be entitled to monetary damages in excess of the amount of the Termination Fee (except for any indemnification or reimbursement pursuant to Section 5.16 and any amounts payable pursuant to Section 7.03(b)). In any other circumstance, the amount of the Termination Fee shall not serve as a cap or limitation on the amount of any monetary damages to which Seller, the Company Group or any Related Party of their respective Affiliates, Representatives, successors and assigns may be entitled pursuant to or in connection with this Agreement, the Debt Commitment Letter, any Fee Letter, the Ancillary Documents and the transactions contemplated hereby and thereby (including the failure to consummate any such transactions). In no event shall (i) Purchaser be required to pay the Termination Fee on more than one occasion, whether paid by or on behalf of Purchaser or any of its Affiliates or (ii) Seller, the Company Group or the Related Parties be entitled to receive (or designate any other Persons to receive) the Termination Fee more than once, and while Seller may pursue both a grant of specific performance to consummate the Closing in accordance with Section 10.13 and the payment of the damages or Termination Fee under Section 7.03(a), under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance to consummate the Closing and any payment of the Termination Fee. For the avoidance of doubt, in no event shall the Termination Fee be payable on more than one occasion, regardless of whether the termination fee is payable in respect of more than one event giving rise to a right of termination.
ARTICLE VIII
INDEMNIFICATION
SECTION 8.01.   Survival.   The representations and warranties contained in Article III and Article IV shall survive the Closing until the first anniversary of the Closing Date; provided, that notwithstanding the foregoing, (a) the Fundamental Representations shall survive until the sixth anniversary of the Closing and (b) the representations and warranties contained in Section 3.15 (Taxes) shall survive until the third anniversary of the Closing. All of the covenants and other agreements of the Parties contained in this Agreement for which performance or fulfillment is contemplated to occur (i) prior to the Closing shall survive the Closing until the first anniversary of the Closing Date and (ii) at or following the Closing shall survive until fully performed or fulfilled; provided that, (x) in the case of claims for indemnification under Section 8.02(a)(iii) with respect to Indemnified Taxes described in clauses (a) or (d) of the definition of “Indemnified Taxes”, the Claim Notice must be given before 60 days after the expiration of the applicable statute of limitations (including any statute applicable to the collection of any such Indemnified Taxes) and (y) in the case of claims for indemnification under Section 8.02(a)(iii) with respect to Indemnified Taxes described in clauses (b) or (c) of the definition of “Indemnified Taxes” or claims for indemnification under Section 8.02(vi), the Claim Notice must be given before the third anniversary of the Closing. Any claim for indemnification under this Article VIII must be asserted by a Claim Notice within the applicable survival period contemplated by this Section 8.01, and if such a Claim Notice is given within such applicable period, the survival period for such representation, warranty, covenant or other agreement with respect to such claim shall continue until the claim is fully resolved.
SECTION 8.02.   Indemnification.
(a)   Post-Closing Indemnification by Seller.   Subject to this Article VIII, from and after the Closing, Seller shall indemnify and hold harmless Purchaser and its Affiliates (including, after the Closing, the Company Group) and each of Purchaser’s and such Affiliates’ respective Representatives (the “Purchaser Indemnitees”) from and against, and compensate and reimburse them for, any and all damages, claims, losses, costs, Liabilities, Judgments, expenses or amounts paid in settlement, including interest, fines, penalties, reasonable attorneys’ fees and expenses of investigation, defense, enforcement of this Agreement and remedial action (collectively, “Losses”), asserted against, suffered, sustained, accrued or incurred by such Purchaser Indemnitees arising out of or relating to:
(i)   any breach of or inaccuracy in any representation or warranty made by Seller or the Company Group in this Agreement or in any certificate delivered to Purchaser pursuant to this Agreement, other than (A) the representations and warranties set forth in Section 3.15 (Taxes) (which are the subject of Section 8.02(a)(iv)), and (B) the certificate delivered pursuant to Section 5.32;

(ii)   any failure of Seller to perform or any breach by Seller of any covenant or obligation of Seller in or pursuant to this Agreement;
(iii)   any Indemnified Taxes;
(iv)   any breach of or inaccuracy in any representation or warranty set forth in Section 3.15 (Taxes);
(v)   any Liabilities of Seller or its Affiliates to the extent not arising out of or relating to the Business or the Company Group; or
(vi)   any matter described on Section 8.02(a)(vi) of the Seller Disclosure Schedule.
(b)   Indemnification by Purchaser.   Subject to this Article VIII, from and after the Closing, Purchaser shall indemnify Seller and its Affiliates and each of their respective Representatives and Affiliates (the “Seller Indemnitees”) from and against, and compensate and reimburse them for, any and all Losses asserted against, suffered, sustained, accrued or incurred by such Seller Indemnitees arising out of or relating to:
(i)   any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any certificate delivered to Seller pursuant to this Agreement;
(ii)   any failure of Purchaser to perform or any breach by Purchaser of any covenant or obligation of Purchaser in or pursuant to this Agreement;
(iii)   any Liabilities to the extent arising out of or relating to the ownership or operation of the Business or the Company Group following the Closing by Purchaser or its Affiliates; or
(iv)   any amounts drawn by the DOE under a Pre-Closing DOE Letter of Credit on behalf of the Company Group.
(v)   The term “Losses” as used in this Article VIII is not limited to Third Party Claims, but includes Losses incurred or sustained by such Indemnified Parties in the absence of Third Party Claims, and payments by an Indemnified Party shall not be a condition precedent to recovery; provided that Losses shall not include punitive and special damages except to the extent such Indemnified Party is actually liable to a Third Party for such amounts in connection with a Third Party Claim and such amounts are otherwise indemnifiable pursuant to this Article VIII.
SECTION 8.03.   Indemnification Procedures.
(a)   Third Party Claims.   If any Purchaser Indemnitee or Seller Indemnitee (the “Indemnified Party”) receives written notice or written threat of the commencement of any Proceeding or the assertion of any claim by a Third Party or the imposition of any penalty or assessment, for which indemnity may be sought under Section 8.02(a) or Section 8.02(b) (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article VIII, the Indemnified Party shall promptly (but no later than 30 days after receiving such notice or threat), and in any event prior to the expiration of any applicable survival period specified in Section 8.01, provide the other Party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating, to the extent available and practicable, reasonable detail thereof, including the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice within such 30-day period will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent (and then only to such extent) that such failure actually and materially prejudices the defense of such Third Party Claim. The Indemnifying Party will have 30 days from receipt of any such notice of a Third Party Claim to give notice to the Indemnified Party whether it is assuming and controlling the defense, appeal or settlement proceedings thereof with counsel of the Indemnifying Party’s choice, it being understood that the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party with respect to such Third Party Claim, except to the extent provided in this Section 8.03; provided, further, that an Indemnifying Party shall not have the right to assume and control such defense, appeal or settlement proceedings if (i) such Third Party Claim seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (ii) such Third Party Claim seeks criminal or regulatory enforcement penalties or involves an Educational Approval, (iii) the Indemnifying Party fails to conduct the defense of the Third Party Claim diligently, (iv) such Third Party Claim seeks money damages reasonably likely to be adjudicated in excess of the applicable cap set forth in Section 8.04, (v) the Indemnified Party has reasonably concluded, based on the advice of counsel, that the Indemnifying Party and the Indemnified Party have a material conflict under applicable standards of professional conduct with respect to such Third Party Claim or (vi) in the case of indemnification of a Purchaser Indemnitee, any insurer or underwriter is required or has elected to assume the defense of such Third Party Claim under the R&W Insurance Policy. Any notice of an Indemnifying Party indicating that it is assuming and controlling the defense, appeal or settlement proceedings with respect to any Third Party Claim shall be accompanied by a statement of the Indemnifying Party, for informational purposes only, indicating whether the Indemnifying Party currently believes that it will responsible and liable for all Losses which result from such Third Party Claim, subject to the limitations set forth in Section 8.04 or has any grounds to contents its responsibility and liability therefor.
(b)   So long as the Indemnifying Party has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at the Indemnified Party’s sole cost and expense and participate in (but not control) the defense, appeal or settlement proceedings of the Third Party Claim; provided, that in the event the Indemnified Party has reasonably concluded, based on the advice of counsel, that the Indemnifying Party and the Indemnified Party have a material conflict under applicable standards of professional conduct with respect to such Third Party Claim, the reasonable and documented cost of such one separate co-counsel (together with no more than one necessary local counsel in any applicable jurisdiction) shall be funded by the Indemnifying Party as Losses hereunder, (ii) the Indemnified Party will not admit any Liability, file any papers or consent to the entry of any Judgment or enter into any settlement agreement, compromise or discharge with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party shall be authorized to file any papers or consent to the entry of any Judgment or enter into any settlement agreement, compromise or discharge with respect to the Third Party Claim in its sole discretion and without the consent of any Indemnified Party; provided, that such papers, Judgment, settlement agreement, compromise or discharge fully releases the Indemnified Party from any Liability with respect to such Third Party Claim and does not involve any admission of any wrongdoing by any Indemnified Party and does not impose any obligation, restriction, injunctive or non-monetary relief on any Indemnified Party. Any such participation or assumption shall not constitute a waiver by any Party of any attorney-client privilege in connection with such Third Party Claim. If an Indemnifying Party does not have the right or elects not to assume or fails to assume the defense, appeal or settlement proceedings of a Third Party Claim within such 30-day period, then the Indemnified Party may employ counsel of its choice to represent or defend it against any such Third Party Claim, and the attorney’s fees and costs, in each case to the extent reasonable and documented, incurred by the Indemnified Party for such counsel will be included in the Losses. The Parties will also cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed or controls the defense, appeal or settlement Proceedings with respect to a Third Party Claim, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any Judgment that was consented to without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
(c)   Other Claims.
(i)   As soon as reasonably practicable after an Indemnified Party becomes aware of any claim that does not involve a Third Party Claim that might result in Losses for which such Indemnified Party may be entitled to indemnification under this Article VIII (a “Direct Claim”), and in any event prior to the expiration of any applicable survival period specified in Section 8.01, the Indemnified Party shall provide written notice (a “Claim Notice”) to the Indemnifying Party stating, to the extent available and practicable, reasonable detail thereof, including the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Direct Claim), the method of computation thereof (to the extent known or estimated) and, to the extent practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such

Direct Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such Claim Notice will not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent (and then only to such extent) that the Indemnifying Party is actually prejudiced thereby.
(ii)   Following receipt of a Claim Notice from an Indemnified Party, the Indemnifying Party shall have 45 days to make such investigation of the claim as the Indemnifying Party reasonably deems necessary or desirable. For purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party or its Representatives the information relied on by the Indemnified Party to substantiate the claim and all other information in the Indemnified Party’s possession or under the Indemnified Party’s control that the Indemnifying Party reasonably requests.
(iii)   Within such 45-day period, an Indemnifying Party may object to any claim set forth in such Claim Notice by delivering written notice to the Indemnified Party of the Indemnifying Party’s objection (an “Indemnification Objection Notice”). Such Indemnification Objection Notice must describe the grounds for such objection in reasonable detail.
(iv)   If an Indemnifying Party shall object in writing to any claim or claims by an Indemnified Party made in any Claim Notice, the Indemnified Party shall have 30 days after its receipt of such objection to respond in a written statement to such objection. If after such 30-day period there remains a dispute as to any claims, the Indemnifying Party and the Indemnified Party shall attempt in good faith for 20 days (or any mutually agreed upon extension thereof) thereafter to agree in writing upon the rights of the respective Parties with respect to each of such claims. If no such written agreement can be reached after good faith negotiation, each of the Indemnifying Party and the Indemnified Party may take action to resolve the objection in accordance with Section 10.08, Section 10.09, Section 10.10 and Section 10.11.
SECTION 8.04.   Limitations on Indemnification.   Notwithstanding anything to the contrary contained in this Agreement(subject, in each case, to Section 8.04(h)):
(a)   no Indemnifying Party’s aggregate maximum Liability under this Article VIII shall exceed the Base Consideration;
(b)   no Indemnifying Party shall have any Liability under Section 8.02(a)(i) [Seller General Representations and Warranties other than Tax Representations] or Section 8.02(b)(i) [Purchaser Representations and Warranties], as applicable, unless (i) with respect to any given claim or series of related claims for Losses, such claim or series of related claims is in excess of $50,000 (and then for the full amount of such Losses once the claim individually exceeds such amount) and (ii) the aggregate Liability for Losses suffered by the Seller Indemnitees or the Purchaser Indemnitees, respectively, thereunder exceeds an amount equal to $5,550,000, and then only to the extent of such excess;
(c)   Seller shall not have any Liability under Section 8.02(a)(i) [Seller General Representations and Warranties other than Tax Representations] in excess of $5,550,000;
(d)   Seller shall not have any Liability under (i) Section 8.02(a)(i) [Seller General Representations and Warranties other than Tax Representations], (ii) Section 8.02(a)(iv) [Seller Tax Representations and Warranties] and (iii) Section 8.02(a)(iii) [Indemnified Taxes] solely with respect to Indemnified Taxes described in clauses (b) and (c) of the definition of “Indemnified Taxes”, in excess of $11,100,000 in the aggregate;
(e)   Seller shall not have any Liability under Section 8.02(a)(vi) in excess of $9,000,000;
(f)   Purchaser shall not have any Liability under Section 8.02(b)(i) [Purchaser Representations and Warranties] in excess of $5,550,000;
(g)   neither Party shall have any Liability under this Article VIII for any item or amount taken into account in the final determination of the Purchase Price pursuant to Section 2.04; and
(h)   the limitations set forth in (i) this Section 8.04 shall not apply with respect to any claims for Fraud and (ii) Section 8.04(b), Section 8.04(c), and Section 8.04(d) shall not apply with respect to any breach of, or inaccuracy in, any Fundamental Representations.

SECTION 8.05.   Calculation of Indemnity Payments.
(a)   The amount of any Loss for which indemnification is provided under this Article VIII or Article IX shall be calculated net of any amounts actually received (net of any premium increases or retroactive premium adjustments and any costs and expenses incurred by the Indemnified Party in connection with such recovery) by the Indemnified Party (including under insurance policies and the R&W Insurance Policy). The Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek recovery under all insurance and indemnity, contribution or similar provisions covering such Loss; provided that no Purchaser Indemnitee shall have any obligation to (i) institute any Proceeding to obtain any such insurance if such Proceeding is not deemed, in Purchaser’s reasonable discretion, to be covered by such policy or (ii) make any material expenditures to obtain such recovery unless the Indemnifying Party has agreed to reimburse such expenditures.
(b)   If an Indemnified Party recovers an amount from a Third Party in respect of Losses that are the subject of indemnification hereunder or after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article VIII, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) (A) the amount paid by the Indemnifying Party in respect of such Losses plus (B) the amount received by the Indemnified Party in respect thereof over (ii) the full amount of the Losses, including for any out-of-pocket expenses (including reasonable attorney’s fees and expenses) expended by the Indemnified Party in pursuing such recovery or defending any claims arising therefrom. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article VIII, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any Third Party insurers and any Third Parties that do not have any material ongoing relationship with Purchaser, its Affiliates or the Business, and the Indemnified Party shall assign any such rights to the Indemnifying Party upon the reasonable written request of the Indemnifying Party.
(c)   Each Party shall, and shall cause its Affiliates to, use commercially reasonable efforts to mitigate any Loss indemnifiable hereunder upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Loss that are indemnifiable hereunder. Neither Party shall be entitled to any payment, adjustment or indemnification more than once with respect to the same matter (it being understood, however, that the fact that Losses may be recovered under more than one provision of this Agreement shall not prevent an Indemnified Party from recovering all Losses to which it is entitled under any provision of this Agreement).
(d)   For purposes of determining whether there has been a breach of, or inaccuracy in any representation or warranty or failure of any covenant or agreement and calculating the amount of Loss with respect thereto, all limitations or qualifications contained therein based on materiality, materiality threshold or Material Adverse Effect shall be disregarded. For the avoidance of doubt, without limiting Section 5.32 or Section 8.02(a)(i)(B), this Section 8.05(d) applies to any certificate delivered hereunder.
SECTION 8.06.   Exclusivity.   Except for (a) a claim for Fraud, (b) the rights of any Party to seek equitable remedies (including specific performance or injunctive relief) or any remedies available to it under applicable Law in the event of a Party’s failure to comply with its indemnification obligations hereunder, (c) Seller’s rights pursuant to Section 5.26(a) and Purchaser’s rights pursuant to Section 5.26(c), (d) the determination of the Purchase Price (which shall be resolved exclusively pursuant to Section 2.04) and (e) the remedies set forth in Article IX, from and after the Closing, each Party’s sole and exclusive remedy with respect to any and all claims relating to or arising out of this Agreement, the Company Group, the Interests, the transactions contemplated by this Agreement, including the negotiation of this Agreement and each Party’s due diligence investigations related to the transactions contemplated hereby, shall be pursuant to the indemnification provisions set forth in this Article VIII or Article IX and the remedies in Section 10.13 and, with respect to Purchaser, the R&W Insurance Policy. For the avoidance of doubt, the foregoing shall in no way limit the remedies available to any Person under the Ancillary Documents.
SECTION 8.07.   Tax Treatment of Indemnification.   Purchaser and Seller agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price for Tax purposes, unless otherwise required as the result of a determination by a Taxing Authority (within the meaning of Section 1313 of the Code and similar provisions under state, local or foreign Tax Law).

SECTION 8.08.   Claims Unaffected by Investigation or Waiver.   The right of an Indemnified Party to indemnification or to assert or recover on any claim for indemnification shall not be affected by any investigation conducted with respect to, or any knowledge capable of being acquired, at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement.
SECTION 8.09.   R&W Insurance Policy.   The Parties acknowledge and agree that the denial of any claim made by any Purchaser Indemnitee under the R&W Insurance Policy, in and of itself, shall not be construed as, or used as evidence that, such Purchaser Indemnitee is not entitled to indemnification under this Article VIII. Seller shall use its commercially reasonable efforts to assist and cooperate with Purchaser in connection with any claim by a Purchaser Indemnitee under, or recovery by a Purchaser Indemnitee with respect to, the R&W Insurance Policy.
SECTION 8.10.   Manner or Payment.   For as long as there are funds remaining in the Indemnity Escrow Account available to cover the Purchaser Indemnitees’ indemnifiable Losses, any and all Losses payable by Seller will be paid in cash first out of the funds remaining in the Indemnity Escrow Account, and in the event such Losses exceed, or are not paid or satisfied in full from the funds remaining in the Indemnity Escrow Account, the Purchaser Indemnitees shall have the right, subject to Section 8.04, to satisfy in full such Losses by pursuing indemnification rights and recourse directly against Seller.
SECTION 8.11.   Release of Escrow Funds.   Subject to the further terms and conditions of the Escrow Agreement and this Article VIII, on the date that is one year and one day following the Closing Date, in accordance with the Escrow Agreement, Purchaser and Seller shall instruct the Escrow Agent to promptly release to Seller any amounts remaining in the Indemnity Escrow Account; provided that in the event any Losses are then payable by Seller under this Article VIII and have not yet been paid or an indemnification claim arises under Section 8.02(a) and notice of such claim has been provided to Seller pursuant to this Article VIII prior to the date that is one year and one day following the date hereof, an amount equal to the aggregate amount of such then payable Losses plus Purchaser’s good faith estimate of unsatisfied claims for Losses of Purchaser Indemnitees properly made on or prior to such date shall be retained in the Indemnity Escrow Account until the applicable underlying claims are resolved in accordance with this Article VIII and the Escrow Agreement and shall then be applied or distributed as provided for in the Escrow Agreement. The Parties shall give such notices and shall take such other action as is necessary under the Escrow Agreement to cause the funds to be released from the Indemnity Escrow Account to the applicable Person in accordance with this Agreement.
SECTION 8.12.   Insurance.   If Seller, in its sole discretion, elects to obtain insurance with respect to the matters described in Section 8.02(a)(vi) of the Seller Disclosure Schedule, Purchaser will cooperate with Seller, at sole expense and cost of Seller, in obtaining such insurance, including by agreeing to become or causing the Company Group to become the beneficiary of such insurance directly. Any amount recovered by Purchaser or its Affiliates under any such insurance policy shall be treated as an amount indemnified by Seller for purposes of Section 8.04. For the avoidance of doubt, the provisions of Section 8.05 shall apply to any such insurance policy.
ARTICLE IX
TAX MATTERS
SECTION 9.01.   Transfer Taxes.
(a)   Transfer Taxes.   Seller and Purchaser shall each be responsible for 50% of all Transfer Taxes. Each of Purchaser and Seller shall cooperate in timely submitting all filings, returns, reports and forms required to be filed with any Taxing Authority in respect of Transfer Taxes. Seller or Purchaser, as applicable, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Transfer Taxes.
SECTION 9.02. Tax Filings and Tax Payments.
(a)   Pre-Closing Tax Returns.   Seller (or its Affiliates) shall prepare and timely file (or cause to be prepared and timely filed) on a basis consistent with existing procedures for preparing such Tax Returns, all

Tax Returns in respect of the Company Group due on or prior to the Closing Date and shall timely pay in full all Taxes of the Company that are due and payable on or before the Closing Date.
(b)   Post-Closing Tax Returns.
(i)   Purchaser or its Affiliates shall cause the Company Group to prepare and timely file (or cause to be prepared and timely filed) on a basis consistent with the Company Group’s existing procedures for preparing such Tax Returns any Tax Return of the Company Group with respect to a Pre-Closing Tax Period due after the Closing Date and pay all Taxes due with respect thereto. Purchaser shall permit Seller to review and comment on any such Tax Return prior to the due date of such Tax Return, and Purchaser shall consider in good faith any reasonable comments by Seller that are submitted in writing prior to the due date of such Tax Return. For the avoidance of doubt, none of Seller or its Affiliates shall be responsible for any such Taxes except as provided pursuant to Article VIII.
(ii)   Seller and Purchaser shall make (or cause any of their respective Affiliates to make) any election available under Law to treat the Closing Date as the end of a relevant Tax Period for each of the members of the Company Group; provided that with respect to any such elections required to be made by Seller prior to the Closing Date, Seller shall provide Purchaser evidence of having made such elections.
(iii)   In the case of any Straddle Tax Period, the amount of any Taxes based on or measured by income, sales, use, receipts, or similar items of the Company Group for the Pre-Closing Tax Period or Post-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes of the Company Group for a Straddle Tax Period shall be allocated to the Pre-Closing Tax Period and the Post-Closing Tax Period by pro-rationing on a per diem basis.
(c)   Cooperation.   Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates and Representatives to reasonably cooperate, in preparing and filing all Tax Returns of the Company Group, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits relating to Taxes with respect to all Pre-Closing Tax Periods and Straddle Tax Periods. Purchaser shall, and shall cause each of its Affiliates (including each member of the Company Group) to, (i) properly retain and maintain such records until such time as Seller agrees that such retention and maintenance is no longer necessary and (ii) allow Seller, its Affiliates and Seller’s and its Affiliates’ respective Representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller’s expense. Notwithstanding anything to the contrary herein, nothing herein shall permit Purchaser to inspect or review or otherwise have any access to the Tax Returns or any supporting information of the Consolidated Tax Group of which Seller is a member before the Closing.
SECTION 9.03.   Tax Withholding.   If any of the payments made by Purchaser, its Affiliates, or its Representatives (including any payment agent and any escrow agent) to Seller pursuant to this Agreement is subject to withholding Tax under Law, Purchaser (or such other applicable withholding agent) shall be entitled to deduct and withhold the amount of such Taxes required to be withheld from such payment (the “Withheld Amount”) by Purchaser (or the relevant Affiliate or Representative) under Law and shall timely remit the Withheld Amount to the proper Taxing Authority, and such payment to Seller shall be reduced by the Withheld Amount. Any Withheld Amount shall for all purposes of this Agreement be treated as having been paid to Seller. If Purchaser determines that any such withholding is required, Purchaser shall use its commercially reasonable efforts to provide notice to Seller at least five Business Days prior to the date on which such payment is to be made, with a written explanation substantiating the requirement to withhold; provided that no such notice is required with respect to United States withholding taxes or backup withholding if Seller fails to furnish the certificates described in Section 2.02(d)(ii).
SECTION 9.04.   Purchase Price Allocation.   Purchaser and Seller agree that, for purposes of Section 1060 of the Code, the Purchase Price and any Liabilities that are treated as assumed by Purchaser for U.S. federal income tax purposes shall be allocated among the assets of the Company Group as set forth on Section 9.04 of the Seller Disclosure Schedule (the “Allocation”), as determined by Purchaser. The

Allocation shall be amended to reflect any adjustments to the Purchase Price or the amount of assumed Liabilities under this Agreement. Each of Seller, Purchaser and their respective Affiliates shall (i) prepare and file their respective Tax Returns (including IRS Form 8594) that are filed after the Closing Date on a basis consistent with the Allocation, (ii) take no position inconsistent with the Allocation in any Tax Proceeding unless otherwise required as a result of a change of Law after the date of this Agreement or a contrary determination within the meaning of Section 1313 of the Code, (iii) notify the respective other Party of any notice from any Taxing Authority disputing or reasonably expected to dispute the Allocation and (iv) use commercially reasonable efforts to defend the Allocation in any Tax Proceeding, unless otherwise required as a result of a change in Law after the date of this Agreement or a contrary determination within the meaning of Section 1313 of the Code.
SECTION 9.05.   Tax Sharing Agreements.   Seller shall cause any Tax Sharing Agreement to which any member of the Company Group is a party to be terminated with respect to each relevant member of the Company Group on or prior to the Closing Date. After the Closing Date, neither Party nor any member of the Company Group shall have any rights or obligations under any such Tax Sharing Agreement with respect to any member of the Company Group, and no payments thereunder shall be permitted to be made on or after the Closing Date with respect to any member of the Company Group.
SECTION 9.06.   Purchaser Tax Acts.   After the Closing, Purchaser and its Affiliates (including the Company Group) shall not, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed) take any of the actions described on Section 9.06 of the Seller Disclosure Schedule.
SECTION 9.07.   Refunds.   Seller shall be entitled to any cash Tax refund (including by way of credit received by the Company Group against any liability for Taxes with respect to a Post-Closing Tax Period in lieu of a cash Tax refund) of any Taxes of the Company Group for any Pre-Closing Tax Period that are owed by the relevant Taxing Authority or actually received as of the third anniversary of the Closing Date, net of any costs and expenses relating thereto (including any additional Tax imposed in connection therewith). Purchaser will, at Seller’s reasonable request and at Seller’s sole expense, cause the relevant entity to use commercially reasonable efforts to obtain any refund or credit to which Seller is entitled.
ARTICLE X
MISCELLANEOUS
SECTION 10.01.   Assignment.   Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned in whole or in part (including by operation of law in connection with a merger or consolidation or conversion) by Purchaser or Seller without the prior written consent of Seller (in the case of Purchaser) or Purchaser (in the case of Seller or the Company Group), which may be withheld in the absolute discretion of the party with such consent right, and any attempt to make any such assignment without such consent shall be null and void; provided, however, that(i) Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Purchaser without the consent of Seller (and any Affiliate of Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to another Affiliate of Purchaser or to Purchaser without the consent of Seller), but must remain liable hereunder, (ii) each of Seller and Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that acquires all or substantially all of such Party’s assets related to this Agreement, whether by merger, stock purchase, asset purchase or otherwise without the consent of the other Party, but, in each case the assigning Party, must remain liable hereunder and the applicable assignee must agree in writing to bound by the terms of this Agreement and the Ancillary Documents applicable to the assigning Party and any remaining obligations of the assigning Party under this Agreement and the Ancillary Documents will be fully assumed by such Person (including by operation of Law, if applicable), (iii) Seller may assign its rights and interests (but not its obligations) under this Agreement to any debt financing sources (or the agents for such debt financing sources) as collateral security without the consent of Purchaser but, in each case, must remain liable hereunder and (iv) Purchaser and its Affiliates may assign their rights and interests (but not their obligations) under this Agreement to any of the Debt Financing Sources (or the agents for the Debt Financing Sources) as collateral security without the consent of Seller, but, in each case, must remain liable hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, executors, administrators and permitted assigns.

SECTION 10.02.   Access Conditions.
(a)   Notwithstanding anything to the contrary contained in Section 2.04, Section 5.02, Section 5.19(a), Section 8.03 or Section 9.02 of this Agreement, each of Seller’s and Purchaser’s obligations to provide documents or information of, or access to, such Party, the Company Group or its Affiliates or their respective Representatives to the other Party or its Affiliates or their respective Representatives under this Agreement, shall be subject to the following conditions: (i) if required by any Third Party from whom access to documents or information of or regarding a member of the Company Group or their Affiliates is requested, the Person requiring such documents, information or access shall have entered into customary access letters (including confidentiality and indemnification provisions); (ii) access shall not unreasonably interfere with the business and operations of the Person from whom access, documents or information is requested; (iii) grant of access or provision documents or information would not be reasonably likely to result in any of the following: (A) breach of a confidentiality obligation to a contractual counterparty, (B) violation of any applicable Laws (without giving effect to the proviso in the definition thereof), (C) waiver of any legal privilege or other similar right (including attorney work product doctrine and attorney-client privilege), as reasonably determined by Purchaser upon the advice of counsel (which may be in-house counsel) or (D) disclosure of any trade secret or other confidential and proprietary information which would reasonably be expected to cause material harm to the disclosing Person; (iv) Seller or any of its Subsidiaries or direct or indirect equityholders, on the one hand, and Purchaser or any of its Affiliates, on the other hand, shall not be adverse parties in a litigation to which such requested information is reasonably pertinent thereto; (v) no Person requesting access may conduct any sampling of environmental media, building materials or otherwise; and (vi) the Party from whom access is sought and its Affiliates shall not be required to make unreimbursed material expenditures to provide documents or information or access to personnel or other Representatives; provided, that in the case of clauses (ii) and (iii) above, the Party from whom access is sought shall, and shall cause its Affiliates to, use commercially reasonable efforts to make alternative arrangements (including to use commercially reasonable efforts to seek any necessary consents from Third Parties) to afford such access and information without violating any Contract or jeopardizing attorney-client or work product privileges including if reasonably requested by the Party from whom access is sought, based on the advice of counsel that such an agreement is necessary or desirable, Purchaser or its Affiliates and Seller or its Affiliates shall enter into a customary joint defense agreement or common interest agreement with respect to any information to be provided.
(b)   Notwithstanding anything to the contrary contained in this Agreement, Purchaser’s obligations to provide documents or information of, or access to, Purchaser, the Company Group or its Affiliates or their respective Representatives to Seller or its Affiliates or their respective Representatives under this Agreement shall be subject to the following additional condition: at the time access, documents or information are provided, Seller and its Affiliates shall not be engaged in any business or activity which competes with the operation of the Business, the Company Group or their Affiliates.
(c)   Notwithstanding anything to the contrary contained in this Agreement, Seller’s obligations to provide documents or information of, or access to, Seller, the Company Group or its Affiliates or their respective Representatives to Purchaser or its Affiliates or their respective Representatives under this Agreement shall be subject to the following additional condition: neither Seller nor any of its Affiliates is under any obligation to disclose to Purchaser or its Representatives any information to the extent related to the sale or divestiture process conducted by Seller and its Affiliates for the Business vis-à-vis any Person other than Purchaser and its Affiliates, or Seller’s or its Affiliates’ and direct or indirect equityholders’ (or their respective Representatives’) evaluation of the Business in connection therewith, including projections, financial and other information relating thereto, except to the extent such information is required in connection with the Information Statement or review thereof.
SECTION 10.03.   No Third-Party Beneficiaries.   Except as provided in Section 5.12 (with respect to the Seller Releasees and Purchaser Releasees), Section 5.16(g) (Financing) (with respect to the Company Group), Section 5.29 (Director and Officer Liability) (with respect to the Indemnified Individuals), Article VIII and Article X(with respect to Purchaser Indemnitees and Seller Indemnitees), Section 10.01 (Assignment), this Section 10.03 (No Third-Party Beneficiaries), Section 10.13 (Specific Performance) and Section 10.14 (Debt Financing Sources) (with respect to the Debt Financing Sources and their Affiliates, successors and assigns), Section 7.03 (Termination Fees) (with respect to Purchaser’s Affiliates, the Debt Financing Sources

and their respective Representatives), Section 10.20 (Non-Recourse) (with respect to the Non-Recourse Parties) and Section 10.21 (Seller Representative Privilege) (with respect to the Seller Group Members), this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder. Nothing in this Agreement shall constitute an amendment to any employee benefit plan, and no employee benefit plan shall be amended absent a separate written amendment that complies with such employee benefit plan’s amendment procedures. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any Party. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
SECTION 10.04.   Expenses.   Regardless of whether the Closing occurs, each of the Parties shall pay its own legal, investment banking, accounting and other fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and the consummation of the transactions contemplated hereby, and any other costs and expenses incurred by such Party, except as otherwise expressly set forth herein, including the definition of “Transaction Expenses.” Expenses incurred in connection with the printing, filing and mailing of the Information Statement shall be borne entirely by Seller.
SECTION 10.05.   Notices.   All notices, demands, waivers and other communications pursuant to this Agreement will be in writing and will be deemed given if delivered personally or delivered by electronic mail or globally recognized express delivery service to the Parties at the addresses set forth below or to such other address as the Party to whom notice is to be given furnished to the other Parties in writing in accordance herewith. Any such notice, demand, waiver or other communication will be deemed to have been delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of electronic mail, on the date of sending (or if not sent on a Business Day, or sent after 5:00 p.m. at the recipient’s local time on a Business Day, on the next Business Day) if no automated notice of delivery failure is received by the sender, and (c) in the case of a globally recognized express delivery service, on the date on which receipt by the addressee is confirmed pursuant to such delivery service’s systems.
(i)   if to Purchaser or, if after the Closing, the Company, to:
Adtalem Global Education Inc.
500 W Monroe, 27th Floor
Attention:
Chaka Patterson, General Counsel
Elisa Davis, Associate General Counsel
and Assistant Secretary

Email:
with a copy (which shall not constitute notice) to:
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, D.C. 20001
Attention:
Catherine J. Dargan
Amy F. Wollensack

Email:
(ii)   if to Seller or, if prior to the Closing, the Company, to:
Laureate Education, Inc.
650 S. Exeter Street
Baltimore, MD 21205
Attention:
Rick Sinkfield

Email:

with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:
Gary I. Horowitz
Sebastian Tiller
Jakob Rendtorff

Email:
SECTION 10.06.   Interpretation.
(a)   In this Agreement, unless the context otherwise requires, references: (i) to the Recitals, Articles, Sections, Exhibits, Seller Disclosure Schedule or Purchaser Disclosure Schedule are to a Recital, Article or Section of, or Exhibit or Seller Disclosure Schedule or Purchaser Disclosure Schedule to, this Agreement; (ii) to any agreement (including this Agreement) or contract are to the agreement or contract as amended, modified, supplemented or replaced from time to time in accordance with the terms thereof (provided that this clause (ii) shall not apply with respect to the Seller Disclosure Schedule or the Purchaser Disclosure Schedule); (iii) to any Law or Educational Law shall be deemed to refer to such Law or Educational Law as amended from time to time and to any rules, regulations or guidance promulgated thereunder, in each case, as of such date; (iv) to any Person include any successor, heir, executor or administrator, as applicable, to that Person or permitted assigns of that Person; and (v) to this Agreement are to this Agreement and the Exhibits, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule to it, taken as a whole. The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated. The terms herein defined in the singular shall have a comparable meaning when used in the plural, and vice versa. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The masculine, feminine and neuter genders used herein shall include each other gender. The terms “dollars” and “$” means dollars of the United States of America. The word “or” is used in the inclusive sense (and/or). The terms “ordinary course” or “ordinary course of business” means a Person’s ordinary and usual course of business, consistent with past practice, including (as applicable) as to frequency, timing, cost or other metrics. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.
(b)   When reference is made in this Agreement to information that has been “made available,” “delivered” or “provided” to Purchaser, such information shall have been (i) contained in the Data Room or (ii) delivered by hand delivery or electronic mail to Purchaser by or on behalf of Seller, in the case of each clauses (i) and (ii), no later than 24 hours prior to the execution of this Agreement, or if less than 24 hours prior to such execution, Purchaser shall have acknowledged receipt and acceptance thereof in writing.
SECTION 10.07.   Severability.   It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.08.   Governing Law.   Subject to Section 10.14, this Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by, and enforced and construed in accordance with, the Laws of the State of Delaware, including its statutes of limitations, without regard to the conflict of Laws rules of such state that would result in the application of the Laws of another jurisdiction.
SECTION 10.09.   Jurisdiction.   Subject to Section 10.14, each Party irrevocably agrees that any Proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall (subject to Section 10.13) be brought exclusively in the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and the appellate courts having jurisdiction thereover (collectively, the “Chosen Courts”), and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the Chosen Courts in personam with respect to any such Proceeding and waives to the fullest extent permitted by Law any objection that it may now or hereafter have that any such Proceeding has been brought in an inconvenient forum.
SECTION 10.10.   Service of Process.   Each Party consents to service of any process, summons, notice or document that may be served in any Proceeding in the Chosen Courts, which service may be made by certified or registered mail, postage prepaid, or as otherwise provided in Section 10.05, to such Party’s address set forth in Section 10.05.
SECTION 10.11.   Waiver of Jury Trial.   EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR DISPUTES RELATING HERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER AND MAKES SUCH WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.
SECTION 10.12.   Amendments and Waivers.   Subject to Section 10.14, this Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by each of Seller and Purchaser or, in the case of a waiver, by or on behalf of the Party waiving compliance. No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement. The waiver by a Party of any right hereunder or of the failure to perform or of a breach by any other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.
SECTION 10.13.   Specific Performance.
(a)   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under this Agreement (including failing to take such actions as are required of them hereunder to consummate the Closing and Seller’s obligations pursuant to Section 5.03 and Section 5.13) in accordance with its specified terms or otherwise breach any provision of this Agreement. The Parties acknowledge and agree that, subject to Section 10.13(b), (a) each Party shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise, this being in addition to any other remedy to which it is entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Purchaser would have entered into this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties acknowledge and agree that a Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such order or injunction.
(b)   Notwithstanding the foregoing or anything to the contrary contained in this Agreement, it is explicitly agreed that Seller shall be entitled to an injunction, specific performance or other equitable remedies to enforce Purchaser’s obligation to consummate the transactions contemplated by this Agreement or to make payments required by Section 2.02(b) solely in the event that each of the following conditions (which shall not apply to the right of Seller to such injunctions, specific performance or other equitable remedies for any other reason) has been satisfied: (i) all conditions in Section 6.01 and Section 6.02 have been satisfied (other than those conditions that by their terms are to be satisfied or waived at the Closing itself, but subject to such conditions being capable of being satisfied at the Closing if the Closing were to occur at such time); (ii) Purchaser shall have failed to consummate the Closing on the date the Closing should have occurred pursuant to Section 2.02(a); (iii) the Debt Financing (including any alternative financing that has been obtained in accordance with Section 5.16(b)) has been funded or would be available and funded at the Closing (or, if such Debt Financing has been funded into escrow, such funds have been or will be released from escrow); and (iv) Seller has irrevocably confirmed in writing to Purchaser that all conditions in Section 6.01 (with respect to Seller) and Section 6.03 have been satisfied or that Seller is waiving any such unsatisfied conditions for the purpose of consummating the Closing, and Seller is ready, willing and able to consummate the Closing and if specific performance is granted and the Debt Financing is funded, then Seller will take such actions that are within its control to cause the Closing to occur. In no event shall Seller be entitled to, or permitted to seek, specific performance directly against any Debt Financing Source. For the avoidance of doubt, Seller may pursue a grant of specific performance as expressly permitted by this Section 10.13 and the payment of the Termination Fee by Purchaser, but under no circumstances shall Purchaser be obligated to both specifically perform the terms of this Agreement to consummate the Closing and pay the Termination Fee in accordance with Section 7.03(a). If Seller brings a Proceeding for specific performance pursuant to this Section 10.13 and a court of competent jurisdiction determines that Purchaser breached this Agreement in connection with its failure to effect the Closing in accordance with this Agreement, but such court declines to enforce specifically the obligations of Purchaser to effect the Closing in accordance with this Agreement, then, in addition to the right of Seller to terminate this Agreement pursuant to Article VII, Seller shall be entitled to pursue all applicable remedies at law, including seeking payment of the Termination Fee in the case of a termination pursuant to Section 7.01(d)(i) or Section 7.01(d)(ii) or other damages, in the case of all other terminations hereunder, as applicable, subject in all cases to the provisions and limitations set forth in Section 7.03 and otherwise in this Agreement.
SECTION 10.14.   Debt Financing Sources.   Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its Affiliates hereby: (i) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court; (ii) agrees that any such Proceeding shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Laws of another state); (iii) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, any Definitive Debt Financing Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (iv) agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 10.10; (v) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court; (vi) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST OR INVOLVING THE DEBT FINANCING SOURCES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER, ANY DEFINITIVE DEBT FINANCING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER; (vii) agrees that none of the Debt Financing Sources will have any Liability to Seller or any of their respective Affiliates or Representatives, any of their respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, any Definitive Debt Financing Agreement or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (viii) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions set forth in Section 7.03, Section 10.01, Section 10.03, Section 10.13 and this Section 10.14; and (ix) Section 7.03, Section 10.01, Section 10.03, Section 10.13 and this Section 10.14 (and any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of the foregoing) may not be amended or waived in a manner that is adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources and any purported amendment or waiver by any Party in a manner that does not comply with this Section 10.14 will be void.
SECTION 10.15.   Joint Drafting.   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.
SECTION 10.16.   Fulfillment of Obligations.   Any obligation of one Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such first Party, shall be deemed to have been performed, satisfied or fulfilled by such first Party.
SECTION 10.17.   Counterparts.   This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by PDF or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.
SECTION 10.18.   Entire Agreement.   The Exhibits, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement. This Agreement, together with the Confidentiality Agreement, the Ancillary Documents and the other documents and instruments specifically referred to herein, all Exhibits, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule, contain the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof.
SECTION 10.19.   No Other Representations or Warranties.
(a)   Purchaser acknowledges that (i) none of Seller, the Company Group or any of their respective Affiliates has made any representation or warranty, expressed or implied, as to the Interests, the Business, Seller, the Company Group, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Interests, the Business, Seller, or the Company Group furnished or made available to Purchaser and its Affiliates and Representatives, except as expressly set forth in Article III or in any certificate delivered hereunder or any other Ancillary Document, (ii) Purchaser has not relied on any representation or warranty from Seller, the Company Group or any of their respective Affiliates in determining to enter into this Agreement, except as expressly set forth in this Agreement or in any certificate delivered hereunder or any other Ancillary Document, and (iii) except as expressly set forth in Article III or in any certificate delivered hereunder or any other Ancillary Document, none of Seller, the Company Group or any of their respective Affiliates shall have or be subject to any Liability to Purchaser or any of its Affiliates or Representatives resulting from the distribution to Purchaser or its Affiliates or Representatives, or Purchaser’s or its Affiliates’ or Representatives’ use of, any such information, including any information, documents or material made available to Purchaser or its Affiliates or Representatives in any Data Room, management presentations or in any other form in expectation of or negotiation of this Agreement and the transactions contemplated hereby.
(b)   Seller acknowledges that (i) none of Purchaser or any of its Affiliates has made any representation or warranty, expressed or implied, as to Purchaser or any of its Affiliates, their financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Purchaser or any of its Affiliates furnished or made available to Seller and its Affiliates and Representatives, except as expressly set forth in Article IV of this Agreement or in any certificate delivered hereunder or any other Ancillary Document, (ii) Seller has not relied on any representation or warranty from Purchaser or any of its Affiliates in determining to enter into this Agreement, except as expressly set forth in Article IV or in any certificate delivered hereunder or any other Ancillary Document and (iii) except as expressly set forth in Article IV or in any certificate delivered hereunder or any other Ancillary Document, none of Purchaser or any of its Affiliates (including the Company Group, following the Closing) shall have or be subject to any Liability to Seller or any of its Affiliates or Representatives resulting from the distribution to Seller or its Affiliates or Representatives, or Seller’s or its Affiliates’ or Representatives’ use of, any such information, including any information, documents or material made available to Seller or its Affiliates or Representatives in any form in expectation of or negotiation of this Agreement and the transactions contemplated hereby.
(c)   Notwithstanding anything in this Section 10.19 to the contrary, nothing in this Section 10.19 shall bar, prevent or serve as a defense to claims for Fraud (or any element thereof).
SECTION 10.20.   Non-Recourse.   Notwithstanding anything to the contrary in this Agreement, all Proceedings, obligations, Liabilities or causes of action (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (c) any breach or violation of this Agreement and (d) any failure of the transactions contemplated hereby to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as Parties to this Agreement subject to the terms and conditions hereof. In furtherance and not in limitation of the foregoing, none of the former, current and future Affiliates, directors, officers, managers, employees, advisors, Representatives, equityholders, members, managers, partners, successors and assigns of any Party or any Affiliate thereof or any former, current and future Affiliate, director, officer, manager, employee, advisor, Representative, equityholder, member, manager, partners, successor and assign of any of the foregoing (collectively, “Non-Recourse Parties”) that is not a Party shall have any Liability for any Liabilities of the Parties for any Proceeding (whether in tort, contract or otherwise) for breach of this Agreement, any Ancillary Document or any documents or instruments delivered herewith or therewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith, none of the Parties shall have any rights of recovery in respect hereof against any Non-Recourse Party that is not a party hereto and no personal Liability shall attach to any Non-Recourse Party that is not a Party through any Party or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or partnership) veil, by or through a Proceeding (whether in tort, contract or otherwise) by or on behalf of a Party against any Non-Recourse Party that is not a Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise. Notwithstanding anything to the contrary in this Section 10.20, nothing in this Section 10.20 shall be deemed to limit any Liabilities of, or claims against, any Party or any party to this Agreement or any Ancillary Document, serve as a waiver of any right on the part of any Party or thereto to initiate any Proceeding permitted pursuant to, and in accordance with the specific terms hereof or thereof.
SECTION 10.21.   Seller Representative Privilege.   Purchaser and Seller acknowledge and agree that the law firms listed on Section 10.21 of the Seller Disclosure Schedule (the “Seller Firms”) have represented Seller in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby, and that Seller, its Subsidiaries and direct and indirect equityholders, and their respective partners, officers, directors, employees and representatives (the “Seller Group Members”) have a reasonable expectation that a Seller Firm will represent them in connection with any claim involving any Seller Group Member, on the one hand, and Purchaser, the Company Group or any of their respective Affiliates and representatives (the “Purchaser Group Members”), on the other hand, arising under this Agreement, the Ancillary Documents or the transactions contemplated hereby. Purchaser hereby, on behalf of itself and the Company Group and the other Purchaser Group Members, irrevocably: (a) acknowledges and agrees that any attorney-client privilege, solicitor-client privilege or other expectation of client confidence (“Attorney-Client Privilege”) arising from communications prior to the Closing between Seller or the Company Group (including any one or more officers, directors, employees or equityholders of the Company Group), on the one hand, and a Seller Firm, on the other hand solely to the extent related to the negotiation, preparation, execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby (such communications, “Privileged Deal Communications”), shall not pass to or be claimed by or vested in the Company Group or the Business and shall instead be deemed property of, and controlled solely by, Seller for the benefit and on behalf of the Seller Group Members; (b) acknowledge and agree that the Seller Group Members shall have the right to retain any such Attorney-Client Privilege solely with respect to the Privileged Deal Communications; (c) agree that no Purchaser Group Member shall have any right to waive any such Attorney-Client Privilege solely with respect to the Privileged Deal Communications; (d) disclaim the right to assert a waiver by any Seller Group Member with regard to such Attorney-Client Privilege solely with respect to the Privileged Deal Communications solely due to the fact that any underlying documentation or information is physically in the possession of the Company Group or the Business after the Closing; (e) agree to waive and not to assert any conflict of interest arising from or in connection with Seller Firm’s representation after the Closing of any Seller Group Member in any claim relating to a Purchaser Group Member or the transactions contemplated hereby due to Seller Firm’s representation of Seller in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Ancillary Documents and (f) consents to the disclosure by any Seller Firm to any Seller Group Member (subject to the obligations and restrictions, including with respect to confidentiality and non-use, set forth in Section 5.03) of any Privileged Deal Communications. Notwithstanding anything to the contrary, if any claim arises after the Closing between any Purchaser Group Member and a Person other than a Seller Group Member, such Purchaser Group Member may assert the attorney-client privilege to prevent disclosure of confidential communications by a Seller Firm to such Person, and such Purchaser Group Member shall not waive such privilege without the prior written consent of Seller; provided, however, that if such Purchaser Group Member is required by judicial order or other legal process to make such disclosure, such Purchaser Group Member shall, to the extent legally permitted, promptly notify Seller in writing of such requirement (prior to making disclosure) and shall provide Seller with such cooperation and assistance as shall be necessary to enable Seller to seek to prevent disclosure by reason of such attorney-client privilege, solicitor-client privilege or other rights of confidentiality. This Section 10.21 is for the benefit of the Seller Group Members and such Persons are intended third-party beneficiaries of this Section 10.21.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.
LAUREATE EDUCATION, INC.
By:	/s/ Eilif Serck-Hanssen
	Name:	Eilif Serck-Hanssen
	Title:	President and Chief Executive Officer
ADTALEM GLOBAL EDUCATION INC.
By:	/s/ Stephen W. Beard
	Name:	Stephen W. Beard
	Title:	Chief Operating Officer
[Signature Page to Membership Interest Purchase Agreement]

Annex B
PERSONAL AND CONFIDENTIAL
September 11, 2020
Board of Directors
Laureate Education, Inc.
650 S. Exeter Street
Baltimore, MD 21202
Lady and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to Laureate Education, Inc. (the “Seller”) of the $1,480,000,000 in cash, subject to adjustment pursuant to Sections 2.01 and 2.04 of the Agreement (as defined below) (collectively, the “Consideration”), to be paid to the Seller pursuant to the Membership Interest Purchase Agreement, dated as of September 11, 2020 (the “Agreement”), by and between Adtalem Global Education Inc. (“Purchaser”) and the Seller in connection with the purchase from the Seller of all of the issued and outstanding limited liability company interests (the “Interests”) of Walden e-Learning, LLC (the “Company”).
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Seller, Purchaser, any of their respective affiliates and third parties, including Wengen Alberta, Limited Partnership, a significant stockholder of the Seller (“Wengen”), and its affiliates and significant equityholders, including Kohlberg Kravis Roberts & Co. L.P. (together with KKR & Co. Inc., “KKR”) and Cohen Private Ventures, LLC (together with CPV Holdings, LLC and Point 72 Asset Management, L.P., “CPV”) and their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Seller in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Seller has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Seller and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunning manager with respect to a public offering of 14,087,500 shares of the Seller’s class A common stock, par value $0.004 per share (the “Seller Common Stock”), on behalf of Wengen, in November 2018; as the Seller’s financial advisor in connection with the sale of the Seller’s institutions in Spain and Portugal in June 2019; and as the Seller’s financial advisor in connection with the pending sale of the Seller’s Australian and New Zealand operations announced in July 2020. We also have provided certain financial advisory and/or underwriting services to KKR and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint lead agent with respect to a bank loan to an affiliate of KKR in connection with its acquisition of Envision Healthcare Corp. (aggregate principal amount $5,350,000,000), in September 2018; as financial advisor to Kohlberg Kravis Roberts & Co. (Asia), an affiliate of KKR, with respect to its acquisition of LCY Chemical Corp. in January 2019; as book manager with respect to the public offering by a fund affiliated with KKR of its 1.625% guaranteed bonds due 2029 (aggregate principal amount €650,000,000), in May 2019; as joint bookrunner with respect to the initial public offering of 20,500,000 shares of common stock of BridgeBio Pharma, Inc., a portfolio company of funds affiliated with KKR, in June 2019; as financial advisor to KKR with respect to the acquisition of OverDrive, Inc. by funds affiliated with KKR, announced in December 2019; as exclusive financial advisor to KKR with respect to the acquisition of Roompot Group by funds affiliated with KKR, announced in June 2020; and as joint bookrunner with respect to the public offering of 23,000,000 shares of 6.00% Series C Mandatory Convertible Preferred Stock issued by an affiliate of KKR in August 2020. We have also provided certain financial advisory and/or underwriting services to CPV and/or its affiliates and portfolio companies from time to time. We may also in the future provide financial advisory and/or underwriting services to the Seller, Purchaser, Wengen, and their respective affiliates and significant equityholders, including KKR, CPV, and their respective affiliates and portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Wengen, KKR, CPV and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Wengen, KKR and CPV from time to time and may do so in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Seller for the five years ended December 31, 2019; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Seller; certain other communications from the Seller to its stockholders; certain publicly available research analyst reports for the Seller; audited consolidated financial statements for the Company Group (as defined in the Agreement) for the years ended December 31, 2018 and December 31, 2019; unaudited consolidated financial statements for the Company Group for the six month period ended June 30, 2020; and certain internal financial analyses and forecasts for the Company Group prepared by the management of the Seller, as approved for our use by the Seller (the “Forecasts”); and certain estimates of the amount of adjustments contemplated by Sections 2.01 and 2.04 of the Agreement, as prepared by the management of the Seller and approved for our use by the Seller (the “Adjustment Estimates”). We have also held discussions with members of the senior managements of the Seller and the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company Group; reviewed the reported price and trading activity for the shares of the Seller Common Stock and the shares of common stock, par value $0.01 per share, of Purchaser; compared certain financial information for the Company Group and certain financial and stock market information for the Seller with similar financial and stock market information for certain other companies the securities of which are publicly traded; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Adjustment Estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Seller. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Seller, the Company or any of their respective subsidiaries or the Company Group and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Seller, the Company or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Seller to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Seller; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Seller, as of the date hereof, of the Consideration to be paid to the Seller for all of the outstanding Interests pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including any ongoing obligations of the Seller or the Company Group, any allocation of the Consideration, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Seller; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Seller or the Company, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the Seller for all of the outstanding

Interests pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of the Seller Common Stock will trade at any time, or as to the potential effects of volatility in the credit, financial and stock markets on the Seller, the Company, Purchaser, or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Seller, the Company or Purchaser or the ability of the Seller, the Company or Purchaser to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Seller in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of the Seller capital stock should vote or act with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid to the Seller for all of the outstanding Interests pursuant to the Agreement is fair from a financial point of view to the Seller.
Very truly yours,
/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)